+As filed with the Securities and Exchange Commission on October 11, 2013

Registration No. 333-190845

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

first federal bancshares of arkansas, inc.

(Exact name of registrant as specified in its charter)

Arkansas	6035	71-0785261
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1401 Highway 62-65 North
Harrison, Arkansas 72601

(870) 741-7641

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Christopher M. Wewers

President and Chief Executive Officer

1401 Highway 62-65 North

Harrison, Arkansas 72601

(870) 741-7641

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Daniel L. Heard Kutak Rock LLP 124 West Capitol Avenue Suite 2000 Little Rock, Arkansas 72201 (501) 975-3000	C. Douglas Buford, Jr. Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. 425 West Capitol Avenue Suite 1800 Little Rock, Arkansas 72201 (501) 688-8866

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)(4)
Common Stock, $.01 par value	6,252,400	Not Applicable	$75,352,000	$10,278

(1)	Represents the maximum number of shares of common stock of First Federal Bancshares of Arkansas, Inc. issuable upon the completion of the merger described in the joint proxy statement/prospectus.
(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rule 457(f)(2) and (f)(3) under the Securities Act. The proposed maximum aggregate offering price is the difference between (a) the aggregate book value of the shares of First National Security Company common stock computed as of June 30, 2013, or $149,352,000 and (b) the aggregate amount of cash to be paid by First Federal Bancshares of Arkansas, Inc. for the outstanding shares of First National Security Company common stock, pursuant to the merger described in the joint proxy statement/prospectus, or $74,000,000.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $136.40 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this joint proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED OCTOBER 11, 2013

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.	FIRST NATIONAL SECURITY COMPANY

Joint Proxy Statement/Prospectus

Merger Proposal – Your Vote is Very Important

6,252,400 Shares of Common Stock, par value $.01 per share of
First Federal Bancshares of Arkansas, Inc.

The boards of directors of First Federal Bancshares of Arkansas, Inc. (“First Federal”) and First National Security Company (“FNSC”) have approved the Agreement and Plan of Merger, dated July 1, 2013 that provides for the combination of the two companies. First Federal and FNSC each believe the combined company will be able to create substantially more shareholder value than could be achieved by the companies individually.

If the merger is completed, and assuming that there are 107,800 shares of FNSC common stock outstanding at the closing, which is the number of shares of FNSC common stock outstanding as of July 1, 2013, each share of FNSC common stock will be converted into the right to receive $686.46 in cash and 58 shares of First Federal common stock. Cash will be paid in lieu of any fractional shares. In connection with the merger, First Federal anticipates that it will issue, in the aggregate, 6,252,400 shares of its common stock and pay $74,000,000 as aggregate cash consideration. The market value of the merger consideration will fluctuate with the market price of First Federal common stock and will not be known at the time FNSC shareholders vote on the merger. First Federal common stock is currently quoted on the NASDAQ Global Market under the symbol "FFBH." On           , the last practicable trading day before the date of this joint proxy statement/prospectus, the closing share price of First Federal common stock was $   per share. We urge you to obtain current market quotations for First Federal.

Following the merger, and assuming approval of a name change by the First Federal shareholders, the combined company will continue under the name Bear State Financial, Inc. with its headquarters in Harrison, Arkansas. The shares of the combined company will continue to be quoted on the NASDAQ Global Market, but with a new ticker symbol – “BSF.” Each share of common stock of First Federal outstanding prior to the merger will continue to exist as a share of the combined company following the merger.

Each of First Federal and FNSC is asking its respective shareholders to approve the merger and the other matters described in the accompanying joint proxy statement/prospectus. The merger cannot be completed unless each of First Federal and FNSC receives the requisite approval from its respective shareholders. The merger must be approved by the affirmative vote of holders of a majority of the outstanding shares of common stock of both First Federal and FNSC.

The Boards of Directors of First Federal and FNSC recommend that you vote “FOR” approval of the merger agreement and the merger.

Shareholders of both First Federal and FNSC are entitled to exercise dissenters’ rights in connection with the merger and, in the case of First Federal, receive the cash fair value of their shares of First Federal common stock in exchange for the surrender of such shares, and in the case of FNSC, receive the cash fair value of their shares of FNSC common stock in lieu of the merger consideration. In order to properly exercise your dissenters’ rights and receive the cash fair value for your shares, you must precisely follow the procedures specified in the Arkansas Business Corporation Act at Ark. Code Ann. §§ 4-27-1301, et seq., which are summarized herein and the relevant portions of which have been excerpted and included as Appendix C to this joint proxy statement/prospectus.

You should read this document and all the appendices carefully. Before making a decision on how to vote, you should consider the “Risk Factors” discussion beginning on page [__] of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated              , 2013, and is first being mailed to First Federal shareholders and FNSC shareholders on or about             , 2013.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

1401 Highway 62-65 North

Harrison, Arkansas 72601

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON               , 2013

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of First Federal Bancshares of Arkansas, Inc. (“First Federal”) will be held at Three Financial Centre, 900 S. Shackleford Rd., Suite 230, Little Rock, Arkansas 72211, at 10:00 a.m., central time, on               , 2013, for the following purposes:

1.     To consider and vote on a proposal to approve the Agreement and Plan of Merger dated July 1, 2013, by and between First Federal and First National Security Company (“FNSC”), as such agreement may be amended from time to time, pursuant to which, among other things, FNSC will be merged with and into First Federal. As a result of the merger, each outstanding share of FNSC will be converted into the right to receive cash and shares of First Federal common stock, as more particularly described elsewhere in this joint proxy statement/prospectus.

2.     To consider and vote on a proposal to amend the articles of incorporation of First Federal to increase the number of authorized shares of First Federal common stock from 30,000,000 to 100,000,000.

3.     To consider and vote on a proposal to amend the articles of incorporation of First Federal to change the name of First Federal to Bear State Financial, Inc.

4.     To consider and vote on a proposal to approve a private placement of 2,531,645 shares of First Federal common stock at a per share price of $7.90 to Bear State Financial Holdings, LLC (“Bear State”), First Federal’s largest shareholder, and to certain members of Bear State individually (the “Private Placement”).

5.     To approve a proposal to grant discretionary authority to the persons named as proxies to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the matters to be voted on at the meeting.

6.     To transact any other business that properly comes before the special meeting of shareholders, or any adjournments or postponements of the special meeting.

The proposed merger, amendments to the articles of incorporation and Private Placement are described in more detail in this joint proxy statement/prospectus, which you should read carefully in its entirety before voting. Only First Federal shareholders of record as of the close of business on               , 2013 are entitled to notice of and to vote at the special meeting of shareholders or any adjournments or postponements of the special meeting.

A holder of First Federal common stock who complies with the provisions of the Arkansas Business Corporation Act (“ABCA”) relating to dissenters’ rights applicable to the merger (Ark. Code Ann. §§ 4-27-1301 et. seq.) is entitled to determination and payment in cash of the “fair value” of their stock pursuant to the relevant provisions of the ABCA, copies of which are included as Appendix C to this joint proxy statement/prospectus.

Whether you attend the special meeting or not, you may revoke a previously granted proxy at any time before it is voted by submitting to the corporate secretary of First Federal a duly executed revocation of proxy bearing a later date or by appearing and voting in person at the special meeting. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy.

Your vote is very important. To ensure your representation at the special meeting of shareholders, please complete, execute and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum. You may revoke your proxy at any time before it is voted.

BY ORDER OF THE FIRST FEDERAL BOARD OF DIRECTORS

/s/ Christopher M. Wewers
Christopher M. Wewers President and Chief Executive Officer

Harrison, Arkansas

              , 2013

THE BOARD OF DIRECTORS OF FIRST FEDERAL BANCSHARES OF ARKANSAS, INC. UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL PROPOSALS PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS.

FIRST NATIONAL SECURITY COMPANY

135 Section Line Road

Hot Springs, Arkansas 71913

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON               , 2013

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of First National Security Company (“FNSC”) will be held at 1010 N. 6th Street, DeQueen, Arkansas 71832, at 10:00 a.m., central time, on               , 2013, for the following purposes:

1.     To consider and vote on a proposal to approve the Agreement and Plan of Merger dated July 1, 2013, by and between First Federal Bancshares of Arkansas, Inc. (“First Federal”) and FNSC, as such agreement may be amended from time to time, pursuant to which, among other things, FNSC will be merged with and into First Federal. As a result of the merger, each outstanding share of FNSC will be converted into the right to receive cash and shares of First Federal common stock, as more particularly described elsewhere in this joint proxy statement/prospectus.

2.     To approve a proposal to grant discretionary authority to the persons named as proxies to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the matters to be voted on at the meeting.

3.     To transact any other business that properly comes before the special meeting of shareholders, or any adjournments or postponements of the special meeting.

The proposed merger is described in more detail in this joint proxy statement/prospectus, which you should read carefully in its entirety before voting. Only FNSC shareholders of record as of the close of business on               , 2013 are entitled to notice of and to vote at the special meeting of shareholders or any adjournments or postponements of the special meeting.

A holder of FNSC common stock who complies with the provisions of the Arkansas Business Corporation Act (“ABCA”) relating to dissenters’ rights applicable to the merger (Ark. Code Ann. §§ 4-27-1301 et. seq.) is entitled to determination and payment in cash of the “fair value” of their stock pursuant to the relevant provisions of the ABCA, copies of which are included as Appendix C to this joint proxy statement/prospectus.

Whether you attend the special meeting or not, you may revoke a previously granted proxy at any time before it is voted by submitting to the corporate secretary of FNSC a duly executed revocation of proxy bearing a later date or by appearing and voting in person at the special meeting. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy.

Your vote is very important. To ensure your representation at the special meeting of shareholders, please complete, execute and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. You may revoke your proxy at any time before it is voted.

BY ORDER OF THE FNSC BOARD OF DIRECTORS

/s/ Daniel C. Horton
Daniel C. Horton President and Chief Executive Officer

Hot Springs, Arkansas

              , 2013

THE BOARD OF DIRECTORS OF FIRST NATIONAL SECURITY COMPANY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND “FOR” GRANTING THE PROXIES THE DISCRETION TO ADJOURN THE SPECIAL MEETING TO A LATER DATE IN ORDER TO SOLICIT FURTHER PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF APPROVAL OF THE MATTERS TO BE VOTED ON AT THE TIME OF THE SPECIAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about First Federal from documents that are filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) but that are not included in or delivered with this joint proxy statement/prospectus. You can obtain copies of First Federal’s documents incorporated by reference in this joint proxy statement/prospectus without charge by requesting them in writing or by telephone from First Federal at the following address:

First Federal Bancshares of Arkansas, Inc.

1401 Highway 62-65 North

P.O. Box 550

Harrison, Arkansas 72601

Attention: John T. Adams, Corporate Secretary

Telephone: (870) 741-7641

Shareholders of First Federal or FNSC requesting copies of First Federal’s documents from First Federal should do so by                     , 2013 in order to receive them before the First Federal or FNSC special meeting.

You may also obtain these documents at the SEC’s website (www.sec.gov) and you may obtain certain of these documents at First Federal’s website (www.ffbh.com) by selecting the tab entitled “Investor Relations” then the tab entitled “SEC Filings.” Other information contained on First Federal’s website is expressly not incorporated by reference into this document.

If you have any questions, or need assistance in completing and returning your proxy, you may contact First Federal or FNSC at the following addresses and telephone numbers, respectively:

First Federal Bancshares of Arkansas, Inc. 1401 Highway 62-65 North P.O. Box 550 Harrison, Arkansas 72602 Attention: John T. Adams, Corporate Secretary Telephone: (870) 741-7641	First National Security Company 135 Section Line Road Hot Springs, Arkansas 71913 Attention: Jason Lenderman Executive Vice President and Secretary Telephone: (501) 525-7999

See “Where You Can Find More Information” on page __.

i

Page

ADDITIONAL INFORMATION	i
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS	1
SUMMARY	7
Parties to the Merger	7
Historic Market Value of Securities	7
What FNSC Shareholders will receive in the Merger	7
Material United States Federal Income Tax Consequences of the Merger	7
FNSC’s Board of Directors Recommends Shareholder Approval of the Merger Agreement	8
First Federal’s Board of Directors Unanimously Recommends Shareholder Approval of the Merger Agreement	8
Authorized Share Amendment	8
Name Change Amendment	8
Private Placement	8
Special Meeting of Shareholders of FNSC	9
Special Meeting of Shareholders of First Federal	9
FNSC Shareholder Vote Required	9
First Federal Shareholder Vote Required	9
FNSC Dissenters’ Rights of Appraisal	10
First Federal Dissenters’ Rights of Appraisal	10
Interests of FNSC Officers and Directors in the Merger	11
Regulatory Approvals Required for the Merger	11
Conditions to the Merger	11
No Solicitation	11
Termination of the Merger Agreement	11
Termination Fee	11
Comparison of Shareholders’ Rights	12
RISK FACTORS	13
Risks Associated with the Merger and the Combined Company	13
Risks Associated with First Federal’s Business	16
Risks Associated with First Federal’s Common Stock	22
UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION	25
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet	26
Unaudited Pro Forma Condensed Combined Consolidated Income Statements	27
Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements	29
COMPARATIVE PER SHARE DATA (UNAUDITED)	32
MARKET PRICE AND DIVIDEND INFORMATION	33
FIRST FEDERAL BANCSHARES OF ARKANSAS, INC. SPECIAL MEETING OF SHAREHOLDERS	34
Matters to be Considered	34
Proxy Card; Revocation of Proxy	34
Solicitation of Proxies	34
Record Date	35
Voting Rights; Quorum Requirements	35
PROPOSAL NO. 1 - APPROVAL AND ADOPTION OF THE MERGER AGREEMENT	35
PROPOSAL NO. 2 - APPROVAL OF THE AUTHORIZED SHARE AMENDMENT	35
PROPOSAL NO. 3 - APPROVAL OF THE NAME CHANGE AMENDMENT	36
PROPOSAL NO. 4 - APPROVAL OF THE PRIVATE PLACEMENT	37
PROPOSAL NO. 5 - ADJOURNMENT OF THE SPECIAL MEETING	38
FIRST NATIONAL SECURITY COMPANY SPECIAL MEETING OF SHAREHOLDERS	39
Matters to be Considered	39
Proxy Card; Revocation of Proxy	39
Solicitation of Proxies	39
Record Date	39
Voting Rights; Quorum Requirements	39
PROPOSAL NO. 1 - APPROVAL AND ADOPTION OF THE MERGER AGREEMENT	40
PROPOSAL NO. 2 - ADJOURNMENT OF THE SPECIAL MEETING	40
THE MERGER	41
Terms of the Merger	41
Background of the Merger	41
FNSC’s Reasons for the Merger; Recommendation of FNSC’s Board of Directors	44
First Federal’s Reasons for the Merger; Recommendation of First Federal’s Board of Directors	44
Interests of Certain Executive Officers and Directors in the Merger	45
Dissenters’ Appraisal Rights	46

(continued)

Page

Resale of First Federal Common Stock	46
Regulatory Approvals Required for the Merger	46
Procedure for Exchanging Certificates	47
The Private Placement	47
The Private Placement – Opinion of First Federal’s Financial Advisor	48
THE MERGER AGREEMENT	51
General	51
Purchase Price; Merger Consideration	51
Conduct of Business Pending the Merger	52
Representations and Warranties	52
Conditions to the Merger	52
Agreement to Not Solicit Other Offers	53
Employee Matters	53
Termination; Amendment	54
Effect of Termination; Termination Fee	54
Fees and Expenses	54
ACCOUNTING TREATMENT	55
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	55
CERTAIN INFORMATION ABOUT FIRST FEDERAL	58
GENERAL	58
BUSINESS	60
REGULATION	64
TAXATION	68
PROPERTIES	70
LEGAL PROCEEDINGS	71
SECURITY OWNERSHIP	71
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRST FEDERAL	73
EXECUTIVE COMPENSATION	102
CERTAIN INFORMATION ABOUT FNSC	106
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FNSC	108
BOARD OF DIRECTORS, MANAGEMENT AND OWNERSHIP OF THE COMBINED COMPANY FOLLOWING THE MERGER	141
Board of Directors and Executive Officers	141
Pro Forma Security Ownership	147
TRANSACTIONS WITH CERTAIN RELATED PERSONS	147
DESCRIPTION OF FIRST FEDERAL CAPITAL STOCK	149
General	149
Transfer Agent and Registrar	149
Common Stock	149
Preferred Stock	149
Anti-Takeover Provisions	149
COMPARISON OF SHAREHOLDERS’ RIGHTS	150
ADJOURNMENT OF THE SPECIAL MEETINGS	154
OTHER MATTERS	154
LEGAL MATTERS	154
EXPERTS	154
SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF SHAREHOLDERS OF FIRST FEDERAL	154
WHERE YOU CAN FIND ADDITIONAL INFORMATION	155
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	155
INDEX TO FINANCIAL STATEMENTS	F-1
Appendix A - Agreement and Plan of Merger
Appendix B - Fairness Opinion of Southard Financial
Appendix C - Ark. Code. Ann. § 4-27-1301, et. seq., regarding Dissenter’s Rights of Appraisal

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

The following are answers to certain questions you may have regarding the special meetings. We urge you to read carefully the remainder of this joint proxy statement/prospectus, including the appendices, because the information in this section may not provide all the information that might be important to you in determining how to vote.

Q:	What are First Federal Bancshares of Arkansas, Inc. (“First Federal”) and First National Security Company (“FNSC”) shareholders being asked to vote upon?

A:	First Federal. The shareholders of First Federal are being asked to consider and vote on the following proposals:

●

Proposal 1 - To consider and vote on a proposal to approve the Agreement and Plan of Merger dated July 1, 2013, by and between First Federal and FNSC, as such agreement may be amended from time to time, pursuant to which, among other things, FNSC will be merged with and into First Federal;

●

Proposal 2 - To consider and vote on a proposal to amend the articles of incorporation of First Federal to increase the number of authorized shares of First Federal common stock from 30,000,000 to 100,000,000 (the “Authorized Share Amendment”);

●	Proposal 3 - To consider and vote on a proposal to amend the articles of incorporation of First Federal to change the name of First Federal to Bear State Financial, Inc. (the “Name Change Amendment”);

●

Proposal 4 - To vote on a proposal to approve a private placement of 2,531,645 shares of First Federal common stock at a per share price of $7.90 to Bear State Financial Holdings, LLC (“Bear State”), First Federal’s largest shareholder, and to certain members of Bear State individually; and

●

Proposal 5 - To approve a proposal to grant discretionary authority to the persons named as proxies to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the matters to be voted on at the meeting.

First Federal shareholders will also transact such other business that may properly come before the First Federal special meeting. As of the date of this joint proxy statement/prospectus, First Federal is not aware of any matters, other than those stated above, that may be brought before the First Federal special meeting.

FNSC. The shareholders of FNSC are being asked to consider and vote on the following proposals:

●

Proposal 1 - To consider and vote on a proposal to approve the Agreement and Plan of Merger dated July 1, 2013, by and between First Federal and FNSC, as such agreement may be amended from time to time, pursuant to which, among other things, FNSC will be merged with and into First Federal; and

●

Proposal 2 - To approve a proposal to grant discretionary authority to the persons named as proxies to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the matters to be voted on at the meeting.

FNSC’s shareholders will also transact such other business that may properly come before the FNSC special meeting. As of the date of this joint proxy statement/prospectus, FNSC is not aware of any matters, other than those stated above, that may be brought before the FNSC special meeting.

Q:	What will happen in the merger?

A:	In the merger, FNSC will be merged with and into First Federal, with First Federal surviving the merger.

Q:	What form of consideration will FNSC shareholders receive as a result of the merger?

A:

If the merger agreement is approved by both the shareholders of First Federal and the shareholders of FNSC and the merger is subsequently completed, the aggregate merger consideration to be paid by First Federal to FNSC shareholders will consist of $74,000,000 in cash and 6,252,400 shares of First Federal common stock. Assuming that there are 107,800 shares of FNSC common stock outstanding at the closing, which is the number of shares of FNSC common stock outstanding as of July 1, 2013, each share of FNSC common stock will be converted into the right to receive $686.46 in cash and 58 shares of First Federal common stock.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:

The value of the merger consideration may fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for First Federal common stock. In the merger, assuming 107,800 shares of FNSC are outstanding, FNSC shareholders will receive 58 shares of First Federal common stock for each share of FNSC common stock they hold. Any fluctuation in the market price of First Federal common stock after the date of this joint proxy statement/prospectus will change the value of the shares of First Federal common stock that FNSC shareholders will receive.

Q:	What are the U.S. federal income tax consequences of the merger to FNSC shareholders?

A:

The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and no gain or loss will be recognized as a result of the merger; however, gain (but not loss) will be recognized by holders of FNSC common stock in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the First Federal common stock and cash received by a U.S. holder of FNSC common stock exceeds such holder’s basis in its FNSC common stock and (2) the amount of cash received by such holder of FNSC common stock.

For further information, see "Material U.S. Federal Income Tax Consequences of the Merger."

The U.S. federal income tax consequences described above may not apply to all holders of FNSC common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	Will the shareholders of First Federal receive any consideration in the merger?

A:

No. The shareholders of First Federal will continue to hold their shares of First Federal common stock after the merger. First Federal will be a substantially larger company after the merger, and existing First Federal shareholders will own a proportionately smaller amount of the combined company. Prior to the merger and the Private Placement, First Federal shareholders, excluding officers, directors and other affiliates, own approximately 21% of the outstanding shares of First Federal common stock. After giving effect to the merger and the Private Placement, existing First Federal shareholders, excluding officers, directors and other affiliates, are expected to own approximately 14% of the combined company’s outstanding common stock, based on the assumptions described in “Board of Directors, Management and Ownership of the Combined Company Following the Merger – Pro Forma Security Ownership” on page [__].

Q:	When do you expect the merger to be completed?

A:

First Federal and FNSC are working to complete the merger during the fourth quarter of 2013, although delays could occur. It is possible that as a result of factors outside of either company's control, the merger may be completed at a later time, or may not be completed at all. Either party may terminate the merger agreement if the merger has not occurred by March 31, 2014. Neither First Federal nor FNSC can assure you when or if the merger will occur. For the merger to be consummated, both First Federal shareholders and FNSC shareholders must first approve the merger agreement at their respective special meetings, First Federal and FNSC must obtain the necessary regulatory approvals, and other conditions specified in the merger agreement must be satisfied.

Q:	When and where will the First Federal and FNSC special meetings be held?

A:

First Federal. The First Federal special meeting is scheduled to take place on , , 2013 at 10:00 a.m., central time, at Three Financial Centre, 900 S. Shackleford Rd., Suite 230, Little Rock, Arkansas 72211.

FNSC. The FNSC special meeting is scheduled to take place on                 ,                   , 2013 at 10:00 a.m., central time, at 1010 N. 6th Street, DeQueen, Arkansas 71832.

Q:	Who is entitled to vote at the special meetings?

A:

First Federal. Holders of First Federal common stock at the close of business on , 2013, the record date for the First Federal special meeting, are entitled to receive notice of the First Federal special meeting and to vote their shares at the First Federal special meeting and any related adjournment or postponement thereof.

FNSC. Holders of FNSC common stock at the close of business on               , 2013, the record date for the FNSC special meeting, are entitled to receive notice of the FNSC special meeting and to vote their FNSC shares at the FNSC special meeting and any related adjournment or postponement thereof.

Q:	What votes are required for approval of the merger agreement?

A:

First Federal. Approval of the merger agreement by First Federal shareholders requires the affirmative vote of the holders of a majority of the shares of First Federal common stock outstanding on the record date at a meeting at which a quorum is present. Bear State, First Federal’s largest shareholder, owns 15,600,962 shares of First Federal common stock, excluding exercisable warrants. These shares represent approximately 78% of the First Federal common stock entitled to vote at the First Federal special meeting. Bear State entered into a voting agreement with FNSC pursuant to which Bear State agreed to vote its shares in favor of the merger agreement. Accordingly, no additional votes in favor of this voting item will be required from other First Federal shareholders at the special meeting to approve the merger agreement.

FNSC. Approval of the merger agreement by FNSC shareholders requires the affirmative vote of the holders of a majority of the shares of FNSC common stock outstanding on the record date at a meeting at which a quorum is present. John H. Hendrix, FNSC’s largest shareholder, owns or controls 60,084 shares of FNSC common stock. These shares represent approximately 56% of the FNSC common stock entitled to vote at the FNSC special meeting. Mr. Hendrix entered into a voting agreement with First Federal pursuant to which he agreed to vote his shares in favor of the merger agreement. Accordingly, no additional votes in favor of this voting item will be required from other FNSC shareholders at the special meeting to approve the merger agreement.

Q:	What regulatory approvals are required in order to consummate the merger?

A:

The consummation of the merger requires the approval of the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956. The payment of dividends by First National Bank, Heritage Bank, and First Federal Bank, which will be used to partially fund the cash portion of the merger consideration, will require the approval of the Office of the Comptroller of the Currency (the “OCC”).

Q:	What vote is required for First Federal shareholders to approve the Authorized Share Amendment and the Name Change Amendment?

A:

In accordance with the ABCA, the affirmative vote of the holders of a majority of the shares of First Federal common stock outstanding on the record date entitled to be cast at a meeting at which a quorum is present is required to approve the Authorized Share Amendment and the Name Change Amendment. Bear State, First Federal’s largest shareholder, has indicated that it will vote its shares of First Federal common stock in favor of the Authorized Share Amendment and the Name Change Amendment, although it is not contractually obligated to do so.

Q:	What vote is required for First Federal shareholders to approve the Private Placement?

A:

In accordance with NASDAQ Listing Rules and interpretations thereof, the affirmative vote of a majority of the total votes cast on the proposal, in person or by proxy, is required to approve the Private Placement. Additionally, approval of the Private Placement is conditioned upon shareholders of First Federal approving the merger agreement. Bear State, First Federal’s largest shareholder, has indicated that it will vote its shares of First Federal common stock in favor of the Private Placement, although it is not contractually obligated to do so.

Q:	What are the quorum requirements for the special meetings?

A:

First Federal. The presence in person or by proxy of First Federal shareholders having a majority of the total votes entitled to be cast by shareholders of First Federal common stock at the First Federal special meeting will constitute a quorum. Shares of First Federal common stock will be counted as present at the First Federal special meeting for purposes of determining whether there is a quorum if such shares are present and voted in person at the First Federal special meeting or if a proxy with respect to such shares has been properly submitted for the First Federal special meeting, without regard to whether the proxy is marked as casting a vote or abstaining from voting. Abstentions will count towards the quorum. Broker non-votes will not be counted toward establishing a quorum, because all proposals to be voted on at the First Federal special meeting are considered “non-routine” matters, meaning that brokers and other nominees will not have authority to vote uninstructed shares and will thus not be deemed present and entitled to vote.

FNSC. The presence in person or by proxy of FNSC shareholders having a majority of the total votes entitled to be cast by shareholders of FNSC common stock at the FNSC special meeting will constitute a quorum. Shares of FNSC common stock will be counted as present at the FNSC special meeting for purposes of determining whether there is a quorum if such shares are present and voted in person at the FNSC special meeting or if a proxy with respect to such shares has been properly submitted for the FNSC special meeting, without regard to whether the proxy is marked as casting a vote or abstaining from voting. Abstentions will count toward the quorum. Broker non-votes will not be counted toward establishing a quorum, however, because all proposals to be voted on at the FNSC special meeting are considered “non-routine” matters.

Q:	How does the board of directors recommend that I vote?

A:	First Federal. The board of directors of First Federal unanimously recommends that the First Federal shareholders vote their shares as follows:

●	Item 1 – FOR the approval of the merger agreement;

●	Item 2 – FOR the Authorized Share Amendment;

●	Item 3 – FOR the Name Change Amendment; and

●	Item 5 – FOR the authority to adjourn or postpone the First Federal special meeting.

An independent special committee of the board of directors of First Federal unanimously recommends that the First Federal shareholders vote their shares as follows:

●	Item 4 – FOR the Private Placement.

FNSC. The board of directors of FNSC recommends that the FNSC shareholders vote their shares as follows:

●	Item 1 – FOR the approval of the merger agreement; and

●	Item 2 – FOR the authority to adjourn or postpone the FNSC special meeting.

Q:	What happens if FNSC shares are transferred after the record date for the FNSC special meeting?

A:

The record date for the FNSC special meeting is earlier than the special meeting and the expected date of completion of the merger. Therefore, if a FNSC shareholder transfers his or her shares of FNSC common stock after the applicable record date, but prior to the merger, that shareholder will retain the right to vote at the FNSC special meeting, but the right to receive the merger consideration will transfer with the shares of FNSC common stock. Therefore, it is very important that any shareholder who sells or transfers his or her shares after the record date vote such shares at the FNSC special meeting as the holder of record for purposes of the FNSC special meeting. The failure to vote these shares will have the same effect as votes against the merger agreement.

Q:	How do I vote?

A:

If your shares are registered in your name, meaning you are the record holder of your shares, you may vote in person at the First Federal or FNSC special meeting, as the case may be, or by proxy without attending the applicable meeting.  Record holders may mark, sign, date, and mail the First Federal or FNSC proxy card, as the case may be, included with this joint proxy statement/prospectus in the enclosed pre-addressed postage-paid envelope.  If you vote by submitting a proxy card, your shares will be voted at the First Federal or FNSC special meeting, as the case may be, in accordance with your instructions.  If you sign and return the proxy card but do not give any instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the respective recommendations of the boards of directors of First Federal and FNSC given below.

If your shares are held by a bank, broker, custodian or other nominee, such bank, broker, custodian or other nominee is deemed the record holder of your shares. If you wish to vote in person at the meeting, you must obtain from your bank, broker, custodian or other nominee, and bring with you to the meeting, a proxy from such record holder issued in your name.  If you do not plan to vote in person at the First Federal or FNSC special meeting, as the case may be, please mark, date, sign, and return the voting instruction form you received from your broker or other nominee with this joint proxy statement/prospectus.  As indicated on the form or other documentation provided by your bank, broker, custodian or other nominee, you may have the choice of voting your shares over the Internet or by telephone as instructed by your broker, bank or other nominee.  To do so, follow the instructions on the form you received from your broker, bank or other nominee.

Q:	What happens if I do not return a proxy card for the special meeting?

A:

First Federal. If a First Federal shareholder fails to return a proxy card, it will have the same effect as a vote against the merger agreement, the Authorized Share Amendment and the Name Change Amendment, unless that First Federal shareholder attends the First Federal special meeting in person and votes for approval of these proposals, because approval of those proposals requires the affirmative approval of the holders of a majority of the outstanding shares of First Federal common stock.

Failure of a First Federal shareholder to return a proxy card for the First Federal special meeting will have no effect on the Private Placement proposal or the vote to approve the authority to adjourn or postpone the First Federal special meeting because the votes required for those proposals is the affirmative vote of a majority of the votes cast. However, approval of the Private Placement is conditioned upon shareholders of First Federal approving the merger agreement.

FNSC. If a FNSC shareholder fails to return a proxy card, it will have the same effect as a vote against the merger agreement, unless that shareholder attends the FNSC special meeting in person and votes for approval of this proposal, because approval of this proposal requires the affirmative approval of the holders of a majority of the outstanding shares of FNSC common stock.

Failure of a FNSC shareholder to return a proxy card for the FNSC special meeting will have no effect on the vote to approve the authority to adjourn or postpone the FNSC special meeting because the vote required for that proposal is the affirmative vote of a majority of the votes cast.

Q:	May I change my vote after I have submitted my proxy card?

A:

Yes, you may change your vote at any time before your proxy is voted at the First Federal or FNSC special meeting, as the case may be, by submitting a new proxy card, by attending the First Federal or FNSC special meeting, as the case may be, and voting your shares in person, or by delivering a written notice to the Secretary of First Federal or FNSC, as the case may be, stating that you revoke your proxy.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with First Federal’s or FNSC’s transfer agent, you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote by proxy or to vote in person at the First Federal or FNSC special meeting, as the case may be.

If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, broker or other nominee is considered the shareholder of record with respect to those shares. Your bank, broker or other nominee has enclosed information about how you, as the beneficial owner, can provide the bank, broker or other nominee with instructions for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the First Federal or FNSC special meeting, as the case may be; however, you may not vote these shares in person at the applicable special meeting unless you obtain a “legal proxy” from your bank, broker, or other nominee that holds your shares, giving you the right to vote the shares at the First Federal or FNSC special meeting, as the case may be.

Q:	If my shares are held in street name by my broker, can my broker vote my shares without instructions from me?

A:

Under New York Stock Exchange Rule 452, which governs all brokers (including those holding NASDAQ-listed securities), brokers are entitled to vote shares held by them for their customers on matters deemed “routine” under applicable rules, even though the brokers have not received voting instructions from their customers.

Brokers, however, may not vote on “non-routine” matters on behalf of their clients in the absence of specific voting instructions.  A broker “non-vote” occurs when a broker’s customer does not provide the broker with voting instructions on “non-routine” matters for shares owned by the customer but held in the name of the broker.  In those instances, the broker cannot vote the uninstructed shares and reports the number of such shares as “non-votes.”

All of the proposals to be voted on at the First Federal special meeting and the FNSC special meeting are considered “non-routine” matters.  Accordingly, a broker may not vote on any of these proposals without instructions from its customer and broker “non-votes” may occur with respect to these proposals.

Q:	How do I vote if I own shares through the First Federal 401(k) Plan?

A:

If you own shares through the First Federal 401(k) Plan, you will receive a voting instruction card that reflects all shares that you may direct the trustee to vote on your behalf under such plan. Under the terms of the First Federal 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares of First Federal common stock credited to his or her account under the First Federal 401(k) Plan. If the First Federal 401(k) Plan trustee does not receive timely voting instructions for the shares of First Federal common stock held in the First Federal 401(k) Plan, the shares for which the trustee does not receive timely instructions will not be voted. The deadline for returning your voting instructions is , 2013.

Q:	Do First Federal shareholders or FNSC shareholders have any dissenters’ rights of appraisal?

A:

Yes. Under Arkansas law, shareholders of both First Federal and FNSC, in connection with the merger, may exercise their rights to demand the payment of the fair value of their shares of common stock. These rights are occasionally referred to as “appraisal rights” in this joint proxy statement/prospectus. The provisions of Arkansas law governing appraisal rights are complex, and you should study them carefully if you wish to exercise these rights. Multiple steps must be taken to properly exercise and perfect such rights. The specific procedures that a shareholder of either First Federal or FNSC must follow in order to properly exercise his or her appraisal rights are listed in the “Summary” section of this joint proxy statement/prospectus on page [__]. A copy of the relevant provisions of the ABCA governing appraisal rights for both First Federal shareholders and FNSC shareholders is included as Appendix C to this joint proxy statement/prospectus.

Q:	Should FNSC shareholders send in their stock certificates now?

A:

No. After the merger is completed, Registrar and Transfer Company, First Federal’s exchange agent, will send you written instructions for exchanging your stock certificates. You should not send your FNSC stock certificates with your proxy card. See “The Merger and the Merger Agreement – Procedure for Exchanging Certificates” beginning on page [___] for additional details on the exchange process.

Q:	Who can help answer my questions?

A:

First Federal. First Federal shareholders should contact John T. Adams, Corporate Secretary at First Federal Bancshares of Arkansas, Inc., 1401 Highway 62-65 North, Harrison, Arkansas 72601, telephone (870) 741-7641 with any questions about the merger or the First Federal special meeting.

FNSC. FNSC shareholders should contact Jason Lenderman at First National Security Company, 135 Section Line Road, Hot Springs, Arkansas 71913, telephone (501) 525-7999 with any questions about the merger or the FNSC special meeting.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, throughout this proxy statement/prospectus, “First Federal” refers to First Federal Bancshares of Arkansas, Inc., “FNSC” refers to First National Security Company, “we,” “us,” and “our” refer collectively to First Federal and FNSC, the “Combined Company” refers to First Federal and FNSC following completion of the merger. “First National Bank” refers to First National Bank (Hot Springs) and “Heritage Bank” refers to Heritage Bank, National Association. Also, we refer to the proposed merger of FNSC with and into First Federal as the “merger,” and the Agreement and Plan of Merger, dated July 1, 2013, by and between First Federal and FNSC as the “merger agreement.”

Parties to the Merger

First Federal Bancshares of Arkansas, Inc. (page [__])

First Federal, an Arkansas corporation, is the parent bank holding company for First Federal Bank, a federally chartered stock savings and loan association. First Federal is a subsidiary of Bear State, which controls First Federal through its ownership of approximately 79% of the common stock of First Federal, assuming full exercise of the warrants held by it. As of and for the six months ended June 30, 2013, First Federal had consolidated total assets of approximately $515.8 million, total deposits of approximately $441.9 million, total common shareholders’ equity of approximately $71.0 million, net income of approximately $387,000 and basic and diluted earnings per share of $0.02.

The principal executive office of First Federal is located at 1401 Highway 62-65 North, Harrison, Arkansas 72601, and its telephone number is (870) 741-7641. First Federal and First Federal Bank also have executive offices in Little Rock, Arkansas.

First National Security Company (page [__])

FNSC is the ultimate parent bank holding company for First National Bank, a federally chartered bank headquartered in Hot Springs, Arkansas and Heritage Bank, National Association, a federally chartered bank headquartered in Jonesboro, Arkansas. As of and for the six months ended June 30, 2013, FNSC had consolidated total assets of approximately $936.5 million, total deposits of approximately $724.0 million, total common shareholders’ equity of approximately $149.4 million, net income of approximately $4.04 million and basic earnings per share of $37.50.

FNSC’s principal executive office is located at 135 Section Line Road, Hot Springs, Arkansas 71913, and its telephone number is (501) 525-7999.

Historic Market Value of Securities (page [__])

On June 28, 2013, the last trading day prior to the date of the merger agreement, the closing trading price for shares of First Federal common stock as reported on the NASDAQ Stock Market was $7.90. The trading range for shares of First Federal common stock during the 52-week period ending on July 1, 2013, the date of the merger agreement, was $7.50 to $10.74 per share. There is currently no established public trading market for the common stock of FNSC.

What FNSC Shareholders will receive in the Merger (page [__])

If the merger is completed, the aggregate merger consideration to be paid by First Federal to FNSC shareholders will consist of $74,000,000 in cash and 6,252,400 shares of First Federal common stock. Assuming that there are 107,800 shares of FNSC common stock outstanding at the closing, which was the number of shares of FNSC common stock outstanding as of July 1, 2013, each share of FNSC common stock will be converted into the right to receive $686.46 in cash and 58 shares of First Federal common stock. Based on a closing stock price of $8.09 per share of First Federal common stock on July 1, 2013, the value of the merger consideration on that date was $124,581,916 in the aggregate, or $1,155.68 per share.

Material United States Federal Income Tax Consequences of the Merger (page [__])

FNSC will not be required to complete the merger unless FNSC has received a legal opinion from its counsel to the effect that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. The opinion will not bind the Internal Revenue Service, which could take a different view.

We expect that, for United States federal income tax purposes, FNSC shareholders generally will not recognize any gain or loss with respect to the exchange of their shares of FNSC common stock for the stock consideration in the merger. FNSC shareholders will, however, have to recognize gain in connection with the cash consideration received in the merger and any cash received in lieu of a fractional share of First Federal common stock.

You should read “Material United States Federal Income Tax Consequences of the Merger” starting on page [__] for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

FNSC’s Board of Directors Recommends Shareholder Approval of the Merger Agreement (page [__])

After careful consideration, the board of directors of FNSC approved the merger agreement. The board of directors of FNSC believes that the merger and the merger agreement are fair to and in the best interests of FNSC and its shareholders, and recommends that you vote “FOR” approval of the merger agreement.

First Federal’s Board of Directors Unanimously Recommends Shareholder Approval of the Merger Agreement (page [__])

After careful consideration, the board of directors of First Federal unanimously approved the merger agreement. The board of directors of First Federal believes that the merger and the merger agreement are fair to and in the best interests of First Federal and its shareholders, and unanimously recommends that you vote “FOR” approval of the merger agreement.

Authorized Share Amendment (page [__])

First Federal’s articles of incorporation currently authorize the issuance of 30,000,000 shares of common stock, par value $.01 per share. As of August 19, 2013, First Federal had 20,041,497 shares of its common stock outstanding and 1,930,269 shares of its common stock reserved for issuance under existing equity awards and reserved for future issuance under the First Federal Bancshares of Arkansas, Inc. 2011 Omnibus Incentive Plan and an aggregate of 1,373,882 shares reserved for issuance under outstanding warrants to purchase First Federal common stock. First Federal anticipates issuing an additional 6,252,400 shares in the merger and 2,531,645 shares in the Private Placement.

In order to have a sufficient number of authorized shares to be issued in the merger and the Private Placement and for the reasons stated in the following sentence, First Federal’s board of directors is asking First Federal’s shareholders to approve a proposal to amend the articles of incorporation of First Federal to increase the number of authorized shares of First Federal common stock from 30,000,000 to 100,000,000. In addition to providing First Federal with a sufficient number of shares to be issued in the merger and the Private Placement, increasing the number of authorized shares to 100,000,000 will enhance future financing flexibility by permitting First Federal to take advantage of favorable market conditions for the sale of additional common stock and to acquire desirable assets or companies using common stock as consideration, and will reduce the likelihood of experiencing a delay in pursuing such opportunities. The increase in authorized shares will also allow First Federal to issue stock for other corporate purposes, such as attracting and retaining qualified employees. First Federal currently has no plans to issue any shares of its common stock other than as described in this joint proxy statement/prospectus.

Name Change Amendment (page [__])

First Federal’s board of directors is asking First Federal’s shareholders to approve a proposal to amend the articles of incorporation of First Federal to change its name to Bear State Financial, Inc. If approved, the name change will become effective at or following the closing of the merger. In connection with the name change, First Federal intends to change its ticker symbol from “FFBH” to “BSF.” Following the name change and ticker symbol change, the shares of common stock will continue to trade on the NASDAQ Global Market.

Private Placement (page [__])

In order to raise additional capital to fund a portion of the cash consideration to be paid in the merger, First Federal proposed a private placement of common stock to certain accredited investors, including Bear State and certain members of Bear State individually (the “Private Placement”). First Federal also proposed entering into commitment letter agreements with five members of Bear State acting independently of one another (the “Investors”), whereby such Investors would “backstop” the Private Placement and agree to purchase the common stock in the event First Federal was unable to cause the Private Placement to be fully subscribed or obtain financing from other sources. In exchange for these commitments, the Investors would be issued in the aggregate warrants to purchase 177,215 shares of common stock with an exercise price of $7.90 per share. The board engaged Southard Financial to opine on the fairness from a financial viewpoint of the Private Placement, the commitment letters and the warrants. The board also designated a special committee of directors (the “Special Committee”) to consider and evaluate the fairness of the Private Placement, the commitment letters and the warrants, with authority to ultimately approve the transactions if the Special Committee determined the transactions to be fair and in the best interests of First Federal’s shareholders.

On July 1, 2013, prior to the board’s approval of the merger agreement, the Special Committee deliberated the fairness of the Private Placement and related transactions and unanimously approved them and subsequent thereto, First Federal accepted the commitments of the Investors.  In exchange for their commitments, the Investors were issued the warrants as described above on August 13, 2013. On August 23, 2013, First Federal entered into a subscription agreement with Bear State for the purchase and sale of 2,291,593 shares of common stock. First Federal also entered into a registration rights agreement with Bear State, which provided Bear State with customary registration rights with respect to the shares it has agreed to purchase in the Private Placement. First Federal intends to utilize the commitments of the Investors to backstop the remaining 240,052 shares to be purchased in the Private Placement. First Federal anticipates the closing of the Private Placement will occur immediately prior to the closing of the merger.

Special Meeting of Shareholders of FNSC (page [__])

FNSC will hold a special meeting of its shareholders on              , 2013, at 10:00 a.m., central time, at 1010 N. 6th Street, DeQueen, Arkansas 71832. At the special meeting of shareholders, FNSC shareholders will be asked to vote to approve the merger agreement.

You may vote at the special meeting of shareholders if you owned shares of FNSC common stock at the close of business on the record date,               , 2013. On that date, there were 107,800 shares of FNSC common stock outstanding and entitled to vote at the special meeting of shareholders. You may cast one vote for each share of FNSC common stock you owned on the record date.

Even if you expect to attend the special meeting of shareholders, FNSC recommends that you promptly complete and return your proxy card in the enclosed return envelope.

Special Meeting of Shareholders of First Federal (page [__])

First Federal will hold a special meeting of its shareholders on                   , 2013, at 10:00 a.m., central time, at Three Financial Centre, 900 S. Shackleford Rd., Suite 230, Little Rock, Arkansas 72211. At the special meeting of shareholders, First Federal shareholders will be asked to vote to approve the merger agreement, the Authorized Share Amendment, the Name Change Amendment and the Private Placement.

You may vote at the special meeting of shareholders if you owned shares of First Federal common stock at the close of business on the record date,                   , 2013. On that date, there were                 shares of First Federal common stock outstanding and entitled to vote at the special meeting of shareholders. You may cast one vote for each share of First Federal common stock you owned on the record date.

Even if you expect to attend the special meeting of shareholders, First Federal recommends that you promptly complete and return your proxy card in the enclosed return envelope.

FNSC Shareholder Vote Required (page [__])

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of FNSC common stock outstanding and entitled to vote at the special meeting. Because the required vote is based upon the outstanding shares of FNSC common stock, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the merger.

John H. Hendrix, FNSC’s largest shareholder, owns or controls 60,084 shares of FNSC common stock. These shares represent approximately 56% of the FNSC common stock entitled to vote at the FNSC special meeting. Mr. Hendrix entered into a voting agreement with First Federal pursuant to which he agreed to vote his shares in favor of the merger agreement. Accordingly, no additional votes in favor of this voting item will be required from other FNSC shareholders at the special meeting to approve the merger agreement.

Approval of any proposal to adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies, requires the affirmative vote of the holders of a majority of shares of FNSC common stock that are voted, either in person or by proxy, at the special meeting.

First Federal Shareholder Vote Required (page [__])

Approval of the merger agreement, approval of the Authorized Share Amendment and approval of the Name Change Amendment require the affirmative vote of the holders of a majority of the shares of First Federal common stock outstanding and entitled to vote at the special meeting. Because the required vote is based upon the outstanding shares of First Federal common stock, broker non-votes, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the merger agreement, the Authorized Share Amendment or the Name Change Amendment.

Approval of the Private Placement requires the affirmative vote of a majority of the total votes cast on the proposal. Broker non-votes, a failure to vote or a vote to “ABSTAIN” will have no effect on the outcome of a vote to approve the Private Placement. Additionally, approval of the Private Placement is conditioned upon shareholders of First Federal approving the merger agreement.

Approval of any proposal to adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies, requires the affirmative vote of the holders of a majority of shares of First Federal common stock that are voted, either in person or by proxy, at the special meeting.

Bear State, First Federal’s largest shareholder, owns 15,600,962 shares of First Federal common stock, excluding exercisable warrants. These shares represent approximately 78% of the First Federal common stock entitled to vote at the First Federal special meeting. Bear State entered into a voting agreement with FNSC pursuant to which Bear State agreed to vote its shares in favor of the merger agreement. Accordingly, no additional votes in favor of this voting item will be required from other First Federal shareholders at the special meeting to approve the merger agreement. Additionally, Bear State has indicated that it will vote its shares of First Federal common stock in favor of the Authorized Share Amendment, the Name Change Amendment and the Private Placement although it is not contractually obligated to do so.

FNSC Dissenters’ Rights of Appraisal (page [__] and Appendix C)

If you are a FNSC shareholder and you follow the procedures prescribed by the Arkansas Business Corporation Act (“ABCA”), you may dissent from the merger and receive the fair value of your shares of FNSC common stock as determined pursuant to those procedures. To perfect your appraisal rights, you must precisely follow the procedures specified in the ABCA at Ark. Code Ann. §§ 4-27-1301, et. seq., which are summarized herein and the relevant portions of which have been excerpted and included as Appendix C to this joint proxy statement/prospectus.

In order to perfect your appraisal rights and receive payment as a dissenting shareholder, you must:

●	deliver to FNSC before the FNSC special meeting written notice of your intent to demand payment for your shares if the merger is effectuated;

●	not vote your shares in favor of the merger; and

●	make a written demand for payment of the fair value of your shares following the FNSC special meeting in accordance with the requirements of Ark. Code Ann. § 4-27-1323.

If you (i) fail to provide notice of dissent to the merger, (ii) vote in favor of the merger or (iii) fail to make a written demand for payment of fair value in accordance with the requirements of Ark. Code Ann. § 4-27-1323, you will be bound by the terms of the merger and the merger agreement, and your shares of FNSC common stock will be converted into the right to receive the merger consideration. While a vote in favor of the merger will waive your appraisal rights, a failure to vote against the merger will not constitute a waiver of your appraisal rights.

The value of dissenting shares will be determined, as of the time immediately before effectuation of the merger, by FNSC (or First Federal as the successor thereto). If a dissenting shareholder objects to such valuation, the shareholder may provide FNSC its estimate of the fair value of its shares and demand payment for such amount. After receipt of such demand, FNSC may either (i) pay the dissenting shareholder the amount demanded by him or (ii) within 60 days of such receipt, petition a court to determine the fair value of the shares. If FNSC fails to take either of the foregoing actions within 60 days of such receipt, it shall pay the dissenting shareholder the amount demanded by such shareholder.

If you comply with the appraisal rights requirements, the fair value of your FNSC shares, determined in the manner described above, and which may be more or less than the value of the merger consideration you would have received in the merger had you not dissented, will be paid to you in cash. This cash payment will be fully taxable to you.

First Federal Dissenters’ Rights of Appraisal (page [__] and Appendix C)

If you are a First Federal shareholder and you follow the procedures prescribed by the ABCA, you may dissent from the merger and receive the fair value of your shares of First Federal common stock as determined pursuant to those procedures. To perfect your appraisal rights, you must precisely follow the procedures specified in the ABCA at Ark. Code Ann. §§ 4-27-1301, et. seq., which are summarized herein and the relevant portions of which have been excerpted and included as Appendix C to this joint proxy statement/prospectus.

In order to perfect your appraisal rights and receive payment as a dissenting shareholder, you must:

●	deliver to First Federal before the First Federal special meeting written notice of your intent to demand payment for your shares if the merger is effectuated;

●	not vote your shares in favor of the merger; and

●	make a written demand for payment of the fair value of your shares following the First Federal special meeting in accordance with the requirements of Ark. Code Ann. § 4-27-1323.

If you (i) fail to provide notice of dissent to the merger, (ii) vote in favor of the merger or (iii) fail to make a written demand for payment of fair value in accordance with the requirements of Ark. Code Ann. § 4-27-1323, you will be bound by the terms of the merger and the merger agreement. While a vote in favor of the merger will waive your appraisal rights, a failure to vote against the merger will not constitute a waiver of your appraisal rights.

The value of dissenting shares will be determined, as of the time immediately before effectuation of the merger, by First Federal. If a dissenting shareholder objects to such valuation, the shareholder may provide First Federal its estimate of the fair value of its shares and demand payment for such amount. After receipt of such demand, First Federal may either (i) pay the dissenting shareholder the amount demanded by him or (ii) within 60 days of such receipt, petition a court to determine the fair value of the shares. If First Federal fails to take either of the foregoing actions within 60 days of such receipt, it shall pay the dissenting shareholder the amount demanded by such shareholder.

If you comply with the appraisal rights requirements, the fair value of your First Federal shares, determined in the manner described above, will be paid to you in cash. This cash payment will be subject to taxation. If you fail to exercise your appraisal rights in accordance with the above-described statutes, you will continue to hold shares of First Federal common stock.

Interests of FNSC Officers and Directors in the Merger (page [__])

In considering the recommendation of the board of directors of FNSC to approve the merger, you should be aware that certain of the executive officers and directors of FNSC have financial interests in the merger that are in addition to their interests as FNSC shareholders.

John Hendrix, Ian Robert Vaughan and Daniel Horton will serve on the board of directors of First Federal and Jason Lenderman and Steve May will serve as executive officers of First Federal. In addition, following the effective date of the merger, First Federal agreed to indemnify each present and former officer and director of FNSC to the fullest extent as presently provided under FNSC’s organizational documents for any claim against such present and former officers and directors in their capacities as such. Additionally, officers and directors of FNSC currently are covered by liability insurance for certain acts and omissions in their capacity as officers and/or directors of FNSC. This insurance coverage will be continued by First Federal for a period of time after the merger for acts and omissions of such persons in their capacity as officers and/or directors of FNSC occurring before the merger.

Regulatory Approvals Required for the Merger (page [__])

To complete the merger, the parties must receive the prior approval of the Board of Governors of the Federal Reserve System (“FRB”). The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between fifteen (15) and thirty (30) days following any approval of a federal banking agency to challenge the approval on antitrust grounds. The payment of dividends by First National Bank, Heritage Bank, and First Federal Bank, which will be used to partially fund the cash portion of the merger consideration, will require the approval of the OCC.

Conditions to the Merger (page [__])

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

●	Holders of a majority of the outstanding shares of common stock of First Federal and FNSC must have approved the merger agreement and the merger;

●	all regulatory approvals and consents must have been obtained, and all waiting periods required by law must have expired or been terminated; and

●

certain other conditions customary for agreements of this sort, such as the accuracy of representations and warranties subject to the materiality standards set forth in the merger agreement, the compliance in all material respects by the parties with their obligations under the merger agreement, and the non-existence of a material adverse effect (as such term is defined in the merger agreement).

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

No Solicitation (page [__])

Both First Federal and FNSC have agreed, subject to certain limited exceptions, not to engage in discussions with another party regarding a business combination with such other party while the merger is pending.

Termination of the Merger Agreement (page [__])

First Federal and FNSC may mutually agree at any time to terminate the merger agreement without completing the merger, even if First Federal shareholders and the FNSC shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the merger agreement before closing under specified circumstances, including if the merger is not consummated by March 31, 2014, if the required regulatory approvals are not received or if the other party breaches its representations, warranties or covenants in the merger agreement in a material respect and such breach cannot be or has not been cured within the applicable cure period.

Termination Fee (page [__])

In certain circumstances, if the merger has not been consummated by March 31, 2014 and either party consummates a competing transaction on or before March 31, 2015, the party to the competing transaction shall pay the other party a termination fee in the amount of $3,000,000.

Both First Federal and FNSC agreed to the mutual termination fee arrangement in order to induce the other party to enter into the merger agreement. The termination fee requirement may discourage other companies from trying or proposing to combine with First Federal or FNSC before the merger is completed.

Comparison of Shareholders’ Rights (page [__])

The rights of FNSC shareholders after the merger who continue as shareholders of the Combined Company will continue to be governed by Arkansas law. After the merger is completed, the articles of incorporation and bylaws of First Federal, rather than the articles of incorporation and bylaws of FNSC, will govern the rights of shareholders of the Combined Company. Material differences between the organizational documents of the First Federal and FNSC are explained in “Comparison of Shareholders’ Rights” on page [__].

RISK FACTORS

In addition to the general investment risks and other information contained in this joint proxy statement/prospectus, including the matters addressed under the section titled “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus.

Risks Associated with the Merger and the Combined Company

Because the value of First Federal common stock may fluctuate between now and the effective time of the merger, FNSC shareholders cannot be sure of the value of the shares of First Federal common stock they will receive in the merger.

Because First Federal is issuing a fixed number of shares in the merger, any change in the value of First Federal common stock prior to completion of the merger will affect the value of the shares of First Federal common stock that FNSC shareholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in First Federal’s business, operations and prospects, regulatory considerations and others that influence the market value of equity securities generally. Many of these factors are beyond First Federal’s control. Accordingly, at the time of the special meeting, FNSC shareholders will not be able to determine the exact value of shares of First Federal common stock they will receive upon completion of the merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated, any of which could prevent completion of the merger or reduce the anticipated benefits from the merger.

As a condition to First Federal’s and FNSC’s respective obligations to complete the merger, the approval of various regulators must be obtained. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger and the Merger Agreement—Regulatory Approvals for the Merger.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay its receipt. Regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the Combined Company following the merger, any of which might have an adverse effect on the Combined Company following the merger. Depending on their nature and extent, any objections, conditions or restrictions of regulatory authorities may jeopardize or delay completion of the merger or may lessen the anticipated potential benefits of the merger.

If FNSC is required to recognize a goodwill impairment loss, the amount of its net income will be reduced.

FNSC may be required to recognize a goodwill impairment loss if the value of the merger consideration is less than the carrying value of FNSC’s net assets, including goodwill.  Generally accepted accounting principles require that a company’s goodwill be tested for impairment when an event occurs or circumstances change including when it becomes more-likely-than-not that a company will be sold. An impairment charge may result if the price to be received in a sale of the company is less than the carrying value of the company’s net assets.  By way of example: At August 19, 2013, the total merger consideration to be paid by First Federal (based on a $9.51 stock price for First Federal Stock on such date) was $133.5 million. The carrying value of FNSC’s net assets, including goodwill as of June 30, 2013, as reflected on its balance sheet, was $149.4 million. Because the merger consideration is less than the carrying value of net assets, a goodwill impairment test would be required to be performed to measure the amount of impairment loss, if any.  If an impairment charge is required, it could result in a significant reduction in FNSC’s net income.

FNSC will be subject to business uncertainties and contractual restrictions while the merger is pending, which may adversely affect its reputation, business prospects and results of operations.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on FNSC and consequently, if the merger is completed, on the Combined Company. These uncertainties may impair FNSC’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with FNSC to seek to change existing business relationships with FNSC. In addition, the merger agreement restricts FNSC from making certain acquisitions and taking other specified actions until the merger occurs without the consent of First Federal. These restrictions may prevent FNSC from pursuing attractive business opportunities that may arise prior to the completion of the merger.

The merger may result in a loss of First Federal or FNSC employees and the Combined Company may be unable to attract, retain and integrate suitable replacements, which could harm the Combined Company’s business reputation and prospects or reduce the anticipated benefits from the merger.

Neither First Federal nor FNSC has entered into any employment or retention agreement with any of its officers or employees. Accordingly, each officer and employee of First Federal and FNSC are deemed at-will employees whose employment may be terminated at any time without any penalty, liability or severance obligation. Retention of employees of First Federal and FNSC may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the Combined Company. Similarly, despite its best efforts to retain quality employees, the Combined Company might lose some of First Federal’s or FNSC’s employees following the merger. For example, FNSC employees may not want to work for a publicly-traded company instead of a privately-held company or may not want to assume different duties, positions and compensation. The Combined Company’s future performance will depend in part on the continued service of certain employees, including key members of FNSC’s and First Federal’s management teams. Competitors may recruit employees prior to the merger and during integration, as is common in mergers of financial institutions. As a result, employees of First Federal or FNSC could leave with little or no prior notice, and the Combined Company may be unable to attract, retain and integrate employees following the merger.

The Combined Company may fail to realize the anticipated cost savings or any other benefits from the merger.

First Federal and FNSC entered into the merger agreement with the expectation that the merger will result in benefits to the Combined Company, including cost savings. Although First Federal estimates that it will realize cost savings of approximately $500,000 annually (excluding one-time costs and expenses associated with the merger with FNSC) from the merger, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, future business developments may require the Combined Company to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on the Combined Company’s ability to combine the businesses of First Federal and FNSC in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or the Combined Company is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

First Federal and FNSC will incur significant, non-recurring merger-related transaction and integration costs in connection with the merger, which could adversely affect either company’s financial condition and results of operations.

Both First Federal and FNSC have incurred and will continue to incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, such as the cost and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. These costs must be expensed as incurred under United States generally accepted accounting principles, or “GAAP,” and must be recognized even if the merger is not completed. Although First Federal believes that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses of First Federal and FNSC, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Combining First Federal and FNSC may be more difficult, costly or time-consuming than expected, and failure to do so quickly and efficiently could reduce the Combined Company’s profitability, affect its stock price and either delay or prevent realization of many of the potential benefits of the merger.

The success of the Combined Company following the merger may depend in large part on the ability to integrate the businesses and cultures of First Federal and FNSC and their subsidiary banks. If First Federal and FNSC are not able to integrate their operations efficiently and timely, the expected benefits of the merger may not be realized. It is possible that the integration process following completion of the merger could result in the loss of key employees, disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect the Combined Company’s ability to maintain relationship with First Federal’s or FNSC’s existing customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause First Federal and FNSC to lose customers. The Combined Company may be required to spend additional time and money on operating compatibility, which could otherwise be spent on developing the Combined Company’s business. If First Federal and FNSC do not integrate operations effectively or efficiently, it could harm the Combined Company’s business, financial condition and results of operations.

Results of the Combined Company may materially differ from the pro forma information presented in this joint proxy statement/prospectus, which could negatively impact the market value of the Combined Company’s stock.

Results of the Combined Company may be materially different from those shown in the unaudited pro forma condensed combined financial information presented in this joint proxy statement/prospectus, which are presented for illustrative purposes only, are not necessarily indicative of what the Combined Company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated, and are based on various assumptions and preliminary estimates. The actual financial condition and results of operations of the Combined Company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial information. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate. Any potential decline in the Combined Company's financial condition or results of operations may cause significant variations in the stock price of the Combined Company.

FNSC and First Federal shareholders will have a reduced ownership and voting interest after the merger and completion of First Federal’s capital raising transactions, and will exercise less influence over management.

FNSC shareholders currently have the right to vote in the election of the board of directors of FNSC and on other matters affecting FNSC. The merger will significantly reduce the influence of FNSC shareholders. When the merger occurs, each FNSC shareholder will become a shareholder of the Combined Company with a percentage ownership of the Combined Company much smaller than such shareholder’s current percentage ownership of FNSC. Additionally, in connection with the merger, First Federal intends to complete the Private Placement that will result in additional shares of First Federal common stock being issued. After giving effect to the merger and consummation of the Private Placement, former FNSC shareholders are expected to hold approximately 22% of the Combined Company’s then-outstanding common stock, based on the assumptions described in “Board of Directors and Management of the Combined Company Following the Merger—Pro Forma Security Ownership.” Because of this, FNSC shareholders will have less influence on the management and policies of the Combined Company than they now have on the management and policies of FNSC.

Similarly, after the merger and the Private Placement, existing First Federal shareholders will have a percentage ownership of the Combined Company that is much smaller than such shareholders’ current percentage ownership of First Federal. After giving effect to the merger and consummation of the Private Placement, existing First Federal shareholders, other than the affiliates of First Federal, are expected to hold approximately 14% of the Combined Company’s then-outstanding common stock, while existing affiliates of First Federal are expected to hold approximately 63% of the Combined Company’s then-outstanding common stock. Because of this, existing non-affiliate First Federal shareholders will have less influence on the management and policies of the Combined Company after the merger than they now have on the management and policies of First Federal. The foregoing percentages are based on the assumptions described in “Board of Directors and Management of the Combined Company Following the Merger—Pro Forma Security Ownership.”

First Federal shareholders may experience dilution of their share ownership if the proposal to increase the number of authorized shares of First Federal common stock is approved.

As of August 19, 2013, First Federal had 20,041,497 shares of common stock outstanding and 3,304,151 shares of common stock reserved for issuance under outstanding equity awards, outstanding warrants, and for future equity awards. First Federal anticipates issuing 6,252,400 additional shares of common stock in the merger and 2,531,645 additional shares in the Private Placement. First Federal shareholders are being asked to approve an amendment to First Federal’s articles of incorporation that would increase the number of authorized shares of common stock, $.01 par value, from 30,000,000 to 100,000,000. This increase in authorized shares of common stock would allow for the issuance of shares in the merger and the Private Placement, and would also provide First Federal with the flexibility to issue more shares in the future without requiring further shareholder approval, which might cause dilution to First Federal shareholders. First Federal has no present plans to issue shares of common stock other than as provided in this proxy statement/prospectus.

The price of the Combined Company’s common stock and its results of operations may be affected by factors different from, or may be affected differently by, those currently affecting the price of First Federal’s common stock and its results of operations or FNSC’s results of operations.

First Federal’s and FNSC’s businesses are different in certain ways, and First Federal’s results of operations, as well as the price of its common stock, may be affected by factors different from those affecting FNSC’s results of operations. Additionally, common factors that currently affect each company may have a different effect on each of their businesses. Following the merger, the Combined Company, its results of operations and the market price of its common stock will be affected by these factors and will be exposed to new or increased risks. As a result, the price of the Combined Company’s common stock may fluctuate significantly following the merger, including as a result of factors over which it has no control. For a discussion of risks associated with First Federal’s business, see “Risk Factors—Risks Associated with First Federal’s Business” below, and with FNSC’s business, see “Risk Factors—Risks Associated with FNSC’s Business” below.

If the merger does not constitute a reorganization under Section 368(a) of the Internal Revenue Code, then FNSC shareholders may be responsible for payment of additional U.S. federal income taxes.

Notwithstanding the legal opinion issued to FNSC by its counsel, the U.S. Internal Revenue Service may determine that the merger does not qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. In that case, and if the Internal Revenue Service was to prevail in that position, each FNSC shareholder would recognize a gain or loss equal to the difference between (i) the fair market value of the First Federal common stock and cash received by the shareholder in the merger and (ii) the shareholder’s adjusted tax basis in the shares of FNSC common stock exchanged therefor. Even if the merger qualifies as a tax-free reorganization, FNSC shareholders will recognize immediate gain on the cash portion of the consideration received in the merger.

The management of First Federal may be required to dedicate significant time and effort to the merger with FNSC and the integration of FNSC into First Federal, all of which may divert their attention from other business concerns of and their responsibility to First Federal.

The merger will cause the management of First Federal to focus a portion of its time and energies on matters related to the merger that otherwise would be directed to the business and operations of First Federal. Any significant diversion of management’s attention could affect First Federal’s ability to service existing business and develop new business and adversely affect the earnings of First Federal.

If the merger is not completed, First Federal’s and FNSC’s businesses may be adversely affected.

The merger agreement may be terminated prior to the closing, before or after approval by FNSC and/or First Federal shareholders, for various reasons, which could have negative consequences for either First Federal or FNSC, or both. For example, First Federal’s or FNSC’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, First Federal and FNSC would have to recognize merger related expenses incurred prior to the termination of the merger, which could adversely affect either company’s financial condition and results of operations. Additionally, if the merger agreement is terminated, the market price of First Federal’s common stock could decline to the extent that the current market prices reflect an assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, including circumstances involving consummation of a competing transaction, First Federal or FNSC may be required to pay to the other party a termination fee of $3,000,000.

Certain officers and directors of FNSC have potential conflicts of interest in the merger.

FNSC shareholders should be aware of potential conflicts of interest and the benefits available to FNSC officers and directors when considering FNSC’s board of directors’ recommendation to approve the merger. Certain officers, directors and employees of FNSC will become officers, directors or employees of the Combined Company after completion of the merger. Other interests include rights to indemnification and directors and officers insurance following the merger. Although the members of each of FNSC’s and First Federal’s board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger, you should understand that some of the directors and officers of FNSC, First National Bank and Heritage Bank will receive benefits in connection with the merger that you will not receive.

The Combined Company may not be able to manage future growth and competition in its target markets, which could adversely affect its results of operations, financial condition and stock price.

Following consummation of the merger, the Combined Company will be a larger financial institution and will serve a much larger market area. For example, the merger will result in a significant expansion of First Federal’s operations into southwestern and northeastern Arkansas, where it does not currently operate any offices. The Combined Company may not be able to successfully compete in these markets or to successfully achieve growth or manage additional growth. An inability to achieve growth, or an inability to effectively manage growth, could adversely affect the Combined Company’s results of operations, financial condition and stock price.

Neither the First Federal board nor the FNSC board obtained a fairness opinion in determining whether or not to proceed with the merger, and the boards’ assessment of the fairness of the merger from a financial point of view to the shareholders of First Federal and FNSC, respectively, may prove incorrect.

In analyzing the merger to determine fairness to the shareholders, the FNSC board conducted significant due diligence on First Federal. The board did not request, and therefore did not obtain, a fairness opinion to assist in its determination. While it is customary to obtain a fairness opinion from an independent financial advisor, such opinions are not the only way to evaluate fairness. The FNSC board believes that because of the financial skills and background of its directors, the FNSC board was qualified to conclude that the merger is fair from a financial perspective to FNSC’s shareholders. The FNSC board may be incorrect in its assessment of the fairness of the merger from a financial point of view to the shareholders of FNSC.

The First Federal board believes that because of the financial skills and background of its directors, the First Federal board was qualified to conclude that the merger is fair from a financial perspective to First Federal’s shareholders.  Accordingly, the First Federal board did not request, and therefore did not obtain, a fairness opinion to assist it in its determination, despite the fact that fairness opinions are commonly obtained by the boards of directors of companies involved in merger transactions.  The First Federal board may be incorrect in its assessment of the fairness of the business combination from a financial point of view to the shareholders of First Federal. If the board is incorrect in its assessment, shareholders may not receive the anticipated benefits of the merger.

The fairness opinion issued to the First Federal board regarding the fairness from a financial perspective of the Private Placement, the commitment letters and the warrants has not been and is not expected to be updated to reflect any changes in circumstances that may have occurred since the date it was issued.

The First Federal board engaged Southard Financial, LLC to opine on the fairness from a financial perspective of the Private Placement, the commitment letters and the warrants. For a description of the Private Placement and the opinion of Southard Financial, see “The Merger and the Merger Agreement—The Private Placement” and “The Merger and the Merger Agreement—The Private Placement – Opinion of First Federal’s Financial Advisor.” Southard Financial’s fairness opinion speaks only as of the date it was issued. Changes in the operations and prospects of First Federal, general market and economic conditions and other factors which may be beyond the control of First Federal, and on which the fairness opinion was based, may have altered the value of First Federal or the market price of First Federal common stock by the time the Private Placement is completed. Southard Financial has no obligation to update, revise or reaffirm its opinion to reflect subsequent developments, and neither the First Federal board nor the Special Committee has the present intent to ask Southard Financial to update its opinion. Accordingly, the opinion will not address the fairness of the Private Placement, the commitment letters and the warrant from a financial point of view at the time the Private Placement is completed.

Risks Associated with First Federal’s Business

Future bank failures across the country could significantly increase FDIC premiums.

Difficult economic conditions in recent years have resulted in higher bank failures and expectations of future bank failures. In the event of a bank failure, the FDIC takes control of a failed bank and ensures payment of deposits up to insured limits using the resources of the Deposit Insurance Fund (“DIF”). The FDIC is required by law to maintain adequate funding of the DIF, and the FDIC may increase premium assessments to maintain such funding. Recent bank failures have substantially depleted the insurance fund of the FDIC and reduced the fund’s ratio of reserves to insured deposits.  If the FDIC elects to increase deposit insurance premiums and assessments, noninterest expense could increase significantly.

Future bank failures in local markets could cause increased and bulk sales of bank-owned properties, reducing the value of our real estate owned (“REO”), resulting in additional losses, costs and expenses that may negatively affect First Federal’s operations.

Future bank failures or an increase in the number of troubled banks in First Federal Bank’s geographic regions could adversely impact the value of our REO. Declines in the housing market during recent years, with decreasing home prices and increasing delinquencies and foreclosures, have negatively impacted the credit performance of real estate loans and resulted in significant write-downs of assets by many financial institutions in our markets.  Future bank failures or an increase in the number of troubled banks in the areas in which First Federal Bank operates could exacerbate these conditions. Such effects may be particularly pronounced in a market like Northwest Arkansas with reduced real estate values and excess inventory, which may make the disposition of REO properties more difficult, increase maintenance costs and expenses, and reduce First Federal’s ultimate realization from any REO sales. At June 30, 2013 and December 31, 2012, First Federal had $12.0 million and $16.7 million of REO, respectively. While First Federal’s REO and REO-related expenses are trending downward due to a decrease in the amount of First Federal’s REO properties and First Federal management believes that general economic conditions in its market areas have been improving, a slowing or reverse in this economic recovery or future weakness in the housing market, particularly in Northwest Arkansas, could reduce the value of First Federal’s existing REO. Additionally, if such conditions materialize, the number of properties comprising First Federal’s REO portfolio could increase. If the amount of First Federal’s REO properties or real estate owned by other banks in our market areas increases, First Federal’s losses and the costs and expenses of maintaining our REO would likely increase. Any additional increase in losses, and maintenance costs and expenses due to REO could have a material adverse impact on First Federal’s business, results of operations and financial condition.

Concentrations of loans in Northwest Arkansas may increase risk.

First Federal’s success depends primarily on the general economic conditions in its primary market areas – Northwest and North central Arkansas. As of June 30, 2013, approximately 66% of First Federal’s total loans receivable consisted of loans collateralized by real estate located in a six county region in northern Arkansas. Accordingly, the local economic conditions in Northwest and North central Arkansas have a significant impact on the ability of borrowers to repay loans as well as First Federal’s ability to originate new loans. As such, a decline in real estate valuations in this market could lower the value of the collateral securing those loans.

FNSC’s loan portfolio consists primarily of loans collateralized by real estate located in Northeast and Southwest Arkansas. After giving pro forma effect to the merger, the geographic concentration of real estate loans of the Combined Company will still be primarily concentrated within the state of Arkansas, but will be diversified among different regions of the state.

The current economic environment poses significant challenges for us and could continue to adversely affect First Federal’s financial condition and results of operations.

First Federal is operating in a challenging and uncertain economic environment, including generally uncertain national and local conditions.  Financial institutions continue to be affected by declines in the real estate market and constrained financial markets in recent years.  These declines, especially in the housing market, with falling home prices and increasing foreclosures and unemployment, resulted in significant write-downs of asset values by First Federal Bank and other financial institutions.  Additional or recurring declines in real estate values, home sales volumes, and financial stress on borrowers as a result of the uncertain economic environment could have an adverse effect on First Federal Bank’s borrowers or their customers, which could adversely affect First Federal’s financial condition and results of operations.  A worsening of these conditions would likely exacerbate the adverse effects on First Federal and others in the financial services industry.  For example, further deterioration in local economic conditions in First Federal’s markets could drive losses beyond that which is provided for in its allowance for loan and lease losses or could require further write-downs of First Federal Bank’s REO.  First Federal may also face the following risks in connection with these events:

●

Economic conditions in First Federal Bank’s markets that negatively affect housing prices and the job market have resulted, and may continue to result, in deterioration in credit quality of First Federal Bank’s loan portfolio, and such deterioration in credit quality has had, and could continue to have, a negative impact on First Federal’s business and financial condition.

●	Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates on loans and other credit facilities.

●

The processes First Federal uses to estimate the allowance for loan and lease losses may no longer be reliable because they rely on complex judgments, including forecasts of economic conditions, which may no longer be capable of accurate estimation.

●

First Federal Bank’s ability to assess the creditworthiness of its customers may be impaired if the processes and approaches it uses to select, manage, and underwrite its customers become less predictive of future charge-offs.

●

First Federal has faced and expects to continue to face increased regulation of its industry, and compliance with such regulation has increased and may continue to increase its costs, limit its ability to pursue business opportunities, and increase compliance challenges.

As these conditions or similar ones continue to exist or worsen, First Federal could experience continuing or increased adverse effects on its financial condition and results of operations.

First Federal Bank has an elevated percentage of nonperforming loans and classified assets relative to total assets.  If the allowance for loan and lease losses is not sufficient to cover actual loan losses, results of operations will be adversely affected.

At June 30, 2013, nonperforming loans totaled $13.7 million, representing 4.0% of total loans and 2.7% of total assets. At June 30, 2013, real estate owned totaled $12.0 million or 2.3% of total assets. As a result, First Federal’s total nonperforming assets amounted to $25.7 million or 5.0% of total assets at June 30, 2013. Further, assets classified by management as substandard, including nonperforming loans and real estate owned, totaled $30.2 million, representing 5.9% of total assets.  At June 30, 2013, the allowance for loan and lease losses was $13.2 million, representing 96.5% of nonperforming loans.  In the event loan customers do not repay their loans according to their terms and the collateral securing the payment of these loans is insufficient to pay any remaining loan balance, significant loan losses could result, which could have a material adverse effect on First Federal’s financial condition and results of operations.

Management maintains an allowance for loan and lease losses based upon, among other things:

●	historical experience;

●	repayment capacity of borrowers;

●	an evaluation of local, regional and national economic conditions;

●	regular reviews of delinquencies and loan portfolio quality;

●	collateral evaluations;

●	current trends regarding the volume and severity of problem loans;

●	the existence and effect of concentrations of credit; and

●	results of regulatory examinations.

Based on these factors, management makes various assumptions and judgments about the ultimate collectability of the respective loan portfolios.  The determination of the appropriate level of the allowance for loan and lease losses inherently involves a high degree of subjectivity and management must make significant estimates of current credit risks and future trends, all of which may undergo material changes. In addition, the Board of Directors and the OCC periodically review the allowance for loan and lease losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs. The OCC’s judgments may differ from management.  While management believes that the allowance for loan and lease losses is adequate to cover current losses, management may determine that an increase in the allowance for loan and lease losses is needed or regulators may require an increase in the allowance. Either of these occurrences could materially and adversely affect First Federal’s financial condition and results of operations.

A portion of the loan portfolio is related to commercial real estate, construction, commercial business and consumer lending activities and certain loans are secured by vacant or unimproved land. Uncertainties related to these lending activities may negatively impact these loans and could adversely impact results of operations.

As of June 30, 2013, approximately 48% of loans were related to commercial real estate and construction projects. Commercial real estate and construction lending generally is considered to involve a higher degree of risk than single family residential lending due to a variety of factors, including generally larger loan balances, the dependency on successful completion or operation of the project for repayment, the difficulties in estimating construction costs and loan terms that often do not require full amortization of the loan over its term and, instead, provide for a balloon payment at stated maturity.  The loan portfolio also includes commercial business loans to small- and medium-sized businesses, which generally are secured by various equipment, machinery and other corporate assets, and a variety of consumer loans, including automobile loans, deposit account secured loans and unsecured loans.  Although commercial business loans and consumer loans generally have shorter terms and higher interest rates than mortgage loans, they generally involve more risk than mortgage loans because of the nature of, or in certain cases the absence of, the collateral which secures such loans.  In addition, a portion of the loan portfolio is secured by vacant or unimproved land.  Loans secured by vacant or unimproved land are generally more risky than loans secured by improved one- to four-family residential property.  Since vacant or unimproved land is generally held by the borrower for investment purposes or future use, payments on loans secured by vacant or unimproved land will typically rank lower in priority to the borrower than a loan the borrower may have on their primary residence or business.  These loans are susceptible to adverse conditions in the real estate market and local economy.  Uncertainties related to these lending activities could result in higher delinquencies and greater charge-offs in future periods, which could adversely affect our financial condition or results of operations.

First Federal and First Federal Bank operate in a heavily regulated environment, and that regulation could limit or restrict our activities and adversely affect First Federal’s financial condition.

The financial services industry is highly regulated and subject to examination, supervision, and comprehensive regulation by various federal and state agencies, including the OCC, the FRB and the FDIC.  Compliance with these regulations is costly and may restrict some of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates and locations of offices.  The regulators’ interpretation and application of relevant regulations are beyond our control and may change rapidly and unpredictably.  Banking regulations are primarily intended to protect depositors.  These regulations may not always be in the best interest of investors.

In light of current conditions in the global financial markets and the global economy, regulators have increased their focus on the regulation of the financial services industry. Over the past several years, the U.S. financial regulators responding to directives of the Obama Administration and Congress have intervened on an unprecedented scale. New legislative proposals continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including with respect to compensation, interest rates and the effect of bankruptcy proceedings on consumer real property mortgages. Further, federal and state regulatory agencies may adopt changes to their regulations and/or change the manner in which existing regulations are applied. Management cannot predict the substance or effect of pending or future legislation or regulation or the application of laws and regulation to First Federal or First Federal Bank. Compliance with current and potential regulation and scrutiny may significantly increase costs, impede the efficiency of internal business processes, require us to increase regulatory capital and limit our ability to pursue business opportunities in an efficient manner by requiring us to expend significant time, effort and resources to ensure compliance. Additionally, evolving regulations concerning executive compensation may impose limitations that affect our ability to compete successfully for executive and management talent.

In addition, given the current economic and financial environment, our regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, certain risk management or other operational practices for financial services companies in a manner that impacts our ability to implement our strategy and could affect us in substantial and unpredictable ways and could have an adverse effect on our business, financial condition and results of operations. Furthermore, the regulatory agencies have discretion in their interpretation of the regulations and laws and their interpretation of the quality of our loan portfolio, securities portfolio and other assets. If any regulatory agency’s assessment of our asset quality differs from ours, additional charges may be required that would have the effect of materially reducing our earnings, capital ratios and stock price.

The U.S. Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) on July 21, 2010, which includes sweeping changes in the banking regulatory environment.  The Dodd-Frank Act changed our primary regulator and may, among other things, restrict or increase the regulation of certain business activities and increase the cost of doing business. While many of the provisions in the Dodd-Frank Act are aimed at larger financial institutions, and some will affect only institutions with different charters or institutions that engage in different activities, it will likely increase First Federal and First Federal Bank’s regulatory compliance burden and may have other adverse effects, including increasing the costs associated with regulatory examinations and compliance measures. First Federal and First Federal Bank are closely monitoring all relevant sections of the Dodd-Frank Act to ensure continued compliance with laws and regulations. While the ultimate effects of the Dodd-Frank Act on First Federal and First Federal Bank is still undetermined, the law is likely to result in increased compliance costs, higher fees paid to regulators, and possible operational restrictions.

Further, the U.S. Congress and state legislatures and federal and state regulatory authorities continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including interpretation and implementation of statutes, regulation or policies, including the Dodd-Frank Act, could affect First Federal or First Federal Bank in substantial and unpredictable ways, including limiting the types of financial services and products offered or increasing the ability of non-banks to offer competing financial services and products. While management cannot predict the regulatory changes that may be borne out of the current economic crisis, and cannot predict whether First Federal or First Federal Bank will become subject to increased regulatory scrutiny by any of these regulatory agencies, any regulatory changes or scrutiny could increase or decrease the cost of doing business, limit or expand permissible activities, or affect the competitive balance among banks, credit unions, savings and loan associations and other institutions. Management cannot predict whether additional legislation will be enacted and, if enacted, the effect that it, or any regulations, would have on the business, financial condition or results of operations of First Federal and First Federal Bank.

First Federal and First Federal Bank could be materially and adversely affected if any of our officers or directors fails to comply with bank and other laws and regulations.

First Federal and First Federal Bank are subject to extensive regulation by U.S. federal and state regulatory agencies and face risks associated with investigations and proceedings by regulatory agencies, including those that we may believe to be immaterial. Like any corporation, we are also subject to risk arising from potential employee misconduct, including non-compliance with policies. Any interventions by authorities may result in adverse judgments, settlements, fines, penalties, injunctions, suspension or expulsion of our officers or directors from the banking industry or other relief. In addition to the monetary consequences, these measures could, for example, impact our ability to engage in, or impose limitations on, certain businesses. The number of these investigations and proceedings, as well as the amount of penalties and fines sought, has increased substantially in recent years with regard to many firms in the industry. Significant regulatory action against First Federal or First Federal Bank or its officers or directors could materially and adversely affect First Federal and First Federal Bank’s business, financial condition or results of operations or cause significant reputational harm.

Changes in interest rates could have a material adverse effect on First Federal Bank’s profitability and asset values.

The operations of financial institutions such as First Federal Bank are dependent to a large extent on net interest income, which is the difference between the interest income earned on interest earning assets such as loans and investment securities and the interest expense paid on interest bearing liabilities such as deposits and borrowings.  Changes in the general level of interest rates can affect net interest income by affecting the difference between the weighted average yield earned on interest earning assets and the weighted average rate paid on interest bearing liabilities, or interest rate spread, and the average life of interest earning assets and interest bearing liabilities.  Changes in interest rates also can affect our ability to originate loans; the value of our interest earning assets; our ability to obtain and retain deposits in competition with other available investment alternatives; and the ability of borrowers to repay adjustable or variable rate loans.  Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control.

As of June 30, 2013, First Federal Bank estimates that its one-year cumulative repricing gap position was a positive 3% of total assets and the one-year ratio of interest earning assets to interest bearing liabilities was 106% with both measures including assumptions for loan prepayments. Based on these measures, First Federal Bank estimates a limited impact on earnings for various interest rate change scenarios. Floating or adjustable rate loans made up approximately 41% of the $345 million of total loans receivable.  Fixed rate loans of approximately 59% of total loans receivable had a weighted average remaining contractual term of approximately 4.8 years. Significant composition changes in our rate sensitive assets or liabilities could result in a more unbalanced position and then interest rate changes could have a material impact on our earnings.  In addition, earnings may be adversely affected during any period of changes in interest rates due to a number of factors including among other items, call features and interest rate caps and floors on various assets and liabilities, prepayments, the current interest rates on assets and liabilities to be repriced in each period, and the relative changes in interest rates on different types of assets and liabilities.

In addition a significant and prolonged increase in interest rates could have a material adverse effect on the fair value of the investment securities portfolio classified as available for sale and, accordingly, shareholders’ equity.  At June 30, 2013 First Federal had $48.2 million of investment securities, all of which were classified as available for sale which resulted in recording a net unrealized loss of $169,000.  Based on market rates at June 30, 2013 it was estimated that a 200 basis point increase in rates would have resulted in an approximate 4.6% decrease in the fair value of the securities.

First Federal Bank may incur increased employee benefit costs which could have a material adverse effect on its financial condition and results of operations.

First Federal Bank is a participant in the multiemployer Pentegra DB Plan (the “Pentegra DB Plan”).  Since the Pentegra DB Plan is a multiemployer plan, contributions of participating employers are commingled and invested on a pooled basis without allocation to specific employers or employees. Assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other participating employers. In addition, if a participating employer stops contributing to the plan, the unfunded obligations of the multiemployer plan may be borne by the remaining participating employers.

On April 30, 2010, the Board of Directors of First Federal Bank elected to freeze the Pentegra DB Plan effective July 1, 2010, eliminating all future benefit accruals for participants in the Pentegra DB Plan and closing the Pentegra DB Plan to new participants as of that date. The Pentegra DB Plan is noncontributory and prior to July 1, 2010 covered substantially all employees. Since July 1, 2010, First Federal Bank has continued to incur costs consisting of administration and Pension Benefit Guaranty Corporation insurance expenses as well as amortization charges based on the funding level of the Pentegra DB Plan.  The level of amortization charges is determined by the Pentegra DB Plan’s funding shortfall, which is determined by comparing the Pentegra DB Plan’s liabilities to the Pentegra DB Plan’s assets.  Net pension expense was approximately $218,000 for the six months ended June 30, 2013, and approximately $566,000 and $630,000 for the years ended December 31, 2012 and 2011, respectively, and contributions to the Pentegra DB Plan totaled $991,000 and $139,000 for the years ended December 31, 2012 and 2011, respectively. There were no contributions to the Pentegra DB Plan for the six months ended June 30, 2013. Future pension funding requirements, and the timing of funding payments, are also subject to changes in legislation. Based on factors that influence the levels of plan assets and liabilities, such as the level of interest rates and the performance of plan assets, it is reasonably possible that events could occur that would materially change the estimated amount of First Federal Bank’s required contribution in the near term. Additionally, if First Federal Bank were to terminate its participation in the Pentegra DB Plan, First Federal Bank could incur a significant withdrawal liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

First Federal and First Federal Bank face strong competition that may adversely affect profitability.

First Federal and First Federal Bank are subject to vigorous competition in all aspects and areas of our business from banks and other financial institutions, including commercial banks, savings and loan associations, savings banks, finance companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies, and with non-financial institutions, including retail stores that maintain their own credit programs and governmental agencies that make available low cost or guaranteed loans to certain borrowers.  Many of our competitors are larger financial institutions with substantially greater resources, lending limits, and larger branch systems. These competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services.  Competition from both bank and non-bank organizations will continue. Our inability to compete successfully could adversely affect profitability, which, in turn, could have a material adverse effect on our financial condition and results of operations.

An inability to make technological advances may reduce First Federal and First Federal Bank’s ability to successfully compete.

The banking industry is experiencing rapid changes in technology.  In addition to improving customer services, effective use of technology increases efficiency and enables financial institutions to reduce costs.  As a result, First Federal and First Federal Bank’s future success will depend in part on the ability to address customers’ needs by using technology.  First Federal and First Federal Bank may be unable to effectively develop new technology-driven products and services and may be unsuccessful in marketing these products to our customers.  Many competitors have greater resources to invest in technology. Any failure to keep pace with technological change affecting the financial services industry could have a material adverse impact on First Federal and First Federal Bank’s business, financial condition and results of operations.

First Federal and First Federal Bank are subject to security and operational risks relating to technology that could damage our reputation and our business.

Security breaches in internet banking activities could expose First Federal and First Federal Bank to possible liability and reputational damage.  Any security compromise could also deter customers from using internet banking services that involve the transmission of confidential information.  First Federal and First Federal Bank rely on standard internet security systems to provide the security and authentication necessary to effect secure transmission of data.  These precautions and security measures may not protect systems from compromises or breaches that could result in reputational damage.  Additionally, First Federal and First Federal Bank outsource data processing to a third party.  If the third party provider encounters difficulties or if First Federal and First Federal Bank have difficulty in communicating with such third party, it could significantly affect our ability to adequately process and account for customer transactions, which could significantly affect our business operations.  First Federal Bank has never incurred a material security breach nor encountered any significant down time with our outsourced partners. The occurrence of any failures, interruptions or security breaches of our systems could damage our reputation, result in loss of customer business, subject us to additional regulatory scrutiny or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Risks Associated with First Federal’s Common Stock

The trading volume of First Federal’s common stock is lower than that of other financial services companies and the market price of our common stock may fluctuate significantly, which can make it difficult to sell shares of First Federal’s common stock at times, volumes and prices attractive to our shareholders.

First Federal’s common stock is listed on the NASDAQ Global Market under the symbol “FFBH.” The average daily trading volume for shares of our common stock is lower than larger financial institutions and an active trading market may not develop or be sustained after the merger.  Because the trading volume of our common stock is lower, and thus has substantially less liquidity than the average trading market for many other publicly traded companies, sales of our common stock may place significant downward pressure on the market price of our common stock.  In addition, market value of thinly traded stocks can be more volatile than stocks trading in an active public market.

The market price of our common stock has been volatile in the past and may fluctuate significantly as a result of a variety of factors, many of which are beyond our control.  These factors include, in addition to those described elsewhere in this registration statement:

●	actual or anticipated quarterly or annual fluctuations in our operating results, cash flows and financial condition;
●	changes in earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;
●	speculation in the press or investment community generally or relating to our reputation or the financial services industry;
●	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;
●	fluctuations in the stock price and operating results of our competitors;
●	future issuances or re-sales of our equity or equity-related securities, or the perception that they may occur;
●	proposed or adopted regulatory changes or developments;
●	anticipated or pending investigations, proceedings, or litigation or accounting matters that involve or affect us;
●	domestic and international economic factors unrelated to our performance; and
●	general market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, the stock markets in general have experienced extreme price and volume fluctuations, and market prices for the stock of many companies, including those in the financial services sector, have experienced wide price fluctuations that have not necessarily been related to operating performance.  This is due, in part, to investors’ shifting perceptions of the effect of changes and potential changes in the economy on various industry sectors.  This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their performance or prospects.  These broad market fluctuations may adversely affect the market price of our common stock, notwithstanding our actual or anticipated operating results, cash flows and financial condition.  First Federal expects that the market price of our common stock will continue to fluctuate due to many factors, including prevailing interest rates, other economic conditions, our operating performance and investor perceptions of the outlook for First Federal and First Federal Bank specifically and the banking industry in general.

As a result of the lower trading volume of First Federal’s common stock and its susceptibility to market price volatility, shareholders may not be able to resell their shares at times, volumes or prices they find attractive.

Bear State Financial Holdings, LLC holds a controlling interest in First Federal’s common stock and may have interests that differ from the interests of other shareholders.

Bear State currently owns approximately 79% of First Federal’s common stock, assuming full exercise of the outstanding warrants held by it. After giving effect to the merger and consummation of the expected capital raising transactions (in which Bear State will participate), it is expected Bear State will hold approximately 63% of the Combined Company’s outstanding common stock. As a result, Bear State is able to control the election of directors, to determine corporate and management policies and determine the outcome of any corporate transaction or other matter submitted to First Federal shareholders for approval. Such transactions may include mergers and acquisitions, sales of all or some of First Federal’s assets or purchases of assets, and other significant corporate transactions. Bear State also has sufficient voting power to amend our organizational documents.

The interests of Bear State may differ from those of First Federal’s other shareholders, and it may take actions that advance its interests to the detriment of other shareholders. Additionally, Bear State is in the business of making investments in or acquiring financial institutions and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with First Federal. Bear State may also pursue, for its own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to First Federal.

This concentration of ownership could also have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination that could be favorable to the other holders of First Federal’s common stock, and the market price of First Federal’s common stock may be adversely affected by the absence or reduction of a takeover premium in the trading price.

As a controlled company, First Federal is exempt from certain NASDAQ corporate governance requirements, and holders of its common stock may not have all the protections that these rules are intended to provide.

First Federal’s common stock is currently listed on the NASDAQ Global Market. NASDAQ generally requires a majority of directors to be independent and requires independent director oversight over the nominating and executive compensation functions. However, under NASDAQ’s rules, if an individual or another entity owns more than 50% of the voting power for the election of directors of a listed company, that company is considered a “controlled company” and is exempt from rules relating to independence of the board of directors and the compensation and nominating committees. First Federal is a controlled company because Bear State owns more than 50% of the voting power for the election of directors. Accordingly, First Federal is exempt from certain corporate governance requirements, and holders of First Federal’s common stock may not have all the protections that these rules are intended to provide. Notwithstanding First Federal’s exemption from these requirements, six of the nine current directors of First Federal are deemed to be independent in accordance with NASDAQ listing requirements. Following consummation of the merger and the Private Placement, Bear State will continue to own more than 50% of the voting stock of First Federal.

The future price of First Federal common stock may be less than the price at which you received it in the merger, and you may not be able to sell your shares at a price equal to or greater than such price or at all.

The market value of the First Federal common stock may decline to a price less than the price at which you received it in the merger. If this occurs, you may not be able to sell your shares at a price equal to or greater than price at which you received your shares in the merger or at all.

Shares of First Federal common stock are not an insured deposit and are subject to substantial investment risk.

Investments in First Federal common stock are not a savings or deposit account or other obligation of its subsidiary bank and will not be insured or guaranteed by the FDIC or any other governmental agency. Investment in First Federal common stock is inherently risky for the reasons described in this "RISK FACTORS" section, elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference, and is subject to the same market forces that affect the market price of common stock of any company. As a result, you may lose some or all of your investment.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated financial statements as of and for the six months ended June 30, 2013 and for the year ended December 31, 2012 combine the historical consolidated financial statements of First Federal and FNSC. The unaudited pro forma condensed combined consolidated financial statements give effect to the proposed merger and the Private Placement as if such transactions occurred on June 30, 2013 with respect to the pro forma combined consolidated balance sheet, and on January 1, 2012, with respect to the pro forma combined consolidated income statements.

The notes to the unaudited pro forma combined consolidated financial statements describe the pro forma amounts and adjustments presented below.

This pro forma data is not necessarily indicative of the operating results that First Federal would have achieved had it completed the merger and the Private Placement as of January 1, 2012 and should not be considered as representative of future operations. In addition, as explained in more detail in the accompanying notes to the unaudited condensed combined consolidated financial information, the fair values of the FNSC assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined consolidated financial information are subject to adjustment and may vary from the actual fair values assigned that will be recorded upon completion of the merger.

The unaudited pro forma combined consolidated financial information presented below is based on, and should be read together with, the historical financial information that First Federal and FNSC have included in this joint proxy statement/prospectus as of and for the indicated periods.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of June 30, 2013

(in thousands)

	First Federal Bancshares of Arkansas, Inc.	First National Security Company	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$48,263	$83,760	$(54,000)	(a)	$78,023
Interest bearing time deposits in banks	25,858	-			25,858
Investment securities held to maturity	-	923	13	(b)	936
Investment securities available for sale	48,220	170,628			218,848
Loans receivable	348,249	586,962	(14,519)	(c)	920,692
Allowance for loan losses	(13,249)	(12,613)	12,613	(d)	(13,249)
Loans receivable, net	335,000	574,349	(1,906)		907,443
Other real estate owned, net	11,967	1,352	(417)	(e)	12,902
Office properties and equipment, net	20,454	32,783			53,237
Cash surrender value of life insurance	23,401	1,888			25,289
Goodwill		56,219	(16,874)	(f)	39,345
Core deposit and other intangibles		724	7,217	(g)	7,941
Prepaid expenses and other assets	2,588	13,899	(682)	(h)	15,805
TOTAL ASSETS	$515,751	$936,525	$(66,649)		$1,385,627

Liabilities
Deposits – noninterest bearing	$22,337	$140,531			$162,868
Deposits – interest bearing	419,556	583,500	705	(i)	1,003,761
Total deposits	441,893	724,031	705		1,166,629

Repurchase agreements and federal funds purchased	-	13,925			13,925
Other borrowings	996	46,728	1,552	(j)	49,276
Other liabilities	1,866	2,489	986	(h)(k)	5,341
Total liabilities	444,755	787,173	3,243		1,235,171

Stockholders’ equity
Common stock	199	1	(1)	(l)	287
			88	(m)
Additional paid-in capital	92,594	10,866	(10,866)	(l)	171,966
			79,372	(m)
Accumulated other comprehensive income (loss)	(169)	169	(169)	(l)	(169)
Retained earnings (accumulated deficit)	(21,628)	138,316	(138,316)	(l)	(21,628)
Total stockholders’ equity	70,996	149,352	(69,892)		150,456
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$515,751	$936,525	$(66,649)		$1,385,627

See accompanying notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information

Unaudited Pro Forma Condensed Combined Consolidated Income Statement

For the Six Months Ended June 30, 2013

(in thousands, except share data)

	First Federal Bancshares of Arkansas, Inc.	First National Security Company	Pro Forma Adjustments		Pro Forma Combined
Interest Income:
Loans receivable	$8,051	$16,080	$1,703	(n)	$25,834
Investment securities – taxable	110	306			416
Investment securities - nontaxable	606	91			697
Other	271	316			587
Total interest income	9,038	16,793	1,703		27,534

Interest Expense:
Deposits	1,663	995	(98)	(o)	2,560
Other borrowings	26	1,038	(131)	(p)	933
Total interest expense	1,689	2,033	(229)		3,493

Net interest income before provision for loan losses	7,349	14,760	1,932		24,041
Provision for loan losses	-	180			180

Net interest income after provision for loan losses	7,349	14,580	1,932		23,861

Noninterest Income:
Net gain on sale of investment securities	-	99			99
Deposit fee income	1,572	2,412			3,984
Earnings on life insurance policies	398	32			430
Gain on sale of loans	459	29			488
Other	164	534			698
Total noninterest income	2,593	3,106	-		5,699

Noninterest Expense:
Salaries and employee benefits	5,482	5,953			11,435
Net occupancy expense	1,226	2,125			3,351
Real estate owned, net	(51)	51			-
Amortization of intangible assets	-	165	284	(q)	449
Other	2,898	2,831			5,729
Total noninterest expense	9,555	11,125	284		20,964

Income before provision for income taxes	387	6,561	1,649		8,597
Provision for income taxes	-	2,518	631	(r)(s)	3,149
Net income available to common stockholders	$387	$4,043	$1,018		$5,448

Basic earnings per share:
Earnings per share	$0.02	$37.50			$0.19
Weighted average shares outstanding	19,660,918	107,800			28,444,963

Diluted earnings per share:
Earnings per share	$0.02	$37.50			$0.18
Weighted average shares outstanding	20,811,672	107,800			29,627,399

See accompanying notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information

Unaudited Pro Forma Condensed Combined Consolidated Income Statement

For the Year Ended December 31, 2012

(in thousands, except share data)

	First Federal Bancshares of Arkansas, Inc.	First National Security Company	Pro Forma Adjustments		Pro Forma Combined
Interest Income:
Loans receivable	$17,644	$34,608	$6,844	(n)	$59,096
Investment securities – taxable	386	743			1,129
Investment securities - nontaxable	1,232	212			1,444
Other	537	469			1,006
Total interest income	19,799	36,032	6,844		62,675

Interest Expense:
Deposits	4,322	2,745	(483)	(o)	6,584
Other borrowings	100	1,979	(334)	(p)	1,745
Total interest expense	4,422	4,724	(817)		8,329

Net interest income before provision for loan losses	15,377	31,308	7,661		54,346
Provision for loan losses	22	1,122			1,144

Net interest income after provision for loan losses	15,355	30,186	7,661		53,202

Noninterest Income:
Net gain on sale of investment securities	542	67			609
Deposit fee income	3,951	5,110			9,061
Earnings on life insurance policies	790	67			857
Gain on sale of loans	923	93			1,016
Other	381	1,631			2,012
Total noninterest income	6,587	6,968	-		13,555

Noninterest Expense:
Salaries and employee benefits	11,024	11,873			22,897
Net occupancy expense	2,554	3,951			6,505
Real estate owned, net	717	218			935
Amortization of intangible assets	-	418	567	(q)	985
Other	6,892	6,124			13,016
Total noninterest expense	21,187	22,584	567		44,338

Income before provision for income taxes	755	14,570	7,094		22,419
Provision for income taxes	-	5,480	2,716	(r)(s)	8,196
Net income available to common stockholders	$755	$9,090	$4,378		$14,223

Basic earnings per share:
Earnings per share	$0.04	$84.32			$0.51
Weighted average shares outstanding	19,302,603	107,800			28,086,648

Diluted earnings per share:
Earnings per share	$0.04	$84.32			$0.48
Weighted average shares outstanding	20,587,775	107,800			29,375,122

See accompanying notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

As of and for the Six Months Ended June 30, 2013

And for the Year Ended December 31, 2012

Note 1 – Pro Forma Adjustments

(in thousands, except share data)

(a)

This represents the cash merger consideration of $74.0 million, net of estimated proceeds of $20.0 million to be generated from the Private Placement. The remaining cash merger consideration of $54 million is to be funded by dividends declared and paid by First Federal Bank, FNB and Heritage at the time of and in connection with the closing of the merger.

(b)	This represents the recording of the mark-to-market adjustment on FNSC’s held-to-maturity investment portfolio.
(c)

This adjustment represents First Federal’s estimate of the necessary write down of FNSC’s loan portfolio to estimated fair value as part of the purchase accounting adjustments. The estimated purchase accounting adjustment for FNSC’s loan portfolio is comprised of approximately $401,000 of non-accretable credit adjustments and approximately $14.1 million of accretable yield adjustments. Subsequent to the completion of the merger, First Federal will finalize its determination of the fair value of acquired loans which could significantly change both the amount and the composition of these estimated purchase accounting adjustments. The weighted average remaining maturity of this acquired loan portfolio is approximately 4.4 years.

(d)	This adjustment represents the elimination of FNSC’s allowance for loan losses as part of the purchase accounting adjustments.
(e)	This adjustment represents First Federal’s estimate of the necessary write down of FNSC’s foreclosed assets to estimated fair value.
(f)	The consideration paid for FNSC exceeded the fair value of the net assets received; therefore First Federal recorded $39.3 million of goodwill.
(g)

This intangible asset represents the value of the relationships FNSC had with its deposit customers. The fair value of this intangible asset was estimated based on a discounted cash flow methodology that gave appropriate consideration to expected customer attrition rates, cost of the deposit base, and the net maintenance cost attributable to customer deposits.

(h)

An adjustment of $1,026,000 is for the deferred income tax assets and liabilities recorded to reflect the differences in the carrying values of the acquired assets and assumed liabilities for financial reporting purposes and the cost basis for federal income tax purposes, at First Federal’s statutory federal and state income tax rate of 38.29%. This adjustment includes the reclassification of FNSC’s net deferred tax asset of $682,000 to a net deferred tax liability of $344,000. See Note 1(s) below for discussion of First Federal’s net deferred tax asset and related valuation allowance.

(i)	The fair values used for fixed term deposits was estimated using a discounted cash flow methodology based on current market rates for similar remaining maturities.
(j)	The fair value of FHLB borrowed funds is estimated based on borrowing rates currently available to First Federal for borrowings with similar terms and remaining maturities.
(k)	This adjustment includes First Federal’s estimate of transaction costs of $642,000, including legal, accounting, and other transaction costs.
(l)	This adjustment represents the elimination of the historical equity of FNSC as part of the purchase price adjustment.
(m)

This adjustment represents the issuance of 6,252,400 shares of merger consideration at $9.51 per share, the closing price of First Federal’s common stock on August 19, 2013, and 2,531,645 shares from the Private Placement at the contractual sales price of $7.90 per share. The actual valuation of the 6,252,400 shares issued as merger consideration will be determined on the closing date, and, as a result, the amount of such consideration could change materially.

(n)	Upon the completion of the merger, First Federal will evaluate the acquired loan portfolio to finalize the necessary credit and interest rate fair value adjustments. Subsequently, the accretable portion of the fair value adjustment will be accretd into earnings using the level yield method over the remaining maturity of the underlying loans. For the purposes of the pro forma impact on the six months ended June 30, 2013 and the year ended December 31, 2012, the net discount accretion was calculated by summing monthly estimates of accretion/amortization on each loan pool, which was calculated based on the remaining maturity of each loan pool. The overall weighted average maturity of the loan portfolio is 3.8 years. This adjustment represents First Federal’s best estimate of the expected accretion that would have been recorded in 2012 and in the first six months of 2013 assuming the merger closed on January 1, 2012. The estimated nonaccretable portion of the net discount of approximately $440,000 will not be accreted into earnings.
(o)

Upon the completion of the merger, First Federal will evaluate the acquired time deposits to finalize the necessary fair value adjustment to reflect current interest rates for comparable deposits. The fair value adjustment will be accreted into earnings as a reduction of the cost of such time deposits over an estimated life of 4.5 years using the level yield method. This adjustment represents First Federal’s best estimate of the expected accretion that would have been recorded in 2012 and in the first six months of 2013 assuming the merger closed on January 1, 2012.

(p)

Upon the completion of the merger, First Federal will evaluate the acquired Federal Home Loan Bank (“FHLB”) advances to finalize the necessary fair value adjustment to reflect current interest rates for comparable advances. The fair value adjustment will be accreted into earnings as a reduction of the cost of such borrowings over an estimated life of 17.8 years using the level yield method. This adjustment represents the estimated amount of accretion on FHLB advances that would have been recorded as a reduction of interest expense in 2012 and the first six months of 2013 assuming the transaction closed on January 1, 2012.

(q)

This represents the expected amortization during 2012 and the first six months of 2013 of the core deposit intangible asset expected to be acquired in the merger, assuming the transaction closed on January 1, 2012. The useful life of this intangible asset is estimated to be fourteen years.

(r)	This represents income tax expense on the pro forma adjustments at First Federal’s statutory federal and state income tax rate of 38.29%.
(s)

The following is a discussion of First Federal’s net deferred tax asset and related valuation allowance and its potential effect on the pro forma income statement. The credits to income tax expense noted in this discussion are not presented in the pro forma condensed income statement:

A full valuation allowance was provided against First Federal’s net deferred tax asset as of December 31, 2009 due to operating losses caused by deterioration in credit quality. At June 30, 2013 a full valuation allowance continued to be provided against First Federal’s net deferred tax asset based on First Federal’s assessment of available positive and negative evidence. Although First Federal returned to profitability in 2012, positive taxable income has not been attained. As a result of the effect of the valuation allowance, First Federal’s total deferred tax expense was zero for the year ended December 31, 2012 and the six months ended June 30, 2013. See Note 12 to First Federal’s Audited Consolidated Financial Statements for the Years ended December 31, 2012 and 2011 on page F-[ ] for further information regarding First Federal’s net deferred tax asset valuation allowance.

First Federal plans to file a consolidated tax return for the Combined Company. If the proposed merger occurred on January 1, 2012, First Federal’s net operating loss (“NOL”) carry forward for federal income tax purposes of approximately $7.8 million at December 31, 2012 as well as a portion of the NOL carry forward for state income tax purposes of approximately $30.1 million would have been used by the taxable income generated by the Combined Company resulting in a credit to income tax expense of approximately $3.3 million. The credit to income tax expense is a result of the valuation allowance reversal attributable to the use of the NOL carry forward.

For the six months ended June 30, 2013, credits to income tax expense for the Combined Company would also result from the use of the NOL carry forward and resulting reversal of the valuation allowance on the portion of the NOL carry forward used. It is estimated the credit to income tax expense for the six months ended June 30, 2013 would have been approximately $1.5 million giving effect to the remaining amount of the NOL carry forward from 2012 based on the amount assumed to be used in 2012 and the additional NOL generated in 2013 by First Federal.

After the merger transaction closes and when there is positive evidence indicating that it is more likely than not that the net deferred tax asset will be realized, First Federal expects to reverse the entire amount of its valuation allowance at that time with the exception of amounts related to net unrealized built in losses.

Note 2 – Pro Forma Allocation of Purchase Price

(in thousands, except share data)

The following table shows the pro forma allocation of purchase price to net assets acquired and the pro forma goodwill generated for the transaction:

Purchase Price
Cash		$74,000
FNSC shares to be paid in stock	107,800
Exchange ratio	58
First Federal shares to be issued for FNSC shares	6,252,400
Price per share, based on closing price of First Federal common stock as of August 19, 2013	$9.51
Pro forma value of First Federal shares to be issued		59,460
Total pro forma purchase price		$133,460

Net Assets Acquired at Fair Value
Cash and cash equivalents	$83,760
Investment securities	171,564
Loans receivable	572,443
Other real estate owned	935
Office properties	32,783
Core deposit intangible	7,941
Prepaid and other assets	15,105
Total assets	884,531

Deposits – noninterest bearing	140,531
Deposits – interest bearing	584,205
Borrowings	62,205
Other liabilities	3,475
Total liabilities	790,416
Net assets acquired at fair value		94,115
Pro forma goodwill		$39,345

Note 3 – Pro Forma Weighted Average Shares

Weighted average shares outstanding for the six months ended June 30, 2013 and for the year ended December 31, 2012 were calculated as follows:

	Six Months Ended June 30, 2013	Year Ended December 31, 2012
Basic weighted average shares outstanding, as reported	19,660,918	19,302,603
Shares to be issued as merger consideration	6,252,400	6,252,400
Shares to be issued in the Private Placement	2,531,645	2,531,645
Pro forma basic weighted average shares outstanding	28,444,963	28,086,648

Diluted weighted average shares outstanding, as reported	20,811,672	20,587,775
Shares to be issued as merger consideration	6,252,400	6,252,400
Shares to be issued in the Private Placement	2,531,645	2,531,645
Dilutive effect of Private Placement warrants	31,682	3,302
Pro forma diluted weighted average shares outstanding	29,627,399	29,375,122

Note 4 – Reclassifications

Certain historical amounts for First Federal and FNSC have been reclassified to ensure consistency and comparability of pro forma amounts. The reclassifications had no effect on net income.

COMPARATIVE PER SHARE DATA (UNAUDITED)

The following table sets forth for First Federal common stock and FNSC common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger and the Private Placement as if the transactions had been effective on the dates presented, in the case of book value data, and as if the transactions had been effective on January 1, 2012 in the case of the income and dividend data. The pro forma information in the table assumes that the merger is accounted for under the purchase method of accounting. The information in the following table is based on the historical financial statements of each of FNSC and First Federal, and should be read together with the historical financial information that First Federal has presented in prior filings with the SEC. With respect to First Federal, see “Where You Can Find More Information” beginning on page [__].

The pro forma financial information is not necessarily indicative of results that would have occurred had the merger and the Private Placement been completed on the dates indicated or that may be obtained in the future.

	As of and For the Six Months Ended June 30, 2013	As of and for the Twelve Months Ended December 31, 2012
Net Income (Loss) Per Common Share:
Historical:
First Federal
Basic	$0.02	$0.04
Diluted	0.02	0.04
FNSC
Basic	37.50	84.32
Diluted	37.50	84.32
Pro Forma Combined (1)
Basic	0.19	0.51
Diluted	0.18	0.48
Equivalent Pro Forma FNSC (2)
Basic	11.02	29.58
Diluted	10.44	27.84

Dividends Declared Per Common Share:
Historical:
First Federal	-	-
FNSC	-	$250.00
Equivalent Pro Forma Amount of FNSC	-	-

Book Value Per Common Share	As of June 30, 2013
Historical:
First Federal	$3.54
FNSC	1,385.41
Pro Forma Combined(1)	5.22
Equivalent Pro Forma Amount of FNSC(2)	302.76

(1)

Pro forma combined amounts are calculated by adding together the historical amounts reported by First Federal and FNSC, as adjusted for the estimated purchase accounting adjustments to be recorded in connection with the merger, an estimated 6,252,400 shares of First Federal common stock to be issued in connection with the merger based on the terms of the merger agreement, and an estimated 2,531,645 shares to be issued in the Private Placement.

(2)	The equivalent pro forma per share data for FNSC is computed by multiplying the pro forma combined amounts by 58.

MARKET PRICE AND DIVIDEND INFORMATION

First Federal’s common stock is currently listed on the NASDAQ Global Market (the “NASDAQ Stock Market”) under the symbol “FFBH.” Following approval of the Name Change Amendment by the First Federal shareholders and consummation of the merger, First Federal’s common stock will continue to be listed on the NASDAQ Stock Market, but will trade under the symbol “BSF.” FNSC common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of FNSC common stock. While First Federal common stock is listed on the NASDAQ Stock Market, the average daily trading volume for First Federal common stock is lower than larger financial institutions, which may impair the liquidity and increase volatility for First Federal common stock.

As of August 19, 2013, there were 20,041,497 shares of First Federal common stock issued and outstanding, which were held by approximately 696 shareholders of record. As of the record date for the special meeting, there were 107,800 shares of FNSC common stock outstanding, which were held by approximately          shareholders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth the high and low closing sale prices for shares of First Federal common stock and cash dividends paid per share for the periods indicated.

		High	Low	Cash Dividends Per Share
2011:	First Quarter	$19.50	$6.95	$--
	Second Quarter	17.15	5.00	$--
	Third Quarter	6.78	5.25	$--
	Fourth Quarter	6.00	4.30	$--

2012:	First Quarter	$7.34	$4.30	$--
	Second Quarter	9.97	6.00	$--
	Third Quarter	10.74	7.50	$--
	Fourth Quarter	10.72	8.11	$--

2013:	First Quarter	$10.00	$9.38	$--
	Second Quarter	9.91	7.61	$--

The following table sets forth the cash dividends paid per share of FNSC common stock for the periods indicated.

Cash Dividends Per Share
2011:	First Quarter	$--
	Second Quarter	$--
	Third Quarter	$--
	Fourth Quarter	$--

2012:	First Quarter	$--
	Second Quarter	$--
	Third Quarter	$--
	Fourth Quarter	$250.00

2013:	First Quarter	$--
	Second Quarter	$--

On June 28, 2013, the business day immediately preceding the public announcement of the merger, the closing price of First Federal’s common stock as reported on the NASDAQ Stock Market was $7.90 per share. On                 , 2013, the last practicable trading day before the distribution of this joint proxy statement/prospectus, the closing price of First Federal’s common stock as reported on the NASDAQ Stock Market was $               per share.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC. SPECIAL MEETING OF SHAREHOLDERS

This section contains information for First Federal shareholders about the special meeting that First Federal has called to allow its shareholders to consider and vote on the voting items outlined in this joint proxy statement/prospectus. First Federal is mailing this joint proxy statement/prospectus to you, as a First Federal shareholder, on or about                , 2013. With this document, First Federal is sending you a notice of the First Federal special meeting of shareholders and a form of proxy that is solicited by the First Federal board of directors. The special meeting will be held on                 , 2013 at 10:00 a.m., central time, at Three Financial Centre, 900 S. Shackleford Rd., Suite 230, Little Rock, Arkansas 72211.

Matters to be Considered

The purposes of the special meeting of shareholders are to vote on (i) a proposal to approve the merger agreement and the transactions it contemplates, (ii) a proposal to amend First Federal’s articles of incorporation to increase the number of authorized shares of First Federal’s common stock from 30,000,000 to 100,000,000 (the “Authorized Share Amendment”), (iii) a proposal to amend First Federal’s articles of incorporation to change the name of First Federal to Bear State Financial, Inc. (the “Name Change Amendment”) and (iv) a proposal to issue 2,531,645 shares of First Federal common stock in a private placement at a per share price of $7.90 to Bear State and certain members of Bear State individually (the “Private Placement”). You will also be asked to vote upon a proposal to adjourn or postpone the special meeting of shareholders, if necessary, to solicit additional proxies to approve the foregoing proposals.

Proxy Card; Revocation of Proxy

You should complete and return the First Federal proxy card accompanying this document to ensure that your vote is counted at the special meeting of shareholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

●	submitting written notice of revocation to the corporate secretary of First Federal;

●	submitting a properly executed proxy bearing a later date before the special meeting of shareholders; or

●	voting in person at the special meeting of shareholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held in street name, you should follow the instructions you receive from your broker in order to direct your broker how to vote and you should also follow the instructions of your broker regarding revocation of proxies.

If you own shares through the First Federal 401(k) Plan, you will receive a voting instruction card that reflects all shares that you may direct the trustee to vote on your behalf under such plan. You should complete and return the voting instruction card to the trustee by the date indicated on the card. Under the terms of the First Federal 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares of First Federal common stock credited to his or her account under the First Federal 401(k) Plan.

All shares represented by valid proxies that are not revoked will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the merger agreement, “FOR” the Authorized Share Amendment, “FOR” the Name Change Amendment, “FOR” the Private Placement and “FOR” approval of any proposal by management to adjourn the special meeting if necessary to solicit additional proxies. The board of directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by First Federal. First Federal will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of First Federal may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on               , 2013 has been fixed as the record date for determining the First Federal shareholders entitled to receive notice of and to vote at the special meeting of shareholders. At that time,                 shares of First Federal common stock were outstanding and were held by approximately         holders of record.

Voting Rights; Quorum Requirements

Holders of First Federal common stock will be entitled to one vote for each share of First Federal common stock owned by such holder on each proposal voted upon at the special meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock of First Federal is necessary to constitute a quorum at the special meeting of shareholders. Abstentions will count toward the quorum. Broker non-votes will not be counted toward establishing a quorum, however, because all proposals to be voted on at the First Federal special meeting are considered “non-routine” matters.

Bear State, First Federal’s largest shareholder, owns 15,600,962 shares of First Federal common stock excluding exercisable warrants. These shares represent approximately 78% of the First Federal common stock entitled to vote at the First Federal special meeting. Bear State entered into a voting agreement with FNSC pursuant to which Bear State agreed to vote its shares in favor of the merger agreement. Accordingly, no additional votes in favor of the merger agreement are required from other First Federal shareholders to approve the merger agreement. Additionally, Bear State has indicated that it will vote its shares of First Federal common stock in favor of the Authorized Share Amendment, the Name Change Amendment and the Private Placement although it is not contractually obligated to do so.

Officers and directors of First Federal collectively own 281,175 shares of First Federal common stock, excluding exercisable warrants and shares owned by Bear State that may be attributed to Richard N. Massey, First Federal’s chairman.

PROPOSAL NO. 1
APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

General

At the First Federal special meeting, First Federal shareholders will consider and vote on a proposal to approve and adopt the merger agreement. Details about the merger, including First Federal’s reasons for the merger, the effect of approval and adoption of the merger agreement and the timing of effectiveness of the merger, are discussed in the section entitled “The Merger and the Merger Agreement” beginning on page [__] of this document.

Relationship to Other Proposals

Approval of the merger agreement is not conditioned on approval of the Authorized Share Amendment, the Name Change Amendment or the Private Placement.

Vote Required

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of First Federal common stock outstanding and entitled to vote at the special meeting. Because the required vote is based upon the outstanding shares of First Federal common stock, broker non-votes, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the merger.

THE BOARD OF DIRECTORS OF FIRST FEDERAL RECOMMENDS THAT FIRST FEDERAL SHAREHOLDERS VOTE “FOR” APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DATED JULY 1, 2013 ENTERED INTO BY AND BETWEEN FIRST FEDERAL AND FNSC.

PROPOSAL NO. 2
APPROVAL OF THE AUTHORIZED SHARE AMENDMENT

General

First Federal’s articles of incorporation currently authorize the issuance of 35,000,000 shares of capital stock of which (i) 30,000,000 are common stock, par value $.01 per share, and (ii) 5,000,000 are preferred stock, par value $.01 per share. First Federal’s board of directors is asking First Federal’s shareholders to approve a proposal to amend the articles of incorporation of First Federal to increase the number of authorized shares of First Federal common stock from 30,000,000 to 100,000,000, which is referred to herein as the “Authorized Share Amendment.”

If approved by First Federal shareholders, the Authorized Share Amendment would become effective by filing articles of amendment to First Federal’s articles of incorporation with the Arkansas Secretary of State. If the Authorized Share Amendment is approved, First Federal intends to file the necessary amendment to its articles of incorporation as promptly as practicable after the First Federal special meeting.

Purpose

As of August 19, 2013, First Federal had 20,041,497 shares of its common stock outstanding and 1,930,269 shares of its common stock reserved for issuance under existing equity awards and reserved for future issuance under the First Federal Bancshares of Arkansas, Inc. 2011 Omnibus Incentive Plan and an aggregate of 1,373,882 shares reserved for issuance under existing warrants. First Federal anticipates issuing an additional 6,252,400 shares in the merger and 2,531,645 shares in the Private Placement.

In order to have sufficient shares of common stock available to issue in the merger and the Private Placement, First Federal must increase its authorized shares of common stock. Additionally, the board of directors of First Federal believes that the Authorized Share Amendment would enhance the future financing flexibility of First Federal by having additional authorized shares available for its use from time to time. The availability of the additional authorized shares will permit First Federal to take advantage of favorable market conditions for the sale of additional common stock, for the acquisition of desirable assets or companies and for other corporate purposes, such as attracting and retaining qualified employees. It will also reduce the likelihood of experiencing a delay in pursuing such opportunities.

If the Authorized Share Amendment is approved, the board of directors of First Federal will have the authority to issue the newly authorized shares without further approval of the First Federal shareholders. To the extent that the board of directors authorizes the issuance of additional shares of common stock, the voting power of the then existing common shareholders would be diluted. First Federal currently has no plans, arrangements or understandings to issue any shares of its common stock other than shares to be issued in the merger and in the Private Placement as described in this joint proxy statement/prospectus. If First Federal were to issue additional shares in the future, the offering price for such shares may or may not be equivalent to First Federal’s then current net tangible book value. First Federal’s board of directors would have broad discretion in determining an offering price.

Relationship to Other Proposals

Approval of the Authorized Share Amendment is not conditioned on approval of the merger agreement, the Name Change Amendment or the Private Placement.

Vote Required

In accordance with the ABCA, the affirmative vote of the holders of a majority of the shares of First Federal common stock outstanding on the record date entitled to be cast at a meeting at which a quorum is present is required to approve the Authorized Share Amendment. Because the required vote is based upon the outstanding shares of First Federal common stock, broker non-votes, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the Authorized Share Amendment. Bear State, First Federal’s largest shareholder, has indicated that it will vote its shares of First Federal common stock in favor of the Authorized Share Amendment, although it is not contractually obligated to do so.

THE BOARD OF DIRECTORS OF FIRST FEDERAL UNANIMOUSLY RECOMMENDS THAT FIRST FEDERAL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AUTHORIZED SHARE AMENDMENT.

PROPOSAL NO. 3
APPROVAL OF NAME CHANGE AMENDMENT

General

Following the merger, management of First Federal intends to undergo a rebranding campaign for the Combined Company. As part of this rebranding campaign, management of First Federal proposes to amend the articles of incorporation of First Federal to change the name of the corporation to Bear State Financial, Inc. In connection with the name change, First Federal intends to change its ticker symbol from “FFBH” to “BSF.” Following the name change and ticker symbol change, the shares of common stock will continue to trade on the NASDAQ Global Market.

If approved by First Federal shareholders, the Name Change Amendment would become effective by filing articles of amendment to First Federal’s articles of incorporation with the Arkansas Secretary of State. If the Name Change Amendment is approved, First Federal intends to file the necessary amendment to its articles of incorporation as promptly as practicable after the closing of the merger.

Other Potential Effects of the Amendment

Upon filing the certificate of amendment to our articles of incorporation, First Federal will be required to obtain a new CUSIP number and will acquire a new trading symbol (“BSF”). The shares of common stock of First Federal will continue to be traded on the NASDAQ Global Market. The shareholders of record of First Federal will be asked to exchange their old certificates for new certificates with First Federal’s transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016; tel: 1-800-368-5948.

Relationship to Other Proposals

Approval of the Name Change Amendment is not conditioned on approval of the merger agreement, the Authorized Share Amendment or the Private Placement.

Vote Required

In accordance with the ABCA, the affirmative vote of the holders of a majority of the shares of First Federal common stock outstanding on the record date entitled to be cast at a meeting at which a quorum is present is required to approve the Name Change Amendment. Because the required vote is based upon the outstanding shares of First Federal common stock, broker non-votes, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the Name Change Amendment. Bear State, First Federal’s largest shareholder, has indicated that it will vote its shares of First Federal common stock in favor of the Name Change Amendment, although it is not contractually obligated to do so.

THE BOARD OF DIRECTORS OF FIRST FEDERAL UNANIMOUSLY RECOMMENDS THAT FIRST FEDERAL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NAME CHANGE AMENDMENT.

PROPOSAL NO. 4
APPROVAL OF THE PRIVATE PLACEMENT

General

Prior to entering into the merger agreement with FNSC, First Federal determined that it needed to raise approximately $20,000,000 in additional capital to partially fund the cash portion of the merger consideration. The board considered several alternative financing structures, including bank loans, the issuance of preferred stock and the issuance of common stock. A special committee of the board of directors, consisting of Messrs. Frank Conner (chairman), John P. Hammerschmidt, O. Fitzgerald Hill and G. Brock Gearhart ultimately approved the sale of 2,531,645 shares of First Federal stock in a private placement at a per share price of $7.90 (which was the closing sale price of First Federal’s common stock on the last trading day prior to the date of the merger agreement) to certain accredited investors having pre-existing relationships with First Federal, including Bear State (the “Private Placement”). The special committee determined that a private placement of common stock was the best financing option available to First Federal due to high coupon rates associated with a preferred stock or debt financing. Prior to the board approving the merger agreement, the special committee also directed First Federal management to obtain commitments (the “Commitments”) from five members of Bear State, acting independently of one another, (the “Investors”) to “backstop” the Private Placement in the event First Federal was unable to cause the Private Placement to be fully subscribed or was otherwise unable to raise sufficient funds from other sources. At the suggestion of the Investors, in exchange for providing their Commitments, each of the Investors was issued warrants to purchase 35,443 shares of First Federal common stock at an exercise price of $7.90 per share, and with a five-year term. The shares underlying the warrants are and any shares issued to the Investors in the Private Placement would be entitled to customary registration rights. In approving the Private Placement, the Commitments and the warrants issued to the Investors, the special committee reviewed and relied upon a fairness opinion from Southard Financial.

On July 12, 2013, First Federal approached Bear State and inquired as to Bear State’s interest in participating in the Private Placement. Bear State expressed a willingness to purchase 2,291,593 shares of common stock with aggregate proceeds to First Federal of approximately $18.1 million. On August 23, 2013, First Federal entered into a subscription agreement with Bear State for the purchase and sale of 2,291,593 shares of common stock. First Federal also entered into a registration rights agreement with Bear State, which provides Bear State with customary registration rights with respect to the shares they have agreed to purchase in the Private Placement. Both the Bear State subscription agreement and registration rights agreement are conditioned upon First Federal receiving shareholder approval of the Private Placement. First Federal intends to utilize the commitments of the Investors to backstop the remaining 240,052 shares to be purchased the Private Placement. First Federal anticipates the closing of the Private Placement will occur immediately prior to the closing of the merger.

First Federal is requesting that its shareholders approve the Private Placement on the terms described herein. For a more detailed discussion of the Private Placement and the special committee’s approval of the Private Placement, see “The Merger and the Merger Agreement – The Private Placement” on page [__].

Purpose

In order to fully fund the cash portion of the merger consideration, First Federal intends to raise at least $20,000,000 in additional capital. For the reasons described herein, a special committee of the board has determined that the Private Placement is fair to and in the best interests of the shareholders of First Federal.

Relationship to Other Proposals

Approval of the Private Placement is conditioned on approval of the merger agreement, thus First Federal will not consummate the Private Placement unless shareholders approve the merger agreement (Proposal No. 1) and the Private Placement (Proposal No. 4). Approval of the Private Placement is not conditioned on approval of the Authorized Share Amendment or the Name Change Amendment.

Vote Required

In accordance with NASDAQ Listing Rules and interpretations thereof, the affirmative vote of a majority of the total votes cast on the proposal, in person or by proxy, is required to approve the Private Placement. Broker non-votes, a failure to vote or a vote to “ABSTAIN” will have no effect on the outcome of a vote to approve the Private Placement. Additionally, approval of the Private Placement is conditioned upon shareholders of First Federal approving the merger agreement. Bear State, First Federal’s largest shareholder, has indicated that it will vote its shares of First Federal common stock in favor of the Private Placement, although it is not contractually obligated to do so.

THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF FIRST FEDERAL UNANIMOUSLY RECOMMENDS THAT FIRST FEDERAL SHAREHOLDERS VOTE “FOR” THE APPROVAL

OF THE PRIVATE PLACEMENT.

PROPOSAL NO. 5
ADJOURNMENT OF THE SPECIAL MEETING

At the First Federal special meeting, if there are insufficient proxies at the time of the special meeting to approve the foregoing proposals, First Federal shareholders may vote on a proposal to adjourn the special meeting to a later date to allow additional time to solicit additional proxies. The First Federal board of directors currently does not intend to propose adjournment of the special meeting if there are sufficient votes to approve and adopt the foregoing proposals. Approval of the adjournment proposal requires the presence of a quorum and the affirmative vote of a majority of the votes cast on the proposal.

THE BOARD OF DIRECTORS OF FIRST FEDERAL UNANIMOUSLY RECOMMENDS THAT FIRST FEDERAL SHAREHOLDERS VOTE “FOR” APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE FOREGOING PROPOSALS.

FIRST NATIONAL SECURITY COMPANY SPECIAL MEETING OF SHAREHOLDERS

This section contains information for FNSC shareholders about the special meeting that FNSC has called to allow its shareholders to consider and vote on the voting items outlined in this joint proxy statement/prospectus. FNSC is mailing this joint proxy statement/prospectus to you, as a FNSC shareholder, on or about , 2013. With this document, FNSC is sending you a notice of the FNSC special meeting of shareholders and a form of proxy that is solicited by the FNSC board of directors. The special meeting will be held on               , 2013 at 10:00 a.m., central time, at 1010 N. 6th Street, DeQueen, Arkansas 71832.

Matters to be Considered

The purposes of the special meeting of shareholders are to vote on a proposal to approve the merger agreement and the transactions it contemplates. You will also be asked to vote upon a proposal to adjourn or postpone the special meeting of shareholders, if necessary, to solicit additional proxies to approve the merger agreement.

Proxy Card; Revocation of Proxy

You should complete and return the FNSC proxy card accompanying this document to ensure that your vote is counted at the special meeting of shareholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

●	submitting written notice of revocation to the corporate secretary of FNSC;

●	submitting a properly executed proxy bearing a later date before the special meeting of shareholders; or

●	voting in person at the special meeting of shareholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

All shares represented by valid proxies that are not revoked will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the merger agreement and “FOR” approval of any proposal by management to adjourn the special meeting if necessary to solicit additional proxies. The board of directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by FNSC. FNSC will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of FNSC and First Federal may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on                , 2013 has been fixed as the record date for determining the FNSC shareholders entitled to receive notice of and to vote at the special meeting of shareholders. At that time, 107,800 shares of FNSC common stock were outstanding and were held by approximately            holders of record.

Voting Rights; Quorum Requirements

Holders of FNSC common stock will be entitled to one vote for each share of FNSC common stock owned by such holder on each proposal voted upon at the special meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock of FNSC is necessary to constitute a quorum at the special meeting of shareholders. Abstentions will count toward the quorum.

John H. Hendrix, FNSC’s largest shareholder, owns or controls 60,084 shares of FNSC common stock. These shares represent approximately 56% of the FNSC common stock entitled to vote at the FNSC special meeting. Mr. Hendrix entered into a voting agreement with First Federal pursuant to which he agreed to vote his shares in favor of the merger agreement. Accordingly, no additional votes in favor of the merger agreement are required from other FNSC shareholders to approve the merger agreement.

Officers and directors of FNSC, other than Mr. Hendrix, collectively own 2,656 shares of FNSC common stock.

PROPOSAL NO. 1
APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

At the FNSC special meeting, FNSC shareholders will consider and vote on a proposal to approve and adopt the merger agreement. Details about the merger, including FNSC’s reasons for the merger, the effect of approval and adoption of the merger agreement and the timing of effectiveness of the merger, are discussed in the sections entitled “The Merger” and “The Merger Agreement” beginning on pages __ and __, respectively, of this joint proxy statement/prospectus.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of FNSC common stock outstanding and entitled to vote at the special meeting. Because the required vote is based upon the outstanding shares of FNSC common stock, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the merger.

THE BOARD OF DIRECTORS OF FNSC RECOMMENDS THAT FNSC SHAREHOLDERS VOTE “FOR” APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DATED JULY 1, 2013 ENTERED INTO BY AND BETWEEN FIRST FEDERAL AND FNSC.

PROPOSAL NO. 2
ADJOURNMENT OF THE SPECIAL MEETING

At the FNSC special meeting, if there are insufficient proxies at the time of the special meeting to approve and adopt the merger agreement, FNSC shareholders may vote on a proposal to adjourn the special meeting to a later date to allow additional time to solicit additional proxies. The FNSC board of directors currently does not intend to propose adjournment of the special meeting if there are sufficient votes to approve and adopt the merger agreement (Proposal No. 1).

Approval of any proposal to adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies, requires the affirmative vote of the holders of a majority of shares of FNSC common stock that are voted, either in person or by proxy, at the special meeting.

THE BOARD OF DIRECTORS OF FNSC RECOMMENDS THAT FNSC SHAREHOLDERS VOTE “FOR” APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Appendix A to this joint proxy statement/prospectus. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Appendix A, for a more complete understanding of the merger.

Terms of the Merger

Each of First Federal's and FNSC's respective boards of directors has approved the merger agreement. The merger agreement provides for the merger of FNSC with and into First Federal, with First Federal continuing as the surviving entity. In the merger, each share of FNSC common stock, par value $.01 per share, issued and outstanding immediately prior to the completion of the merger, except for specified shares of FNSC common stock held by FNSC, will be converted into the right to receive 58 shares of First Federal common stock, par value $.01, and $686.46 in cash per share. These per share amounts are based on 107,800 shares of FNSC common stock outstanding at the closing, which is the number of shares of FNSC common stock outstanding as of July 1, 2013. If between the date hereof and closing of the merger FNSC issues additional shares, these per shares amount will be decreased proportionately. No fractional shares of First Federal common stock will be issued in connection with the merger, and holders of FNSC common stock will be entitled to receive cash in lieu thereof. FNSC shareholders and First Federal shareholders are being asked to adopt and approve, respectively, the merger agreement. See "The Merger Agreement" for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

The parties are working towards completing the merger during the fourth quarter of 2013, or as soon as possible after the receipt of all regulatory and shareholder approvals, all regulatory waiting periods expire and all other conditions to the completion of the merger have been satisfied or waived.

Background of the Merger

First Federal experienced substantial losses in the economic downturn of 2007-2009 and ultimately required substantial additional capital to continue in business. On May 3, 2011, Bear State recapitalized First Federal (the “Recapitalization”) by (i) purchasing approximately 82% of the outstanding common stock of First Federal for $46.3 million, (ii) purchasing the shares of First Federal preferred stock and warrant to purchase common stock of First Federal then held by the U.S. Department of the Treasury and surrendering them to First Federal as part of this purchase price, and (iii) receiving warrants to purchase 2,000,000 shares of First Federal common stock. (For more information on the Recapitalization, see Note 3 to First Federal’s Consolidated Financial Statements for the Years Ended December 31, 2012 and 2011 on page F-[__] below.)

Since the Recapitalization, the board of directors of First Federal has considered a number of strategic options for improving the asset quality of First Federal Bank and expanding its operations. As asset sales and other strategies have improved the asset quality of First Federal Bank, the focus has turned to mergers and other strategic transactions designed to increase First Federal’s asset size, transaction volume, and geographic scope. The board of directors of First Federal periodically reviews the company’s options for strategic merger partners.

The board of directors of FNSC frequently discussed in its board meetings the need to continue to expand the company’s banking operations and the benefits of merging with other banking organizations. The FNSC board of directors also discussed the benefits of merging with a publicly-traded company in order to provide liquidity to its shareholders.

Discussions between the parties began in early 2012. In May of 2012, the senior management of First Federal and FNSC, under the direction of their respective boards of directors, began further exploring the possibility of a merger. On June 14, 2012 First Federal and FNSC entered into a nondisclosure agreement and proceeded with early due diligence. On June 25, 2012 First Federal sent a draft merger agreement to FNSC offering aggregate merger consideration valued at approximately $150 million on that date, consisting of 8,000,000 shares of First Federal common stock, approximately $30 million in value of a class of First Federal preferred stock, and $57 million in cash. The companies then proceeded with more extensive due diligence and discussions about a possible merger. However, on July 11, 2012, the parties ceased discussions, having failed to reach an agreement at that time.

The parties initiated merger discussions again in June 2013. At this time, First Federal proposed a merger with consideration consisting of $74 million in cash, $5 million in value of a class of First Federal preferred stock and 4,500,000 shares of First Federal common stock. FNSC rejected this offer and the parties continued their discussions. On June 17, 2013, Richard N. Massey, the Chairman of First Federal proposed to FNSC, in a non-binding letter of intent, a merger between First Federal and FNSC that would qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code. The letter of intent provided that in the merger, FNSC shareholders would receive, in exchange for all the stock of FNSC: (1) $74 million in cash; and (2) 5,390,000 shares of First Federal common stock, representing approximately 20% of the fully diluted common stock of First Federal after the proposed merger (which does not give effect to the Private Placement), and following the merger Mr. Hendrix, Dan Horton, director and Chief Executive Officer of FNSC, and Ian Vaughan, director of First National Bank, would join the Board of Directors of First Federal. The letter of intent also provided that the merger was subject to completion of due diligence processes of both First Federal and FNSC (which processes had been ongoing at that time) and negotiation of a definitive merger agreement. On June 25, 2013, John H. Hendrix, Chairman of FNSC, agreed on behalf of FNSC to the terms of the letter of intent. In addition Mr. Massey, the managing member of Bear State, First Federal's majority shareholder, and Mr. Hendrix, who controls a majority of the common shares of FNSC, both agreed to execute identical agreements containing covenants to vote all of their respective shares in favor of a merger agreement if the two companies entered into a definitive agreement (the "Voting Agreements"). Senior management of the two companies then resumed active mutual due diligence and negotiation of a definitive merger agreement.

In the course of its due diligence into FNSC and its business, First Federal senior management and attorneys reviewed FNSC (i) financial statements and regulatory reports; (ii) documents evidencing FNSC’s corporate structure and authorities; (iii) FNSC board and other internal business reports; (iv) material contracts for core processing and other services; (v) reports on loans made by First National Bank and Heritage Bank and related documents; (vi) debt agreements; and (vii) asset schedules.

FNSC’s due diligence consisted of a review of First Federal’s and First Federal Bank’s regulatory filings, board reports, bond portfolio, asset liability reports, loan review reports, strategic plan, other real estate owned, past due and nonaccrual loans, and new and existing loans. FNSC also reviewed the historical performance of First Federal’s stock.

Meetings of the Boards of Directors of both First Federal and FNSC were scheduled to occur on July 1, 2013 for deliberation and approval of the merger and the merger agreement. On June 28, 2013, FNSC and First Federal executed an updated nondisclosure agreement and senior management of both companies met at FNSC headquarters to resolve the remaining outstanding issues with the merger agreement and mutual due diligence. Additional discussions occurred on Sunday, June 30, 2013 between the parties, which included a final negotiation of the merger consideration. The parties had previously agreed to treat the merger as a tax-free reorganization with a mix of consideration to be paid to the FNSC shareholders consisting of $74 million in cash and 5,390,000 shares of First Federal common stock. In accordance with Treasury regulations, in order to qualify as a tax-free reorganization, there must be a sufficient “continuity of interest” of FNSC. This essentially requires that the value of the stock portion of the merger consideration exceed a certain undefined threshold percentage of the total merger consideration. The parties agreed that the value of the stock consideration should approximate 40% of the total value of the merger consideration. In accordance with 26 CFR 1.368-1(e)(2)(i), the measurement date for valuing the fixed stock consideration and determining whether it constituted a sufficient continuity of interest was the last business day prior to entry into the merger agreement. As the parties anticipated entering into the merger agreement on July 1, 2013, the parties agreed to increase the number of shares constituting the stock consideration so that the stock consideration, valued at the June 28, 2013 First Federal closing stock price of $7.90, would constitute approximately 40% of the value of the total merger consideration. Thus, the parties agreed to increase the fixed stock consideration from 5,390,000 shares of First Federal common stock to 6,252,400 shares, which increased number represented approximately 22.4% of the fully diluted common stock of First Federal, assuming full exercise of all outstanding warrants and options, after the proposed merger (without giving effect to the Private Placement discussed below).

To raise additional capital to partially fund the cash portion of the proposed merger consideration, senior management of First Federal negotiated an agreement with five principal members of Bear State to commit to purchase up to $20 million of First Federal common stock in a private offering in the event that First Federal was unable to cause the private offering to be fully-subscribed or to otherwise secure financing. The First Federal Board of Directors retained Southard Financial, LLC (“Southard”) to evaluate the fairness of the proposed terms of the private placement, and to render a fairness opinion on the proposed transaction. First Federal management, in consultation with Southard and Bear State considered structuring the investment as preferred stock and/or common stock. On June 28, 2013, First Federal and the five principal members of Bear State came to an agreement under which the investors would commit to purchase up to 2,531,645 shares of First Federal common stock in a private placement at a per share price of $7.90 in the event First Federal was unable to cause the private placement to be fully subscribed or obtain financing from other sources. In exchange for these commitments, the investors would receive warrants to purchase additional shares of First Federal common stock at the same price. After giving effect to the merger but before giving effect to the Private Placement, Bear State and its affiliates would own approximately 61% of the First Federal common stock on a fully-diluted basis. After giving effect to the merger and the Private Placement, Bear State and its affiliates would own approximately 64% of the First Federal common stock on a fully-diluted basis. (For more information, see the description under “Private Placement” below on page [__]).

In its fairness opinion, Southard underwent a due diligence review process whereby it reviewed both private and publicly-available financial and business information about both First Federal and FNSC, including First Federal’s recent annual and quarterly reports filed with the SEC, First Federal’s and FNSC’s recent filings with bank regulatory authorities, historic market price information pertaining to First Federal’s common stock, and a summary of the merger agreement and pro forma financial information relating to the merger. Southard also evaluated publicly-available financial data on comparable bank holding companies and recent transactions involving bank holding companies. Southard valued the warrants issued to the Bear State members using the Black-Scholes Option Pricing Model and using the same assumptions as First Federal used in valuing its stock options under that model in its most recent annual report on Form 10-K. Southard determined that the warrants should be viewed as a combination commitment fee and discount/commission for the $20 million Private Placement and valued the warrants between $500,000 and $720,000, or between 2.5% and 3.6% of the capital raise. Southard opined that this was within or below the normal range of fees/discounts for a private placement of common stock.

Southard also reviewed the historic trading prices and trading volumes of First Federal common stock and other financial metrics of First Federal and comparable bank holding companies. These metrics included a comparable analysis of median price/book value ratios and median price/tangible book value ratios. While the Private Placement per share price of $7.90 was below the year-to-date weighted average closing price of First Federal common stock, Southard determined that the price was within both the price/book value and price/tangible book value ranges established by its comparable bank holding company analysis. Additionally, Southard noted that First Federal considered alternative financing structures, including debt and preferred stock financing, and concurred with First Federal’s belief that those alternative financing structures were less favorable to First Federal.

On July 1, 2013, the board of directors of First Federal convened a special meeting to consider the merger proposal. First Federal management described for the board (i) the history of management’s discussions with FNSC, (ii) the final proposed terms of the merger transaction and the potential benefits to First Federal from the merger, (iii) the financial condition and results of operations of First National Bank and Heritage Bank, and (iv) the pro forma expected condition and results for the combined company, including estimates of the cost savings that might be achieved due to the combination. Management then described the due diligence process and the condition of the First National Bank and Heritage Bank loan portfolios. Finally, First Federal management and its counsel, Daniel Heard of Kutak Rock then described the corporate, securities, and contractual issues related to the merger agreement, including the board’s fiduciary duties under Arkansas law and the material terms of the merger agreement. The First Federal board determined that the members of the board, due to their respective skills, backgrounds and experiences, were sufficiently qualified to evaluate the terms of the merger proposal and to determine whether the proposed transaction was fair to and in the best interests of the shareholders of First Federal in satisfaction of their fiduciary duties. Accordingly, the board did not feel that it was necessary to engage a financial advisor to opine on the fairness of the merger. The board did determine that a fairness opinion was advisable with respect to the Private Placement because it involved a proposed transaction between First Federal and its largest shareholder and certain members of that shareholder. Due to this conflict of interest, the board determined that a fairness opinion should be obtained and that authority for approval of the Private Placement should be delegated to an independent special committee.

In evaluating the fairness of the terms of the merger, the First Federal board considered and discussed management’s presentation to the board, including the financial condition of both First Federal and FNSC and pro forma financial information, the terms of the Private Placement, the amount and form of the merger consideration, and the historic trading prices and trading volumes of First Federal common stock, including the fact that average daily trading volume increased in the weeks leading up to the meeting and that the June 28, 2013 closing stock price of $7.90 was less than the year-to-date weighted average closing price of $9.42. The board also considered the history of negotiations between the parties, including the cessation of negotiations in 2012, as well as FNSC’s desire to conduct a tax-free reorganization and the requirements of the Internal Revenue Code and Treasury Regulations pertaining thereto.

The board of directors adjourned and allowed a Special Committee consisting of the directors not associated with Bear State to consider the fairness of the Private Placement to First Federal’s shareholders, and to deliberate among themselves, as well as with First Federal senior executives not associated with Bear State and with David Harris of Southard. The members of the Special Committee reviewed and discussed the assumptions and analyses contained in the Southard fairness opinion, the historic stock prices of First Federal, Southard’s financial analysis of comparable bank holding companies, and the projected beneficial ownership of First Federal common stock by Bear State and its affiliates following the Private Placement, and determined that the terms of the Private Placement were fair to the shareholders of First Federal. The Special Committee unanimously (i) authorized the Private Placement, subject to shareholder approval; (ii) recommended that First Federal shareholders approve the Private Placement; (iii) approved the issuance of the warrants to the five principal members of Bear State that committed to “backstop” the Private Placement; and (iv) authorized certain senior executives to carry out these transactions. After convening again, the entire First Federal board of directors voted unanimously to (a) approve the Private Placement, subject to shareholder approval; (b) recommend that First Federal shareholders approve the Private Placement; (c) approve the issuance of the warrants to the five principal members of Bear State that committed to “backstop” the Private Placement; (d) approve the merger agreement, (e) recommend that the First Federal shareholders approve the merger agreement; and (f) authorize certain First Federal senior executives to carry out these transactions.

At FNSC’s July 1, 2013 special meeting of the board of directors to consider entering into an agreement to merge with First Federal all directors were in attendance with the exception of Michael Klein. This was the first offer to be considered by the FNSC board. Jason Lenderman, the secretary and treasurer, was also present. Daniel Horton presented the proposed terms of the merger to the FNSC board. Mr. Horton had reviewed a number of recent bank transactions. He reviewed with the Board the current price to earnings multiple of various publicly-traded bank holding companies and the price to earnings multiples paid in several recent comparable transactions. The FNSC board discussed that FNSC’s intangible assets were above the median amount among the bank holding companies included in Mr. Horton’s sampling. The FNSC board determined that the most meaningful comparison would be to evaluate the proposed transaction based on FNSC’s tangible equity and the purchase price as a multiple of earnings. Based upon Mr. Horton’s review, the FNSC board noted that the average purchase price for recent bank acquisitions included within Mr. Horton’s sampling was approximately 1.2 times tangible equity. Based on projected FNSC tangible equity at closing and valuing the First Federal shares to be received at $7.90 per share, the estimated purchase price as a multiple of tangible equity would be 1.37. Mr. Horton and Mr. Lenderman discussed the results of their due diligence and the impact the merger would have on FNSC’s employees. The FNSC board discussed the desirability of providing liquidity for FNSC’s shareholders. Mr. Horton discussed the process that would be required to consummate the proposed merger. The FNSC board determined that (i) due to the financial skills and backgrounds of its respective directors, including Mr. Horton who has many years of banking experience and has been involved in a significant number of merger and acquisition transactions in the banking industry during his career, and (ii) based on the comparison of this proposal with other bank holding company transactions included within Mr. Horton’s sampling, that a fairness opinion, although customary, would not be required and that the FNSC board was qualified to conclude that the merger is fair from a financial perspective to the FNSC shareholders. After an in-depth discussion of the proposed transaction and various factors, including those discussed here, all board members present at the meeting voted in favor of the proposed merger.

On July 1, 2013, the merger agreement and Voting Agreements were executed by the parties and at the close of business, First Federal and FNSC issued a joint press release announcing the transaction.

FNSC’s Reasons for the Merger; Recommendation of FNSC’s Board of Directors

FNSC’s board of directors believes that the completion of the merger with First Federal is in the best interests of FNSC and its shareholders. FNSC’s board of directors reviewed and discussed with its advisors the structure of the merger and the financial and other terms of the merger, including the fact that merger consideration is less than the current book value per share of FNSC Common Stock. After discussion and consideration, FNSC’s board of directors approved the merger agreement based on a number of factors, including without limitation the following:

●	FNSC shareholders will receive a combination of cash and stock of First Federal and will thereby have liquidity and/or the opportunity to participate in the success of the Combined Company.

●	First Federal’s business, operations, financial condition, earnings and future prospects and the expected accretive financial impact.

●	The current status of banking in the markets in which FNSC’s banks operate.

●	The impact of bank regulations on smaller banks and the efficiencies that can be achieved by a larger bank.

●	The historical and current market prices of shares of First Federal’s common stock.

●	The benefits of increased liquidity that FNSC’s shareholders would have as shareholders of First Federal.

●	The merger is likely to provide benefits of a stronger strategic position for the Combined Company.

●	FNSC’s and First Federal’s management teams share a common business vision and commitment to their respective clients, shareholders, employees and other constituencies.

●	The two companies have complementary service-focused business models.

FNSC’s board of directors also considered potential risks associated with the merger including the expenses relating to the merger and the need to obtain regulatory approvals in order to complete the transaction. FNSC’s board of directors considered the factors as a whole and determined that the merger with First Federal is in the best interests of FNSC and its shareholders.

The discussion of the information and factors considered by FNSC’s board of directors is not exhaustive, but includes material factors considered by FNSC’s board of directors. In view of the wide variety of factors considered by FNSC’s board of directors in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. FNSC’s board of directors evaluated the factors described above, including asking questions of management and its advisors, and reached consensus that the merger was in the best interests of FNSC and its shareholders. In considering the factors described above, individual members of FNSC’s board of directors may have given different weights to different factors. FNSC’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support its determination that the merger, the merger agreement and the transactions contemplated thereby are advisable and in the best interests of FNSC and its shareholders. Accordingly, the board of directors approved the merger agreement and recommends that FNSC’s shareholders vote “FOR” approval of the merger agreement.

First Federal’s Reasons for the Merger; Recommendation of First Federal’s Board of Directors

The terms of the merger, including the merger consideration, are the result of arm’s-length negotiations between representatives of First Federal and FNSC. In reaching its decision to approve the merger, the First Federal board consulted with its legal advisors regarding the terms of the transaction and with management of First Federal. In approving the entry into the merger agreement, the First Federal board considered the following material factors:

●

A review of the risks and prospects of First Federal remaining independent, including the challenges of the current financial and regulatory climate, versus aligning First Federal with a well-capitalized, well-managed and larger organization.

●	The completion of the merger would not only expand and diversify First Federal’s markets but it would expand product capabilities and further diversify its revenue and deposit mix.

●	FNSC’s strategic presence in and around the southwestern and northeastern Arkansas market areas.

●	The reports of First Federal management concerning the operations and financial condition of FNSC and the pro forma financial impact of the merger.

●	The effect on First Federal's customers and the communities served by First Federal.

●

The consistency of the merger with First Federal's long-term strategic vision to seek profitable future expansion, providing the foundation for future expansion of its geographic footprint, leading to continued growth in overall shareholder value.

●

The financial and other terms of the merger agreement, including the fixed exchange ratio, tax treatment and mutual deal protection and termination fee provisions, which the First Federal board of directors reviewed with its outside legal advisors.

●	FNSC is a very well-managed, quality organization with a strong earnings history.

●	FNSC’s attractive core deposit markets complement First Federal’s higher growth lending markets.

●	FNSC’s and First Federal’s management teams share a common business vision and commitment to their respective clients, shareholders, employees and other constituencies.

●	The opportunity to build greater brand recognition and awareness.

●	The two companies have complementary service-focused business models.

●	First Federal’s management believes that the merger will be accretive to First Federal’s GAAP earnings.

●	The merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position.

The First Federal board also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating FNSC’s business, operations and workforce with those of First Federal, the potential negative impact on First Federal’s stock price and the need to obtain shareholder and regulatory approvals in order to complete the transaction. The First Federal board considered all of these factors as a whole and, on balance, the First Federal board believes that the opportunities created by the merger to increase the value of the First Federal franchise more than offset any integration or other risks inherent in the merger.

The foregoing discussion of the information and factors considered by the First Federal board is not exhaustive, but includes the material factors considered by the First Federal board. In view of the wide variety of factors considered by the First Federal board in connection with its evaluation of the merger and the complexity of these matters, the First Federal board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the First Federal board may have given different weights to different factors.

After careful consideration, First Federal's board of directors, at a meeting held on July 1, 2013, unanimously determined that the plan of merger contained in the merger agreement is in the best interests of First Federal and its shareholders. Accordingly, First Federal's board of directors adopted and approved the merger agreement and unanimously recommends that First Federal shareholders vote "FOR" the approval of the First Federal merger proposal.

Interests of Certain Executive Officers and Directors in the Merger

Certain directors and executive officers of FNSC have interests in the merger as individuals in addition to, or different from, their interests as shareholders of FNSC, including the continuation of indemnification and insurance provided by the Combined Company for a limited time after the merger. The FNSC board of directors was aware of these interests and circumstances and considered them in its decision to approve the merger agreement. These interests are discussed below.

Indemnification

Pursuant to the merger agreement, after the effective time of the merger, all rights to indemnification currently existing in favor of any officer or director of FNSC with respect to matters occurring on or prior to the effective date of the merger will continue in effect and will be enforceable against the Combined Company. First Federal and FNSC agreed that from and after the effective time of the merger, the Combined Company will indemnify, defend and hold harmless each present and former officer and director of FNSC to the fullest extent currently provided under the articles of incorporation and/or bylaws of FNSC if such claim pertains to any matter arising, existing or occurring at or before the effective time of the merger, regardless of whether such claim is asserted or claimed before or after the effective time of the merger.

Officers and Directors Liability Insurance

First Federal and FNSC have agreed that for a period of six (6) years after the effective time of the merger First Federal will use its reasonable best efforts to maintain an officers’ and directors’ liability insurance policy for present and former officers and directors of FNSC, providing substantially similar coverage to that offered under FNSC’s existing officers’ and directors’ liability insurance policy.

Dissenters’ Appraisal Rights

Under Sections 4-27-1301, et seq. of the ABCA, holders of FNSC common stock and First Federal common stock will be entitled to dissent from the merger and obtain payment in cash of the appraised fair value of such holders’ shares of FNSC common stock or First Federal common stock, as the case may be. Set forth below is a summary of the procedures that must be followed by holders of FNSC common stock or First Federal common stock in order to perfect their appraisal rights. This summary should be read in conjunction with the text of Sections 4-27-1301 to 1331 of the ABCA, a copy of which is included as Appendix C to this joint proxy statement/prospectus.

In order to receive payment under these provisions, a dissenting shareholder must (i) deliver to FNSC or First Federal, as applicable, before the applicable special meeting, written notice of the shareholder’s intent to demand payment for his shares if the merger is effectuated, (ii) not vote his shares in favor of the merger and (iii) make a written demand for payment of the fair value of his shares following the applicable special meeting in accordance with the requirements of Section 4-27-1323 of the ABCA. If a shareholder votes in favor of the merger, fails to provide notice of dissent to the merger, or fails to make a written demand for payment of fair value in accordance with the requirements of Section 4-27-132 of the ABCA, the shareholder will be bound by the terms of the merger, and, in the case of FNSC, his shares common stock will be converted into the right to receive the merger consideration. While a vote in favor of the merger will waive a shareholder's appraisal rights, a failure to vote against the merger will not constitute a waiver of a shareholder's appraisal rights.

The value of FNSC dissenting shares will be determined, as of the time immediately before effectuation of the merger, by FNSC (or First Federal as the successor thereto). If a dissenting shareholder objects to such valuation, the shareholder may provide FNSC his estimate of the fair value of his shares and demand payment for such amount. After receipt of such demand, FNSC may either (i) pay the dissenting shareholder the amount demanded by him or (ii) within 60 days of such receipt, petition a court to determine the fair value of the shares. If FNSC fails to take either of the foregoing actions within 60 days of such receipt, it shall pay the dissenting shareholder the amount demanded by such shareholder.

The value of First Federal dissenting shares will be determined, as of the time immediately before effectuation of the merger, by First Federal. If a dissenting shareholder objects to such valuation, the shareholder may provide First Federal his estimate of the fair value of his shares and demand payment for such amount. After receipt of such demand, First Federal may either (i) pay the dissenting shareholder the amount demanded by him or (ii) within 60 days of such receipt, petition a court to determine the fair value of the shares. If First Federal fails to take either of the foregoing actions within 60 days of such receipt, it shall pay the dissenting shareholder the amount demanded by such shareholder.

If a FNSC or First Federal shareholder complies with the appraisal rights requirements, the fair value of his shares, determined in the manner described above, and which, in the case of a FNSC shareholder, may be more or less than the value of the merger consideration he would receive in the merger if he did not dissent, will be paid in cash. This cash payment will be fully taxable to the dissenting shareholder.

Resale of First Federal Common Stock

The shares of First Federal common stock to be issued to shareholders of FNSC under the merger agreement will be freely tradable by such shareholders without restriction, except that if any FNSC shareholders are deemed to be affiliates of First Federal they must abide by certain transfer restrictions under the Securities Act.

Regulatory Approvals Required for the Merger

The merger requires prior approval of the FRB under the Bank Holding Company Act of 1956. The payment of dividends by First National Bank, Heritage Bank, and First Federal Bank, which will be used to partially fund the cash portion of the merger consideration, will require the approval of the OCC. We cannot assure you as to when or whether the approvals will be received.

In reviewing the FRB application, the FRB considers various factors including: (1) the financial and managerial resources and future prospects of the Combined Company and it subsidiaries; (2) the competitive effects of the merger; and (3) the convenience and needs of the communities served by First National Bank and Heritage Bank.

The FRB may not approve the merger if it finds that the effect of the merger substantially lessens competition, tends to create a monopoly or results in a restraint of trade, unless the FRB finds that the anti-competitive effects of the proposed merger are outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

After the FRB’s approval is received, the parties must wait 30 days prior to consummating the merger. During this 30-day waiting period, the United States Department of Justice has the authority to challenge the merger on antitrust grounds. With the approval of the FRB and the Department of Justice, the waiting period can be reduced to 15 days.

The approval of the FRB is not the opinion of the regulatory authority that the merger is favorable to the FRB or FNSC shareholders from a financial point of view or that the FRB has considered the adequacy of the terms of the merger. The approvals in no way constitute an endorsement or a recommendation of the merger by the FRB.

Procedure for Exchanging Certificates

On or prior to the effective date of the merger, First Federal will deposit with the exchange agent cash representing the aggregate cash consideration, certificates representing the aggregate stock consideration, and the estimated amount of cash to be paid in lieu of fractional shares of First Federal common stock, if any. The exchange agent will facilitate the payment of the merger consideration to the holders of certificates representing shares of FNSC common stock.

On the effective date of the merger, each FNSC shareholder will cease to have any rights as a shareholder of FNSC, and his or her sole rights will be to receive, as applicable, cash consideration, stock consideration, and cash in lieu of any fractional shares into which his or her shares of FNSC common stock have been converted pursuant to the merger agreement.

Shareholders are requested not to send in their FNSC common stock certificates until they have received a letter of transmittal and further written instructions from the exchange agent. After receipt of a properly completed letter of transmittal accompanied by the appropriate FNSC common stock certificates and following the effective date of the merger, the exchange agent will send as promptly as practicable to the former holders of FNSC common stock the cash consideration, the stock consideration and cash payments for fractional shares, if any.

After the effective time of the merger, each certificate formerly representing FNSC common stock, until so surrendered and exchanged, will evidence only the right to receive, without interest, the merger consideration, including any dividend or other distribution with respect to First Federal common stock with a record date after the effective time of the merger.

If your FNSC stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The exchange agent will send you instructions on how to provide evidence of ownership. You may be required to make an affidavit and post a bond in an amount sufficient to protect FNSC, the exchange agent and First Federal against subsequent claims related to your common stock.

The Private Placement

In connection with the merger, First Federal needed to raise approximately $20,000,000 in additional capital to partially fund the cash portion of the merger consideration. First Federal considered several alternative financing structures, including bank loans, the issuance of preferred stock and the issuance of common stock. After deliberating these alternatives, First Federal proposed raising capital through a private placement of common stock to certain accredited investors that have existing relationships with First Federal. The private placement proposal would consist of the sale of 2,531,645 shares of First Federal common stock at a price per share of $7.90 (the closing price of the First Federal common stock on the last trading day prior to the date of the merger agreement) (the “Private Placement”) and would be contingent upon the closing of the merger. To facilitate First Federal’s ability to enter into the merger agreement and ensure that the Private Placement would be fully subscribed, First Federal proposed entering into commitment letter agreements (the “Commitments”) with five (5) members of Bear State (the “Investors”), pursuant to which Commitments each of the Investors would commit to purchase 506,329 shares of First Federal common stock at a per share price of $7.90. In exchange for providing the Commitments, each of the Investors would be issued warrants to purchase 35,443 shares of First Federal common stock at an exercise price of $7.90 per share, and with a five-year term. The shares underlying the warrants and any shares issued to the Investors in the Private Placement would be entitled to customary registration rights.

First Federal’s board of directors determined that the Private Placement and the Commitments involved actual and additional potential conflicts of interest among certain directors that were among the Investors or were otherwise affiliated with Bear State. Accordingly, the board formed a special committee of directors consisting of Messrs. Conner (chairman), Hammerschmidt, Hill and Gearhart (the “Special Committee”) to consider and evaluate the fairness of the Private Placement, the Commitments and the warrants to be issued to the Investors. Prior to designating the Special Committee, the board (i) determined that each of the members of the Special Committee were disinterested and impartial with regard to the proposed Private Placement and (ii) engaged Southard Financial of Memphis, Tennessee to review the terms of the proposed Private Placement, the Commitments and the warrants to be issued to the Investors and to opine on the fairness from a financial point of view of those transactions.

On July 1, 2013, prior to the board’s approval of the merger, the Special Committee convened a meeting at which Mr. Dave Harris, a representative of Southard Financial, was present and provided the Special Committee an overview of his firm’s fairness opinion. At the meeting, the Special Committee asked questions of Mr. Harris and deliberated the merits and fairness of the Private Placement, the Commitments and the warrants. Specifically, the Special Committee considered the appropriateness of selecting $7.90 as the fixed price per share to be offered in the Private Placement, the competitiveness of the commitment fee (i.e., the amount and terms of the warrants to be issued to the Investors) as compared to market commitment fees for alternative financing structures, and the likelihood of First Federal being able to fully subscribe the Private Placement without having to engage a placement agent. After considering the foregoing and the fairness opinion of Southard Financial, discussed in detail below, the Special Committee approved the Private Placement, the Commitments and the issuance of the warrants to the Investors.

On July 12, 2013, First Federal approached Bear State and inquired as to Bear State’s interest in participating in the Private Placement. Bear State expressed a willingness to purchase 2,291,593 shares of common stock with aggregate proceeds to First Federal of approximately $18.1 million. On August 23, 2013, First Federal entered into a subscription agreement with Bear State for the purchase and sale of 2,291,593 shares of common stock. First Federal also entered into a registration rights agreement with Bear State, which provided Bear State with customary registration rights with respect to the shares it has agreed to purchase in the Private Placement. First Federal intends to utilize the Commitments of the Investors to backstop the remaining 240,052 shares to be purchased the Private Placement. First Federal anticipates the closing of the Private Placement will occur immediately prior to the closing of the merger.

The Private Placement – Opinion of First Federal’s Financial Advisor

The First Federal board of directors retained Southard Financial, LLC (“Southard”) to act as its financial advisor to render a fairness opinion in connection with the Private Placement. The board selected Southard based on the credentials of its personnel, its reputation in banking valuations, and its familiarity with the banking industry. The board placed no limitations on the scope of Southard’s analysis. On July 1, 2013, Southard delivered to the board a written opinion dated July 1, 2013 (the “Fairness Opinion”), to the effect that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion, the terms of the Private Placement are fair, from a financial point of view, to the First Federal shareholders who are not participating in the Private Placement.

The full text of Southard’s opinion, dated July 1, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Southard, is attached as Appendix B to this proxy statement and is incorporated by reference into this joint proxy statement/prospectus. The summary of Southard’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion carefully in its entirety. Southard’s opinion was delivered to the board for its information and is directed only to the fairness, from a financial point of view, to the First Federal shareholders who are not participating in the Private Placement, of the terms of the Private Placement and does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of First Federal, or any other aspect of the Private Placement, including the merits of the board’s underlying decision to engage in the Private Placement. Southard’s opinion does not constitute a recommendation to any shareholder as to how the shareholder should vote with respect to the Private Placement or any other matter. Southard has consented to its opinion being summarized herein and reproduced in its entirety as Appendix B to this joint proxy statement/prospectus.

Southard is a specialized consulting and valuation firm focusing on providing stock valuations to companies and financial institutions located throughout the United States, or to groups of individuals associated with U.S.-based companies and financial institutions. As part of its line of professional services, Southard specializes in rendering valuation opinions of banks and bank holding companies nationwide.

In preparing its opinion, Southard performed various financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying Southard’s opinion or the presentation made by Southard to the board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Southard did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Also, no company included in Southard’s comparative analyses described below is identical to First Federal and no transaction is identical to the Private Placement. Therefore, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of First Federal and the companies to which it is being compared. Accordingly, Southard believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

In performing its analyses, Southard made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Southard or First Federal. Any estimates contained in the analyses performed by Southard are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, Southard’s opinion was among several factors taken into consideration by the board in making its determination to approve the Private Placement. Consequently, Southard’s analyses should not be viewed as determinative of the decision of the board or of management with respect to the fairness of the terms of the Private Placement.

In arriving at its opinion, Southard, among other things, did the following:

●	reviewed certain publicly available business and financial information relating to First Federal that Southard deemed to be relevant;

●	reviewed certain information relating to the business, earnings, cash flow, assets, liabilities and prospects of First Federal;

●

conducted discussions with members of First Federal senior management and its representatives regarding the matters described in the preceding two bullet points as well as its business and prospects before and after giving effect to the Private Placement;

●	reviewed the price and trading activity for First Federal common stock and compared them with similar information for certain other companies that Southard deemed to be relevant;

●	compared the proposed financial terms of the Private Placement with the financial terms of other transactions that Southard deemed to be relevant;

●

reviewed the current market environment in the banking industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as Southard considered appropriate.

In performing its reviews and analyses and in rendering its opinion, Southard relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by First Federal or its respective representatives, or that was otherwise reviewed by Southard and has assumed such accuracy and completeness for purposes of rendering the opinion. Southard further relied on the assurances of First Federal management that they were not aware of any facts or circumstances that would make any of the information provided by First Federal inaccurate or misleading. Southard has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Southard does not assume any responsibility or liability for the accuracy or completeness thereof. Southard did not undertake an independent evaluation or appraisal of any First Federal assets or liabilities, nor was it furnished with any evaluations or appraisals. Southard did not make an independent evaluation of the adequacy of our allowance for loan losses nor has Southard reviewed any individual credit files relating to First Federal. Southard assumed, with First Federal’s consent, that First Federal’s allowances for loan losses are adequate to cover such losses. With respect to the management forecasts furnished to or discussed with Southard, Southard assumed, with the consent of the First Federal board, that they were reasonably prepared and reflected the best currently available estimates and judgments of First Federal management as to First Federal’s expected future financial performance and that the forecasts would be achieved.

Southard’s opinion is necessarily based upon market, economic and other conditions as they existed on, and on the information made available to Southard as of, July 1, 2013. Southard assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Private Placement, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Private Placement. Southard did not express any opinion as to the prices at which First Federal common stock will trade following the announcement of the Private Placement or the price at which First Federal common stock will trade following the completion of the Private Placement. No other limitation was imposed on Southard with respect to the investigations made or procedures followed by Southard in rendering its opinion.

On July 1, 2013, Southard issued a Fairness Opinion relative to the proposed Private Placement. The Fairness Opinion was based on financial information through May 31, 2013. The primary factors considered by Southard were: (1) the value of the warrants; (2) recent prices and trading volume for First Federal common stock; (3) comparison of recent trading multiples of First Federal common stock versus the public markets for bank stocks; (4) the impact of the Private Placement on the equity capital, projected performance, and per share value of First Federal; (5) alternative funding sources for the $20 million; and, (6) the process of negotiating the terms of the Private Placement.

Based upon the terms of the warrants, Southard performed various valuation analyses using the Black-Scholes Option Pricing Model. The total valuation of the warrants, which should be viewed as a combination of the commitment fee and discounts/commissions, represents 2.5% to 3.6% of the total funding. In Southard’s opinion, the range of fees/discounts is within or below the normal range for the private placement of common shares. It should be noted that the warrants will be issued regardless of whether or not the Private Placement occurs, which is in turn dependent upon the closing of the merger with FNSC.

First Federal common stock has traded in the range of $4-$10 per share over the last 18 months and trading volume has generally increased over the period. The stock closed at $7.90 per share on June 28, 2013 on trading volume of 79,000 shares. With the exception of three extraordinary trading days, volume averaged 7,651 shares over the last 18 months, and share volume on June 28, 2013 was the highest over the period.

Southard compiled market pricing ratios for publicly traded banks and bank holding companies with ratios similar to those of First Federal. As of May 31, 2013, that group of publicly traded banks was trading at a median price/book value ratio of 88% (range of 54%-193%) and a median price/tangible book value ratio of 102% (range of 58%-193%). Based upon management’s pro forma balance sheet as of December 31, 2013, excluding the Private Placement and the merger and assuming $20 million of newly issued common stock, the exercise price of the warrants in the Private Placement would represent about 225% of book value. Assuming the effectuation of the Private Placement and the merger, both book value and tangible book value increase in management’s pro forma projections and the current price would represent about 170% of diluted book value and about 200% of diluted tangible book value. These ratios are well above current market pricing levels for comparable publicly traded banks.

The Private Placement’s impact on First Federal (exclusive of the merger) is expected to improve the capital ratio of First Federal and should enhance the likelihood of regulatory approval for the merger. Management’s projections indicate that the merger will enhance the earnings of First Federal going forward; nevertheless, the impact of the Private Placement on the value of First Federal’s common shares cannot be separated from the proposed simultaneous merger with FNSC. Southard was not retained by First Federal to opine in any way on the merger.

The Private Placement (with the firm commitment to purchase common shares) should be viewed as a “put option” in that the Investors are obligated to purchase shares at a fixed price of $7.90 per share. The decision to use a fixed price of $7.90 per share (which represents the closing price of the First Federal common stock on the last trading day prior to the date of the merger agreement) was made by First Federal without recommendation by Southard. This put option has substantial value to First Federal in that it sets a maximum dilution level for existing shareholders for the funding of the FNSC merger if the share price declines from its current level. Based upon Southard’s analysis, the value of the put option to First Federal should be viewed as an offset to the value of the warrants issued to the Investors.

First Federal considered other funding alternatives, including the issuance of a high coupon non-cumulative preferred stock (with similar warrants) and the use of debt financing. Management believes that the proposed Private Placement is a better alternative due to the high coupon rates associated with these alternatives. Based upon the valuation ratios for the common stock issuance, Southard concurs with management’s opinion.

Finally, it should be noted that the ultimate terms of the Private Placement came about as a result of negotiations between First Federal and the Investors. This fact gives additional comfort to the fairness analysis.

Based on all factors that Southard deemed relevant and assuming the accuracy and completeness of the information and data provided, Southard concluded that the terms of the Private Placement were fair, from a financial standpoint, to all shareholders of First Federal who are not participating in the Private Placement.

Prior to its engagement to assist First Federal’s board and management in connection with the proposed Private Placement, Southard had not provided valuation or other professional services to First Federal or its shareholders. Further, Southard has not previously served as a market maker for First Federal’s common stock. Finally, Southard and its employees have no past, present, or future contemplated interest (financial or otherwise) in First Federal, its subsidiary, or the Private Placement.

Pursuant to the terms of Southard’s engagement, First Federal agreed to pay Southard $30,000 plus Southard’s expenses for the issuance of the Fairness Opinion. First Federal also agreed to reimburse Southard for reasonable expenses incurred by Southard in performing its services and to indemnify Southard and related persons and entities against liabilities, including liabilities under the U.S. federal securities laws, arising out of Southard’s engagement.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement. The following description of the merger agreement should be read in conjunction with the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

General

The merger agreement provides for the merger of FNSC with and into First Federal, with First Federal surviving the merger. If the shareholders of FNSC and First Federal approve the merger agreement at their respective special meetings, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived (to the extent permitted by law), we anticipate that the merger will be completed during the fourth quarter of 2013, although delays could occur. As a result of the merger, holders of FNSC common stock will be entitled to receive the cash consideration and the stock consideration described herein, plus cash in lieu of any fractional share and such holders will no longer be owners of FNSC common stock. As a result of the merger, certificates for FNSC common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

Purchase Price; Merger Consideration

If the merger is completed, the aggregate merger consideration to be paid by First Federal to FNSC shareholders will consist of $74,000,000 in cash and 6,252,400 shares of First Federal common stock. Assuming that there are 107,800 shares of FNSC common stock outstanding at the closing, which is the number of shares of FNSC common stock outstanding as of July 1, 2013, each share of FNSC common stock will be converted into the right to receive $686.46 in cash and 58 shares of First Federal common stock. If the number of shares of FNSC common stock outstanding at the time of the closing of the merger is greater than 107,800, the amount of cash and the number of shares of First Federal common stock to be received in exchange for each share of FNSC common stock will be less than the amounts provided in the previous sentence.

On June 28, 2013, the closing stock price for the First Federal common stock was $7.90 per share. Based on this number, the value of the stock consideration as of the date of the merger agreement was $49,393,960 and the aggregate stock and cash consideration combined on such date was $123,393,960. Because the stock consideration consists of a fixed number of shares of First Federal common stock, any fluctuation in the trading price of First Federal’s common stock will affect the value of the stock portion of the merger consideration. The following table provides a sensitivity analysis of the value of the stock portion of the merger consideration and the total merger consideration based upon potential fluctuations in the trading price of the First Federal common stock and assumes that the number of shares of FNSC common stock issued and outstanding at the effective time of the merger is 107,800.

Change in First Federal Trading Price	Stock Consideration (per share of FNSC common stock)	Cash Consideration (per share of FNSC common stock)	Total Merger Consideration (per share of FNSC common stock)	Total Aggregate Merger Consideration

$4.00	$232.00	$686.46	$918.46	$99,009,600
$5.00	$290.00	$686.46	$976.46	$105,262,000
$6.00	$348.00	$686.46	$1,034.46	$111,514,400
$7.90	$458.20	$686.46	$1,144.66	$123,393,960
$9.00	$522.00	$686.46	$1,208.46	$130,271,600
$10.00	$580.00	$686.46	$1,266.46	$136,524,000
$11.00	$638.00	$686.46	$1,324.46	$142,776,400
$12.00	$696.00	$686.46	$1,382.46	$149,028,800

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of First Federal and FNSC before the effective time of the merger. In general, the merger agreement obligates First Federal and FNSC to conduct their respective businesses in the ordinary course of business consistent with past practice. In addition, First Federal and FNSC have agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of the other party, they will not, among other things:

●	adopt or implement any amendment to their, or any of their subsidiaries’, respective articles of incorporation, bylaws, or comparable organizational documents;

●	except in limited circumstances, declare or pay any dividend or distribution;

●	redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of their or their subsidiaries’ respective equity securities;

●

take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either party to obtain any necessary regulatory approvals required to complete the merger; or

●	take any action that is intended to or would be reasonably likely to prevent or materially delay the consummation of the merger.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties by First Federal and FNSC regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things:

●	the organization and existence of each of the companies;

●	the capitalization of each of the companies;

●	the status of subsidiaries;

●	the corporate power and authority to enter into the merger agreement and consummate the merger;

●	the regulatory approvals required to consummate the merger;

●	the absence of conflicts with and violations of law;

●	the absence of any undisclosed liabilities;

●	the absence of adverse legal proceedings;

●	accuracy of FNSC’s financial records and audited financial statements;

●	accuracy of information in First Federal’s reports and financial statements filed with the SEC;

●	the existence, performance and legal effect of certain contracts and insurance policies;

●	the filing of tax returns, payment of taxes and other tax matters by each party;

●	labor and employee benefit matters;

●	compliance with applicable environmental laws by each party; and

●	the status of tangible property, intellectual property, certain loans, investment securities and non-performing and classified assets of FNSC.

Conditions to the Merger

The respective obligations of First Federal and FNSC to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

●	approval of the merger agreement by the shareholders of FNSC and First Federal;

●	the receipt of all required regulatory approvals or authorizations;

●	the absence of any order, injunction, decree or judgment restraining or prohibiting completion of any of the transactions contemplated by the merger agreement;

●	the shares of First Federal common stock to be issued as part of the merger consideration shall have been authorized for listing on NASDAQ;

●

the registration statement of First Federal of which this joint proxy statement/prospectus is a part must have become effective under the Securities Act and no “stop order” shall have been entered by the SEC and be continuing in effect;

●	expiration of any waiting period applicable to the merger under the Hart Scott Rodino Act;

●	the accuracy of the representations and warranties of the parties set forth in the merger agreement subject to the standards set forth in the merger agreement;

●	the performance of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

●	the delivery of certain certificates of the appropriate officers of FNSC and First Federal; and

●	solely with respect to FNSC, FNSC’s receipt of a legal opinion to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws.

Agreement to Not Solicit Other Offers

Until the merger is completed or the merger agreement is terminated, both FNSC and First Federal have agreed that they, their subsidiaries, their officers and their directors will not, subject to their fiduciary obligations:

●	solicit, initiate or encourage any inquiries or the making of any competing transaction;

●	enter into or continue any discussions or negotiations regarding any competing transaction;

●	enter into any letter of intent or other agreement that is intended to or could reasonably be expected to lead to a competing transaction; or

●	waive, amend modify or grant any release under any standstill or similar agreement or confidentiality agreement relating to a competing transaction.

Either party may, however, furnish information regarding such party to, or enter into and engage in discussions with, any person or entity in response to an unsolicited bona fide proposal for a “superior competing transaction” by the person or entity made after the date of the merger agreement, if (i) the board of directors of such party determines in good faith, after consultation with its outside legal counsel, that the action is required for the directors of such party to comply with their fiduciary obligations under applicable law and (ii) the board of directors of the party receiving the proposal promptly notifies the other party of the proposal, the material terms of such proposal and the person or entity making the proposal.

A “superior competing transaction” is an unsolicited, bona fide, acquisition proposal that the board of directors of the proposal recipient determines in good faith (after receiving advice from outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal that (i) if consummated, would be more favorable to shareholders of the proposal recipient from a financial point of view than the merger and (ii) if accepted, is reasonably likely to be completed on the terms proposed. Each party to the merger agreement has the right, for a period of three (3) business days after receipt of a notice that the counterparty has received a proposal for a superior competing transaction, to adjust the terms of the merger agreement in order to allow the board of directors of such counterparty to proceed with the merger agreement without breaching its fiduciary duty.

Employee Matters

Each individual who is an employee of FNSC as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of the Combined Company.

All FNSC employees who become employees of the Combined Company or at the effective time of the merger will be entitled to participate in First Federal’s benefit plans to the same extent as similarly situated First Federal employees and will be given credit for their service at FNSC. First Federal will also use commercially reasonable efforts to cause each such First Federal benefit plan to waive any waiting periods, evidence of insurability requirements, and the application of any pre-existing conditions limitations.

Termination; Amendment

The merger agreement may be terminated prior to the closing, before or after approval by FNSC and/or First Federal shareholders, for various reasons, including the following:

●	by mutual consent of the boards of directors of First Federal and FNSC;

●	by either party if the merger has not occurred on or before March 31, 2014;

●	by either party if any required regulatory approvals for consummation of the merger are not obtained;

●

by a party if the other party (1) fails to perform in all material respects all material obligations required to be performed by such party under the merger agreement, (2) breaches certain fundamental representations or warranties as specified in the merger agreement or (3) materially breaches any non-fundamental representations or warranties contained in the merger agreement, in each case if such breach is reasonably likely to have a material adverse effect on the terminating party and such breach cannot be or has not been cured within thirty (30) days after notice from the terminating party; or

●

by a party if the other party (1) fails to, withdraws, modifies, qualifies or proposes or resolves to withdraw, modify or qualify its board of directors’ recommendation that its shareholders approve the merger agreement, (2) breaches its non-solicitation covenant, or (3) approves, recommends, endorses or proposes or resolves to recommend or endorse a competing transaction.

The merger agreement may also be amended or modified at any time, before or after its approval by the shareholders of FNSC and/or First Federal, by mutual agreement, except that no amendment shall be made after the special meetings without FNSC and First Federal shareholder approval if such amendment, by law, would require further approval by the shareholders of FNSC and/or First Federal.

Effect of Termination; Termination Fee

If the merger agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that certain specified provisions of the agreement will survive and termination will not relieve a breaching party from liability for any willful and material breach of any provision of the merger agreement.

If the merger agreement is not consummated by March 31, 2014 and either party (the “transacting party”) enters into and consummates a competing transaction on or before March 31, 2015, the transacting party shall pay to the non-transacting party a termination fee of $3,000,000; provided, however, the transacting party will not be obligated to pay a termination fee if the merger was not consummated due to (i) factors beyond the transacting party’s control or (ii) the failure of a condition precedent resulting from the action or inaction of the non-transacting party.

Fees and Expenses

First Federal and FNSC will each pay its own costs and expenses in connection with the merger and the transactions contemplated thereby except as described above.

ACCOUNTING TREATMENT

First Federal will account for the merger using the purchase method of accounting. Under this accounting method, First Federal would record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is complete. Any excess of the cost of FNSC over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill. Based on an assumed purchase price of $133.46 million (calculated using an assumed value of $9.51 per share of First Federal common stock, which represents the closing stock price for First Federal common stock on August 19, 2013) and utilizing FNSC financial information as of June 30, 2013, estimated goodwill would total approximately $39.3 million. First Federal’s reported income would include the operations of FNSC after the merger. Financial statements of First Federal after completion of the merger would reflect the impact of the acquisition of FNSC. Financial statements of First Federal issued before completion of the merger would not be restated retroactively to reflect FNSC historical financial position or results of operation.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following summary describes the anticipated material U.S. federal income tax consequences of the merger to holders of FNSC common stock. The following summary is based upon the Internal Revenue Code (the “Code”), its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes, are not addressed in this joint proxy statement/prospectus.

For purposes of this discussion, a U.S. holder means a holder of FNSC common stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. It is a condition to FNSC’s obligations to complete the merger that it receive an opinion from Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., dated the closing date of the merger, and to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. This condition may be waived, and in such event FNSC will undertake to recirculate and resolicit shareholders of FNSC if the condition is waived by FNSC and the change in tax consequences is material. This opinion is and will be based on representation letters provided by First Federal and FNSC and on customary factual assumptions. The opinion described above will not be binding on the IRS or any court. First Federal and FNSC have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds FNSC common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the tax consequences of the merger to them.

This discussion addresses only those FNSC shareholders that hold their FNSC common stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular FNSC shareholders in light of their individual circumstances or to FNSC shareholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities or investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold FNSC common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

shareholders who acquired their shares of FNSC common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of First Federal or FNSC. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax, the Medicare contribution tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the material U.S. federal income tax consequences will be as follows:

●	no gain or loss will be recognized by First Federal or FNSC as a result of the merger;

●

gain (but not loss) will be recognized by holders of FNSC common stock in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the First Federal common stock and cash received by a U.S. holder of FNSC common stock exceeds such holder’s basis in its FNSC common stock and (2) the amount of cash received by such holder of FNSC common stock (except with respect to any cash received instead of fractional share interests in First Federal common stock, as discussed below in the section entitled “–Cash Received Instead of a Fractional Share of First Federal Common Stock”);

●

the aggregate basis of the First Federal common stock received by a U.S. holder of FNSC common stock in the merger (including fractional shares of First Federal common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the FNSC common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share of First Federal common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received in lieu of a fractional share of First Federal common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Potential Recharacterization of Gain as a Dividend”); and

●

the holding period of First Federal common stock received in exchange for shares of FNSC common stock (including fractional shares of First Federal common stock deemed received and redeemed as described below) will include the holding period of the FNSC common stock for which it is exchanged.

If a holder of FNSC common stock acquired different blocks of FNSC common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of FNSC common stock, and the cash and shares of First Federal common stock received will be allocated pro rata to each such block of stock. Holders of FNSC common stock should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of First Federal common stock received in the merger.

Taxation of Capital Gain

Except as described under “—Potential Recharacterization of Gain as a Dividend” below, gain that holders of FNSC common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their FNSC common stock for more than one year as of the date of the merger. Long-term capital gain of noncorporate holders of FNSC common stock is generally taxed at preferential rates. For holders of FNSC common stock that are noncorporate holders, long-term capital gain generally can be taxed at a maximum U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. As a result of the American Taxpayer Relief Act of 2012 (“ATRA”), the maximum U.S. federal income tax rate in effect for long-term capital gains recognized during 2013 is 20% for high income taxpayers, i.e., married couples filing joint returns with taxable income in excess of $450,000, heads of household with taxable income in excess of $425,000 and other individuals with taxable income in excess of $400,000. The maximum long-term capital gains rate for non-high income taxpayers is 15%. As of January 1, 2013, net investment income of certain high-income taxpayers will be subject to an additional 3.8% tax (i.e., the Medicare contribution tax on net investment income). The definition of “high income taxpayers” for purposes of the Medicare contribution tax is different than as defined above for purposes of ATRA.  Because the impact of the net investment income tax depends primarily upon the particular circumstances of a holder of FNSC common stock, holders of FNSC common stock should consult their own tax advisors regarding the potential impact of these recent tax changes to them.

Potential Recharacterization of Gain as a Dividend

All or part of the gain that a particular holder of FNSC common stock recognizes could be treated as dividend income rather than capital gain if (1) such holder is a significant shareholder of First Federal or (2) such holder’s percentage ownership, taking into account constructive ownership rules, in the Combined Company after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of First Federal common stock rather than a combination of cash and shares of First Federal common stock in the merger. This could happen, for example, because of ownership of additional shares of First Federal common stock by such holder, ownership of shares of First Federal common stock by a person related to such holder (which are deemed to be constructively owned by the holder) or a share repurchase by First Federal from other holders of First Federal common stock. The amount of dividend income is limited to First Federal’s current and accumulated earnings and profits without a reduction for such holder’s basis in its FNSC common stock. Any excess over the amount of earnings and profits would result in a reduction of basis of the First Federal common stock held, and any remainder would generally be treated as a capital gain. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. ATRA increases the maximum rate on qualified dividends for high income taxpayers to 20% (as compared to 15% prior to 2013). Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of FNSC common stock, including the application of certain constructive ownership rules, holders of FNSC common stock should consult their own tax advisors regarding the potential tax consequences of the merger to them.

Cash Received Instead of a Fractional Share of First Federal Common Stock

A holder of FNSC common stock who receives cash in lieu of a fractional share of First Federal common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by First Federal. As a result, such holder of FNSC common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest. The gain or loss recognized by the holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holder’s holding period for the relevant share is greater than one year. The deductibility of capital losses is subject to limitations. As of January 1, 2013, net investment income of certain high-income taxpayers will be subject to an additional 3.8% tax (i.e., the Medicare contribution tax on net investment income). Because the impact of the net investment income tax depends primarily upon the particular circumstances of a holder of FNSC common stock, holders of FNSC common stock should consult their own tax advisors regarding the potential impact of these recent tax changes to them.

Backup Withholding and Information Reporting

Payments of cash to a holder of FNSC common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its correct taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability.

A holder of FNSC common stock will be required to retain records pertaining to the merger with regard to the stock consideration received by such holder. Each holder of FNSC common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives First Federal common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the FNSC common stock surrendered and the fair market value of the First Federal common stock and cash received in the merger. A “significant holder” is a holder of FNSC common stock who, immediately before the merger, owned at least 1% of the outstanding stock of FNSC or securities of FNSC with a basis for federal income tax purposes of at least $1 million.

Tax Consequences for Exercising Appraisal Rights

The holders of FNSC common stock or First Federal common stock who properly exercise their appraisal rights and receive cash in exchange for their stock will treat the receipt of such cash as a taxable event. Such holders will recognize gain or loss in an amount equal to the difference between: (1) the cash received; and (2) the holder’s adjusted tax basis in the FNSC common stock or First Federal common stock, as applicable, exchanged. The gain or loss recognized by the holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if such holders have held (or are treated as having held) their FNSC common stock for more than one year as of the date of the merger. Holders of FNSC common stock and First Federal common stock should consult their own tax advisors regarding the potential impact of exercising appraisal rights.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

The foregoing summary of material federal U.S. income tax consequences of the merger is not intended or written to be used, and cannot be used, by any shareholder of FNSC, any shareholder of First Federal or any other person for the purpose of avoiding penalties that may be imposed by the IRS.

CERTAIN INFORMATION ABOUT FIRST FEDERAL

GENERAL

First Federal Bancshares of Arkansas, Inc.

First Federal is an Arkansas corporation originally organized in Texas in January 1996 by First Federal Bank for the purpose of becoming a unitary holding company of First Federal Bank.  First Federal reincorporated from the State of Texas to the State of Arkansas on July 20, 2011. The significant asset of First Federal is the capital stock of First Federal Bank.  The business and management of First Federal consists of the business and management of First Federal Bank.  First Federal does not presently own or lease any property, but instead uses the premises, equipment and furniture of First Federal Bank.  At the present time, First Federal does not employ any persons other than officers of First Federal Bank, and First Federal utilizes the support staff of First Federal Bank from time to time.  Additional employees will be hired as appropriate to the extent First Federal expands or changes its business in the future.  At June 30, 2013, First Federal had $515.8 million in total assets, $441.9 million in total deposits and $71.0 million in shareholders’ equity.

First Federal’s primary regulator is the FRB, as successor to the Office of Thrift Supervision (“OTS”).

First Federal’s principal executive office is located at the home office of First Federal Bank at 1401 Highway 62-65 North, Harrison, Arkansas 72601, and its telephone number is (870) 741-7641. First Federal also has an executive office in Little Rock, Arkansas.

Bear State Financial Holdings, LLC

On May 3, 2011, Bear State recapitalized First Federal (the “Recapitalization”) by (i) purchasing approximately 82% of the outstanding common stock of First Federal for $46.3 million, (ii) purchasing the shares of First Federal preferred stock and warrant to purchase common stock of First Federal then held by Department of the Treasury and surrendering them to First Federal as part of this purchase price, and (ii) receiving warrants to purchase 2 million shares of First Federal common stock. (For more information on the Recapitalization, see Note 3 to First Federal’s Consolidated Financial Statements for the Years Ended December 31, 2012 and 2011 on page F-[__] below.)

First Federal Bank

First Federal Bank is a federally-chartered stock savings and loan association formed in 1934.  As of June 30, 2013, First Federal Bank conducted business from its main office in Harrison, Arkansas, a loan production office in Pulaski County, Arkansas, and twelve full-service branch offices and one limited service office located in a five county area in Arkansas comprised of Benton and Washington counties in Northwest Arkansas and Boone, Marion and Baxter counties in North central Arkansas. First Federal’s deposits are insured by the Deposit Insurance Fund (“DIF”), which is administered by the FDIC, to the maximum extent permitted by law.

In June 2013, First Federal Bank completed the sale of its Berryville (Carroll County) branch and entered into a definitive agreement to sell certain deposits and assets associated with the bank’s branch office located in Farmington, Arkansas. Additionally, First Federal Bank intends to close its Rogers Elm branch office during the third quarter of 2013.

First Federal Bank is a community-oriented financial institution offering a wide range of retail and business deposit accounts, including noninterest bearing and interest bearing checking accounts, savings and money market accounts, certificates of deposit, and individual retirement accounts. Loan products offered by First Federal Bank include residential real estate, consumer, construction, lines of credit, commercial real estate and commercial business loans. Other financial services include automated teller machines; 24-hour telephone banking; online banking, including account access, bill payment, and e-statements; mobile banking, including remote deposit capture and funds transfer; Bounce ProtectionTM overdraft service; debit cards; and safe deposit boxes.

First Federal Bank is regulated by the OCC, which is First Federal Bank’s chartering authority and primary regulator, as successor to the OTS. First Federal Bank is also regulated by the FDIC, the administrator of the DIF, and is subject to certain reserve requirements established by the Board of Governors of the FRB. First Federal Bank is a member of the Federal Home Loan Bank of Dallas.

Employees

First Federal Bank had 168 full-time employees and 22 part-time employees at June 30, 2013. None of these employees is represented by any union or similar group, and First Federal Bank believes that it enjoys good relations with its personnel.

Available Information

First Federal makes available free of charge its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to such reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable on or through its website located at www.ffbh.com after filing with the SEC. Information on, or accessible through, First Federal’s website is not a part of and is not incorporated into this joint proxy statement/prospectus and the inclusion of First Federal’s website address in this document is an inactive textual reference.

Competition

First Federal Bank faces strong competition both in attracting deposits and making loans. Its most direct competition for deposits has historically come from commercial banks, other savings associations and credit unions. In addition, First Federal Bank has faced additional significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. The ability of First Federal Bank to attract and retain savings and certificates of deposit depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities. First Federal Bank’s ability to increase checking deposits depends on offering competitive checking accounts and promoting these products through effective channels. Additionally, First Federal Bank offers convenient hours, locations and online services to maintain and attract customers.

First Federal Bank experiences strong competition for loans principally from commercial banks, other savings associations, and mortgage companies. First Federal Bank competes for loans principally through the interest rates and loan fees charged and the efficiency and quality of services provided.

In the combined market area of Benton, Washington, Carroll, Boone, Marion, and Baxter counties, First Federal Bank had the third largest market share out of 40 institutions with 4.39% of the deposit market at June 30, 2012. Following the sale of its Berryville office in June 2013, First Federal Bank exited the Carroll County market.

Removal of Regulatory Orders

Bank Order

On January 15, 2013, the OCC issued an order terminating the Cease and Desist Order issued by the

OTS on April 12, 2010 (the "Bank Order"), effective immediately. The basis of the OCC's decision to terminate the Bank Order was its conclusion that "the protection of depositors, other customers and shareholders of First Federal Bank as well as its safe and sound operation do not require the continued existence of said Order." The action also terminated the related Stipulation and Consent to Issuance of Order to Cease and Desist between First Federal Bank and the OTS.

The Bank Order imposed certain restrictions on First Federal Bank, including lending and dividend restrictions. In particular, First Federal Bank was required to seek the prior non-objection from the OCC before making certain kinds of loans. The Bank Order also required First Federal Bank to take certain actions, including the submission to the OCC of capital plans to, among other things, preserve and enhance the capital of First Federal Bank. The foregoing description of the Bank Order is qualified in its entirety by reference to the Bank Order, a copy of which was attached as Exhibit 10.10 to First Federal’s Annual Report on Form 10-K filed with the SEC on April 15, 2010.

Company Order

On June 21, 2013, the FRB issued a letter terminating the Cease and Desist Order issued by the OTS on April 12, 2010 (the “Company Order”), effective immediately. The action also terminated the related Stipulation and Consent to Issuance of Order to Cease and Desist between First Federal and the OTS.

The Company Order was issued following a 2009 regulatory examination of First Federal and First Federal Bank and after First Federal reported a 2009 net loss of $45.5 million, which loss was primarily the result of increased costs associated with First Federal Bank’s non-performing assets, including the provision for loan losses and real estate owned expenses. The Company Order required First Federal to cease and desist from any action that (i) resulted in First Federal’s failure to identify, measure, monitor or control specific risks to First Federal or (ii) resulted in First Federal Bank being inadequately capitalized.

The Company Order imposed certain operations restrictions on First Federal, including dividend, share repurchase and debt restrictions. In particular, First Federal was required to seek the prior non-objection before declaring any dividend, effecting any capital distribution or stock transaction, or incurring any debt. The Company Order also required First Federal to take certain actions, including the submission to the OTS of capital plans to, among other things, preserve and enhance the capital of First Federal. After the Company Order was issued, First Federal undertook efforts to increase its capital and reduce its non-performing assets. By June 2013, First Federal had improved these measures to a level that the FRB considered sufficient. The foregoing description of the Company Order is qualified in its entirety by reference to the Company Order, a copy of which was attached as Exhibit 10.08 to First Federal’s Annual Report on Form 10-K filed with the SEC on April 15, 2010.

BUSINESS

Lending Activities

General. At June 30, 2013, First Federal Bank's portfolio of net loans receivable amounted to $331.6 million or 64.3% of First Federal’s total assets. First Federal Bank has traditionally concentrated its lending activities on loans collateralized by real estate, with $324.1 million or 93.9% of First Federal Bank's total portfolio of loans receivable ("total loan portfolio") consisting of loans collateralized by real estate at June 30, 2013. Net loans receivable consists of First Federal Bank’s total loan portfolio of $345.0 million net of the allowance for loan and lease losses of $13.2 million and unearned discounts and net deferred loan costs of approximately $125,000.

Origination, Purchase and Sale of Loans. The lending activities of First Federal Bank are subject to the written, non-discriminatory underwriting standards and policies established by First Federal Bank’s board of directors and management. Loan originations are obtained from a variety of sources, including realtor referrals, walk-in customers to First Federal Bank’s branch locations, solicitation by loan officers, radio, and newspaper advertising and First Federal Bank’s Internet website. From time to time, First Federal Bank will also purchase loan participations from other financial institutions.

To minimize interest rate risk, fixed rate one- to four-family residential mortgage loans with terms of fifteen years or greater are typically sold to specific investors in the secondary mortgage market. The rights to service such loans are typically sold with the loans. This allows First Federal Bank to provide its customers competitive long-term fixed rate mortgage products while not exposing First Federal Bank to undue interest rate risk. These loans are originated subject to Fannie Mae, Freddie Mac and the specific investor’s underwriting guidelines. The Secondary Market Department of First Federal Bank typically locks and confirms the purchase price of the loan on the day of the loan application, which protects First Federal Bank from market price movements and ensures that First Federal Bank will receive a fair and reasonable price on the sale of the respective loan. For the six months ended June 30, 2013, First Federal Bank’s secondary market loan sales amounted to $24.9 million, compared to $45.8 million and $33.8 million, for the years ended December 31, 2012 and 2011, respectively. First Federal Bank is not involved in loan hedging or other speculative mortgage loan origination activities.

In addition to sales of loans on the secondary market, First Federal Bank periodically sells larger commercial loans or participations in such loans in order to comply with First Federal Bank’s loans to one borrower limit or for credit diversification purposes. In such situations, the loans are typically sold with servicing rights retained.

At June 30, 2013 and December 31, 2012, the balances of loans sold with servicing retained were approximately $4.1 million and $8.7 million, respectively. Loan servicing fee income for the six months ended June 30, 2013 and 2012 was not material.

Loans to One Borrower. A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. At June 30, 2013, and December 31, 2012, First Federal Bank's limit on loans to one borrower was approximately $12.5 million. At June 30, 2013, First Federal Bank's largest loan or group of loans to one borrower, including persons or entities related to the borrower, amounted to $11.8 million, including undisbursed loan funds. First Federal Bank's ten largest loans or groups of loans to one borrower, including persons or entities related to the borrower, including unfunded commitments, totaled $89.3 million at June 30, 2013. None of these loans were on nonaccrual status at June 30, 2013.

One- to Four-Family Residential Real Estate Loans. At June 30, 2013, $139.1 million or 40.3% of First Federal Bank's total loan portfolio consisted of one-to-four family residential real estate loans, including first mortgage, junior liens, and home equity lines of credit. At June 30, 2013, the unused portion of home equity lines of credit was $2.0 million. Of the $139.1 million of such loans at June 30, 2013, $87.8 million or 63% had adjustable rates of interest and $51.3 million or 37% had fixed rates of interest. At June 30, 2013, First Federal Bank had $5.8 million of nonaccrual one- to four-family residential real estate loans. See the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Federal” under the heading “Nonperforming Assets” on pages [__] and [__].

First Federal Bank currently originates both fixed rate and adjustable rate one- to four-family residential mortgage loans to be sold into the secondary market. First Federal Bank's fixed rate loans to be held in portfolio are typically originated as simple interest loans with a balloon maturity of up to five years and an amortization period generally not more than fifteen years. First Federal Bank's one- to four-family loans are typically originated under terms, conditions and documentation that permit them to be sold to U.S. Government-sponsored agencies such as Fannie Mae or Freddie Mac. First Federal Bank's residential loans typically include "due on sale" clauses.

As of June 30, 2013, First Federal Bank's portfolio included adjustable rate mortgage loans that provide for an interest rate which adjusts every one, three, five or seven years in accordance with a designated index plus a margin. Such loans are typically based on a 15-, 20-, 25- or 30-year amortization schedule. The amount of any increase or decrease in the interest rate per one- or three-year period is generally limited to 2%, with a limit of 6% over the life of the loan. First Federal Bank’s five-year adjustable rate loans provide that any increase or decrease in the interest rate per period is limited to 3%, with a limit of 6% over the life of the loan. First Federal Bank's seven-year adjustable rate loans provide that any increase or decrease in the interest rate per period is limited to 5%, with a limit of 5% over the life of the loan. First Federal Bank's adjustable rate loans are assumable (generally without release of the initial borrower), do not contain prepayment penalties, do not provide for negative amortization and typically contain "due on sale" clauses. First Federal Bank generally underwrote its one- and three-year adjustable rate loans on the basis of the borrowers’ ability to pay at the rate after the first interest rate adjustment. Adjustable rate loans decrease the risks associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates.

First Federal Bank’s residential mortgage loans generally do not exceed 80% of the lesser of purchase price or appraised value of the collateral. However, pursuant to the underwriting guidelines adopted by its board of directors, First Federal Bank may lend up to 100% of the value of the property securing a one- to four-family residential loan with private mortgage insurance or other similar protection to support the portion of the loan that exceeds 80% of the value. First Federal Bank may, on occasion, extend a loan up to 90% of the value of the secured property without private mortgage insurance coverage. However, these exceptions are minimal and are only approved on loans with exceptional credit scores, sizeable asset reserves, or other compensating factors.

Home Equity and Second Mortgage Loans. First Federal Bank’s home equity and second mortgage loans are fixed rate loans with fully amortized terms of up to fifteen years, variable rate interest-only loans with terms up to three years, or home equity lines of credit. The variable rate loans are typically tied to the Wall Street Journal Prime Rate (“Prime Rate”), plus a margin commensurate with the risk as determined by the borrower’s credit score. Although First Federal Bank no longer offers balloon maturities longer than five years, at June 30, 2013, First Federal Bank’s portfolio included loans with balloon maturities of five, seven, and ten years. The home equity lines of credit are typically either fixed rate for a term of no longer than one year or variable rate with terms up to five years. First Federal Bank generally limits the total loan-to-value on these mortgages to 90% of the value of the secured property if First Federal Bank holds the first mortgage and 80% if the first mortgage is held by another party.

Multifamily Residential Real Estate Loans. At June 30, 2013, $19.8 million or 5.7% of First Federal Bank's total loan portfolio consisted of loans collateralized by multifamily residential real estate properties. At June 30, 2013, First Federal Bank did not have any nonaccrual multifamily real estate loans.

First Federal Bank has originated both fixed rate and adjustable rate multifamily loans. Fixed rate loans are generally originated with amortization periods not to exceed 25 years, and typically have balloon periods of three, five or seven years. Adjustable rate loans are typically amortized over terms up to 25 years, with interest rate adjustments every three to seven years. Loan-to-value ratios on First Federal Bank's multifamily real estate loans are currently limited to 80%. It is also First Federal Bank's general policy to obtain loan guarantees, as applicable, on its multifamily residential real estate loans from the principals of the borrower.

Multifamily real estate lending typically entails additional risks as compared with one- to four-family residential property lending. The payment experience on such loans is typically dependent on the successful operation of the real estate project. The success of such projects is sensitive to changes in supply and demand conditions in the market for multifamily real estate as well as regional and economic conditions generally.

Nonfarm Nonresidential Loans. At June 30, 2013, $150.9 million or 43.8% of First Federal Bank's total loan portfolio consisted of loans collateralized by existing owner and non-owner occupied nonfarm nonresidential properties. At June 30, 2013, First Federal Bank had nonaccrual nonfarm nonresidential loans of $4.4 million. See the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Federal” under the heading “Nonperforming Assets” on pages [__] and [__].

Many of First Federal Bank’s nonfarm nonresidential loans are collateralized by properties such as office buildings, strip and small shopping centers, churches, convenience stores, mini-storage facilities and hotels/motels. Loans to borrowers that are corporations, limited liability companies, trusts, or other such legal entities are also typically personally guaranteed by the principals of the respective entity. The financial strength of the guarantors of the loan is also a primary underwriting factor.

Regulatory guidelines and First Federal Bank’s policy require that properties securing nonfarm nonresidential loans be appraised by licensed real estate appraisers pursuant to state licensing requirements and federal regulations. First Federal Bank underwrites these loans specifically in relation to the type of property being collateralized. Sustainable cash flows and occupancy rates are primary considerations when underwriting these loans. First Federal Bank also considers the quality and location of the real estate, the creditworthiness of the borrower, the cash flow of the project, and the quality of management involved with the property. As part of the underwriting of these loans, First Federal Bank prepares a cash flow analysis that includes a vacancy rate projection, expenses for taxes, insurance, maintenance and repair reserves as well as debt coverage ratios. First Federal Bank’s nonfarm nonresidential loans are generally originated with amortization periods not to exceed 25 years. Generally, First Federal Bank has structured these on three to ten year balloon terms. Recently and to the extent possible, First Federal Bank has made or renewed these credits at variable rates priced with a margin tied to the Prime Rate commensurate with the risk of the credit. First Federal Bank attempts to keep maturities of these loans as short as possible in order to enable First Federal Bank to better manage its interest rate sensitivity.

Nonfarm nonresidential lending entails additional risks as compared to First Federal Bank’s one- to four-family residential property loans. The repayment on such loans is typically dependent on the successful operation of the real estate project, which is sensitive to changes in supply and demand conditions in the market for commercial real estate, and on regional and economic conditions.

Construction and Land Development Loans. At June 30, 2013, construction loans, including land and land development loans, amounted to $14.2 million or 4.1% of First Federal Bank’s total loan portfolio. At June 30, 2013, First Federal Bank had $3.5 million of nonaccrual construction and land development loans. See the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Federal” under the heading “Nonperforming Assets” on pages [__] and [__].

First Federal Bank’s construction loans generally have fixed interest rates or variable rates that float with the Prime Rate and have typically been issued for terms of six to eighteen months. However, First Federal Bank has originated construction loans with terms up to two years. This practice has generally been limited to larger projects that could not be completed in the typical six- to eighteen-month period. Construction loans were typically made with a maximum loan-to-value ratio of 80% on an as-completed basis.

First Federal Bank originated construction loans to individual homeowners and local builders and developers for the purpose of constructing one- to four-family residences. First Federal Bank typically required that permanent financing with First Federal Bank or some other lender be in place prior to closing any non-speculative construction loan. Interest on construction/permanent loans is due upon completion of the construction phase of the loan. At such time, the loan will convert to a permanent loan at the interest rate established at the initial closing of the construction/permanent loan.

First Federal Bank has made construction loans to local builders for the purpose of construction of speculative (or unsold) residential properties, and for the construction of pre-sold one- to four-family homes. These loans were subject to credit review, analysis of personal and, if applicable, corporate financial statements, and an appraisal of the property. Loan proceeds are disbursed during the construction term after a satisfactory inspection of the project has been made. Interest on these construction loans is due monthly. First Federal Bank may extend the term of a construction loan if the property has not been sold by the maturity date.

Construction lending is generally considered to involve a higher level of risk as compared to one- to four-family residential loans. This is due, in part, to the concentration of principal in a limited number of loans and borrowers, and the effects of general economic conditions on developers and builders. In addition, construction loans to a builder for construction of homes that are not pre-sold possess a greater potential risk to First Federal Bank than construction loans to individuals on their personal residences or on houses that are pre-sold prior to the inception of the loan. First Federal Bank analyzed each borrower involved in speculative building and limited the principal amount and number of unsold speculative homes at any one time with such borrower.

Commercial Loans. First Federal Bank also offers secured and unsecured commercial loans. Secured commercial loans are primarily secured by equipment, inventory and accounts receivable. At June 30, 2013, commercial loans amounted to $15.9 million or 4.6% of the total loan portfolio. At June 30, 2013, First Federal Bank had nonaccrual commercial loans of $28,000. See the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Federal” under the heading “Nonperforming Assets” on pages [__] and [__].

First Federal Bank's commercial loans are originated with fixed and variable interest rates and maturities between one and five years. These loans are typically based on a maximum fifteen year amortization schedule.

Consumer Loans. The consumer loans offered by First Federal Bank primarily include automobile loans, deposit account secured loans, and unsecured loans. Consumer loans amounted to $5.0 million or 1.5% of the total loan portfolio at June 30, 2013, of which $1.3 million consisted of automobile loans and $3.7 million consisted of other consumer loans. At June 30, 2013, First Federal Bank had nonaccrual consumer loans of $11,000. See the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Federal” under the heading “Nonperforming Assets” on pages [__] and [__].

First Federal Bank's automobile loans are typically originated for the purchase of new and used cars and trucks. Such loans are generally originated with a maximum term of five years. First Federal Bank does offer extended terms on automobile loans to some customers based upon their creditworthiness and the age of the vehicle.

Other consumer loans consist primarily of deposit account loans and unsecured loans. Loans secured by deposit accounts are generally originated for up to 95% of the deposit account balance, with a hold placed on the account restricting the withdrawal of the deposit account balance.

Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Sources of Funds

General. Deposits are the primary source of First Federal Bank's funds for lending and other investment purposes. In addition to deposits, First Federal Bank derives funds from loan principal repayments and prepayments and interest payments, maturities and calls of investment securities, and advances from the FHLB. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings are used when funds from loan and deposit sources are insufficient to meet funding needs. FHLB advances are the primary source of borrowings.

Deposits. First Federal Bank's deposit products include a broad selection of deposit instruments, including checking accounts, money market accounts, savings accounts and term certificate accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the time period the funds must remain on deposit, early withdrawal penalties and the interest rate.

First Federal Bank considers its primary market area to be Central, Northcentral and Northwest Arkansas. First Federal Bank utilizes traditional marketing methods to attract new customers and deposits. First Federal Bank does not advertise for retail deposits outside of its primary market area and management believes that non-residents of Arkansas held an insignificant number of deposit accounts at June 30, 2013. First Federal Bank uses non-brokered institutional internet certificates of deposit as an additional source of funds to augment the retail CD market. At June 30, 2013, internet certificates of deposit were 9.0% of deposits. In addition, brokered deposits represented approximately 2.3% of deposits at June 30, 2013.

First Federal Bank has been competitive in the types of accounts and in interest rates it has offered on its deposit products but does not necessarily seek to match the highest rates paid by competing institutions. Although market demand generally dictates which deposit maturities and rates will be accepted by the public, First Federal Bank intends to continue to offer longer-term deposits to the extent possible and consistent with its asset and liability management goals. In addition, First Federal Bank may continue to use brokered deposits when this alternative funding source provides more cost effective deposits with terms that are consistent with its asset and liability management goals.

Borrowed funds. First Federal Bank utilizes FHLB advances in its normal operating and investing activities when this funding source offers cost effective funds that are consistent with First Federal Bank’s asset and liability management goals. First Federal Bank currently pledges as collateral for FHLB advances certain qualifying one- to four-family mortgage loans. Pledged collateral is held in the custody of the FHLB. On October 11, 2012, First Federal Bank was notified by the FHLB of First Federal Bank’s removal from restricted status, which allows First Federal Bank to borrow longer-term FHLB advances with maturities in excess of thirty days.

At June 30, 2013, First Federal Bank’s additional borrowing capacity with the FHLB was $49.0 million, comprised of qualifying loans collateralized by first-lien one- to four-family residences with a collateral value of $50.0 million less outstanding advances at June 30, 2013 of $1.0 million.

The FHLB has custody and endorsement of the loans that collateralize outstanding borrowings with the FHLB. Qualifying loans (i) must not be 90 days or more past due; (ii) must not have been in default within the most recent twelve-month period, unless such default has been cured in a manner acceptable to the FHLB; (iii) must relate to real property that is covered by fire and hazard insurance in an amount at least sufficient to discharge the mortgage loan in case of loss and as to which all real estate taxes are current; (iv) must not have been classified as substandard, doubtful, or loss by First Federal Bank’s regulating authority or First Federal Bank; and (v) must not secure the indebtedness to any director, officer, employee, attorney, or agent of First Federal Bank or of any FHLB. The FHLB currently allows an aggregate lendable value on the qualifying loans of approximately 90% of the collateral value of the loans pledged to the FHLB.

Subsidiaries

First Federal Bank is permitted to invest up to 2% of its assets in the capital stock of, or secured or unsecured loans to, subsidiary service corporations, with an additional investment of 1% of assets when such additional investment is utilized primarily for community development purposes. In addition to investments in service corporations, First Federal Bank is permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities in which First Federal Bank may engage directly. First Federal Bank's only subsidiary, First Harrison Service Corporation (the "Service Corporation"), was formed in 1971. At June 30, 2013, the Service Corporation was inactive.

REGULATION

Set forth below is a brief description of those laws and regulations which, together with the descriptions of laws and regulations contained elsewhere herein, are deemed material to an investor's understanding of the extent to which First Federal and First Federal Bank are regulated. The description of the laws and regulations hereunder, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Transfer of OTS Powers

Effective July 21, 2011, one year after the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), signed into law on July 21, 2010, the OTS was eliminated and its powers transferred to the FDIC, the OCC and the FRB. The OCC assumed supervisory oversight of federal savings associations and became the primary regulator of First Federal Bank. The FRB assumed oversight of all savings and loan holding companies and became the primary regulator of First Federal.

First Federal

General. First Federal, as a savings and loan holding company within the meaning of the Home Owners’ Loan Act (“HOLA”), has registered with the FRB and is subject to FRB regulations, examinations, supervision and reporting requirements. The most recent regulatory examination of First Federal by the FRB was conducted during the first quarter of 2013. As a subsidiary of a savings and loan holding company, First Federal Bank is subject to certain restrictions in its dealings with First Federal and affiliates thereof.

Holding Company Acquisitions. Federal law generally prohibits a savings and loan holding company, without prior FRB approval, from acquiring the ownership or control of any other savings institution or savings and loan holding company, or all, or substantially all, of the assets thereof or more than 5% of the voting shares thereof unless the target entity is already a subsidiary. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings institution not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the FRB.

Holding Company Activities. There are generally no restrictions on the activities of a savings and loan holding company, such as First Federal, which controlled only one subsidiary savings association on or before May 4, 1999 (a “grandfathered holding company”). However, if the OCC determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings association, the OCC may impose such restrictions as it deems necessary to address such risk, including limiting (i) payment of dividends; (ii) transactions between or among its affiliates; and (iii) any activities that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet the qualified thrift lender (“QTL”) test, then such unitary holding company also shall become subject to the activities restrictions applicable to multiple savings and loan holding companies and, unless the savings association requalifies as a QTL within one year thereafter, shall register as, and become subject to the restrictions applicable to, a bank holding company.

The activities savings and loan holding companies may engage in include:

●	lending, exchanging, transferring or investing for others, or safeguarding money or securities;
●	insuring, guaranteeing or indemnifying others, issuing annuities, and acting as principal, agent or broker for purposes of the foregoing;
●	providing financial, investment or economic advisory services, including advising an investment company;

●	issuing or selling interests in pooled assets that a bank could hold directly;
●	underwriting, dealing in or making a market in securities; and
●	merchant banking activities.

Every savings institution subsidiary of a savings and loan holding company is required to give the OCC at least 30 days’ advance notice of any proposed dividends to be made on its guaranteed, permanent or other nonwithdrawable stock, or else such dividend will be invalid.

Restrictions on Transactions with Affiliates. Transactions between a savings institution and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act and OCC regulations. Affiliates of a savings institution generally include, among other entities, the savings institution’s holding company and companies that are controlled by or under common control with the savings institution. Generally, Section 23A (i) limits the extent to which the savings association or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such association’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. Section 23B applies to “covered transactions” as well as certain other transactions and requires that all transactions be on terms substantially the same, or at least favorable, to the association or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from, issuance of a guarantee to an affiliate and similar transactions. Section 23B transactions also apply to the provision of services and the sale of assets by a savings association to an affiliate. In addition to the restrictions imposed by Sections 23A and 23B, Section 11 of the HOLA prohibits a savings association from (i) making a loan or other extension of credit to an affiliate, except for any affiliate which engages only in certain activities which are permissible for bank holding companies, or (ii) purchasing or investing in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings association.

In addition, Sections 22(g) and (h) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal shareholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings institution (“a principal stockholder”), and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the savings institution’s loans to one borrower limit (generally equal to 15% of the institution’s unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal shareholders be made on terms substantially the same as offered in comparable transactions to other persons unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution. Section 22(h) also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings institution to all insiders cannot exceed the institution’s unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. At June 30, 2013, First Federal Bank was in compliance with the above restrictions.

First Federal Bank

General. The OCC has extensive authority over the operations of federally chartered savings institutions. As part of this authority, savings institutions are required to file periodic reports with the OCC and are subject to periodic examinations by the OCC and the FDIC. The most recent regulatory examination of First Federal Bank by the OCC was a full scope exam conducted in the second quarter of 2013.

The OCC's enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including the filing of misleading or untimely reports with the OCC.

Insurance of Accounts. FDIC insurance covers all deposit accounts, including checking and savings accounts, money market deposit accounts and certificates of deposit. FDIC insurance does not cover other financial products and services that banks may offer, such as stocks, bonds, mutual fund shares, life insurance policies, annuities or securities. The standard insurance amount is $250,000 per depositor, per insured bank, for each account ownership category.

Substantially all of the deposits of First Federal Bank are insured up to applicable limits by the DIF of the FDIC and are subject to deposit insurance assessments to maintain the DIF. The FDIC utilizes a risk-based assessment system that imposes insurance premiums based upon a risk matrix that takes into account a Bank’s capital level and supervisory rating (“CAMELS rating”).

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As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OCC an opportunity to take such action. The FDIC may terminate the deposit insurance of any insured depository institution, including First Federal Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that would result in termination of First Federal Bank's deposit insurance.

On February 7, 2011, the FDIC finalized the rule to redefine the deposit insurance assessment base as required by the Dodd-Frank Act. The base is defined as average consolidated total assets for the assessment period less average tangible equity capital with potential adjustments for unsecured debt, brokered deposits and depository institution debts. The FDIC also adopted a new rate schedule and suspended dividends indefinitely. In lieu of dividends, the FDIC adopted progressively lower assessment rate schedules that will take effect when the reserve ratio exceeds 1.15 percent, 2 percent and 2.5 percent. All changes and revised rates went into effect April 1, 2011.

FDIC insurance expense for First Federal Bank totaled $341,000 for the six months ended June 30, 2013, and $1.0 million and $1.4 million for the years ended December 31, 2012 and 2011, respectively. FDIC insurance expense includes deposit insurance assessments and Financing Corporation (“FICO”) assessments related to outstanding FICO bonds.

Regulatory Capital Requirements. Federally insured savings institutions are required to maintain minimum levels of regulatory capital. The OCC has established capital standards applicable to all savings institutions. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The OCC also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

Current OCC capital standards require savings institutions to satisfy three different capital requirements. Under these standards, savings institutions must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital equal to at least 4.0% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to at least 8.0% of "risk-weighted" assets. Capital regulations define core capital and tangible capital as equity in accordance with GAAP, adjusted for unrealized gains and losses on certain available for sale securities, less investments in nonincludable subsidiaries, less goodwill and other intangible assets, less certain nonqualifying equity instruments, plus noncontrolling interests in includable consolidated subsidiaries, plus nonwithdrawable deposits of mutual associations. Both core and tangible capital are further reduced by an amount equal to a savings institution's debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). These adjustments do not materially affect First Federal Bank's regulatory capital.

In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution's core capital. Supplementary capital generally consists of hybrid capital instruments; perpetual preferred stock, which is not eligible to be included as core capital; subordinated debt and intermediate-term preferred stock; and the allowance for loan and lease losses up to a maximum of 1.25% of risk-weighted assets. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights assigned by the OCC for principal categories of assets are (i) 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government; (ii) 20% for securities (other than equity securities) issued by U.S. Government-sponsored agencies and mortgage-backed securities issued by, or fully guaranteed as to principal and interest by, the FNMA or the FHLMC, except for those classes with residual characteristics or stripped mortgage-related securities; (iii) 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 90% at origination unless insured to such ratio by an insurer approved by the FNMA or the FHLMC, qualifying residential bridge loans made directly for the construction of one- to four-family residences and qualifying multifamily residential loans; and (iv) 100% for all other loans and investments, including consumer loans, commercial loans, and one- to four-family residential real estate loans more than 90 days delinquent, and for repossessed assets.

New Capital Rules. On July 9, 2013, the OCC approved a final rule revising regulatory capital rules applicable to national banks and federal savings associations. The FDIC and the OCC issued the proposed rules on June 12, 2012. The rule implements the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. “Basel III” refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009, the rules text released in December 2010, and loss absorbency rules issued in January 2011.

The new final rule contains three changes from the June 12, 2012 proposal to help reduce the burden on smaller banking organizations. First, the new final capital rule does not change the current treatment of residential mortgage exposures. Second, banking organizations that are not subject to the advance approaches capital rules can opt not to incorporate most amounts reported as Accumulated Other Comprehensive Income (“AOCI”) in the calculation of regulatory capital. This option is consistent with the treatment of AOCI under the current rules. Finally, smaller depository institution holding companies-those with assets less than $15 billion-will be allowed to count as Tier 1 capital most existing trust preferred securities that were issued prior to May 19, 2010 rather than phasing such securities out of regulatory capital. Most banking organizations are required to apply the new capital rules on January 1, 2015.

The rule includes new risk-based capital and leverage ratios, which would be phased in from 2015 to 2019, and would refine the definition of what constitutes “capital” for purposes of calculating those ratios. The proposed new minimum capital level requirements applicable to First Federal and First Federal Bank under the proposals would be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The proposed rules would also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions.

The OCC also revised the prompt corrective action framework, which is designed to place restrictions on insured depository institutions, including First Federal Bank, if their capital levels begin to show signs of weakness. These revisions would take effect January 1, 2015. Under the new rules, to be categorized as well-capitalized, the Bank would be required to maintain a common equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8%, a total capital ratio of 10%, and a Tier 1 leverage ratio of 5%.

Prompt Corrective Action. The OCC is required to take certain supervisory actions against undercapitalized savings associations, the severity of which depends upon the institution’s degree of undercapitalization. The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.

	Total Risk-Based Capital	Tier 1 Risk-Based Capital	Tier 1 Leverage Capital
Well capitalized	10% or more	6% or more	5% or more
Adequately capitalized	8% or more	4% or more	4% or more
Undercapitalized	Less than 8%	Less than 4%	Less than 4%
Significantly undercapitalized	Less than 6%	Less than 3%	Less than 3%

Qualified Thrift Lender Test. All savings institutions are required to meet a QTL test to avoid certain restrictions on their operations. A savings institution that does not meet the QTL test must either convert to a bank charter or comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the institution shall be restricted to those of a national bank; and (iii) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the savings institution ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank.

Currently, the QTL test requires either (i) that a savings association qualifies as a domestic building and loan association as defined in Section 7701 (a)(19) of the Internal Revenue Code of 1986, as amended, (the “Code”) or (ii) that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; educational loans; small business loans; loans made through credit cards or credit card accounts; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); stock issued by the FHLB; and direct or indirect obligations of the FDIC. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; investments in a service corporation that derives at least 80% of its gross revenues from activities related to domestic or manufactured residential housing; 200% of the amount of loans and investments in “starter homes”; 200% of the amount of certain loans in “credit-needy” areas; loans for the purchase, construction, development, or improvements of “community service facilities” not in “credit-needy” areas; loans for personal, family, or household purchases (other than those in the includable without limit category); and stock issued by the FHLMC or the FNMA. Portfolio assets consist of total assets minus the sum of (i) goodwill and other intangible assets, (ii) property used by the savings institution to conduct its business, and (iii) liquid assets up to 20% of the institution's total assets. At June 30, 2013, the qualified thrift investments of First Federal Bank were approximately 68% of its portfolio assets.

Federal Home Loan Bank System. First Federal Bank is a member of the Federal Home Loan Bank of Dallas, which is one of 12 regional FHLBs that administer the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. At June 30, 2013, First Federal Bank had $1.0 million of outstanding FHLB advances.

As a member, First Federal Bank is required to purchase and maintain stock in the FHLB in an amount equal to the sum of 0.04% of total assets as of the previous December 31 and 4.10% of outstanding advances. At June 30, 2013, First Federal Bank had $375,000 in FHLB stock, which was in compliance with this requirement. No ready market exists for such stock and it has no quoted market value.

The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid in the past and could continue to do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future.

Federal Reserve System. The FRB requires all depository institutions to maintain reserves against their transaction accounts and non-personal time deposits. As of June 30, 2013, no reserves were required to be maintained on the first $12.4 million of transaction accounts, reserves of 3% were required to be maintained against the next $67.1 million of net transaction accounts (with such dollar amounts subject to adjustment by the FRB), and a reserve of 10% against all remaining net transaction accounts. Because required reserves must be maintained in the form of vault cash or a noninterest bearing account at an FRB, the effect of this reserve requirement is to reduce an institution's earning assets.

TAXATION

Federal Taxation

General. First Federal and First Federal Bank are subject to the generally applicable corporate tax provisions of the Code, and First Federal Bank is subject to certain additional provisions of the Code that apply to thrift and other types of financial institutions. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters material to the taxation of First Federal and First Federal Bank and is not a comprehensive discussion of the tax rules applicable to First Federal and First Federal Bank.

Year. First Federal Bank files a federal income tax return on the basis of a fiscal year ending on December 31. First Federal filed a consolidated federal income tax return with both First Federal Bank and the Service Corporation.

Bad Debt Reserves. Prior to the enactment of the Small Business Jobs Protection Act (the "Act"), which was signed into law on August 21, 1996, certain thrift institutions, such as First Federal Bank, were allowed deductions for bad debts under methods more favorable than those granted to other taxpayers. Qualified thrift institutions could compute deductions for bad debts using either the specific charge-off method of Section 166 of the Code or the reserve method of Section 593 of the Code. As a result of the Act, First Federal Bank was required to use the specific charge-off method in computing its bad debt deduction beginning with its 1996 federal tax return. Savings institutions were required to recapture any excess reserves over those established as of December 31, 1987 (base year reserve).

The balance of the pre-1988 reserves is subject to the provisions of Section 593(e), as modified by the Act, which requires recapture in the case of certain excessive distributions to shareholders. The pre-1988 reserves may not be utilized for payment of cash dividends or other distributions to a shareholder (including distributions in dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). Distribution of a cash dividend by a thrift institution to a shareholder is treated as made: first, out of the institution's post-1951 accumulated earnings and profits; second, out of the pre-1988 reserves; and third, out of such other accounts as may be proper. To the extent a distribution by First Federal Bank to First Federal is deemed paid out of its pre-1988 reserves under these rules, the pre-1988 reserves would be reduced and First Federal Bank's gross income for tax purposes would be increased by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in its gross income, equals the amount deemed paid out of the pre-1988 reserves. As of June 30, 2013, First Federal Bank's pre-1988 reserves for tax purposes totaled approximately $4.2 million.

Minimum Tax. The Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") and is payable to the extent such AMTI is in excess of an exemption amount. Items of tax preference that constitute AMTI include (a) tax-exempt interest on newly issued (generally, issued on or after August 8, 1986) private activity bonds other than certain qualified bonds and (b) 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over (ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses). Generally, only 90% of AMTI can be offset by net operating loss carrybacks and carryforwards.

Net Operating Loss Carryforwards. A financial institution may, for federal income tax purposes, carry back net operating losses ("NOLs") to the preceding two taxable years and forward to the succeeding 20 taxable years. The federal NOL was limited based on Bear State’s investment in First Federal on May 3, 2011, as it constituted an “ownership change” as defined in the Code. In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. At June 30, 2013, First Federal Bank had an $18.6 million NOL for federal income tax purposes that will be carried forward. Of this amount, $7.3 million represents pre-ownership change NOL carryforwards. Section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOL carryforwards and certain recognized built-in losses. The annual limit under Section 382 is approximately $405,000.

Capital Gains and Corporate Dividends-Received Deduction. Corporate net capital gains are taxed at a maximum rate of 35%. The corporate dividends received deduction is 80% in the case of dividends received from a “20-percent-owned corporation,” i.e., a corporation having at least twenty percent (but generally less than 80 percent) of its stock owned by the recipient corporation and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf. However, a corporation may deduct 100% of dividends from a member of the same affiliated group of corporations.

Deferred Taxes. A deferred tax asset or liability is recognized for the tax consequences of temporary differences in the recognition of revenue and expense, and unrealized gains and losses, for financial and tax reporting purposes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized. First Federal conducted an analysis to assess the need for a valuation allowance at December 31, 2012 and December 31, 2011. As part of this assessment, all available evidence, including both positive and negative, was considered to determine whether based on the weight of such evidence, a valuation allowance on First Federal’s deferred tax assets was needed.

In accordance with ASC Topic 740-10, Income Taxes (ASC 740), a valuation allowance is deemed to be needed when, based on the weight of the available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or all of a deferred tax asset will not be realized. The future realization of the deferred tax asset depends on the existence of sufficient taxable income within the carryback and carryforward periods.

As part of its analysis, First Federal considered the following positive evidence:

●	First Federal has a long history of earnings profitability prior to 2009 and returned to profitability in 2012.
●	Future reversals of certain deferred tax liabilities.

As part of its analysis, First Federal considered the following negative evidence:

●	First Federal may not meet its projections concerning future taxable income.
●	Although First Federal returned to profitability in 2012, positive taxable income has not been attained.
●	Limitations on First Federal’s ability to utilize its pre-change NOLs and certain recognized built-in losses to offset future taxable income pursuant to Section 382 of the Internal Revenue Code.

At December 31, 2012, and December 31, 2011, based on the negative evidence presented, First Federal determined that a valuation allowance relating to both the federal and state portion of our deferred tax asset was necessary. In addition, the determination for the state deferred tax asset included negative evidence represented by the level of state tax exempt interest income which reduces state taxable income to a level that makes it unlikely First Federal will realize its state deferred tax asset. Therefore, valuation allowances of $18.1 million and $4.7 million at December 31, 2012 were recorded for the federal deferred tax asset and the state deferred tax asset, respectively.

Other Matters. First Federal Bank's federal income tax returns for the tax years ended December 31, 2009 forward are open under the statute of limitations and are subject to review by the IRS.

State Taxation

First Federal Bank is subject to the Arkansas corporation income tax, which is a progressive tax rate up to a maximum of 6.5% of all taxable earnings. First Federal is incorporated under Arkansas law and, accordingly, is subject to the Arkansas Franchise Tax. The Arkansas Franchise Tax is based on the par value of the issued and outstanding capital stock of First Federal.

PROPERTIES

At June 30, 2013, First Federal Bank conducted its business from its executive offices in Harrison and Little Rock, Arkansas, twelve full service offices, and one limited service banking facility, all of which are located in Northcentral and Northwest Arkansas, and a loan production office in Little Rock, Arkansas.

The following table sets forth information with respect to the offices and other properties of First Federal Bank at June 30, 2013.

Description/Address		Leased/ Owned	Description/Address		Leased/ Owned

1401 Highway 62/65 North Harrison, AR 72601	FS	Owned	1303 West Hudson Rogers, AR 72758		Owned(1)

124 South Willow Harrison, AR 72601	LS	Owned	3460 North College Fayetteville, AR 72703	FS	Owned

324 Hwy. 62/65 Bypass Harrison, AR 72601	FS	Owned	2025 North Crossover Road Fayetteville, AR 72703	FS	Owned

668 Highway 62 East Mountain Home, AR 72653	FS	Owned	191 West Main Street Farmington, AR 72730	FS	Owned(2)

1337 Highway 62 SW Mountain Home, AR 72653	FS	Owned	2030 West Elm Rogers, AR 72756	FS	Owned(2)

301 Highway 62 West Yellville, AR 72687	FS	Owned	1023 East Millsap Road Fayetteville, AR 72703		Owned(1)

307 North Walton Blvd. Bentonville, AR 72712	FS	Owned	3027 Highway 62 East Mountain Home, AR 72653	FS	Owned

3300 West Sunset Springdale, AR 72762	FS	Owned	225 N. Bloomington Street, Ste. H Lowell, AR 72745		Owned(5)

900 S. Shackleford Rd. St. 230 Little Rock, AR 72211	LP	Leased(3)	200 West Stephenson Harrison, AR 72601		Owned(6)

2000 Promenade Boulevard Rogers, AR 72758	FS	Leased(4)

LP = Loan Production Office

FS = Full Service Office

LS = Limited Service

(1) This location is being marketed for sale.

(2) The Farmington branch is being sold with such sale expected to close in the third quarter of 2013. The Rogers Elm branch is scheduled to close in the third quarter of 2013.

(3) Such property is subject to a month-to-month lease and includes executive offices and a loan production office.

(4) Such property is subject to a ten-year lease expiring March 1, 2018, with five five-year renewal options.

(5) Such property houses certain loan operation functions of First Federal Bank as well as area leased to third parties.

(6) Such property houses computer and operational support functions as well as area leased to a third party.

LEGAL PROCEEDINGS

Neither First Federal nor First Federal Bank is involved in any pending legal proceedings other than nonmaterial legal proceedings occurring in the ordinary course of business.

SECURITY OWNERSHIP

The following table sets forth, as of August 19, 2013, certain information as to the First Federal common stock beneficially owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to First Federal to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) the directors of First Federal, (iii) the executive officers of First Federal named in the Summary Compensation Table below, and (iv) all directors and executive officers of First Federal as a group.

	Common Stock Beneficially Owned as of August 19, 2013
Name of Beneficial Owner	Number		%
Bear State Financial Holdings, LLC 900 S. Shackleford, Suite 200 Little Rock, Arkansas 72211	16,695,962	(1)	79.0%	(2)

Directors:
Richard N. Massey	16,731,405	(3)(4)	79.0%	(5)
W. Dabbs Cavin	78,278		*
K. Aaron Clark	–		–
Frank Conner	15,725	(6)	*
Scott T. Ford	35,443	(4)	*
G. Brock Gearhart	–		–
John P. Hammerschmidt	73,472	(7)	*
O. Fitzgerald Hill	75		*
Christopher M. Wewers	66,426	(8)	*

Certain other executive officers:
Sherri R. Billings	47,026	(9)	*
Tom Fritsche	–		–

All directors and officers of First Federal as a group (13) persons	17,048,023	(3)(10)	80.4%	(11)

* Less than one percent.

(1)	Includes (i) 15,600,962 shares of common stock and (ii) warrants to purchase 1,095,000 shares of common stock.

(2)

Based upon 20,041,497 shares of common stock of First Federal issued and outstanding as of August 19, 2013 and 1,095,000 shares of common stock issuable upon exercise of warrants to Bear State within 60 days hereof.

(3)

As managing member of Bear State with voting and dispositive power over the shares of common stock owned by Bear State, Mr. Massey is deemed to be the beneficial owner of all shares of common stock owned by Bear State, for purposes of SEC rules.

(4)	Includes 35,443 shares issuable upon exercise of warrants within 60 days hereof.

(5)

Based upon 20,041,497 shares of common stock of First Federal issued and outstanding as of August 19, 2013, 1,095,000 shares of common stock issuable upon exercise of warrants to Bear State within 60 days hereof and 35,443 shares of common stock issuable upon exercise of warrants to Mr. Massey within 60 days hereof.

(6)

Includes 8,370 shares held jointly with Mr. Conner’s child, 387 shares held individually by Mr. Conner’s child and 6,968 shares held jointly by Mr. Conner and his spouse as co-trustees for a trust for their benefit.

(7)	Includes 4,000 shares held by a company owned by Mr. Hammerschmidt.

(8)	Includes 810 shares held in Mr. Wewers’ account in First Federal’s 401(k) Plan.

(9)	Includes 14,980 shares held jointly with Mrs. Billings’ spouse 4,811 shares held individually by Mrs. Billings’ spouse, and 27,235 shares held in Mrs. Billings’ account in First Federal’s 401(k) Plan.

(10)	Includes 28,218 shares allocated to the accounts of executive officers as a group in First Federal’s 401(k) Plan and warrants to purchase 1,165,886 shares of common stock.

(11)

Based upon 20,041,497 shares of common stock of First Federal issued and outstanding as of August 19, 2013 and 1,165,886 shares of common stock issuable upon exercise of warrants within 60 days hereof.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRST FEDERAL

Management's discussion and analysis of financial condition and results of operations is intended to assist a reader in understanding the consolidated financial condition and results of operations of First Federal for the periods presented. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes to the Consolidated Financial Statements and the other sections contained herein.

CRITICAL ACCOUNTING POLICIES

Various elements of our accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. In particular, the following estimates, due to the judgments, estimates and assumptions inherent in those policies, are critical to preparation of our financial statements.

●	Determination of our allowance for loan and lease losses (“ALLL”)
●	Valuation of real estate owned
●	Valuation of investment securities
●	Valuation of our deferred tax assets

These policies and the judgments, estimates and assumptions are described in greater detail in subsequent sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations and in the Notes to the Consolidated Financial Statements included herein. In particular, Note 1 to the First Federal Audited Consolidated Financial Statements – “Summary of Significant Accounting Policies” generally describes our accounting policies. We believe that the judgments, estimates and assumptions used in the preparation of our Consolidated Financial Statements are appropriate given the factual circumstances at the time. However, given the sensitivity of our Consolidated Financial Statements to these critical accounting policies, the use of other judgments, estimates and assumptions could result in material differences in our results of operations or financial condition.

In estimating the amount of credit losses inherent in our loan portfolio, various judgments and assumptions are made. For example, when assessing the condition of the overall economic environment, assumptions are made regarding market conditions and their impact on the loan portfolio. In the event the economy were to sustain a prolonged downturn, the loss factors applied to our portfolios may need to be revised, which may significantly impact the measurement of the allowance for loan and lease losses. For impaired loans that are collateral dependent and for real estate owned, the estimated fair value of the collateral may deviate significantly from the proceeds received when the collateral is sold.

First Federal Bank has classified all of its investment securities as available for sale. Accordingly, its investment securities are stated at estimated fair value in the consolidated financial statements with unrealized gains and losses, net of related income taxes, reported as a separate component of shareholders’ equity with any related changes included in accumulated other comprehensive income (loss). First Federal utilizes independent third parties as its principal sources for determining fair value of its investment securities that are measured on a recurring basis. For investment securities traded in an active market, the fair values are based on quoted market prices if available. If quoted market prices are not available, fair values are based on market prices for comparable securities, broker quotes or comprehensive interest rate tables, pricing matrices or a combination thereof. For investment securities traded in a market that is not active, fair value is determined using unobservable inputs. The fair values of First Federal’s investment securities traded in both active and inactive markets can be volatile and may be influenced by a number of factors including market interest rates, prepayment speeds, discount rates, credit quality of the issuer, general market conditions including market liquidity conditions and other factors. Factors and conditions are constantly changing and fair values could be subject to material variations that may significantly impact First Federal’s financial condition, results of operations and liquidity.

We recognize deferred tax assets and liabilities for the future tax consequences related to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We evaluate our deferred tax assets for recoverability using a consistent approach that considers the relative impact of negative and positive evidence, including our historical profitability and projections of future taxable income. We are required to establish a valuation allowance for deferred tax assets if we determine, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, we estimate future taxable income based on management-approved business plans and ongoing tax planning strategies. This process involves significant management judgment about assumptions that are subject to change from period to period based on changes in tax laws or variances between our projected operating performance, our actual results and other factors.

INTERIM RESULTS

Overview

First Federal’s net income was $84,000 and $387,000 for the three and six months ended June 30, 2013, respectively, compared to net income of $709,000 and $901,000 for the same periods in 2012, respectively. The primary reason for the decrease in net income during each comparative period was a decrease in gains on sales of investment securities. The decrease in net income for each of the comparative periods was also due to decreases in net interest income and deposit fee income, partially offset by decreases in operating expenses.

First Federal Bank continued to reduce its level of nonperforming assets during the first half of 2013. Total nonperforming assets at June 30, 2013, including nonaccrual loans and real estate owned, totaled $25.7 million, or 4.98% of total assets, a reduction of $9.8 million compared to December 31, 2012, and a reduction of $21.4 million compared to June 30, 2012. First Federal Bank also reduced its level of classified loans to $18.3 million at June 30, 2013 compared to $34.5 million at December 31, 2012 and $38.0 million at June 30, 2012.

While First Federal Bank is continuing its focus on reducing nonperforming assets, it is equally focused on improving its operational performance through improving its net interest margin, increasing noninterest income, and controlling noninterest expense.

Results of Operations

Net Income. Net income decreased to $84,000 for the three months ended June 30, 2013 compared to $709,000 for the three months ended June 30, 2012. Net income decreased to $387,000 for the six months ended June 30, 2013 compared to $901,000 for the six months ended June 30, 2012.

The primary reason for the decrease in net income during each comparative period was a decrease in gains on sales of investment securities. The decrease in net income for each of the comparative periods was also due to decreases in net interest income and deposit fee income, partially offset by decreases in operating expenses.

Net Interest Income. First Federal's results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Net interest income for the second quarter of 2013 was $3.6 million compared to $3.9 million for the same period in 2012. Net interest income for the six months ended June 30, 2013 was $7.3 million compared to $7.8 million for the same period in 2012. The decrease in net interest income resulted from changes in interest income and interest expense discussed below.

Interest Income. Interest income for the second quarter of 2013 was $4.5 million compared to $5.0 million for the same period in 2012. Interest income for the six months ended June 30, 2013 was $9.0 million compared to $10.2 million for the same period in 2012. The decrease in interest income for the three and six months ended June 30, 2013 compared to comparable periods in 2012 was primarily related to a decrease in yields earned on loans receivable and, to a lesser degree, a decrease in the average balance of investment securities. The decrease in yields earned on loans receivable is due to origination during the period of high quality loans with average market rates lower than the weighted average rate of First Federal Bank’s portfolio in the same period last year. The average balance of investment securities decreased due to calls and maturities of investment securities.

Interest Expense.   Interest expense for the second quarter of 2013 was $830,000 compared to $1.1 million for the same period in 2012. Interest expense for the six months ended June 30, 2013 was $1.7 million compared to $2.4 million for the same period in 2012. The decrease in interest expense for the three and six months ended June 30, 2013 compared to comparable periods in 2012 was primarily due to a decrease in the average rates paid on deposit accounts and, to a lesser degree, decreases in the average balances of deposits and borrowings. The decrease in the average rates paid on deposit accounts reflects decreases in market interest rates and Bank management’s pricing of its deposits at such levels to maintain deposit balances commensurate with its overall balance sheet management and liquidity position.

Rate/Volume Analysis. The table below sets forth certain information regarding changes in interest income and interest expense of First Federal for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided regarding changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate); (ii) changes in rate (change in rate multiplied by prior average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume); and (iv) the net change.

	Three Months Ended June 30,
	2013 vs. 2012
	Increase (Decrease) Due to
	Volume	Rate	Rate/ Volume	Total Increase (Decrease)
	(In Thousands)
Interest income:
Loans receivable	$17	$(468)	$(1)	$(452)
Investment securities	(61)	8	(1)	(54)
Other interest-earning assets	(7)	(8)	1	(14)
Total interest-earning assets	(51)	(468)	(1)	(520)

Interest expense:
Deposits	(41)	(247)	8	(280)
Other borrowings	(16)	(3)	2	(17)
Total interest-bearing liabilities	(57)	(250)	10	(297)
Net change in net interest income	$6	$(218)	$(11)	$(223)

	Six Months Ended June 30,
	2013 vs. 2012
	Increase (Decrease) Due to
	Volume	Rate	Rate/ Volume	Total Increase (Decrease)
	(In Thousands)
Interest income:
Loans receivable	$(13)	$(1,001)	$2	$(1,012)
Investment securities	(122)	(14)	2	(134)
Other interest-earning assets	(33)	33	(4)	(4)
Total interest-earning assets	(168)	(982)	--	(1,150)

Interest expense:
Deposits	(119)	(564)	28	(655)
Other borrowings	(34)	(7)	4	(37)
Total interest-bearing liabilities	(153)	(571)	32	(692)
Net change in net interest income	$(15)	$(411)	$(32)	$(458)

Average Balance Sheets. The following table sets forth certain information relating to First Federal's average balance sheets and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing interest income or interest expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are based on daily balances during the periods.

	Three Months Ended June 30,
	2013			2012
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)	$351,591	$3,970	4.54%	$350,249	$4,422	5.08%
Investment securities(2)	50,225	349	2.80	59,143	403	2.74
Other interest-earning assets	86,287	138	0.64	90,181	152	0.67
Total interest-earning assets	488,103	4,457	3.67	499,573	4,977	4.01
Noninterest-earning assets	51,625			61,258
Total assets	$539,728			$560,831
Interest-bearing liabilities:
Deposits	$462,973	817	0.71	$481,077	1,097	0.92
Other borrowings	2,862	13	1.77	6,251	30	1.95
Total interest-bearing liabilities	465,835	830	0.72	487,328	1,127	0.93
Noninterest-bearing liabilities	2,146			3,750
Total liabilities	467,981			491,078
Stockholders' equity	71,747			69,753
Total liabilities and stockholders' equity	$539,728			$560,831

Net interest income		$3,627			$3,850
Net earning assets	$22,268			$12,245
Interest rate spread			2.95%			3.08%
Net interest margin			2.98%			3.09%
Ratio of interest-earning assets to Interest-bearing liabilities			104.78%			102.51%

(1) Includes nonaccrual loans.
(2) Includes FHLB of Dallas stock.

	Six Months Ended June 30,
	2013			2012
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)	$354,072	$8,051	4.59%	$354,574	$9,063	5.14%
Investment securities(2)	51,311	716	2.81	59,892	850	2.85
Other interest-earning assets	79,896	271	0.68	90,714	275	0.61
Total interest-earning assets	485,279	9,038	3.76	505,180	10,188	4.05
Noninterest-earning assets	51,983			60,420
Total assets	$537,262			$565,600
Interest-bearing liabilities:
Deposits	$460,823	1,663	0.73	$485,735	2,318	0.96
Other borrowings	2,966	26	1.77	6,407	63	1.98
Total interest-bearing liabilities	463,789	1,689	0.74	492,142	2,381	0.97
Noninterest-bearing liabilities	2,468			3,978
Total liabilities	466,257			496,120
Stockholders' equity	71,005			69,480
Total liabilities and stockholders' equity	$537,262			$565,600

Net interest income		$7,349			$7,807
Net earning assets	$21,490			$13,038
Interest rate spread			3.02%			3.08%
Net interest margin			3.05%			3.10%
Ratio of interest-earning assets to Interest-bearing liabilities			104.63%			102.65%

(1) Includes nonaccrual loans.
(2) Includes FHLB of Dallas stock.

Provision for Loan Losses. The provision for loan losses includes charges to maintain the ALLL at a level considered adequate by First Federal Bank to cover probable credit losses related to specifically identified loans as well as probable credit losses inherent in the remainder of the loan portfolio that have been incurred as of the balance sheet date. The adequacy of the ALLL is evaluated quarterly by management of First Federal Bank based on First Federal Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and other qualitative factors.

Management determined that no provision for loan losses was required for the three or six months ended June 30, 2013, primarily due to decreases in nonperforming and classified loans and continued improvement in First Federal Bank’s loan portfolio. The ALLL as a percentage of loans receivable was 3.8% at June 30, 2013, compared to 4.4% at December 31, 2012. The ALLL as a percentage of classified loans was 72.5% at June 30, 2013, compared to 45.4% at December 31, 2012. See “Allowance for Loan and Lease Losses” in the “Asset Quality” section below.

Noninterest Income. Noninterest income is generated primarily through deposit account fee income, profit on sale of loans, and earnings on life insurance policies. Total noninterest income of $1.3 million for the second quarter of 2013 decreased from $2.0 million for the second quarter of 2012. Total noninterest income of $2.6 million for the six months ended June 30, 2013 decreased from $3.7 million for the same period in 2012. These decreases were primarily due to a decrease in gains on sales of investment securities and a decrease in deposit fee income, primarily due to a decrease in insufficient funds fee revenue.

Noninterest Expense. Noninterest expense consists primarily of employee compensation and benefits, office occupancy expense, data processing expense, real estate owned expense, and other operating expense. Total noninterest expense decreased $258,000 or 5% during the second quarter of 2013 compared to the second quarter of 2012. Total noninterest expense decreased $1.0 million or 10% during the six months ended June 30, 2013 compared to the same period in 2012. The variances in certain noninterest expense items are further explained in the following paragraphs, with the aggregate expense decrease being primarily related to the decrease in nonperforming assets and improvements in First Federal Bank’s operational efficiency and overall staffing levels.

Real estate owned, net. The changes in the composition of this line item are presented below (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change
Loss provisions	$33	$280	$(247)	$176	$308	$(132)
Net gain on sales	(43)	(726)	683	(374)	(792)	418
Rental income	(26)	(151)	125	(63)	(410)	347
Taxes and insurance	25	132	(107)	93	295	(202)
Other	56	207	(151)	117	307	(190)
Total	$45	$(258)	$303	$(51)	$(292)	$241

The decreases in gains on sales of REO and rental income as well as the decreases in loss provisions and REO expenses are due to decreases in the REO balances. Real estate owned expenses such as taxes, insurance and maintenance as well as rental income are expected to continue to decline as the size of the REO portfolio continues to decline. Future levels of loss provisions and net gains or losses on sales of real estate owned will depend on market conditions.

FDIC Insurance Premium. First Federal Bank’s FDIC insurance premium decreased $121,000 for the three months ended June 30, 2013 compared to the same period in 2012 and decreased $248,000 for the six months ended June 30, 2013 compared to the same period in 2012 due to decreases in the assessment rate and the assessment base. The base is defined as average consolidated total assets for the assessment period less average tangible equity capital with potential adjustments for unsecured debt, brokered deposits and depository institution debts.  The assessment rate declined due to improvements in First Federal Bank’s performance and financial condition.

Data Processing. The decrease in data processing expense of $390,000 in the second quarter of 2013 and the decrease of $530,000 for the six months ended June 30, 2013 compared to the same respective periods in 2012 was primarily related to lower overall processing costs as a result of First Federal Bank’s conversion of its operational software during the second quarter of 2012, as well as one-time costs of approximately $550,000 incurred during the six months ended June 30, 2012.

Professional Fees. Professional fees decreased $41,000 or 21% for the quarter ended June 30, 2013 compared to the same period in 2012 and decreased $180,000 or 31% for the six months ended June 30, 2013 compared to the same periods in 2012, primarily due to a decrease in audit fees and a decrease in loan-related legal fees.

Income Taxes. First Federal had no taxable income for the three or six months ended June 30, 2013 or 2012 and recorded a valuation allowance for the full amount of its net deferred tax asset as of June 30, 2013 and December 31, 2012, respectively.

Lending Activities

Loans Receivable. Changes in loan composition between June 30, 2013 and December 31, 2012, are presented in the following table (dollars in thousands).

	June 30, 2013	December 31, 2012	Increase (Decrease)	% Change

One- to four-family residential	$139,137	$157,936	$(18,799)	(11.9)%
Multifamily residential	19,775	20,790	(1,015)	(4.9)
Nonfarm nonresidential	150,942	138,014	12,928	9.4
Construction and land development	14,243	14,551	(308)	(2.1)
Total real estate loans	324,097	331,291	(7,194)	(2.2)

Commercial	15,912	16,083	(171)	(1.1)

Consumer	4,996	5,818	(822)	(14.1)

Total loans receivable	345,005	353,192	(8,187)	(2.3)
Unearned discounts and net deferred loan costs	(125)	(188)	63	(33.5)
Allowance for loan and lease losses	(13,249)	(15,676)	2,427	(15.5)

Loans receivable, net	$331,631	$337,328	$(5,697)	(1.7)%

Total loans receivable decreased $8.2 million to $345.0 million at June 30, 2013, compared to $353.2 million at December 31, 2012. The decrease in loans was primarily due to the sale of $14.7 million of classified loans in the second quarter of 2013.

Asset Quality

Nonperforming Assets. The following table sets forth the amounts and categories of First Federal Bank's nonperforming assets at the dates indicated (dollars in thousands).

	June 30, 2013		December 31, 2012
	Net (2)	% Total Assets	Net (2)	% Total Assets	Increase (Decrease)
Nonaccrual Loans:
One- to four-family residential	$5,849	1.13%	$7,027	1.32%	$(1,178)
Multifamily residential	--	--	--	--	--
Nonfarm nonresidential	4,358	0.84%	7,236	1.37%	(2,878)
Construction and land development	3,481	0.67%	4,133	0.77%	(652)
Commercial	28	0.01%	402	0.08%	(374)
Consumer	11	0.01%	26	0.01%	(15)

Total nonaccrual loans	13,727	2.66%	18,824	3.55%	(5,097)

Accruing loans 90 days or more past due	--	--	--	--	--

Real estate owned	11,967	2.32%	16,658	3.14%	(4,691)

Total nonperforming assets	25,694	4.98%	35,482	6.69%	(9,788)
Performing restructured loans	270	0.05%	5,816	1.10%	(5,546)

Total nonperforming assets and performing restructured loans (1)	$25,964	5.03%	$41,298	7.79%	$(15,334)

(1)	The table does not include substandard loans which were judged not to be impaired totaling $4.5 million and $12.1 million at June 30, 2013 and December 31, 2012, respectively.
(2)	Loan balances are presented net of undisbursed loan funds, partial charge-offs and interest payments recorded as reductions in principal balances for financial reporting purposes.

Nonaccrual Loans. The composition of nonaccrual loans by status was as follows as of the dates indicated (dollars in thousands):

	June 30, 2013		December 31, 2012		Increase (Decrease)
	Balance	Percentage of Total	Balance	Percentage of Total	Balance	Percentage of Total

Bankruptcy or foreclosure	$1,767	12.9%	$2,347	12.5%	$(580)	0.4%
Over 90 days past due	7,035	51.2	9,913	52.7	(2,878)	(1.5)
30-89 days past due	--	--	1,311	7.0	(1,311)	(7.0)
Not past due	4,925	35.9	5,253	27.8	(328)	8.1
	$13,727	100.0%	$18,824	100.0%	$(5,097)	--

The following table presents nonaccrual loan activity for the six months ended June 30, 2013 and 2012 (in thousands):

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012

Balance of nonaccrual loans—beginning of period	$18,824	$33,954
Loans added to nonaccrual status	1,663	7,717
Net cash payments	(3,644)	(5,948)
Loans returned to accrual status	(296)	(4,801)
Charge-offs to the ALLL	(1,597)	(3,478)
Transfers to REO	(1,223)	(5,501)

Balance of nonaccrual loans—end of period	$13,727	$21,943

Real Estate Owned. Changes in the composition of real estate owned between December 31, 2012 and June 30, 2013 are presented in the following table (dollars in thousands).

	December 31, 2012	Additions	Fair Value Adjustments	Net Sales Proceeds(1)	Net Gain (Loss)	June 30, 2013
One- to four-family residential	$2,586	$825	$(61)	$(1,724)	$57	$1,683
Land	6,583	108	(120)	(1,915)	313	4,969
Nonfarm nonresidential	7,489	303	(38)	(2,443)	4	5,315
Total	$16,658	$1,236	$(219)	$(6,082)	$374	$11,967

(1)	Net sales proceeds include $773,000 of loans made by First Federal Bank to finance certain sales of real estate owned.

Classified Assets. Federal regulations require that each insured savings association risk rate its assets on a regular basis. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is generally considered uncollectible and of such little value that continuance as an asset is not warranted. As of June 30, 2013 and December 31, 2012, First Federal Bank did not have any assets classified as doubtful or loss.  The table below summarizes First Federal Bank’s classified assets as of the dates indicated (dollars in thousands):

	June 30, 2013	December 31, 2012	June 30, 2012
Nonaccrual loans	$13,727	$18,824	$21,943
Accruing classified loans	4,543	15,696	16,098
Classified loans	18,270	34,520	38,041
Real estate owned	11,967	16,658	25,168

Total classified assets	$30,237	$51,178	$63,209
Texas Ratio (1)	30.9%	42.7%	55.8%
Classified Asset Ratio (2)	36.3%	61.6%	74.8%

(1)	Defined as the ratio of nonaccrual loans and real estate owned to Tier 1 capital plus the allowance for loan and lease losses.
(2)	Defined as the ratio of total classified assets to Tier 1 capital plus the allowance for loan and lease losses.

Classified loans decreased $16.3 million from December 31, 2012 to June 30, 2013, primarily due to the sale of $14.7 million of classified loans during the second quarter of 2013.

Allowance for Loan and Lease Losses. First Federal Bank maintains an allowance for loan and lease losses for known and inherent losses in the loan portfolio based on ongoing quarterly assessments of the loan portfolio. The estimated appropriate level of the ALLL is maintained through a provision for loan losses charged to earnings. Charge-offs are recorded against the ALLL when management believes the estimated loss has been confirmed. Subsequent recoveries, if any, are credited to the ALLL.

The ALLL consists of general and allocated (also referred to as specific) loan loss components. For loans that are determined to be impaired that are troubled debt restructurings (“TDRs”) and impaired loans where the relationship totals $250,000 or more, a specific loan loss allowance is established when the discounted cash flows or collateral value of the impaired loan is lower than its carrying value. The general loan loss allowance covers loans that are not impaired and impaired relationships under $250,000 and is based on historical loss experience adjusted for qualitative factors.

The ALLL represents management’s estimate of incurred credit losses inherent in First Federal Bank’s loan portfolio as of the balance sheet date. The estimation of the ALLL is based on a variety of factors, including past loan loss experience, the current credit profile of First Federal Bank’s borrowers, adverse situations that have occurred that may affect the borrowers’ ability to repay, the estimated value of underlying collateral, general economic conditions, and other qualitative factors. Losses are recognized when available information indicates that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or conditions change.

A loan is considered impaired when, based on current information and events, it is probable that First Federal Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the note. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Classified loans where the borrower’s total loan relationship exceeds $250,000 are evaluated quarterly for impairment on a loan-by-loan basis. Nonaccrual loans and TDRs are considered to be impaired loans. TDRs are restructurings in which First Federal Bank, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that First Federal Bank would not otherwise consider. Impairment is measured quarterly on a loan-by-loan basis for all TDRs and impaired loans where the aggregate relationship balance exceeds $250,000 by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Impaired loans under this threshold are aggregated and included in loan pools with their ALLL calculated as described in the following paragraph.

Groups of smaller balance homogeneous loans are collectively evaluated for impairment. Homogeneous loans are those that are considered to have common characteristics that provide for evaluation on an aggregate or pool basis. First Federal Bank considers the characteristics of (1) one- to four-family residential mortgage loans; (2) unsecured consumer loans; and (3) collateralized consumer loans to permit consideration of the appropriateness of the ALLL of each group of loans on a pool basis. The primary methodology used to determine the appropriateness of the ALLL includes segregating impaired loans from the pools of loans, valuing these loans, and then applying a loss factor to the remaining pool balance based on several factors including past loss experience, inherent risks, and economic conditions in the primary market areas.

In estimating the amount of credit losses inherent in the loan portfolio, various judgments and assumptions are made. For example, when assessing the condition of the overall economic environment, assumptions are made regarding market conditions and their impact on the loan portfolio. For impaired loans that are collateral dependent, the estimated fair value of the collateral may deviate significantly from the proceeds received when the collateral is sold in the event that First Federal Bank has to foreclose or repossess the collateral.

First Federal considers its ALLL of approximately $13.2 million to be adequate to cover losses inherent in its loan portfolio as of June 30, 2013. Actual losses may substantially differ from currently estimated losses. Adequacy of the ALLL is periodically evaluated, and the allowance could be significantly decreased or increased, which could materially affect First Federal’s financial condition and results of operations.

The following table summarizes changes in the allowance for loan and lease losses and other selected statistics for the periods indicated.

	Six Months Ended June 30,
	2013	2012
	(Dollars in Thousands)

Total loans outstanding at end of period	$345,005	$350,016
Average loans outstanding	$354,072	$354,574
Allowance at beginning of period	$15,676	$20,818
Charge-offs:
One- to four-family residential	(747)	(1,053)
Multifamily residential	(876)	(997)
Nonfarm nonresidential	(1,008)	(2,241)
Construction and land development	(115)	(37)
Commercial	(380)	--
Consumer (1)	(76)	(145)
Total charge-offs	(3,202)	(4,473)
Recoveries:
One- to four-family residential	53	65
Multifamily residential	--	17
Nonfarm nonresidential	500	24
Construction and land development	107	717
Commercial	74	29
Consumer (1)	41	45
Total recoveries	775	897
Net charge-offs	(2,427)	(3,576)
Total provisions for losses	--	22
Allowance at end of period	$13,249	$17,264

Allowance for loan and lease losses as a
percentage of total loans
outstanding at end of period	3.84%	4.93%

Net loans charged-off as a percentage
of average loans outstanding	1.37%	2.02%

Allowance for loan and lease
losses to nonaccrual loans	96.52%	78.68%

(1)

Consumer loan charge-offs include overdraft charge-offs of $58,000 and $82,000 for the six months ended June 30, 2013 and 2012, respectively. Consumer loan recoveries include recoveries of overdraft charge-offs of $33,000 and $38,000 for the six months ended June 30, 2013 and 2012, respectively.

The following table presents the allocation of the Bank's allowance for loan and lease losses by the type of loan at each of the dates indicated as well as the percentage of loans in each category to total loans receivable. These allowance amounts have been computed using the Bank’s internal model. The amounts shown are not necessarily indicative of the actual future losses that may occur within a particular category.

	June 30,
	2013		2012
	Amount	Percentage of Loans	Amount	Percentage of Loans
	(Dollars in Thousands)

One-to-four family residential	$6,151	40.33%	$6,633	48.86%
Multifamily residential	580	5.73	886	3.79
Nonfarm nonresidential	4,435	43.75	7,688	33.34
Construction and land development	1,213	4.13	1,584	7.11
Commercial	662	4.61	313	5.01
Consumer	208	1.45	160	1.90
Total	$13,249	100.00%	$17,264	100.00%

The decrease in the allowance for loan and lease losses from $17.3 million as of June 30, 2012 to $13.2 million as of June 30, 2013 was primarily related to a decrease in general allowances primarily due to the decrease in nonperforming loans from $21.9 million at June 30, 2012 to $13.7 million at June 30, 2013. The allowance for loan and lease losses remains at an elevated level due to the level of nonperforming loans and estimated inherent losses remaining in the portfolio as the Bank continues its efforts to reduce nonperforming assets.

Investment Securities

The following table sets forth the carrying values of First Federal's investment securities available for sale (dollars in thousands).

	June 30, 2013	December 31, 2012	Increase (Decrease)

Municipal securities	$40,245	$45,393	$(5,148)
Corporate debt securities	7,975	7,932	43
Total	$48,220	$53,325	$(5,105)

Municipal securities decreased due to calls and maturities. The overall yield of the investment portfolio was 2.69% as of June 30, 2013 compared to 2.85% at December 31, 2012.

Deposits

Changes in the composition of deposits between June 30, 2013 and December 31, 2012, are presented in the following table (dollars in thousands).

	June 30, 2013	December 31, 2012	Increase (Decrease)	% Change

Checking accounts	$132,264	$131,826	$438	0.3%
Money market accounts	39,597	40,818	(1,221)	(3.0)
Savings accounts	31,627	30,664	963	3.1
Certificates of deposit	238,405	251,743	(13,338)	(5.3)

Total deposits	$441,893	$455,051	$(13,158)	(2.9)%

Deposits include $4.7 million of deposits held for sale in connection with the probable sale of our Farmington branch location, including $2.7 million of checking accounts, $1.2 million of money market accounts, and $0.8 million of savings accounts. Overall deposits decreased in the comparison period primarily due to the sale of $17.9 million of deposits in connection with the sale of First Federal Bank’s Berryville branch on June 21, 2013. First Federal Bank reduced the cost of its certificate of deposit accounts with the weighted average cost of funds decreasing from 1.32% at December 31, 2012 to 1.14% at June 30, 2013. First Federal Bank manages the pricing of its deposits to maintain deposit balances commensurate with its overall balance sheet management and liquidity position. The overall cost of deposit funds decreased from 0.83% at December 31, 2012 to 0.71% at June 30, 2013.

Liquidity and Capital Resources

Liquidity management is both a daily and long-term function. First Federal Bank's liquidity, represented by cash and cash equivalents and eligible investment securities, is a product of its operating, investing and financing activities. First Federal Bank's primary sources of funds are deposits; borrowings; payments on outstanding loans; maturities, sales and calls of investment securities and other short-term investments; and funds provided from operations. While scheduled loan amortization and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Calls of investment securities are determined by the issuer and are generally influenced by the level of market interest rates at the bond’s call date compared to the coupon rate of the bond. First Federal Bank manages the pricing of its deposits to maintain deposit balances at levels commensurate with the operating, investing and financing activities of First Federal Bank. In addition, First Federal Bank invests excess funds in overnight deposits and other short-term interest-earning assets that provide liquidity to meet lending requirements and pay deposit withdrawals. When funds from the retail deposit market are inadequate for the liquidity needs of First Federal Bank or the pricing of deposits are not as favorable as other sources, First Federal Bank has borrowed from the FHLB of Dallas and has utilized the services of bulletin board deposit listing services and brokered deposits to acquire funds.

First Federal Bank uses qualifying loans as collateral for FHLB advances. The FHLB retains custody and endorsement of the loans that collateralize First Federal Bank’s outstanding borrowings with the FHLB.  The FHLB currently allows an aggregate lendable value on qualifying loans (as defined) of approximately 90% of the outstanding balance of the loans pledged to the FHLB. During the six months ended June 30, 2013, FHLB borrowings decreased by $2.1 million, or 68%, from FHLB borrowings at December 31, 2012. At June 30, 2013, First Federal Bank’s additional borrowing capacity with FHLB was $49.0 million, comprised of qualifying loans collateralized by first-lien one- to four-family mortgages with a lendable value of $50.0 million less outstanding advances at June 30, 2013 of $1.0 million. Outstanding borrowings with the FHLB are reported as “Other Borrowings” in First Federal’s Condensed Consolidated Statements of Financial Condition.

First Federal Bank uses qualifying investment securities and qualifying commercial real estate loans as collateral for the discount window. The FRB will permit only certain commercial real estate loans to be pledged as collateral for the discount window. At June 30, 2013, First Federal Bank pledged qualifying commercial real estate loans with a collateral value of approximately $7.0 million, or 81% of the fair market value of the loans as determined by the FRB taking into consideration the rate and duration of the loans pledged. In addition, at June 30, 2013, First Federal Bank pledged qualifying investment securities with a collateral value of approximately $7.6 million and a carrying value of approximately $8.0 million for access to the discount window. No FRB borrowings were outstanding at June 30, 2013.

At June 30, 2013, First Federal Bank’s liquidity ratio was 24.3% which represents liquid assets as a percentage of deposits and borrowings. As of the same date, First Federal Bank’s adjusted liquidity ratio was 37.5%, which includes liquid assets plus borrowing capacity at the FHLB and FRB as a percentage of deposits and borrowings. First Federal Bank anticipates that it will continue to rely primarily on deposits, calls and maturities of investment securities, loan repayments, and funds provided from operations to provide liquidity. As necessary, the sources of borrowed funds described above will be used to augment First Federal Bank’s funding sources. First Federal Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, to repay maturing borrowings, to fund loan commitments, and to purchase investment securities.

First Federal Bank’s liquidity risk management program assesses our current and projected funding needs to ensure that sufficient funds or access to funds exist to meet those needs. The program also includes effective methods to achieve and maintain sufficient liquidity and to measure and monitor liquidity risk, including the preparation and submission of liquidity reports on a regular basis to the Board of Directors. The program also contains a Contingency Funding Plan that forecasts funding needs and sources under different stress scenarios. The Contingency Funding Plan approved by the Board of Directors is designed to respond to an overall decline in the economic environment, the banking industry or a problem specific to First Federal Bank. A number of different contingency funding conditions may arise which may result in strains or expectation of strains in First Federal Bank’s normal funding activities including customer reaction to negative news of the banking industry, in general, or First Federal Bank, specifically. As a result of negative news, some depositors may reduce the amount of deposits held at First Federal Bank if concerns persist, which could affect the level and composition of First Federal Bank’s deposit portfolio and thereby directly impact First Federal Bank’s liquidity, funding costs and net interest margin. First Federal Bank’s funding costs may also be adversely affected in the event that activities of the FRB and the United States Department of the Treasury to provide liquidity for the banking system and improvement in capital markets are curtailed or are unsuccessful. Such events could reduce liquidity in the markets, thereby increasing funding costs to First Federal Bank or reducing the availability of funds to First Federal Bank to finance its existing operations and thereby adversely affect First Federal’s results of operations, financial condition, future prospects, and stock price.

Since First Federal is a holding company and does not conduct independent operations, its primary source of liquidity is dividends from First Federal Bank. First Federal has no borrowings from outside sources. First Federal funds its expenses from cash deposits maintained in First Federal Bank, which amounted to $1.2 million at June 30, 2013.

At June 30, 2013, First Federal Bank's core and risk-based capital ratios amounted to 13.57% and 20.82%, respectively, compared to regulatory capital adequacy standards of 4% and 8%. However, First Federal Bank has agreed with the OCC to maintain a Tier 1 (core) capital ratio of 8% and a total risk-based capital ratio of 12%.

Off-Balance Sheet Arrangements and Contractual Obligations

In the normal course of business to meet the financing needs of its customers, First Federal Bank is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of financial condition.

First Federal Bank does not use financial instruments with off-balance sheet risk as part of its asset/liability management program or for trading purposes. First Federal Bank’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. First Federal Bank uses the same credit policies in making commitments and conditional obligations for off-balance sheet arrangements as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. First Federal Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by First Federal Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Standby letters of credit are conditional commitments issued by First Federal Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

In the normal course of business, First Federal makes commitments to buy or sell assets or to incur or fund liabilities. Commitments include, but are not limited to:

●	the origination, purchase or sale of loans;
●	the fulfillment of commitments under letters of credit, extensions of credit on home equity lines of credit, construction loans, and under predetermined overdraft protection limits; and

The funding period for construction loans is generally six to eighteen months and commitments to originate mortgage loans are generally outstanding for 60 days or less.

At June 30, 2013, First Federal Bank’s off-balance sheet arrangements principally included lending commitments, which are described below. At June 30, 2013, First Federal had no interests in non-consolidated special purpose entities.

At June 30, 2013, commitments included:

●	total approved loan origination commitments outstanding amounting to $29.2 million, including approximately $1.0 million of loans committed to sell;
●	rate lock agreements with customers of $6.0 million, all of which have been locked with an investor;
●	funded mortgage loans committed to sell of $3.4 million;
●	unadvanced portion of construction loans of $2.8 million;
●	unused lines of credit of $8.0 million;
●	outstanding standby letters of credit of $690,000; and
●	total predetermined overdraft protection limits of $8.6 million.

Total unfunded commitments to originate loans for sale and the related commitments to sell of $6.0 million meet the definition of a derivative financial instrument. The related asset and liability are considered immaterial at June 30, 2013.

Historically, a small percentage of predetermined overdraft limits have been used. At June 30, 2013, overdrafts of accounts with Bounce Protection™ represented usage of 2.28% of the limit.

ANNUAL RESULTS

Overview

First Federal’s net income available to common stockholders was $755,000 for the year ended December 31, 2012, compared to a net loss available to common stockholders of $8.5 million for the year ended December 31, 2011. The primary reasons for the $9.3 million increase in net income available to common stockholders during 2012 was an $18.5 million decrease in net REO expense and a $981,000 increase in net gain on sale of investment securities, partially offset by a $10.5 million decrease in gain on redemption of preferred stock that occurred in fiscal 2011. The decrease in net REO expense was primarily due to a decrease in loss provisions in 2012 resulting from stabilized real estate market conditions. REO loss provisions in 2011 were impacted by write-downs of $11.3 million in December 2011 resulting from management’s evaluation of the overall REO portfolio and decision to more aggressively market certain properties. In recent years, First Federal’s ability to generate net income has been affected primarily by First Federal’s level of nonperforming loans and real estate owned, which have decreased interest income and increased operating expenses.

First Federal Bank made substantial progress in reducing its level of nonperforming assets during 2012. Total nonperforming assets at December 31, 2012, including nonaccrual loans and real estate owned, totaled $35.5 million, or 6.7% of total assets, a reduction of $27.0 million compared to December 31, 2011. First Federal Bank also reduced its level of classified loans to $34.5 million at December 31, 2012 compared to $75.0 million at December 31, 2011. The primary drivers in improving First Federal Bank’s nonperforming assets and classified loans were First Federal Bank’s concerted efforts to work out nonperforming loans and to aggressively market REO properties for sale, resulting in repayments on nonaccrual loans of $10.6 million and sales of REO of $18.3 million.

While First Federal Bank is continuing its focus on reducing nonperforming assets, it is equally focused on improving its operational performance through improving its net interest margin, increasing noninterest income, and controlling noninterest expense.

Results of Operations

Net Income (Loss). Net income increased to $755,000 in 2012 as compared to a net loss of $8.5 million in 2011. The primary reason for the increase was an $18.5 million decrease in net REO expense and a $981,000 increase in net gains on sale of investment securities, offset by a $10.5 million decrease in gain on redemption of preferred stock that occurred in fiscal 2011. The decrease in net REO expense was primarily due to write-downs of REO of $11.3 million in December 2011 resulting from management’s evaluation of the overall REO portfolio and decision to more aggressively market certain properties.

Net Interest Income. First Federal 's results of operations depend primarily on its net interest income, which is the difference between interest income on interest earning assets, such as loans and investments, and interest expense on interest bearing liabilities, such as deposits and borrowings. Net interest income for 2012 was $15.4 million compared to $16.4 million in 2011. The decrease in net interest income resulted from changes in interest income and interest expense discussed below.

Interest Income. Interest income for 2012 was $19.8 million compared to $23.1 million in 2011. The decrease in interest income in 2012 compared to 2011 was primarily related to decreases in the yields earned on loans receivable and investment securities, as well as decreases in the related average balances. The average balance of loans receivable decreased due to repayments, maturities and charge-offs or transfers to real estate owned. The average balance of investment securities decreased due to sales and calls of investment securities.

Interest Expense. Interest expense for 2012 was $4.4 million compared to $6.7 million in 2011. The decrease in interest expense in 2012 compared to 2011 was primarily due to decreases in the average balances of deposits and borrowings as well as a decrease in average rates paid on deposits. The decrease in the average rates paid on deposit accounts reflects decreases in market interest rates.

Rate/Volume Analysis. The table below sets forth certain information regarding changes in interest income and interest expense of First Federal for the periods indicated. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate); (ii) changes in rate (change in rate multiplied by prior average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume); and (iv) the net change.

	Year Ended December 31,
	2012 vs. 2011
	Increase (Decrease) Due to
	Volume	Rate	Rate/ Volume	Total Increase (Decrease)
	(In Thousands)
Interest income:
Loans receivable	$(1,111)	$(1,364)	$76	$(2,399)
Investment securities	(454)	(733)	124	(1,063)
Other interest earning assets	13	171	5	189
Total interest earning assets	(1,552)	(1,926)	205	(3,273)

Interest expense:
Deposits	(454)	(1,696)	121	(2,029)
Other borrowings	(220)	(33)	22	(231)
Total interest bearing liabilities	(674)	(1,729)	143	(2,260)
Net change in net interest income	$(878)	$(197)	$62	$(1,013)

	Year Ended December 31,
	2011 vs. 2010
	Increase (Decrease) Due to
	Volume	Rate	Rate/ Volume	Total Increase (Decrease)
	(In Thousands)
Interest income:
Loans receivable	$(4,519)	$(866)	$155	$(5,230)
Investment securities	(1,502)	(743)	238	(2,007)
Other interest earning assets	98	76	72	246
Total interest earning assets	(5,923)	(1,533)	465	(6,991)

Interest expense:
Deposits	(1,235)	(1,838)	247	(2,826)
Other borrowings	(373)	99	(56)	(330)
Total interest bearing liabilities	(1,608)	(1,739)	191	(3,156)
Net change in net interest income	$(4,315)	$206	$274	$(3,835)

Average Balance Sheets. The following table sets forth certain information relating to First Federal’s average balance sheets and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing interest income or interest expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are based on daily balances during the periods.

	Year Ended December 31,
	2012			2011			2010
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in Thousands)
Interest earning assets:
Loans receivable(1)	$357,337	$17,644	4.94%	$378,303	$20,043	5.30%	$460,668	$25,273	5.49%
Investment securities(2)	58,476	1,618	2.77	70,394	2,681	3.81	103,568	4,688	4.53
Other interest earning assets	80,131	537	0.67	77,349	348	0.45	39,629	102	0.26
Total interest earning assets	495,944	19,799	3.99	526,046	23,072	4.39	603,865	30,063	4.98
Noninterest earning assets	58,823			72,077			71,286
Total assets	$554,767			$598,123			$675,151
Interest bearing liabilities:
Deposits	$476,327	4,322	0.91	$512,989	6,351	1.24	$592,740	9,177	1.55
Other borrowings	4,961	100	2.02	14,738	331	2.24	33,856	661	1.95
Total interest bearing liabilities	481,288	4,422	0.92	527,727	6,682	1.27	626,596	9,838	1.57
Noninterest bearing liabilities	3,644			4,427			5,755
Total liabilities	484,932			532,154			632,351
Shareholders' equity	69,835			65,969			42,800
Total liabilities and shareholders' equity	$554,767			$598,123			$675,151

Net interest income		$15,377			$16,390			$20,225
Net earning assets (interest bearing liabilities)	$14,656			$(1,681)			$(22,731)
Interest rate spread			3.07%			3.12%			3.41%
Net interest margin			3.09%			3.12%			3.35%
Ratio of interest earning assets to interest bearing liabilities			103.05%			99.68%			96.37%

_____________________

(1)	Includes nonaccrual loans.
(2)	Includes FHLB stock.

Provision for Loan Losses. The provision for loan losses includes charges to maintain an allowance for loan and lease losses adequate to cover probable credit losses related to specifically identified loans as well as probable credit losses inherent in the remainder of the loan portfolio that have been incurred as of the balance sheet date. The adequacy of the allowance for loan and lease losses is evaluated quarterly by management of First Federal Bank based on First Federal Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and other qualitative factors.

The provision for loan losses of $22,000 during 2012 decreased $837,000 from 2011, primarily due to decreases in both nonperforming and classified loans. The allowance for loan and lease losses as a percentage of loans receivable was 4.44% at December 31, 2012, compared to 5.89% at December 31, 2011 with such decline being consistent with the improved performance in First Federal Bank’s loan portfolio. For additional information relating to the allowance and provision for loan losses, refer to the Allowance for Loan and Lease Losses section of this Management’s Discussion and Analysis on page [__].

Noninterest Income. Noninterest income is generated primarily through deposit account fee income, profit on sale of loans, and earnings on life insurance policies. Total noninterest income of $6.6 million for 2012 increased slightly from $6.3 million in 2011. This increase was primarily due to an increase in gains on sales of investment securities and an increase in gains on sales of loans, offset by a decrease in deposit fee income. Gain on sale of loans increased to $923,000 in 2012 from $661,000 in 2011 primarily due to an increase in the number of secondary market loan originations and related sales as well as an increase in the average gain per loan. Deposit fee income was down from $4.9 million in 2011 to $4.0 million in 2012 primarily due to a decrease in insufficient funds fee revenue.

Noninterest Expense. Noninterest expense consists primarily of employee compensation and benefits, office occupancy expense, data processing expense, real estate owned expense, net, and other operating expense. Total noninterest expense decreased $19.7 million or 48% during 2012 compared to 2011. The variances in these and certain other noninterest expense items are further explained in the following paragraphs, with the expense decrease being primarily related to the decrease in net real estate owned expense, the decrease in nonperforming assets, and improvements in First Federal Bank’s operational efficiency and overall staffing levels.

Real estate owned, net. The changes in the composition of this line item are presented below (in thousands):

	Year Ended December 31,
	2012	2011	Increase (Decrease)
Loss provisions	$1,388	$17,335	$(15,947)
Net (gain) loss on sales	(1,223)	784	(2,007)
Taxes and insurance	491	779	(288)
Other	61	296	(235)
Total	$717	$19,194	$(18,477)

The decrease in REO loss provisions in 2012 compared to 2011 was primarily related to stabilizing market conditions in 2012. Further, 2011 loss provisions were impacted by First Federal Bank’s comprehensive review of its REO portfolio as of December 31, 2011, and its decision to more aggressively market certain properties, which were written down at that time. Since the economic recession began in 2008, real estate values in First Federal Bank’s primary market areas have not fully recovered and First Federal Bank continues to have elevated levels of foreclosed assets. Sales of certain types of property, principally undeveloped land and developed residential subdivision lots, have been slow and as a result, management has made a strategic decision to more aggressively market certain REO properties, including reductions in the asking price on certain properties. However, there can be no guarantee that the properties can be sold given the current market environment. The previous carrying values were primarily based on third-party appraisals using marketing periods that exceed First Federal Bank’s more aggressive marketing strategy. Management reviewed the REO portfolio and individually analyzed the recorded value for many of its foreclosed properties by obtaining new broker pricing opinions or discounting current appraisals or valuations based on First Federal Bank’s recent experience selling or attempting to sell similar properties. First Federal Bank also analyzed sales of REO during 2011 in order to estimate an average loss for each category of REO and applied these average loss percentages to the remainder of the REO portfolio to estimate net realizable values. Carrying values of First Federal Bank’s REO properties were adjusted as necessary based on the new estimated net realizable values as a result of management’s intent to more aggressively market REO properties. This review resulted in an $11.3 million loss provision during the fourth quarter of 2011. The majority of these write-downs were made in the developed lots and raw land categories, where properties are more speculative in nature and market activity has been slow.

The increase in the net gain on sales of REO properties for the year ended December 31, 2012 compared to the same period in 2011 was primarily related to the sale of single-family residential properties with a total gain of $1.0 million located in the Northwest Arkansas region. These properties were transferred to REO in December 2011 and were valued based on updated appraisals. These properties were not additionally written down as part of the comprehensive review of REO in December 2011.

Taxes and insurance and other REO expenses were down for the year ended December 31, 2012 compared to 2011 due to a decrease in the number of properties in 2012. However, such expenses are expected to remain elevated for the foreseeable future. Future levels of loss provisions and net gains or losses on sales of real estate owned will be dependent on market conditions.

Salaries and Employee Benefits. Salaries and employee benefits of $11.0 million for 2012 decreased $341,000 from 2011. This decrease was primarily attributable to a general reduction in force in the quarter ended June 30, 2011, the relocation of services from one branch to another, and the closing of three branch locations, partially offset by an increase in salaries and employee benefits related to hiring key members of management with experience in the lending area as well as adding additional experienced commercial loan officers.

Data Processing. Data processing increased to $2.1 million in 2012 from $1.6 million in 2011. The increase was primarily related to a one-time cost of approximately $550,000 in 2012 as a result of First Federal Bank’s conversion of its operational software during the second quarter of 2012.

FDIC Insurance Premium. First Federal Bank’s FDIC insurance premium decreased $330,000 in 2012 compared to 2011 due to a change in the assessment base as well as a decrease in the rate. Effective April 1, 2011, the assessment base is defined as average consolidated total assets for the assessment period less average tangible equity capital with potential adjustments for unsecured debt, brokered deposits and depository institution debts. The FDIC also adopted a new rate schedule effective April 1, 2011.

Other Expenses. Other expenses were $1.8 million in 2012 compared to $2.5 million in 2011. The decrease in other expenses for the year ended December 31, 2012 compared to 2011 was primarily due to a decrease in loan-related collection expenses due to a decrease in nonperforming assets and a decrease in losses on disposals of assets.

Income Taxes. First Federal had no taxable income in 2012 or 2011 and recorded a valuation allowance for the full amount of its net deferred tax asset as of December 31, 2012 and December 31, 2011, respectively. See Note 12 to the First Federal Audited Consolidated Financial Statements for further information.

Lending Activities

General. At December 31, 2012, First Federal Bank's portfolio of net loans receivable amounted to $337.3 million or 63.6% of First Federal’s total assets. First Federal Bank has traditionally concentrated its lending activities on loans collateralized by real estate, with $331.3 million or 93.8% of First Federal Bank's total portfolio of loans receivable ("total loan portfolio") consisting of loans collateralized by real estate at December 31, 2012.

Loan Composition. The following table sets forth certain data relating to the composition of First Federal Bank's loan portfolio by type of loan at the dates indicated.

	December 31,
	2012		2011		2010		2009		2008
	Amount	Percentage of Loans	Amount	Percentage of Loans	Amount	Percentage of Loans	Amount	Percentage of Loans	Amount	Percentage of Loans
	(Dollars in Thousands)
Mortgage loans:
One-to four-family residential	$149,484	42.32%	$183,158	51.93%	$214,077	51.88%	$235,990	45.87%	$241,735	42.23%
Home equity and second mortgage	8,452	2.39	12,502	3.54	18,423	4.46	27,022	5.25	31,712	5.54
Multifamily residential	20,790	5.89	20,476	5.81	25,356	6.14	27,987	5.44	24,147	4.22
Commercial real estate	138,014	39.08	95,920	27.20	92,767	22.49	104,618	20.34	115,935	20.25
Total permanent loans	316,740	89.68	312,056	88.48	350,623	84.97	395,617	76.90	413,529	72.24
Construction loans
One- to four-family residential	803	0.23	1,724	0.49	2,287	0.55	13,646	2.65	22,563	3.94
Other construction and land	13,748	3.89	23,288	6.60	37,308	9.05	72,727	14.15	93,513	16.34
Total construction loans	14,551	4.12	25,012	7.09	39,595	9.60	86,373	16.80	116,076	20.28
Total mortgage loans	331,291	93.80	337,068	95.57	390,218	94.57	481,990	93.70	529,605	92.52

Commercial loans	16,083	4.55	7,603	2.16	10,376	2.51	14,575	2.83	21,922	3.83

Consumer loans:
Automobile	1,757	0.50	2,536	0.72	3,958	0.96	6,810	1.32	8,631	1.51
Other consumer	4,061	1.15	5,479	1.55	8,095	1.96	11,052	2.15	12,291	2.14
Total consumer loans	5,818	1.65	8,015	2.27	12,053	2.92	17,862	3.47	20,922	3.65

Total loans receivable	353,192	100.00%	352,686	100.00%	412,647	100.00%	514,427	100.00%	572,449	100.00%

Less:
Unearned discounts and net deferred loan costs (fees)	(188)		(415)		(220)		23		529
Allowance for losses	(15,676)		(20,818)		(31,084)		(32,908)		(6,441)
Total loans receivable, net	$337,328		$331,453		$381,343		$481,542		$566,537

Total loans receivable increased $0.51 million to $353.2 million at December 31, 2012, compared to $352.7 million at December 31, 2011. The balance of total loans receivable stabilized in 2012, reversing a trend of several consecutive years of decline. Relying mainly on high quality commercial and commercial real estate loans, management was able to slightly more than offset the continued reduction of nonperforming and classified loans and First Federal Bank’s gradual but concerted shift away from one-to-four family residential mortgage loans in order to better balance the overall loan portfolio.

Loan Maturity and Interest Rates. The following table sets forth certain information at December 31, 2012, regarding the dollar amount of loans maturing in First Federal Bank's loan portfolio based on their contractual terms to maturity. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. All other loans are included in the period in which the final contractual repayment is due.

	Within One Year	After One Year Through Five Years	After Five Years	Total
	(In Thousands)
Mortgage loans:
One- to four-family residential	$7,890	$18,123	$123,471	$149,484
Home equity and second mortgage	3,682	3,892	878	8,452
Multifamily residential	11,770	8,970	50	20,790
Commercial real estate	13,207	83,234	41,573	138,014
One- to four-family construction	230	573	--	803
Other construction and land	6,616	5,765	1,367	13,748
Commercial loans	3,630	10,966	1,487	16,083
Consumer loans	1,531	3,825	462	5,818
Total(1)	$48,556	$135,348	$169,288	$353,192

 ______________

(1)	Gross of unearned discounts and net deferred loan costs and the allowance for loan and lease losses.

The following table sets forth the dollar amount of First Federal Bank's loans at December 31, 2012, due after one year from such date which have fixed interest rates or which have floating or adjustable interest rates.

	Fixed Rates	Floating or Adjustable Rates	Total
	(In Thousands)
Mortgage loans:
One- to four-family residential	$43,689	$97,905	$141,594
Home equity and second mortgage	3,134	1,636	4,770
Multifamily residential	9,020	--	9,020
Commercial real estate	94,734	30,073	124,807
Land loans	573	--	573
Other construction and land	6,286	846	7,132
Commercial loans	4,278	8,175	12,453
Consumer loans	2,603	1,684	4,287
Total	$164,317	$140,319	$304,636

Scheduled contractual maturities of loans do not necessarily reflect the actual term of First Federal Bank's loan portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of loan prepayments.

Asset Quality

Generally, when a borrower fails to make a loan payment before the expiration of the loan’s assigned grace period, a late charge is assessed and a late charge notice is mailed. Collection personnel make frequent contacts with the borrower until the delinquency is cured or until an acceptable repayment plan has been agreed upon. Contact, by phone and mail, with borrowers begins prior to the expiration of the loan’s assigned grace period. First Federal Bank attempts to work with troubled borrowers to return their loans to performing status where possible. Generally, when a consumer loan is 60 days past due and the borrower has not indicated a willingness to work with First Federal Bank to bring the account current within a reasonable period of time, the collector will mail a letter giving the borrower 10 days to bring the account current or make acceptable arrangements. If the borrower fails to cure the default, the collateral will be foreclosed or repossessed, as applicable, in accordance with all applicable legal and regulatory standards. The decision on when to proceed with foreclosure/repossession is made on a case-by-case basis. First Federal Bank recognizes that this could cause the delinquency rate to be elevated for an extended period of time.

Loans are generally placed on nonaccrual status when the loan is 90 days past due or, in the judgment of management, the probability of the full collection of principal and interest is deemed to be sufficiently uncertain to warrant further accrual. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. Loans may be reinstated to accrual status when payments are made to bring the loan current and, in the opinion of management, full collection of the remaining principal and interest can be reasonably expected. First Federal Bank may continue to accrue interest on certain loans that are 90 days past due or more if such loans are well secured and in the process of collection.

Real estate properties acquired through foreclosure are initially recorded at fair value less estimated selling costs. Fair value is typically determined based on the lower of a current appraised value or management’s estimate of the net realizable value based on the listing price of the property. Valuations of real estate owned are performed at least annually.

Nonperforming Assets. The following table sets forth the amounts and categories of First Federal Bank's nonperforming assets at the dates indicated.

	December 31, 2012		December 31, 2011		December 31, 2010		December 31, 2009		December 31, 2008
Nonaccrual Loans:	Net (2)	% Assets	Net (2)	% Assets	Net (2)	% Assets	Net (2)	% Assets	Net (2)	% Assets
One- to four-family residential	$6,646	1.25%	$11,736	2.03%	$23,696	3.95%	$11,941	1.63%	$8,322	1.05%
Home equity and second mortgage	381	0.07%	764	0.13%	1,146	0.19%	1,174	0.16%	897	0.11%
Multifamily residential	--	--	4,645	0.80%	6,094	1.02%	1,431	0.20%	441	0.06%
Commercial real estate	7,236	1.37%	13,238	2.29%	10,742	1.79%	6,795	0.93%	6,542	0.82%
One- to four-family construction	130	0.02%	--	--	9	--	1,081	0.15%	1,461	0.18%
Other construction and land	4,003	0.75%	3,401	0.59%	6,864	1.14%	19,853	2.72%	3,637	0.46%
Commercial	402	0.08%	72	0.01%	689	0.10%	463	0.06%	1,164	0.15%
Consumer	26	0.01%	98	0.01%	112	0.02%	129	0.01%	39	0.00%

Total nonaccrual loans	18,824	3.55%	33,954	5.86%	49,352	8.22%	42,867	5.86%	22,503	2.83%

Accruing loans 90 days or more past due	--	--	388	0.07%	--	--	--	--	8,961	1.13%

Real estate owned	16,658	3.14%	28,113	4.86%	44,706	7.45%	35,155	4.81%	22,385	2.81%

Total nonperforming assets	35,482	6.69%	62,455	10.79%	94,058	15.68%	78,022	10.67%	53,849	6.77%
Performing restructured loans	5,816	1.10%	5,207	0.90%	5,254	0.88%	4,609	0.63%	1,893	0.24%

Total nonperforming assets and performing restructured loans (1)	$41,298	7.79%	$67,662	11.69%	$99,312	16.55%	$82,631	11.30%	$55,742	7.01%

_______________________

(1)

The table above does not include substandard loans which were judged not to be impaired totaling $12.1 million, $36.1 million, $50.4 million and $37.3 million at December 31, 2012, 2011, 2010 and 2009, respectively. There were no substandard loans not impaired at December 31, 2008.

(2)

Loan balances are presented net of undisbursed loan funds, partial charge-offs, and interest payments recorded as reductions of principal for financial reporting purposes. For December 31, 2010 and prior, loan balances are also reported net of specific loan loss allowances.

During 2012, total nonperforming assets decreased $27 million, from $62.5 million at December 31, 2011 to $35.5 million at December 31, 2012. The total decrease reflects a $15.1 million reduction in nonaccrual loans and an $11.5 million reduction in real estate owned.

Interest income recorded during the years ended December 31, 2012, 2011, 2010, 2009 and 2008 for nonaccrual loans was $518,000, $715,000, $2.0 million, $1.1 million, and $415,000, respectively. Under their original terms, these loans would have reported approximately $1.5 million, $2.3 million, $3.5 million, $3.7 million and $1.8 million of interest income for the years ended December 31, 2012, 2011, 2010, 2009 and 2008, respectively.

Nonaccrual Loans. The composition of nonaccrual loans by status was as follows as of the dates indicated (dollars in thousands):

	December 31, 2012		December 31, 2011		Increase (Decrease)
	Percentage of Total	Balance	Percentage of Total	Balance	Percentage of Total	Balance

Bankruptcy or foreclosure	12.5%	$2,347	21.0%	$7,118	(8.5)%	$(4,771)
Over 90 days past due	52.7	9,913	15.0	5,106	37.6	4,807
30-89 days past due	7.0	1,311	4.6	1,560	2.4	(249)
Not past due	27.8	5,253	59.4	20,170	(31.5)	(14,917)
	100.0%	$18,824	100.0%	$33,954	0.0%	$(15,130)

The following table presents nonaccrual loan activity for the year ended December 31, 2012 (in thousands):

Balance of nonaccrual loans—January 1, 2012	$33,954
Loans added to nonaccrual status	12,068
Net cash payments	(10,609)
Loans returned to accrual status	(5,107)
Charge-offs to the ALLL	(4,690)
Transfers to REO and repossessed assets, net	(6,792)

Balance of nonaccrual loans—December 31, 2012	$18,824

The decrease in nonaccrual loans from $34.0 million at December 31, 2011 to $18.8 million at December 31, 2012 was primarily related to decreases in nonaccrual single family residential, multifamily, and commercial real estate loans. The decrease in nonaccrual single family and commercial real estate loans was primarily due to transfers of $4.8 million and $4.7 million to real estate owned, respectively. The decrease in nonaccrual multifamily residential loans was primarily due to two loans that were settled during the first quarter of 2012 totaling $4.4 million. At December 31, 2012, there were 120 loans on nonaccrual status, compared to 158 loans at December 31, 2011.

Real Estate Owned. Changes in the composition of real estate owned between December 31, 2012 and December 31, 2011 are presented in the following table (dollars in thousands).

	December 31, 2011	Additions	Fair Value Adjustments	Net Sales Proceeds(1)	Net Gain (Loss)	December 31, 2012
One- to four-family residential	$9,571	$4,178	$(407)	$(11,875)	$1,119	$2,586
Speculative one- to four-family	160	--	--	(160)	--	--
Multifamily	718	--	(14)	(709)	5	--
Land	10,214	83	(234)	(3,438)	(42)	6,583
Commercial real estate	7,450	2,754	(733)	(2,126)	144	7,489
Total	$28,113	$7,015	$(1,388)	$(18,308)	$1,226	$16,658

________________________

(1)	Net sales proceeds include $1.7 million of loans made by First Federal Bank to facilitate the sale of real estate owned.

Real estate owned decreased from $28.1 million at December 31, 2011 to $16.7 million at December 31, 2012, with the decrease primarily attributable to sales of REO totaling $18.3 million partially offset by additions to REO of $7.0 million. The sales volume of REO is attributable to management’s aggressive marketing of its REO properties, combined with an improvement in real estate market conditions.

Classified Assets. Federal regulations require that each insured savings association risk rate its classified assets into three classification categories - substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is generally considered uncollectible and of such little value that continuance as an asset is not warranted.

The table below summarizes First Federal Bank’s classified assets as of the dates indicated (dollars in thousands):

	December 31, 2012	December 31, 2011
Nonaccrual loans	$18,824	$33,954
Accruing classified loans	15,696	41,016
Classified loans	34,520	74,970
Real estate owned	16,658	28,113

Total classified assets	$51,178	$103,083
Texas Ratio (1)	42.7%	72.5%
Classified Asset Ratio (2)	61.6%	120.4%

________________________

(1)	Defined as the ratio of nonaccrual loans and real estate owned to Tier 1 capital plus the allowance for loan and lease losses.
(2)	Defined as the ratio of classified assets to Tier 1 capital plus the allowance for loan and lease losses.

Classified assets decreased from $103.1 million at December 31, 2011 to $51.2 million at December 31, 2012, with the decrease primarily attributable to the above-described decreases in nonaccrual loans and REO as well as a decrease in accruing classified loans due to management’s efforts to rehabilitate or settle adversely classified loans.

Allowance for Loan and Lease Losses. First Federal Bank maintains an allowance for loan and lease losses for known and inherent losses in the loan portfolio based on ongoing quarterly assessments of the loan portfolio. The estimated appropriate level of the allowance for loan and lease losses is maintained through a provision for loan losses charged to earnings. Charge-offs are recorded against the allowance when management believes the estimated loss has been confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance consists of general and allocated (also referred to as specific) loan loss components. For loans that are determined to be impaired that are troubled debt restructurings (“TDRs”) and impaired loans where the relationship totals $250,000 or more, a specific loan loss allowance is established when the discounted cash flows or collateral value of the impaired loan is lower than its carrying value. The general loan loss allowance covers loans that are not impaired and those impaired relationships under $250,000 and is based on historical loss experience adjusted for qualitative factors.

The allowance for loan and lease losses represents management’s estimate of incurred credit losses inherent in First Federal Bank’s loan portfolio as of the balance sheet date. The estimation of the allowance is based on a variety of factors, including past loan loss experience, the current credit profile of First Federal Bank’s borrowers, adverse situations that have occurred that may affect the borrowers’ ability to repay, the estimated value of underlying collateral, and general economic conditions, including unemployment, bankruptcy trends, vacancy rates and the level and trend of home sales and prices. Losses are recognized when available information indicates that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or conditions change.

A loan is considered impaired when, based on current information and events, it is probable that First Federal Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the note. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the short fall in relation to the principal and interest owed. Classified loans where the borrower’s total loan relationship exceeds $250,000 are evaluated for impairment on a loan-by-loan basis quarterly. Nonaccrual loans and TDRs are considered to be impaired loans. TDRs are restructurings in which First Federal Bank, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that First Federal Bank would not otherwise consider. Impairment is measured quarterly on a loan-by-loan basis for all TDRs and impaired loans where the aggregate relationship balance exceeds $250,000 by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Impaired loans under this threshold are aggregated and included in loan pools with their ALLL calculated as described in the following paragraph.

Groups of smaller balance homogeneous loans are collectively evaluated for impairment. Homogeneous loans are those that are considered to have common characteristics that provide for evaluation on an aggregate or pool basis. First Federal Bank considers the characteristics of (1) one- to four-family residential mortgage loans; (2) unsecured consumer loans; and (3) collateralized consumer loans to permit consideration of the appropriateness of the allowance for losses of each group of loans on a pool basis. The primary methodology used to determine the appropriateness of the allowance for losses includes segregating impaired loans from the pools of loans, valuing these loans, and then applying a loss factor to the remaining pool balance based on several factors including past loss experience, inherent risks, and economic conditions in the primary market areas.

In estimating the amount of credit losses inherent in the loan portfolio, various judgments and assumptions are made. For example, when assessing the condition of the overall economic environment, assumptions are made regarding market conditions and their impact on the loan portfolio. For impaired loans that are collateral dependent, the estimated fair value of the collateral may deviate significantly from the proceeds received when the collateral is sold in the event that First Federal Bank has to foreclose or repossess the collateral.

First Federal considers its allowance for loan and lease losses of approximately $15.7 million to be adequate to cover losses inherent in its loan portfolio as of December 31, 2012. Actual losses may substantially differ from currently estimated losses. Adequacy of the allowance for loan and lease losses is periodically evaluated, and the allowance could be significantly decreased or increased, which could materially affect First Federal’s financial condition and results of operations.

The following table summarizes changes in the allowance for loan and lease losses and other selected statistics for the periods indicated.

	Year Ended December 31,
	2012	2011	2010	2009	2008
	(Dollars in Thousands)
Total loans outstanding at end of period	$353,192	$352,686	$412,647	$514,427	$572,449
Average loans outstanding	$357,337	$378,303	$460,668	$549,215	$583,063
Allowance at beginning of period	$20,818	$31,084	$32,908	$6,441	$5,162
Charge-offs:
One- to four-family residential	(1,620)	(3,177)	(2,127)	(1,218)	(63)
Home equity and second mortgage	(223)	(486)	(552)	(657)	(392)
Multifamily residential	(997)	(1,833)	(329)	(601)	--
Commercial real estate	(2,517)	(2,375)	(464)	(1,835)	(316)
One- to four-family construction	--	(990)	(611)	(630)	(236)
Other construction and land	(407)	(2,190)	(3,765)	(10,765)	(2,428)
Commercial	(237)	(517)	(733)	(2,352)	(827)
Consumer (1)	(269)	(409)	(462)	(706)	(652)
Total charge-offs	(6,270)	(11,977)	(9,043)	(18,764)	(4,914)
Recoveries:
One- to four-family residential	114	50	42	7	--
Home equity and second mortgage	111	64	6	5	5
Multifamily residential	17	--	2	9	--
Commercial real estate	9	11	1	14	88
One- to four-family construction	--	--	1	9	231
Other construction and land	722	518	52	652	2
Commercial	59	85	31	2	2
Consumer (1)	74	124	125	168	155
Total recoveries	1,106	852	260	866	483
Net charge-offs	(5,164)	(11,125)	(8,783)	(17,898)	(4,431)
Total provisions for losses	22	859	6,959	44,365	5,710
Allowance at end of period	$15,676	$20,818	$31,084	$32,908	$6,441

Allowance for loan and lease losses as a percentage of total loans outstanding at end of period	4.44%	5.90%	7.53%	6.40%	1.13%

Net loans charged-off as a percentage of average loans outstanding	1.45%	2.94%	1.91%	3.26%	0.76%

Allowance for loan and lease losses as a percentage of nonaccrual loans	83.28%	61.31%	62.98%	76.77%	28.62%

________________________

(1)

Consumer loan charge-offs include overdraft charge-offs of $189,000, $224,000, $303,000, $375,000 and $480,000, for the years ended December 31, 2012, 2011, 2010, 2009, and 2008, respectively. Consumer loan recoveries include recoveries of overdraft charge-offs of $67,000, $98,000, $100,000, $142,000, and $140,000, for the years ended December 31, 2012, 2011, 2010, 2009, and 2008, respectively.

The following table presents the allocation of First Federal Bank's allowance for loan and lease losses by the type of loan at each of the dates indicated as well as the percentage of loans in each category to total loans receivable. These allowance amounts have been computed using First Federal Bank’s internal model. The amounts shown are not necessarily indicative of the actual future losses that may occur within a particular category.

	December 31,
	2012		2011		2010		2009		2008
	Amount	Percentage of Loans	Amount	Percentage of Loans	Amount	Percentage of Loans	Amount	Percentage of Loans	Amount	Percentage of Loans
	(Dollars in Thousands)

One-to-four family residential	$4,460	42.32%	$6,306	51.93%	$5,440	51.88%	$4,292	45.87%	$490	42.23%
Home equity and second mortgage	639	2.39	693	3.54	1,275	4.46	1,688	5.25	350	5.54
Multifamily residential	1,319	5.89	2,654	5.81	6,581	6.14	2,671	5.44	29	4.22
Commercial real estate	6,949	39.08	7,316	27.20	9,491	22.49	8,554	20.34	448	20.25
One- to four-family construction	51	0.23	84	0.49	81	0.55	884	2.65	153	3.94
Other construction and land	1,079	3.89	2,567	6.60	4,035	9.05	11,681	14.15	2,531	16.34
Commercial	956	4.55	972	2.16	3,543	2.51	2,578	2.83	2,020	3.83
Consumer	223	1.65	226	2.27	638	2.92	560	3.47	420	3.65
Total	$15,676	100.00%	$20,818	100.00%	$31,084	100.00%	$32,908	100.00%	$6,441	100.00%

The decrease in the allowance for loan and lease losses from $20.8 million in 2011 to $15.7 million in 2012 was primarily related to decreases in specific loan loss allowances and decreases in general allowances primarily due to decreases in nonperforming loans in 2012 compared to 2011. The allowance for loan and lease losses remains at an elevated level due to the level of nonperforming loans and estimated inherent losses remaining in the portfolio as First Federal Bank continues its efforts to reduce nonperforming assets.

Investment Securities

The investment portfolio of First Federal Bank is designed primarily to provide and maintain liquidity, to provide collateral for pledging requirements, to complement First Federal Bank’s interest rate risk strategy and to generate a favorable return. First Federal Bank's investment policy, as established by the Board of Directors, is currently implemented by First Federal Bank's Chief Investment Officer within the parameters set by the asset/liability management committee and the Board of Directors. First Federal Bank is authorized to invest in obligations issued or fully guaranteed by the U.S. Government, certain federal agency obligations, certain time deposits, negotiable certificates of deposit issued by commercial banks and other insured financial institutions, municipal securities, corporate debt securities, and other specified investments.

Investment securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and are reported at amortized cost. Investment securities classified as available for sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of tax in other comprehensive income. At December 31, 2012, all of First Federal Bank’s investment securities were classified as available for sale. At December 31, 2012, investment securities with a carrying value of approximately $1.6 million were pledged as collateral for certain deposits in excess of $250,000. At December 31, 2012, investments in the debt and/or equity securities of any one issuer did not exceed more than 10% of First Federal’s shareholders' equity.

The following table sets forth the amount (in thousands) of investment securities available for sale at amortized cost that contractually mature during each of the periods indicated and the weighted average yields for each range of maturities at December 31, 2012. Weighted average yields for municipal obligations have not been adjusted to a tax-equivalent basis. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay the obligation without prepayment penalties.

	One Year or Less		After One Year Through Five Years		After Five Years Through Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Municipal securities	$175	4.67%	$9,600	2.46%	$21,737	2.64%	$13,050	3.86%	$44,562	2.97%
Corporate debt securities	--	--%	8,000	2.23%	--	--%	--	--%	8,000	2.23%
Total	$175	4.67%	$17,600	2.36%	$21,737	2.64%	$13,050	3.86%	$52,562	2.85%

As of December 31, 2012, First Federal Bank held approximately $36.8 million of investment securities at an average interest rate of 3.13% with issuer call options, of which approximately $9.2 million at an average interest rate of 4.36% are callable within one year. During 2012, investment securities totaling $31.7 million with a weighted average yield of 2.74% matured, sold or were called and $24.8 million with a weighted average yield of 2.04% were purchased.

The following tables set forth the carrying value of First Federal’s investment securities by classification.

	December 31,
Available for Sale	2012	2011	2010
	(In Thousands)
Investment securities available for sale:
Municipal securities	$45,393	$36,613	$32,138
Corporate debt securities	7,932	5,810	--
U.S. Government sponsored agencies	--	19,654	50,968
Total	$53,325	$62,077	$83,106

Interest Bearing Time Deposits In Banks. The increase in interest bearing time deposits in banks was due to purchases totaling $4.47 million with a weighted average yield of 1.12% and maturities totaling $2.0 million during the year ended December 31, 2012.

Federal Home Loan Bank Stock. FHLB stock decreased by approximately $201,000 due to decreased balance requirements related to the FHLB advances. As a member of the Federal Home Loan Bank of Dallas, First Federal Bank is required to maintain an investment in FHLB stock. No ready market exists for such stock and it has no quoted market value.

Deposits, Borrowings and Other Liabilities

Deposits. Total deposits decreased in the comparison period by $43.5 million or 8.7% primarily due to a decrease in certificates of deposit of $39.8 million or 13.7%. Cash and cash equivalents were used to pay deposit withdrawals. First Federal Bank manages the pricing of its deposits to maintain deposit balances commensurate with its overall balance sheet management and liquidity position. First Federal Bank reduced the cost of its certificate of deposit accounts primarily as a result of accounts repricing at renewal to lower interest rates with the weighted average cost of such funds decreasing to 1.32% at December 31, 2012 from 1.71% at December 31, 2011. The overall cost of all deposit funds decreased to 0.83% at December 31, 2012 from 1.09% at December 31, 2011.

The following table presents the average balance of each type of deposit and the average rate paid on each type of deposit and/or total deposits for the periods indicated.

	Year Ended December 31,
	2012		2011		2010
	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
	(Dollars in Thousands)
Savings accounts	$30,182	0.10%	$28,216	0.10%	$26,474	0.10%
Money market accounts	42,763	0.29	38,126	0.35	47,557	0.49
Checking accounts - interest	108,560	0.24	98,487	0.23	113,619	0.32
Checking accounts - noninterest	23,194	--	25,893	--	26,308	--
Certificates of deposit	271,628	1.44	322,267	1.87	378,782	2.28
Total deposits	$476,327	0.91%	$512,989	1.24%	$592,740	1.55%

The following table sets forth maturities of First Federal Bank's certificates of deposit of $100,000 or more at December 31, 2012 by time remaining to maturity.

Amount
Period Ending:	(In Thousands)
March 31, 2013	$18,427
June 30, 2013	9,562
September 30, 2013	5,216
December 31, 2013	6,236
After December 31, 2013	56,919
Total certificates of deposit with balances of $100,000 or more	$96,360

Other Borrowings. FHLB advances declined by $3.6 million or 53.5% from December 31, 2011 to December 31, 2012 due to maturities and principal repayments. At December 31, 2012, $2.0 million of FHLB advances are variable rate at an average interest rate of 0.37% with principal due in one year or less.

The following table sets forth information with respect to First Federal’s borrowings at and during the periods indicated.

	At or For the Year Ended December 31,
	2012	2011	2010
	(Dollars in Thousands)
Maximum balance	$6,679	$31,613	$75,843
Average balance	4,961	14,738	33,856
Year end balance	3,109	6,679	18,193
Weighted average interest rate:
At end of year	1.76%	2.06%	2.74%
During the year	2.02%	2.24%	1.95%

Other Liabilities. The decrease in other liabilities of $2.2 million or 53.4% between December 31, 2012 and 2011 was primarily due to a $1.6 million liability recorded as of December 31, 2011 for investment securities traded as of that date but not yet settled.

Liquidity and Capital Resources

Liquidity management is both a daily and long-term function. First Federal Bank's liquidity, represented by cash and cash equivalents and eligible investment securities, is a product of its operating, investing and financing activities. First Federal Bank's primary sources of funds are deposits, borrowings, payments on outstanding loans, maturities, sales and calls of investment securities and other short-term investments and funds provided from operations. While scheduled loan amortization and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Calls of investment securities are determined by the issuer and are generally influenced by the level of market interest rates at the bond’s call date compared to the coupon rate of the bond. First Federal Bank manages the pricing of its deposits to maintain deposit balances at levels commensurate with the operating, investing and financing activities of First Federal Bank. In addition, First Federal Bank invests excess funds in overnight deposits and other short-term interest-earning assets that provide liquidity to meet lending requirements and pay deposit withdrawals. When funds from the retail deposit market are inadequate for the liquidity needs of First Federal Bank or the pricing of deposits are not as favorable as other sources, First Federal Bank may borrow from the FHLB as well as utilize the services of bulletin board deposit listing services to acquire funds.

On October 11, 2012, as a result of improvement in First Federal Bank’s financial condition, First Federal Bank was removed from restricted status, which allows First Federal Bank to borrow FHLB advances with maturities in excess of thirty days. The FHLB continues to retain custody and endorsement of the loans that collateralize First Federal Bank’s outstanding borrowings with the FHLB. The FHLB currently allows an aggregate lendable value on qualifying loans (as defined) of approximately 90% of the collateral value of the loans pledged to the FHLB. During the year ended December 31, 2012, FHLB borrowings decreased by $3.6 million or 53.5%. At December 31, 2012, First Federal Bank’s additional borrowing capacity with FHLB was $56.2 million, comprised of qualifying loans collateralized by first-lien one- to four-family mortgages with a collateral value of $59.3 million less outstanding advances at December 31, 2012 of $3.1 million.

First Federal Bank uses qualifying investment securities and qualifying commercial real estate loans as collateral for the Federal Reserve Discount Window. The FRB will permit only certain commercial real estate loans to be pledged as collateral for the discount window. The lendable value of commercial real estate of approximately $7.3 million at December 31, 2012 was approximately 78% of the principal balance of the loans as determined by the FRB taking into consideration the rate and duration of the loans pledged. In addition, at December 31, 2012, First Federal Bank pledged qualifying investment securities with a collateral value of approximately $7.5 million and a carrying value of approximately $8 million for access to the discount window. On October 9, 2012, First Federal Bank was notified by the FRB that it is no longer required to pledge collateral to secure account transaction settlements and that it is eligible for primary credit from the Federal Reserve Discount Window as a result of improvement in First Federal Bank’s financial condition.

At December 31, 2012, First Federal Bank’s liquidity ratio was 23.8% which represents liquid assets as a percent of deposits and borrowings. As of the same date, First Federal Bank’s adjusted liquidity ratio was 37.5%, which includes borrowing capacity at the FHLB and the FRB. First Federal Bank anticipates it will continue to rely primarily on deposits, calls and maturities of investment securities, loan repayments, and funds provided from operations to provide liquidity. As necessary, the sources of borrowed funds described above will be used to augment First Federal Bank’s funding sources. First Federal Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, to repay maturing borrowings, to fund loan commitments, and to purchase investment securities.

First Federal Bank’s liquidity risk management program assesses current and projected funding needs to ensure that sufficient funds or access to funds exist to meet those needs. The program also includes effective methods to achieve and maintain sufficient liquidity and to measure and monitor liquidity risk, including the preparation and submission of liquidity reports on a regular basis to the Board of Directors. The program also contains a Contingency Funding Plan that forecasts funding needs and funding sources under different stress scenarios. The Contingency Funding Plan, approved by the Board of Directors, is designed to respond to an overall decline in the economic environment, the banking industry or a problem specific to First Federal Bank. A number of different contingency funding conditions may arise which may result in strains or expectation of strains in First Federal Bank’s normal funding activities including customer reaction to negative news of the banking industry, in general, or us, specifically. As a result of negative news, some depositors may reduce the amount of deposits held at First Federal Bank if concerns persist, which could affect the level and composition of First Federal Bank’s deposit portfolio and thereby directly impact First Federal Bank’s liquidity, funding costs and net interest margin. First Federal Bank’s funding costs may also be adversely affected in the event that activities of the FRB and the Treasury to provide liquidity for the banking system and improvement in capital markets are curtailed or are unsuccessful. Such events could reduce liquidity in the markets, thereby increasing funding costs to First Federal Bank or reducing the availability of funds to First Federal Bank to finance its existing operations and thereby adversely affect First Federal’s results of operations, financial condition, future prospects, and stock price.

Since First Federal is a unitary holding company and does not conduct independent operations, its primary source of liquidity is dividends from First Federal Bank. First Federal has no borrowings from outside sources. First Federal funds its expenses from cash deposits maintained in First Federal Bank, which amounted to $1.5 million at December 31, 2012.

At December 31, 2012, First Federal Bank's tangible, core and risk-based capital ratios amounted to 12.73%, 12.73% and 19.77%, respectively, compared to regulatory capital adequacy standards of 1.5%, 4% and 8%. However, First Federal Bank has agreed with the OCC to maintain a Tier 1 (core) capital ratio of 8% and a total risk-based capital ratio of 12%.

Off-Balance Sheet Arrangements and Contractual Obligations

First Federal Bank is contractually obligated to make future minimum payments as follows (in thousands):

	Less Than 1 Year	1-3 Years	3 - 5 Years	More Than 5 Years	Total

Certificates of deposit maturities	$134,893	$80,646	$24,633	$11,571	$251,743
Other borrowings	2,168	730	167	44	3,109
Lease obligations	160	320	320	27	827

First Federal Bank is contractually obligated to fund future obligations at maturity as follows (in thousands):

	Less Than 1 Year	1-3 Years	3 - 5 Years	More Than 5 Years	Total

Unused lines of credit	$10,330	$3,375	$545	$5	$14,255
Unadvanced portion of construction loans	757	124	--	--	881
Standby letters of credit	1,841	99	--	--	1,940
Loan origination commitments	13,701	--	--	--	13,701

First Federal’s primary off-balance sheet commitments are unfunded loan commitments, including unused lines of credit, the unadvanced portion of construction loans, and commercial and standby letters of credit, which have maturity dates rather than payment due dates. These commitments are not required to be recorded on First Federal’s balance sheet. Since commitments associated with letters of credit and lending and financing arrangements may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements. See Note 16 to the First Federal Audited Consolidated Financial Statements for further discussion on these arrangements.

For discussion of regulatory capital requirements, see Note 20 to the First Federal Audited Consolidated Financial Statements.

Impact of Inflation and Changing Prices

The financial statements and related financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.

Unlike most industrial companies, virtually all of First Federal Bank's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

Impact of New Accounting Standards

See Note 1 to the First Federal Audited Consolidated Financial Statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Asset and Liability Management

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest earning assets and interest bearing liabilities that either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap", provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities, and is considered negative when the amount of interest rate-sensitive liabilities exceeds the amount of interest rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. As of December 31, 2012, First Federal Bank estimates that the percentage of its one-year gap to total assets was a negative 13% and its percentage of interest earning assets to interest bearing liabilities maturing or repricing within one year was 72%. Due to inherent limitations in any static gap analysis and since conditions change on a daily basis, these measurements may not reflect future results. A static gap analysis does not include such factors as loan prepayments, interest rate floors and caps on various assets and liabilities, the current interest rates on assets and liabilities to be repriced in each period, and the relative changes in interest rates on different types of assets and liabilities.

At December 31, 2012, First Federal Bank had approximately $48.8 million of one- to four-family residential loans at a weighted average interest rate of 5.32% subject to renewal or repricing in 2013 and $71.9 million of commercial, commercial real estate, construction and land loans at a weighted average interest rate of 4.33% subject to renewal or repricing in 2013.

First Federal 's investment portfolio, all of which is classified as available for sale, amounted to $53.3 million or 10.1% of First Federal’s total assets at December 31, 2012. Of such amount, $175,000 is contractually due within one year and $17.6 million or 33.5% is contractually due from one year to five years. However, actual maturities can be shorter than contractual maturities due to the ability of issuers to call or prepay such obligations without call or prepayment penalties. As of December 31, 2012, there was approximately $36.8 million of investment securities at an average interest rate of 3.13% with call options held by the issuer, of which approximately $9.2 million, at an average interest rate of 4.36% are callable within one year. In the current low interest rate environment, First Federal Bank expects the majority of the $9.2 million of these securities to be called within one year. In contrast, in a rising rate environment where the rate on the security is at or near market rates, the issuer will generally not exercise the call option.

Deposits are First Federal Bank's primary funding source and First Federal Bank prices its deposit accounts based upon competitive factors and the availability of prudent lending and investment opportunities. First Federal Bank seeks to lengthen the maturities of its deposits by offering longer-term certificates of deposit when market conditions have created opportunities to attract such deposits. However, First Federal Bank does not solicit high rate jumbo certificates of deposit and does not pursue an aggressive growth strategy that would force First Federal Bank to focus exclusively on competitors' rates rather than deposit affordability. At December 31, 2012, First Federal Bank had $251.7 million in certificates of deposit with a weighted average cost of funds of 1.32% of which $134.9 million with a weighted average cost of funds of 1.09% mature in one year or less. At December 31, 2012, First Federal Bank had approximately $40.8 million of money market deposit accounts with a weighted average cost of funds of 0.26% that are subject to repricing at the discretion of First Federal Bank. In a rising rate environment, the increase in the rate on these accounts will typically lag the increase in market rates and will typically not increase in the same magnitude or in proportion to the increase in market rates.

At December 31, 2012, First Federal Bank had $3.1 million of FHLB advances, of which $2.0 million at a rate of 0.37% is variable with the interest rate floating monthly based on movements in the London Interbank Offering Rate (“LIBOR”). The remaining advances of $1.1 million are fixed rate amortizing at a weighted average interest rate of 4.25% with principal due in one year or less totaling approximately $168,000.

Net Portfolio Value

The value of First Federal Bank’s loan and investment portfolio will change as interest rates change. Net Portfolio Value (“NPV”) is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The following tables set forth, quantitatively, as of December 31, 2012 and 2011, First Federal Bank’s estimate of the projected changes in NPV in the event of a 100, 200 and 300 basis point instantaneous and permanent increase in market interest rates and a 100 basis point instantaneous and permanent decrease in market interest rates as of December 31, 2012 and 2011.

2012
Change in Interest Rates (basis points)	Estimated NPV	Estimated NPV as a Percentage of Present Value of Assets	Amount of Change	Percent of Change
(Dollars in Thousands)
+300	$84,659	16.30%	$1,275	2%
+200	85,017	16.09	1,633	2
+100	84,623	15.76	1,239	2
0	83,384	15.28	--	--
-100	80,305	14.60	(3,079)	(4)

2011
Change in Interest Rates (basis points)	Estimated NPV	Estimated NPV as a Percentage of Present Value of Assets	Amount of Change	Percent of Change
(Dollars in Thousands)
+300	$83,513	14.07%	$4,127	5%
+200	82,637	13.86	3,251	4
+100	81,766	13.65	2,380	3
0	79,386	13.22	--	--
-100	76,359	12.74	(3,027)	(4)

Computations of prospective effects of hypothetical interest rate changes are calculated based on numerous assumptions, including relative levels of market interest rates, loan repayments, and deposit runoffs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions First Federal Bank may undertake in response to changes in interest rates.

Management cannot predict future interest rates or their effect on First Federal Bank’s NPV. Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. Additionally, certain assets, such as adjustable rate loans, have features that restrict changes in interest rates during the initial term and over the remaining life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in the table.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth a summary of certain information concerning the compensation awarded or paid to our named executive officers for services rendered in all capacities during the last fiscal year. For fiscal 2012, our named executive officers were: (i) W. Dabbs Cavin, our former Chief Executive Officer; (ii) Christopher M. Wewers, our President and Chief Executive Officer and former Chief Operating Officer; (iii) Tom Fritsche, our Chief Credit Officer; and (iv) Sherri R. Billings, our Chief Financial Officer.

Name and Principal Position	Year	Salary(1)		Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation (3)	Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total

W. Dabbs Cavin, Former Chief Executive Officer	2012	$235,000		$—	$—	$—	$20,000	$—	$8,000	$263,000
	2011	$170,030	(2)	$—	$—	$—	$25,000	$—	$—	$195,030

Christopher M. Wewers, President and Chief Executive Officer (former Chief Operating Officer)	2012	$220,000		$—	$—	$—	$20,000	$—	$8,000	$248,000
	2011	$144,348		$—	$—	$—	$25,000	$—	$—	$169,348

R. Thomas Fritsche, Jr. Executive Vice President and Chief Credit Officer	2012	$200,000		$—	$—	$—	$7,000	$—	$8,000	$215,000
	2011	$53,277		$—	$—	$91,650	$3,500	$—	$—	$148,427

Sherri R. Billings, Executive Vice President and Chief Financial Officer	2012	$194,513		$—	$—	$—	$6,500	$—	$8,000	$209,013
	2011	$194,513		$25,000	$—	$52,948	$7,500	$—	$9,469	$289,430
__________________________

(1)

We periodically review, and may increase, base salaries in accordance with First Federal’s normal annual compensation review for each of our named executive officers. Annual base salaries as of December 31, 2012 were $235,000, $220,000, $200,000 and $194,513 for Mr. Cavin, Mr. Wewers, Mr. Fritsche and Mrs. Billings, respectively.

(2)	Includes salary of $154,190 and director’s fees from First Federal and First Federal Bank of $15,840.

(3)	Payment of bonuses for 2012 was made in accordance with performance goals including the attainment of required minimum core earnings for the year ended December 31, 2012.

(4)	Bear State paid the named executives officers bonuses in 2012 for service to First Federal and First Federal Bank.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth outstanding equity awards of the named executive officers as of December 31, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sherri R. Billings	—	15,000	(1)	—	$6.57	7/12/2018	—	—	—	—
R. Thomas Fritsche, Jr.	—	32,500	(2)	—	$5.35	10/26/2018	—	—	—	—

_________________________

(1)	Granted July 12, 2011, and assuming continued employment, exercisable 60% on July 12, 2014, 20% on July 12, 2015, and 20% on July 12, 2016.

(2)	Granted October 26, 2011, and assuming continued employment, exercisable 60% on October 26, 2014, 20% on October 26, 2015, and 20% on October 26, 2016.

Pension Benefits

First Federal Bank has a defined benefit pension plan (“Retirement Plan”) for all full time employees of First Federal Bank who had attained the age of 21 years and had completed one year of service with First Federal Bank prior to July 1, 2010. On April 30, 2010, the Board of Directors of First Federal Bank elected to freeze the Retirement Plan effective July 1, 2010, eliminating all future benefit accruals for participants in the Plan and closing the Retirement Plan to new participants as of that date. After July 1, 2010, First Federal Bank will continue to incur costs consisting of administration and Pension Benefit Guaranty Corporation insurance expenses as well as amortization charges based on the funding level of the Retirement Plan. The level of amortization charges is determined by the Retirement Plan’s funding shortfall, which is determined by comparing plan liabilities to plan assets.

As of October 1, 2010, First Federal Bank announced a benefit distribution restriction which limits the lump sum distribution to no more than 50% of the lump sum distribution amount. The remaining benefit may be paid as a monthly amount or may be deferred to a later date. The lump sum distribution restriction does not apply for the 2012-2013 plan year, as effective July 1, 2012, the Retirement Plan’s ratio of assets to liabilities exceeded 80%. This restriction may be restored if the Retirement Plan’s ratio of assets to liabilities falls below 80%. In general, prior to July 1, 2010, the Retirement Plan provided for annual benefits payable monthly, in a lump sum, or a partial lump sum with a monthly payment upon retirement at age 65. At the time an employee retires an actuarial calculation is prepared by the retirement plan company (Pentegra). This calculation is based on the benefits accrued through the retirement plan during the team member’s employment with First Federal Bank as well as market interest rates to determine the value of the retirement benefit. Under the Retirement Plan, an employee’s benefits are fully vested after five years of service. A year of service is any year in which an employee works a minimum of 1,000 hours. Members who have reached age 65 are automatically 100% vested once they have completed one year of employment as defined under the Retirement Plan. The Retirement Plan also provides for an early retirement option with reduced benefits. The Retirement Plan also provides for death benefits depending on the age of the participant and the years of service. Death benefits are paid in a lump sum distribution.

The table below shows the present value of accumulated benefits payable to Mrs. Sherri R. Billings, Executive Vice President and Chief Financial Officer of First Federal and First Federal Bank, including the number of years of credited service, under the Retirement Plan determined using interest rate and mortality rate assumptions consistent with those noted in our financial statements. Messrs. Cavin, Wewers and Fritsche are not participants in First Federal Bank’s Retirement Plan as it was closed to new participants prior to their joining First Federal Bank.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Sherri R. Billings, Executive Vice President and Chief Financial Officer	Pentegra Defined Benefit Plan(1)	28	$545,000	$—

____________________________

(1)	A multiple employer tax-qualified defined benefit plan as defined by ERISA.

(2)	Reflects value as of December 31, 2012.

401(k) Plan

First Federal has established a 401(k) Plan whereby substantially all employees may participate in the plan. Employees may contribute up to 75% of their salary subject to certain limits based on federal tax laws. First Federal may make matching contributions. During the year ended December 31, 2012, First Federal made no matching contributions to the 401(k) Plan.

Director Compensation

Members of the board of directors of First Federal Bank receive $1,440 per month. Members of the board of directors of First Federal receive $540 per month. Due to his tenure, Mr. Hammerschmidt, director of the First Federal Bank board of directors since 1966, receives an additional $180 per month for his service on the First Federal Bank board of directors and an additional $90 per month for his service on the First Federal board of directors. Directors of First Federal Bank and First Federal receive the normal monthly payment regardless of attendance at board meetings. Members of the respective board serving on a committee of such board do not receive any additional compensation for serving on such committee. Members of the boards of directors who are officers of First Federal or First Federal Bank do not receive additional compensation for serving as directors.

The following table sets forth information concerning compensation paid or accrued by First Federal and First Federal Bank to each non-officer member of the board of directors during the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Richard N. Massey	$23,760	$—	$—	$—	$23,760
K. Aaron Clark	$23,760	$—	$—	$—	$23,760
Frank Conner	$23,760	$—	$—	$—	$23,760
Scott T. Ford	$23,760	$—	$—	$—	$23,760
G. Brock Gearhart	$12,420	$—	$—	$—	$12,420
John P. Hammerschmidt	$27,000	$—	$—	$3,111	$30,111
O. Fitzgerald Hill	$19,440	$—	$—	$—	$19,440

Equity-Based Compensation Plans

The following table contains information regarding shares of First Federal common stock that may be issued upon the exercise of stock awards under First Federal’s existing equity compensation plans as of December 31, 2012:

	Number of securities to be issued upon exercise of outstanding options		Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity Compensation Plans Approved by Shareholders	224,706	(1)(2)	$7.16	1,706,769	(3)

Equity Compensation Plans Not Approved by Shareholders	—		—	—

Total	224,706		$7.16	1,706,769

____________________________

(1)

As of December 31, 2012, there were 1,206 shares of our common stock issuable upon the options granted under our Stock Option Plan approved by stockholders in 1997 (the “1997 Stock Option Plan”).  The 1997 Stock Option Plan expired during 2007, and no additional awards will be issued under the plan.  Outstanding awards under the 1997 Stock Option Plan were not affected by its expiration and remain subject to its provisions.  The weighted average exercise price of those outstanding options is $101.10.

(2)

As of December 31, 2012, there were 223,500 shares of our common stock issuable upon the exercise of options granted under the First Federal Bancshares of Arkansas, Inc. 2011 Omnibus Incentive Plan, which was approved by stockholders in 2011 (the “2011 Plan”).  The weighted average exercise price of those outstanding options was $6.65.

(3)	As of December 31, 2012, there were 1,706,769 shares available for grant under the 2011 Plan.

CERTAIN INFORMATION ABOUT FNSC

General

FNSC is a registered bank holding company subject to the supervision of and regulation by the FRB and is a corporation formed under the laws of the State of Arkansas. Through its subsidiaries, First National Bank and Heritage Bank, National Association, FNSC offers customary bank services in Garland, Hempstead, Scott, Saline, Pulaski, Montgomery, Polk, Pike, Sevier, Little River, and Howard Counties, Arkansas and McCurtain County, Oklahoma.

The authorized capital stock of FNSC consists of 500,000 shares of common stock, par value $0.01, and 500,000 shares of preferred stock, par value $0.01, and as of June 30, 2013, 107,800 shares of common stock and no shares of preferred stock are issued and outstanding.

The principal executive office of FNSC is located at 135 Section Line Road, Hot Springs, Arkansas 71903, and its telephone number is (501) 525-7999.

Business

FNSC began operations in 1989 and through its subsidiary banks is primarily engaged in the business of obtaining deposits and originating commercial, industrial, consumer and real estate loans with customers principally in Arkansas and Southeastern Oklahoma.

At June 30, 2013, FNSC had consolidated total assets of approximately $936.5 million, net loans of approximately $574.3 million, total deposits of approximately $724.0 million, and total shareholders’ equity of approximately $149.4 million.

FNSC’s wholly owned subsidiaries include First Community Banking Corporation (“FCBC”) and its wholly owned subsidiary bank, First National Bank, Hot Springs, Arkansas (“FNB”) and Heritage Capital Corporation (“HCC”) and its wholly owned subsidiary bank, Heritage Bank N.A., Jonesboro, Arkansas (“Heritage”). At June 30, 2013, FNB had total assets of $695.3 million, net loans of $388.7 million, total deposits of $533.7 million and shareholder’s equity of $117.8 million. At June 30, 2013, Heritage had total assets of $241.2 million, net loans of $185.6 million, total deposits of $191.2 million and shareholder’s equity of $37.6 million. At June 30, 2013, FCBC and HCC did not have any significant assets, other than the investments in the subsidiary banks, or liabilities. Shareholder’s equity of both entities approximated the shareholder’s equity of their subsidiary banks.

FNSC, through its subsidiaries, offers customary services of banks of similar size and markets, including non-interest bearing and interest bearing checking accounts, relationship-based checking, club checking, personal money market accounts, savings accounts, individual retirement accounts, certificates of deposit, small business checking, commercial checking, commercial money market accounts, and commercial savings accounts.

Employees

FNSC had 242 full-time employees and 19 part-time employees at June 30, 2013. None of these employees is represented by any union or similar group, and FNSC believes that it enjoys good relations with its personnel.

Competition

FNSC faces strong completion in attracting deposits and making loans. Its most direct competition for deposits has historically come from commercial banks, savings institutions and credit unions. In addition, FNSC has faced additional significant competition for investors’ funds from short-term money market securities, mutual funds and other corporate and government securities. To continue to attract new deposits and retain existing deposits FNSC depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing institutions. To increase deposits FNSC offers competitive products serviced both at convenient locations and online.

FNSC experiences strong competition for loans principally from commercial banks, savings associations, credit unions and mortgage companies. FNSC competes for loans through the interest rates and loan fees charged and the convenient, efficient and quality of service provided.

As of March 31, 2013 FNSC’s two subsidiary banks, First National Bank and Heritage Bank, were the sixteenth and forty seventh largest banks in Arkansas, respectively, based on the dollar amount of deposits.

Security Ownership

The following table sets forth, as of the record date for the FNSC special meeting, certain information as to the FNSC common stock beneficially owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to FNSC to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) the directors of FNSC as of the record date, (iii) the executive officers of FNSC, and (iv) all directors and executive officers of FNSC as a group.

	Common Stock Beneficially Owned as of August 22, 2013		Value of Merger Consideration(2)
Name of Beneficial Owner	Number	%(1)

John H. Hendrix Director and 5% Owner	60,384(3)	56.0%(3)	$53,755,523(3)(4)

Kristen Lee Hendrix Hayes 5% Owner PO Box 3040 Midland, TX, 79702	7,859(5)	7.3%	$8,995,883

Karmen Marie Hendrix 5% Owner PO Box 3040 Midland, TX, 79702	8,099(6)	7.5%	$9,270,601

Anne Leslie Hendrix Wood 5% Owner PO Box 3040 Midland, TX, 79702	7,543(7)	7.0%	$8,634,170

Daniel C. Horton Director and Executive Officer	2	*	$2,289

Greg Revels, Director	51	*	$58,378

Randell J. Wright, Director	567	*	$649,022

Ed Hurliman, Director	1	*	$1,145

Michael Klein, Director	2,000(8)	1.9%	$2,289,320

Jason Lenderman, Executive Officer	35	*	$40,063

Maureen Burrow, Executive Officer	-	-	-

All directors and officers of FNSC as a group – eight (8) persons	63,040	58.5%	$56,795,740(4)

* Less than one percent.

(1)	Based on 107,800 shares issued and outstanding as of August 22, 2013.

(2)

Assumes a fair market value of First Federal common stock of $7.90 per share, which was the closing trading price for such shares on June 28, 2013, the last trading day prior to entry into the merger agreement.

(3)

Includes 18,055 shares owned by John H. Hendrix Corporation, 28,607 shares owned by John H. Hendrix Revocable Trust, and an additional 13,422 shares controlled by John H. Hendrix as Voting Trustee under that certain voting trust agreement by and between the John H. Hendrix Revocable Trust and Karolyn M. Hendrix dated August 6, 2009. Pursuant to this voting trust agreement, John H. Hendrix is the sole voting trustee and has the right to exercise all of the voting rights and voting powers of the following shares: 13,422 shares owned by Karolyn M. Hendrix and 25,022 shares owned by the John H. Hendrix Revocable Trust. The voting trust agreement expires on August 6, 2019. Mr. Hendrix may also be deemed to be the beneficial owner of 300 shares of FNSC common stock owned by his spouse, Carol Weiss Hendrix and such shares and the value of the merger consideration to be paid in exchange for such shares are included in Mr. Hendrix’s ownership for purposes of this table.

(4)

Excludes the value of merger consideration to be received in exchange for 13,422 shares of FNSC common stock for which Mr. Hendrix exercises voting and dispositive control, but in which he has no pecuniary interest.

(5)	Includes 6,587 shares owned directly and 1,272 shares owned through the PACO Trust.

(6)	Includes 6,248 shares owned directly and 1,851 shares owned through the PACO Trust.

(7)	Includes 5,693 shares owned directly and 1,850 shares owned through the PACO Trust.

(8)	Includes 1,000 shares owned jointly with Mr. Klein’s spouse and 1,000 shares owned in his SEP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FNSC

The following discussion and analysis identifies significant factors that have affected FNSC's financial position and operating results during the periods included in the accompanying consolidated financial statements. FNSC encourages you to read this discussion and analysis in conjunction with the consolidated financial statements and the related notes and the other statistical information also included in this report.

Critical Accounting Policies

FNSC has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States of America and with general practices within the banking industry in the preparation of its consolidated financial statements. FNSC’s significant accounting policies are described in Note 1 to FNSC’s Condensed Notes to Consolidated Financial Statements (Unaudited) for the three and six months ended June 30, 2013 and its Notes to Consolidated Financial Statements for the year ended December 31, 2012.

Certain accounting policies involve significant judgments and assumptions by FNSC that have a material impact on the carrying value of certain assets and liabilities. FNSC considers these accounting policies to be critical accounting policies. The judgments and assumptions FNSC uses are based on historical experience and other factors, which FNSC believes to be reasonable under the circumstances. Because of the nature of the judgments and assumptions FNSC makes, actual results could differ from these judgments and estimates and such differences could have a material impact on the carrying values of assets and liabilities and results of operations. Management has reviewed and approved these critical accounting policies and has discussed these policies with FNSC’s board of directors.

Allowance for Loan Losses

The determination of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. FNSC’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for real estate collateral. While management uses available information to recognize losses on loans, further reductions in carrying amounts of loans may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of its examination process, periodically review the estimated losses on loans. Such agencies may require FNSC to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of various factors including the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. For loans that are classified as impaired, an allowance is established when the discounted cash flows or collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that FNSC will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for larger loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Fair Valuation of Financial Instruments

FNSC uses fair value measurements to record fair value adjustments to certain financial instruments required by GAAP to be accounted for at fair value and to determine fair value disclosures. Additionally, it may be required to record other assets at fair value on a nonrecurring basis. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write downs of individual assets. Further, it includes in the Notes to the FNSC Consolidated Financial Statements information about the extent to which fair value is used to measure assets and liabilities, the valuation methodologies used, and the related impact to income. Additionally, for financial instruments not recorded at fair value, it discloses the estimate of their fair value.

Fair value is defined as the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect FNSC’s estimates about market data. The three levels of inputs that are used to classify fair value measurements are as follows:

Level 1—Valuation is based upon quoted prices for identical instruments traded in active markets. Instruments classified as Level 1 generally include securities traded on active exchange markets, such as the New York Stock Exchange, as well as securities that are traded by dealers or brokers in active over-the-counter markets. Instruments FNSC classifies as Level 1 are instruments that have been priced directly from dealer trading desks and represent actual prices at which such securities have traded within active markets.

Level 2—Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques, such as matrix pricing, for which all significant assumptions are observable in the market. Instruments FNSC classifies as Level 2 include securities that are valued based on pricing models using relevant observable information generated by transactions that have occurred in the market place and involve similar securities.

Level 3—Valuation is generated from model-based techniques that use significant assumptions unobservable in the market. These unobservable assumptions reflect FNSC’s estimates of assumptions market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models, and similar techniques.

FNSC attempts to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. When available, it uses quoted market prices to measure fair value. Specifically, it uses independent pricing services to obtain fair values based on the quoted prices. Quoted prices are subject to FNSC’s internal price verification procedures. If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently sourced market parameters. Most of FNSC’s financial instruments use Level 2 measurements, to estimate the fair value of the financial instrument. However, in certain cases, when market observable inputs for model-based valuation techniques may not be readily available, FNSC is required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument.

The degree of management judgment involved in determining the fair value of an instrument is dependent upon the availability of quoted market prices or observable market parameters. For instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not fully available, management’s judgment is necessary to estimate fair value. In addition, changes in market conditions may reduce the availability of quoted prices or observable data. For example, reduced liquidity in the capital markets or changes in secondary market activities could result in observable market inputs becoming unavailable. When significant adjustments are required to available observable inputs, it may be appropriate to utilize an estimate based primarily on unobservable inputs. When an active market for a security does not exist, the use of management estimates that incorporate current market participant expectations of future cash flows, and include appropriate risk premiums, is acceptable.

Significant judgment may be required to determine whether certain assets measured at fair value are included in Level 2 or Level 3. If fair value measurement is based upon recent observable market activity of such assets or comparable assets (other than forced or distressed transactions) that occur in sufficient volume and do not require significant adjustment using unobservable inputs, those assets are classified as Level 2. If not, they are classified as Level 3. Making this assessment requires significant judgment.

Other-Than-Temporary Impairment Analysis

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and are recorded at amortized cost. Other debt securities are classified as securities available for sale and reported at fair value. Unrealized gains and losses, after applicable taxes, on securities classified as available for sale are reported in shareholders’ equity.

Accounting guidance under FASB ASC Topic 320, Investments – Debt and Equity Securities, requires a write-down when fair value is below amortized cost in circumstances where: (1) an entity has the intent to sell a security; (2) it is more likely than not that an entity will be required to sell the security before recovery of its amortized cost basis; or (3) an entity does not expect to recover the entire amortized cost basis of the security. If an entity intends to sell a security or if it is more likely than not that the entity will be required to sell the security before recovery, an other than temporary impairment (“OTTI”) write-down is recognized in earnings equal to the entire difference between the security’s amortized cost basis and its fair value. If an entity does not intend to sell the security or it is not more than likely that it will be required to sell the security before recovery, the OTTI write-down is separated into an amount representing credit loss, which is recognized in earnings, and an amount related to all other factors, which is recognized in other comprehensive income.

FNSC conducts OTTI analysis on a quarterly basis or more often if a potential loss-triggering event occurs. In estimating OTTI, FNSC management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of FNSC to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value.

Other Real Estate Owned

Real estate acquired through, or in lieu of, foreclosure is initially recorded at the lower of cost or fair value less estimated costs of disposal at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to allowance for loan losses. Subsequent to the date of acquisition, management periodically performs valuations, and property held for sale is carried at the lower of the cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are performed at least annually or more frequently as conditions warrant and write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell. Revenue and expense from the operations of other real estate owned are included in noninterest income and expense.

Income Taxes

The FNSC consolidated financial statements have been prepared using the accrual basis. The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

FNSC believes that its income tax filing positions taken or expected to be taken on its tax returns will more likely than not be sustained upon audit by the taxing authorities and does not anticipate any adjustments that will result in a material adverse impact on FNSC’s financial condition, results of operations, or cash flows.

Overview

FNSC derives the majority of its income from interest received on its loans and investments. Its primary source of funds for making these loans and investments is its deposits, including interest bearing deposits on which it pays interest as well as non-interest bearing deposits. Consequently, one of the key measures of FNSC’s success is its amount of net interest income, or the difference between the income on its interest earning assets, such as loans and investments, and the expense on its interest bearing liabilities, such as deposits and borrowings. Another key measure is the difference between the yield it earns on these interest earning assets and the rate it pays on interest bearing liabilities.

FNSC maintains an allowance for loan losses to absorb losses on existing loans that may become uncollectible. FNSC maintains this allowance by charging a provision for loan losses against its operating earnings for each period. FNSC has included a detailed discussion of this process, as well as several tables describing its allowance for loan losses, in this management’s discussion and analysis.

In addition to earning interest on its loans and investments, FNSC earns income through fees and other services provided to its customers. Also included in this management’s discussion and analysis is a discussion of the various components of this noninterest income, as well as of noninterest expense.

Economic conditions, competition, and the monetary and fiscal policies of the federal government significantly affect most financial institutions, including FNSC and its subsidiary banks. Lending and deposit activities and fee income generation are influenced by levels of business spending and investment, consumer income, consumer spending and savings, capital market activities, and competition among financial institutions, as well as customer preferences, interest rate conditions and prevailing market rates on competing products in our market areas.

Effect of Economic Trends

The three-month and six-month periods ended June 30, 2013 continue to reflect the tumultuous economic conditions experienced in recent years, which have negatively impacted the liquidity and credit quality of a significant number of financial institutions in the United States. Concerns regarding increased credit losses from the weakened economy have negatively affected capital and earnings of many financial institutions. Also, many financial institutions have experienced significant declines in the value of collateral for real estate loans, which have resulted in elevated levels of nonperforming assets, heightened credit losses, charge-offs and foreclosures.

Economic conditions have also resulted in a low interest rate environment. The federal funds rate set by the FRB has remained near zero for several years. Yields on investment securities have significantly declined and remain at very low levels. Financial institutions, including FNSC’s subsidiary banks, have experienced and will likely continue to experience competition for loans and earning assets in the form of more aggressive pricing and structures. These conditions have resulted in downward pressure on earning asset yields and, consequently, earnings and capital.

Quarterly Results

Results of Operations

Net Interest Income and Margin

For the three months ended June 30, 2013 and 2012, its net interest income was $7.3 million and $7.7 million, respectively. The decrease in net interest income during the period was primarily the result of a decrease of 13 basis points (“bps”) in the average rate on interest earning assets to 4.04% in 2013 from 4.17% in 2012. The decrease was partially offset by a decrease of 12 bps in the average rate on interest bearing liabilities to 0.62% from 0.74%.

For the six months ended June 30, 2013 and 2012, FNSC’s net interest income was $14.8 million and $15.6 million, respectively. The decrease in net interest income during the period was primarily the result of a decrease of 22 bps in the average rate on interest earning assets to 4.06% in 2013 from 4.28% in 2012. The decrease was partially offset by a decrease of 14 bps in the average rate on interest bearing liabilities to 0.63% from 0.77%.

Interest income for the three months ended June 30, 2013 and 2012 was $8.3 million and $9.0 million, respectively, and for the six months ended June 30, 2013 and 2012 was $16.8 million and $18.1 million, respectively. The decreases in interest income during 2013 compared to 2012 were principally due to the 38 bps and 40 bps declines in the yield on loans for the three months ended June 30, 2013 and the six months ended June 30, 2013, respectively. During the three month and six months ended June 30, 2013 and 2012, approximately 96% of FNSC’s interest income in each period related to interest on loans.

Interest expense for the three months ended June 30, 2013 and 2012 was $998,000 and $1.2 million, respectively, and for the six months ended June 30, 2013 and 2012 was $2.0 million and $2.6 million, respectively. Interest expense on deposits for the three months ended June 30, 2013 decreased from $732,000 in the prior year period to $486,000 and for the six months ended June 30, 2013 decreased from $1.5 million in the prior year period to $995,000. The decreases in deposit interest expense during the three months and six months of 2013 compared to the same periods in 2012 relates primarily to the 15 bps and 23 bps decreases in the cost of deposits for the three months ended June 30, 2013 and the six months ended June 30, 2013, respectively.

Interest expense on borrowings for the three months and six months ended June 30, 2013 approximated the amounts for the same periods in 2012 since rate and volume factors did not vary significantly during the respective periods.

The following tables sets forth information related to FNSC’s average balance sheets, average yields on assets, and average rates of liabilities for the three months and six months ended June 30, 2013 and 2012. FNSC derived these yields or rates by dividing income or expense by the average balance of the corresponding assets or liabilities. FNSC derived average balances from the daily balances throughout the periods indicated. Yields on investment securities include amortization of premiums and accretion of discounts as an adjustment to yield. Yields on tax-exempt investment securities are not presented on a fully tax equivalent basis since the interest income on such securities is not significant. Nonaccrual loans are included in earning assets in the following tables and the average balance of loans includes loans on nonaccrual status.

Average Balances, Income and Expenses, Yields and Rates

	Three Months Ended June 30,
	2013			2012
	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
	(Dollars in thousands)
Interest earnings assets:
Loans	$579,503	$7,947	5.49%	$585,151	$8,590	5.87%
Securities
Taxable	144,532	138	0.38	170,348	206	0.48
Tax-exempt	7,821	46	2.35	7,831	50	2.55
Federal funds sold & other interest earning assets	89,313	173	0.77	97,550	138	0.57

Total interest earning assets	821,169	8,304	4.04	860,880	8,984	4.17

Total noninterest earning assets	117,676			114,295

Total assets	$938,845			$975,175

Interest bearing liabilities:
Deposits	$587,152	$486	0.33%	$609,353	$732	0.48%

Other borrowings	58,107	512	3.52	57,683	505	3.50

Total interest bearing liabilities	645,259	998	0.62	667,036	1,237	0.74

Noninterest bearing liabilities:
Noninterest bearing deposits	142,738			139,324
Other liabilities	2,712			2,568

Total liabilities	790,709			808,928
Shareholders’ equity	148,136			166,247

Total liabilities and shareholders’ equity	$938,845			$975,175

Net interest income and margin		$7,306			$7,747

Margin analysis:
Net interest rate spread			3.42%			3.43%
Net yield on interest earning assets (net interest margin)			3.56			3.60

	Six Months Ended June 30,
	2013			2012
	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
	(Dollars in thousands)
Interest earnings assets:
Loans	$576,267	$16,080	5.58%	$580,693	$17,362	5.98%
Securities
Taxable	142,277	306	0.43	158,287	416	0.53
Tax-exempt	7,765	91	2.34	7,748	102	2.63
Federal funds sold & other interest earning assets	100,559	316	0.63	100,666	249	0.49

Total interest earning assets	826,868	16,793	4.06	847,394	18,129	4.28

Total noninterest earning assets	120,076			124,685

Total assets	$946,944			$972,079

Interest bearing liabilities:
Deposits	$588,791	$995	0.34%	$607,936	$1,552	0.51%

Other borrowings	59,569	1,038	3.49	56,723	1,001	3.53

Total interest bearing liabilities	648,360	2,033	0.63	664,659	2,553	0.77

Noninterest bearing liabilities:
Noninterest bearing deposits	148,913			140,490
Other liabilities	2,624			1,724

Total liabilities	799,897			806,873
Shareholders’ equity	147,047			165,206

Total liabilities and shareholders’ equity	$946,944			$972,079

Net interest income and margin		$14,760			$15,576

Margin analysis:
Net interest rate spread			3.43%			3.51%
Net yield on interest earning assets (net interest margin)			3.57			3.68

Rate/Volume Analysis

Net interest income can be analyzed in terms of the impact of changing interest rates and changing volume. The following table sets forth the effect which the varying volumes of interest earning assets and interest bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented.

	Three Months Ended June 30,			Six Months Ended June 30,
	2013 over 2012			2013 over 2012
	Volume	Yield /Rate	Total	Volume	Yield /Rate	Total
	(In thousands)
Increase (decrease) in:
Interest income:
Loans	$(83)	$(560)	$(643)	$(131)	$(1,151)	$(1,282)
Investment Securities
Taxable	(29)	(39)	(68)	(38)	(72)	(110)
Tax-exempt	(1)	(3)	(4)	(1)	(10)	(11)
Federal funds sold & other interest earning assets	(11)	46	35	(1)	68	67

Total	(124)	(556)	(680)	(171)	(1,165)	(1,336)

Interest expense:
Deposits	(26)	(220)	(246)	(40)	(517)	(557)

Other borrowings	4	3	7	48	(11)	37

Total	(22)	(217)	(239)	8	(528)	(520)

Increase (decrease) in net interest income	$(102)	$(339)	$(441)	$(179)	$(637)	$(816)

As indicated in the table above, the impact of the declining rate environment during the periods presented was the principal reason for the downward trend in net interest income.

Provision for Loan Losses

FNSC establishes an allowance for loan losses through a provision charged as an expense on its consolidated statements of income. FNSC reviews its loan portfolio periodically to evaluate outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. Please see the discussion below under “Balance Sheet Review—Allowance for Loan Losses” for a description of the factors considered in determining the provision necessary to maintain this allowance.

Following is a summary of the activity in the allowance for loan losses for the three months and six months ended June 30, 2013 and the twelve months ended December 31, 2012.

	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013	Twelve Months Ended December 31, 2012
	(In thousands)
Balance, beginning of period	$13,028	$13,213	$12,856
Provision	90	180	1,122
Loan charge-offs	(536)	(918)	(969)
Loan recoveries	31	138	204

Balance, end of the period	$12,613	$12,613	$13,213

The $12.6 million allowance for loan losses at June 30, 2013 is a $600,000 decrease compared to the allowance for loan losses at December 31, 2012. This decrease is primarily related to charge-offs during 2013 totaling $644,000 of two loans that were classified as impaired loans with specific allowance for loan losses allocations at December 31, 2012 that approximated the amounts charged off during 2013. Please see the discussion below under “Balance Sheet Review – Nonperforming Assets” for information relating to the decrease in impaired loans at June 30, 2013 compared to December 31, 2012.

At June 30, 2013, the allowance for loan losses was 2.15% of total loans as compared to 2.27% at December 31, 2012.

At June 30, 2013 and December 31, 2012, nonperforming loans represented 14.3% and 9.9%, respectively, of the allowance for loan losses as of those dates.

Noninterest Income

The following tables sets forth information related to noninterest income for the indicated periods:

	Three Months Ended June 30,
	2013	2012	2013 Change from 2012
	(Dollars in thousands)
Service charges on deposit accounts	$939	$1,000	$(61)	(6.1)%
Interchange fees	167	140	27	19.3
ATM/debit card fees	73	101	(28)	(27.7)
Gains on sales of securities	-	2	(2)	(100.0)
Other noninterest income	317	362	(45)	(12.4)

Total noninterest income	$1,496	$1,605	$(109)	(6.8)%

	Six Months Ended June 30,
	2013	2012	2013 Change from 2012
	(Dollars in thousands)
Service charges on deposit accounts	$1,837	$1,953	$(116)	(5.9)%
Interchange fees	306	251	55	21.9
ATM/debit card fees	147	193	(46)	(23.8)
Gains on sales of securities	99	7	92	1,314.3
Other noninterest income	717	1,088	(371)	(34.1)

Total noninterest income	$3,106	$3,492	$(386)	(11.1)%

Service charges on deposit accounts and ATM/debit card fees decreased during the three and six months ended June 30, 2013 compared to comparable periods in 2012 due to competitive pressures and federal regulations on fees. The decrease in other noninterest income for the six months ended June 30, 2013 compared to the 2012 period was due primarily to a reduction of $98,000 in gains on sales of other real estate during 2013 compared to 2012 and the recording of $216,000 of prepayment penalties during 2012 which were not present in the 2013 period.

          Noninterest Expenses

 The following table sets forth information related to noninterest expenses.

	Three Months Ended June 30,
	2013	2012	2013 Change from 2012
	(Dollars in thousands)
Salaries and employee benefits	$2,917	$2,902	$15	0.5%
Expenses of premises and fixed assets	868	744	124	16.7
Data processing expense	437	406	31	7.6
Advertising	108	105	3	2.9
Telephone	137	196	(59)	(30.1)
Other	1,080	1,171	(91)	(7.8)

Total noninterest expense	$5,547	$5,524	$23	0.4%

	Six Months Ended June 30,
	2013	2012	2013 Change from 2012
	(Dollars in thousands)
Salaries and employee benefits	$5,838	$6,011	$(173)	2.9%
Expenses of premises and fixed assets	1,729	1,396	333	23.9
Data processing expense	868	816	52	6.4
Advertising	226	217	9	4.1
Telephone	293	382	(89)	(23.3)
Other	2,171	2,488	(317)	(12.7)

Total noninterest expense	$11,125	$11,310	$(185)	(1.6)%

Net Income

Net income for the three months ended June 30, 2013 amounted to $1.9 million compared to $2.1 million for the same period in 2012, which was a decrease of $242,000 or 11.3%. Income before income taxes during the three months ended June 30, 2013 decreased by $308,000, or 8.9%, compared to the same period in 2012. The results of operations for the quarter ended June 30, 2013 were negatively impacted by a $441,000 decrease in net interest income, due primarily to the continuation of the declining interest rate environment experienced during 2012, combined with a decrease of $109,000 in noninterest income. These unfavorable variances were partially offset by a decrease of $265,000 in the provision for loan losses. Income tax expense during the quarter ended June 30, 2013 decreased by $66,000, or 5.0%, due to the decrease in pre-tax income in the 2013 period. The effective income tax rates for the three months ended June 30, 2013 and 2012 were 39.7% and 38.1%, respectively.

Net income for the six months ended June 30, 2013 amounted to $4.0 million compared to $4.4 million for the same period in 2012, which was a decrease of $333,000 or 7.6%. Income before income taxes during the six months ended June 30, 2013 decreased by $486,000, or 6.9%, compared to the same period in 2012. The results of operations for the six months ended June 30, 2013 were negatively impacted by an $816,000 decrease in net interest income, due primarily to the continuation of the declining interest rate environment experienced during 2012, combined with a decrease of $386,000 in noninterest income. These unfavorable variances were partially offset by decreases of $531,000 in the provision for loan losses and $173,000 in salaries and employee benefits. Income tax expense during the six months ended June 30, 2013 decreased by $153,000, or 5.7%, due to the decrease in pre-tax income in the 2013 period. The effective income tax rates for the six months ended June 30, 2013 and 2012 were 38.4% and 37.9%, respectively.

Balance Sheet Review

At June 30, 2013, FNSC had total assets of $936.5 million, consisting principally of $574.3 million in net loans, $171.6 million in investments, and $83.8 million in cash and cash equivalents. FNSC’s liabilities at June 30, 2013 totaled $787.1 million, consisting principally of $724.0 million in deposits and $60.7 million in other borrowings. Shareholders’ equity amounted to $149.4 million at June 30, 2013.

Investment Securities

At June 30, 2013 and December 31, 2012, FNSC’s investment securities portfolio totaled $171.6 million and $152.7 million, respectively, of which $923,000 and $1.2 million, respectively, were classified as held-to-maturity and $170.6 million and $151.5 million, respectively, were classified as available-for-sale. The investment portfolio represented approximately 18.3% of total assets at June 30, 2013 compared to 15.6% at December 31, 2012.

The following table presents the amortized cost and fair value of FNSC’s investment securities for each of the periods indicated.

	June 30, 2013		December 31, 2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity	(Dollars in thousands)
U.S. government agencies and corporations	$-	$-	$-	$-
Obligations of state and political subdivisions	809	810	1,060	1,064
Residential mortgage-backed securities	114	126	125	139

Total	$923	$936	$1,185	$1,203

Securities Available for Sale
U.S. government agencies and corporations	$159,317	$159,330	$139,940	$140,109
Obligations of state and political subdivisions	6,639	6,806	6,750	7,047
Residential mortgage-backed securities	4,420	4,492	3,524	3,716

Total debt securities	170,376	170,628	150,214	150,872
Equity securities	-	-	501	605

Total	$170,376	$170,628	$150,715	$151,477

As indicated in the table above, the only significant variance in the categories of investment securities at June 30, 2013 compared to December 31, 2012 was the $19 million increase in available for sale securities of U.S. government agencies and corporations. The increase in this category is consistent with the projected maturities of investment securities during 2013. As disclosed in Note 4 to the FNSC Consolidated Financial Statements, at December 31, 2012, approximately $115.6 million of available for sale investment securities, which consisted primarily of securities of U.S. government agencies and corporations, were scheduled to mature during 2013. The equity securities that were outstanding at December 31, 2012, were sold during the first quarter of 2013 and a gain of $99,000 was realized on the sale.

Investment securities with a carrying value of $115 million and $117 million were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes at June 30, 2013 and December 31, 2012, respectively.

Contractual maturities and yields on investments are shown in the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2013
	One Year or Less		One to Five Years		Five to Ten Years			Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount		Yield	Amount	Yield	Amount		Yield
	(Dollars in thousands)
Held-to-maturity
U.S. government agencies and corporations	$—	—	$-	%	$		%	$—	—	$		%
Obligations of state and political subdivisions	200	1.54%	549	1.16%		60	1.60%	-	%		809	1.10%
	200		549			60		—			809

Residential mortgage-backed securities	23	7.02%	79	6.75%		12	6.80%	-	%		114	6.74%

Total	$223	2.10%	$628	1.86%		$72	2.47%	$-	%		$923	1.80%

Available-for-sale
U.S. government agencies and corporations	$41,021	0.20%	$118,309	0.25%		$-	%	$—	—%		$159,330	0.24%
Obligations of state and political subdivisions	1,067	2.40%	2,759	3.17%		2,461	3.80%	519	3.83%		6,806	3.32%
	42,088		121,068			2,461		519			166,136

Residential mortgage-backed securities	62	4.40%	2,726	4.02%		1,704	1.79%	—	—%		4,492	3.12%

Total	$42,150	0.26%	$123,794	0.40%		$4,165	2.98%	$519	3.83%		$170,628	0.44%

FNSC’s investment strategy has historically emphasized liquidity. As shown in the table above, approximately 97% of the investment portfolio at June 30, 2013 matures within 5 years.

At June 30, 2013, FNSC had gross unrealized losses of $183,000, approximately 0.11% of the total investment securities balance. The unrealized losses were primarily attributable to changes in interest rates rather than deterioration in credit quality. FNSC has the ability and intent to hold the securities classified as held-to-maturity until they mature, at which time FNSC expects to receive full value for the securities. Furthermore, as of June 30, 2013, FNSC also had the ability and intent to hold the securities classified as available-for-sale for a period of time sufficient for a recovery of cost. FNSC management does not believe any of the securities are impaired due to reasons of credit quality.

FNSC considers the length of time and extent to which the fair value of available-for-sale debt securities has been less than historical cost to conclude that such securities were not other-than-temporarily impaired. It also considers other factors such as the financial condition of the issuer including credit ratings and specific events affecting the operations of the issuer, volatility of the security, underlying assets that collateralize the debt security, and other industry and macroeconomic conditions. As FNSC has no intent to sell securities with unrealized losses and it is not more-likely-than-not that FNSC will be required to sell these securities before recovery of amortized cost, it has been concluded that the securities are not impaired on an other-than-temporary basis.

Loans

Since loans typically provide higher interest yields than other types of interest earning assets, a substantial percentage of FNSC’s earning assets are invested in its loan portfolio. The principal component of FNSC’s loan portfolio is loans secured by real estate mortgages. Its real estate loans are secured by residential or commercial property. It obtains a security interest in loans collateralized by real estate whenever possible, and other collateral where appropriate. FNSC attempts to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration in certain types of collateral. If a concentration in a certain type of collateral is identified, management monitors the concentration and documents the outstanding amounts, collateral value and other pertinent factors.

The following table summarizes the composition of FNSC’s loan portfolio as of the indicated dates.

	June 30, 2013		December 31, 2012
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Real Estate:
Residential 1-4 family	$161,119	27.45%	$161,759	27.81%
Non-farm/non-residential	166,625	28.39%	176,561	30.35%
Construction/land development	81,637	13.91%	77,690	13.36%
Agricultural	43,122	7.35%	43,837	7.53%
Multifamily residential	16,488	2.81%	12,098	2.08%
Commercial and agricultural	84,585	14.41%	77,264	13.28%
Consumer	29,366	5.00%	29,027	4.99%
Other	4,020	0.68%	3,490	0.60%

Total	586,962	100.00%	581,726	100.00%
Less:
Allowance for loan losses	12,613		13,213

Net loans	$574,349		$568,513

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, excluding loans held for sale, by type and related interest rate characteristics. The information in this table is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

	June 30, 2013
	One year or less	After one but within five years	After five years	Total
	(In thousands)
Real Estate:
Residential 1-4 family	$41,117	$75,730	$44,272	$161,119
Non-farm/non-residential	42,958	77,944	45,723	166,625
Construction/land development	32,993	30,277	18,367	81,637
Agricultural	11,675	27,643	3,804	43,122
Multifamily residential	1,466	9,010	6,012	16,488
Commercial and agricultural	45,415	34,470	4,700	84,585
Consumer	11,605	17,384	377	29,366
Other	1,899	1,521	600	4,020

Total	$189,128	$273,979	$123,855	$586,962

Loans maturing after one year with
Fixed interest rates				$368,104
Floating interest rates				29,730

Allowance for Loan Losses

At June 30, 2013, the allowance for loan losses was 2.15% of total loans as compared to 2.27% at December 31, 2012. The $12.6 million allowance for loan losses at June 30, 2013 is a $600,000 decrease compared to the allowance for loan losses at December 31, 2012. This decrease is primarily related to charge-offs during 2013 totaling $644,000 of two loans that were classified as impaired loans with specific allowance for loan losses allocations at December 31, 2012 that approximated the amounts charged off during 2013. See the discussion of FNSC’s critical accounting policies above and Note 3 to the FNSC Consolidated Financial Statements (Unaudited) for the three and six months ended June 30, 2013 for more information on FNSC’s allowance for loan losses.

The following table summarizes the activity related to FNSC’s allowance for loan losses for the three months and six months ended June 30, 2013.

	For the Three Months ended June 30, 2013
	Beginning Balance	Charge- Offs	Recoveries	Provisions	Ending Balance
	(In thousands)
Real Estate
Residential 1-4 family	$2,151	$(12)	$18	$-	$2,157
Non-farm/non-residential	3,026	(451)	1	457	3,033
Construction/land development	872	-	-	-	872
Agricultural	701	—	—	-	701
Multifamily residential	405	—	—	-	405
Commercial and agricultural	321	(57)	1	71	336
Consumer	266	(16)	10	-	260
Other	40	—	1	—	41
Unallocated	5,246	—	—	(438)	4,808

	$13,028	$(536)	$31	$90	$12,613

	For the Six Months ended June 30, 2013
	Beginning Balance	Charge- Offs	Recoveries	Provisions	Ending Balance
	(In thousands)
Real Estate
Residential 1-4 family	$2,076	$(70)	$32	$119	$2,157
Non-farm/non-residential	3,019	(451)	1	464	3,033
Construction/land development	870	-	82	(80)	872
Agricultural	629	—	—	72	701
Multifamily residential	484	—	—	(79)	405
Commercial and agricultural	306	(358)	2	386	336
Consumer	258	(37)	18	21	260
Other	39	(2)	3	1	41
Unallocated	5,532	—	—	(724)	4,808

	$13,213	$(918)	$138	$180	$12,613

Nonperforming Assets

The following table shows the nonperforming assets and the related percentage of nonperforming assets to total assets and nonperforming loans to total loans at June 30, 2013 and December 31, 2012. Generally, a loan is placed on nonaccrual status when it becomes 90 days past due as to principal or interest, or when it’s believed, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of the loan is unlikely. A payment of interest on a loan that is classified as nonaccrual is recognized as a reduction in principal when received.

	June 30, 2013	December 31, 2012
	(Dollars in thousands)
Real Estate:
Residential 1-4 family	$344	$318
Non-farm/non-residential	969	937
Construction/land development	32	22
Agricultural	—	—
Multifamily residential	428	-
Commercial and agricultural	13	-
Consumer	23	37
Other	-	—

Total nonperforming loans (1)	1,809	1,314
Other real estate owned and repossessed assets	1,352	1,624

Total nonperforming assets	$3,161	$2,938

Nonperforming assets to total assets	0.34%	0.30%
Nonperforming loans to total loans	0.31%	0.23%
Total loans 90 days or more past due	$441	$1,314
Loans 90 days or more past due and still accruing	96	146
Accruing troubled debt restructurings	1,258	1,609

(1)	Consists of nonaccrual loans and loans past due over 90 days or more and still accruing interest.

The $ 495,000 increase in nonperforming loans at June 30, 2013 compared December 31, 2012 was primarily due to the addition to nonaccrual loans during 2013 of a multifamily residential loan with an outstanding balance of $428,000 at June 30, 2013.

At June 30, 2013, impaired loans consisted of one loan with an outstanding balance of $1.5 million, as compared to three loans aggregating $3.8 million at December 31, 2012. This decrease is primarily related to charge-offs during 2013 totaling $644,000 of two loans that were classified as impaired loans with specific allowance for loan losses allocations at December 31, 2012 that approximated the amounts charged off during 2013.

Impaired loans at June 30, 2013 and December 31, 2012, included a loan with an outstanding balance of approximately $1.5 million at the end of each period, to a motel in Pine Bluff, Arkansas. FNSC management has identified a concentration of loans to hotels, which aggregated $25.2 million and $26.7 million at June 30, 2013 and December 31, 2012, respectively. Management monitors this concentration carefully and furnishes monthly status reports regarding the concentration to the Board of Directors.

Other nonperforming assets include other real estate owned. These assets decreased by $272,000 at June 30, 2013 compared to December 31, 2012.

As a general practice, most of FNSC’s loans are originated with relatively short maturities of five years or less. When a loan reaches its maturity FNSC frequently renews the loan, thereby extending its maturity. Such renewals and extensions are made in accordance with our existing credit policy, using appropriate credit standards and are based upon updated financial information on the borrower. Nonperforming loans are renewed at terms generally consistent with the ultimate source of repayment and appropriate rates. In these cases, FNSC will seek additional credit enhancements, such as additional collateral or additional guarantees to further protect the loan. When a loan is no longer performing in accordance with its stated terms, FNSC will typically seek performance under the guarantee.

At June 30, 2013, approximately 80.0% of loans were collateralized by real estate, and the one impaired loan was also secured by real estate as discussed above. FNSC utilizes third party appraisers to determine the fair value of collateral dependent loans. Impaired loans are individually reviewed on a quarterly or more frequent basis to determine the level of impairment. FNSC typically records a charge-off or creates a specific reserve for impaired loans when it does not expect repayment to occur as agreed upon under the original terms of the loan agreement.

FNSC considers a loan to be a troubled debt restructuring (“TDR”) when the debtor experiences financial difficulties and FNSC provides concessions on the original terms of the loan agreement. Concessions can relate to the contractual interest rate, maturity date, or payment structure of the note. As part of its workout plan for individual loan relationships, FNSC may restructure loan terms to assist borrowers facing challenges in the current economic environment. As of June 30, 2013, FNSC determined that it had loans totaling $1.3 million, which it considered accruing TDRs, and no nonaccrual TDRs. As of December 31, 2012, it had loans totaling $1.6 million which it considered accruing TDRs and no nonaccrual TDRs.

Deposits and Other Interest Bearing Liabilities

FNSC’s primary source of funds for loans and investments are its deposits and advances from the FHLB-Dallas. At June 30, 2013, deposits totaled $724.0 million, which is a decrease of $46.8 million from the $770.8 million of deposits outstanding at December 31, 2012. The decrease is principally due to the payment by FNSC of a $26.95 million dividend near the end of December 2012. A large amount of the dividend proceeds were originally included in the deposit accounts at December 31, 2012, and a portion of those deposits were withdrawn during the subsequent months. As shown in the table below, average deposits for the six months ended June 30, 2013 decreased by $6.3 million from average deposits for the year ended December 31, 2012.

The following table reflects the classification of the average deposits and the average rate paid for the periods indicated.

	June 30, 2013		December 31 , 2012
	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
	(Dollars in thousands)
Types of deposits:
Non-interest bearing demand deposits	$148,913	0.00%	$142,826	0.00%
Interest-bearing demand deposits	231,510	0.23%	222,122	0.28%
Money market accounts	74,750	0.39%	78,025	0.46%
Savings deposits	70,414	0.13%	68,535	0.18%
Time deposits less than $100,000	124,201	0.49%	132,239	0.68%
Time deposits of $100,000 or more	87,916	0.54%	100,226	0.75%

Total deposits	$737,704	0.27%	$743,973	0.37%

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for its loan portfolio and other earning assets. FNSC’s core deposits were $628.4 million and $672.6 million at June 30, 2013, and December 31, 2012, respectively.

The maturity distribution of FNSC’s time deposits of $100,000 or more is as follows:

Maturity Period	June 30, 2013	December 31, 2012
	(In thousands)
Three months or less	$34,309	$42,636
Over three through twelve months	49,045	43,144
Over twelve months through three years	10,138	10,822
Over three years	2,179	1,672

Total	$95,671	$98,274

The Dodd-Frank Act permanently raised the standard maximum FDIC deposit insurance amount to $250,000. The FDIC insurance coverage limit applies per depositor, per insured depository institution for each account ownership category.

Short-Term Borrowings

Short-term borrowings consisted of securities sold under agreements to repurchase amounting to $10.0 million as of June 30, 2013 and December 31, 2012, respectively and $3.9 million of federal funds purchased as of June 30, 2013 (none outstanding at December 31, 2012). Securities sold under agreements to repurchase generally mature within one year from the transaction date. Federal funds purchased are generally one-day borrowings. Interest expense on these borrowings was not significant during 2013 or 2012.

Capital Resources

Total shareholders’ equity was $149.4 million at June 30, 2013 and $145.7 million at December 31, 2012. The increase during 2013 is primarily related to net income for the six months ended June 30, 2013.

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), dividend payout ratio – common shareholders (dividends divided by net income) and equity to assets ratio (average equity divided by average total assets) for the six months ended June 30, 2013.

Return on average assets	0.85%
Return on average equity	5.50%
Dividend payout ratio	0.00%
Average equity to average assets ratio	15.53%

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), dividend payout ratio (dividends divided by net income) and equity to assets ratio (average equity divided by average total assets) for the year ended December 31, 2012.

Return on average assets	0.94%
Return on average equity	5.43%
Dividend payout ratio	296.48%
Average equity to average assets ratio	17.26%

Under the capital adequacy guidelines, regulatory capital is classified into two tiers. These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets. Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed to be inherent in the type of asset. Tier 2 capital consists of Tier 1 capital plus the general reserve for loan losses, subject to certain limitations. FNB and Heritage are also required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio.

FNB and Heritage are subject to various regulatory capital requirements administered by the federal banking agencies. To be considered “well capitalized,” they must maintain ratios summarized in the table below. As of June 30, 2013, FNB’s and Heritage’s capital ratios exceeded the well capitalized ratios.

On July 2, 2013 the FRB adopted a final rule that revises risk-based and leverage capital requirements for banking organizations. For additional information, please see the section hereinafter following titled “Accounting, Reporting, and Regulatory Matters.”

The following table summarizes the capital amounts and ratios of the banks and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes		To Be Categorized as Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratios	Amount	Ratios	Amount	Ratios
	(Dollars in thousands)
As of June 30, 2013

Total Risk Based Capital-FNB	$77,648	18.3%	$33,912	8.00%	$42,390	10.00%
Tier 1 Risk Based Capital-FNB	$72,337	17.1%	$16,956	4.00%	$24,834	6.00%
Tier 1 Leverage Capital-FNB	$72,337	11.0%	$26,320	4.00%	$32,900	5.00%

Total Risk Based Capital-Heritage	$28,081	15.9%	$14,101	8.00%	$17,627	10.00%
Tier 1 Risk Based Capital-Heritage	$25,861	14.7%	$7,051	4.00%	$10,576	6.00%
Tier 1 Leverage Capital - Heritage	$25,861	11.4%	$9,108	4.00%	$11,386	5.00%

As of December 31, 2012

Total Risk Based Capital-FNB	$74,348	17.8%	$33,458	8.00%	$41,824	10.00%
Tier 1 Risk Based Capital-FNB	$69,097	16.5%	$16,729	4.00%	$25,094	6.00%
Tier 1 Leverage Capital-FNB	$69,097	10.2%	$27,006	4.00%	$33,757	5.00%

Total Risk Based Capital - Heritage	$27,079	15.4%	$14,090	8.00%	$17,613	10.00%
Tier 1 Risk Based Capital - Heritage	$24,854	14.1%	$7,045	4.00%	$10,568	6.00%
Tier 1 Leverage Capital - Heritage	$24,854	10.4%	$9,541	4.00%	$11,926	5.00%

Dividends that may be paid by the bank subsidiaries are subject to regulatory limitations and capital requirements, and may be subject to prior approval by regulators.

Off-Balance Sheet Risk

FNSC is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. The financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in FNSC’s financial statements. FNSC’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by contractual terms of those instruments. FNSC uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as the customer has not violated any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At June 30, 2013, unfunded commitments to extend credit were approximately $77 million. At December 31, 2012, unfunded commitments to extend credit were approximately $80 million.

FNSC evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by FNSC upon extension of credit, is based on its credit evaluation of the borrower. The type of collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

At June 30, 2013 and December 31, 2012 there were $67,000 and $46,000 of commitments under standby letters of credit, respectively. The credit risk and collateral involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

Except as disclosed in this document, FNSC is not involved in off-balance sheet contractual relationships, does not have any unconsolidated related entities that have off-balance sheet arrangements and is not involved in any transactions that could result in liquidity needs or other commitments that significantly impact earnings.

Market Risk and Interest Rate Sensitivity

Market risk is the risk of loss from adverse changes in market prices and rates, which principally arises from interest rate risk inherent in FNSC’s lending, investing, deposit gathering, and borrowing activities. Other types of market risks, such as foreign currency exchange rate risk and commodity price risk, do not generally arise in the normal course of FNSC’s business.

FNSC actively monitors and manages its interest rate risk exposure in order to control the mix and maturities of its assets and liabilities utilizing a process it calls asset/liability management. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities in order to minimize potentially adverse impacts on earnings from changes in market interest rates. FNSC’s asset/liability management committee (“ALCO”) monitors and considers methods of managing exposure to interest rate risk. ALCO is responsible for maintaining the level of interest rate sensitivity of its interest sensitive assets and liabilities within board-approved limits.

FNSC’s interest rate risk exposure is managed principally by measuring its interest sensitivity which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. In general, FNSC would benefit from increasing market rates of interest when it has an asset-sensitive gap position and from decreasing market rates of interest when it is liability-sensitive.

The following table sets forth information regarding FNSC’s rate sensitivity, as of June 30, 2013, at each of the time intervals.

	June 30, 2013
	1-90 Days	91-365 Days	1-5 years	Over 5 years	Total
	(Dollars in thousands)
Interest-earning assets:
Loans	$122,780	$191,000	$230,207	$42,975	$586,962
Investment securities	19,178	54,277	92,450	5,646	171,551
Federal funds sold and other interest-earning assets	56,113	—	—	—	56,113

Total interest-earning assets	198,071	245,277	322,657	48,621	814,626
Interest-bearing liabilities:
Interest-bearing demand deposits	111,995	81,969	109,286	—	303,250
Savings deposits	24,358	21,180	28,241	—	73,779
Time deposits	60,659	116,078	29,734	-	206,471
Short-term borrowings	13,925	—	—	—	13,925
Other borrowings	5,037	8,126	5,750	27,815	46,728

Total interest bearing liabilities	215,974	227,353	173,011	27,815	644,153

Rate sensitive gap	$(17,903)	$17,924	$149,646	$20,806	$170,473

Cumulative rate sensitive gap	$(17,903)	$21	$149,667	$170,473

Cumulative gap as a percentage of interest earnings assets	-2.20%	0.00%	18.37%	20.93%

As measured over the 90 days time interval, the above analysis indicates that FNSC was liability sensitive at June 30, 2013 and asset sensitive for the remaining time intervals. Its gap analysis is not a precise indicator of its interest sensitivity position. This analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by FNSC as significantly less interest-sensitive than market based rates such as those paid on noncore deposits.

Liquidity Risk

Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss, and the ability to raise additional funds by increasing liabilities. Liquidity management involves monitoring FNSC’s sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of FNSC’s investment portfolio is fairly predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control.

FNSC’s ability to maintain and expand its deposit base and borrowing capabilities serves as its primary source of liquidity. FNSC plans to meet its future cash needs through the liquidation of temporary investments, the generation of deposits, and from additional borrowings. In addition, it will receive cash upon the maturity and sale of loans and the maturity of investment securities.

FNSC believes its existing stable base of core deposits and borrowings from the FHLB-Dallas will enable it to successfully meet its long-term liquidity needs and short-term liquidity needs.

Contractual Obligations

FNSC utilizes a variety of short-term and long-term borrowings to supplement its supply of lendable funds, to assist in meeting deposit withdrawal requirements, and to fund growth of interest earning assets in excess of traditional deposit growth. Certificates of deposit and FHLB-Dallas advances serve as its primary sources of such funds.

The following table provides payments due by period for obligations under borrowings and operating lease obligations.

	June 30, 2013
	Payments Due by Period
	Within One Year	Over One to Two Years	Over Two to Three Years	Over Three to Five Years	After Five Years	Total
	(In thousands)
Certificates of deposit	$176,737	$21,112	$5,222	$3,400	$-	$206,471
Repurchase agreements	10,000	—	—	—	—	10,000
Other borrowings	7,913	3,589	2,503	4,908	27,815	46,728
Operating lease obligations	200	200	181	-	-	581

Total	$194,850	$24,901	$7,906	$8,308	$27,815	$263,780

Annual Results

Net Interest Income and Margin

For the years ended December 31, 2012 and 2011, net interest income was $31.3 million and $32.7 million, respectively, a decrease of $1.4 million during 2012. The decrease was primarily the result of the 6.4% decrease (to 4.26% in 2012 from 4.55% in 2011) in the average rate earned on interest earning assets, which was partially offset by the 25.8% decrease (to 0.72% in 2012 from 0.97% in 2011) in the cost of interest bearing liabilities during the same period.

FNSC’s net interest spread was 3.54% for 2012 and 3.58% for 2011. The decrease during 2012 was primarily due to the 29 bps reduction in the yield on interest earning assets, compared to a 25 bps reduction in the cost of interest bearing liabilities.

Interest income for the years ended December 31, 2012, and 2011 was $36.0 million and $39.4 million, respectively. The decrease in interest income during 2012 was due primarily to the 35 bps decline, or 5.6%, in the yield on loans coupled with the $14.8 million decrease, or 2.5%, in the volume of average loans outstanding during 2012. Interest income from loans represented 96.0% and 95.3% of total interest income during 2012 and 2011, respectively. Interest on investment securities represented 2.7% and 3.6% of total interest income during 2012 and 2011, respectively. The average balance of investment securities decreased $29.3 million, or 15.6% for 2012 compared to 2011. The yield on investment securities decreased from 0.75% in 2011 to 0.60% in 2012 as market rates continued to decline and maturing securities were replaced at lower yields. FNSC’s investment portfolio yield is significantly below that of its peer group (as defined by the bank regulatory authorities) due to its investment strategy of emphasis on liquidity. At December 31, 2012, approximately 77% of the investment portfolio matures within one year.

Interest expense for 2012 and 2011 was $4.7 million and $6.7 million, respectively. The decrease in interest expense during 2012 compared to 2011 relates primarily to the 25.8% decrease in the average rate on interest bearing liabilities during 2012. The balance of interest bearing liabilities decreased by 3.9% during 2012, from $684.9 million for 2011 to $658.0 million for 2012. Rates declined on interest bearing liabilities 25 bps in 2012 compared to 2011. Interest expense on deposits for the years ended December 31, 2012 and 2011 represented 58.1% and 63.7%, respectively, of total interest expense, while interest expense on other borrowings represented 41.9% and 36.3%, respectively, of total interest expense.

The following table sets forth information related to FNSC’s average balance sheet, average yields on assets, and average rates of liabilities at December 31, 2012 and 2011. FNSC derived these yields or rates by dividing income or expense by the average balance of the corresponding assets or liabilities. It derived average balances from the daily balances throughout the periods indicated. Yields on investment securities include amortization of premiums and accretion of discounts as an adjustment to yield. Yields on tax-exempt investment securities are not presented on a fully tax equivalent basis since the interest income on those securities is not significant. Nonaccrual loans are included in earning assets in the following tables. The average balance of loans includes loans on nonaccrual status.

Average Balances, Income and Expenses, Yields and Rates

	Years Ended December 31,
	2012			2011			2010
	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
	(Dollars in thousands)
Interest earning assets:
Loans	$586,422	$34,608	5.90%	$601,264	$37,569	6.25%	$629,295	$41,080	6.53%
Investment securities
Taxable	151,150	743	0.49	180,338	1,189	0.66	167,235	1,780	1.06
Tax-exempt	7,884	212	2.69	8,012	231	2.89	8,642	265	3.07
Federal funds sold & other interest earning assets	100,604	469	0.47	76,190	434	0.57	89,553	441	0.49

Total interest earning assets	846,060	36,032	4.26	865,804	39,423	4.55	894,725	43,566	4.87

Non earning assets	123,988			119,331			122,259

Total assets	$970,048			$985,135			$1,016,984

Interest bearing liabilities:
Deposits	$601,147	$2,745	0.46%	$616,127	$4,252	0.69%	$663,014	$7,409	1.12%

Other borrowings	56,860	1,979	3.48	68,766	2,424	3.52	65,651	2,507	3.82

Total interest bearing liabilities	658,007	4,724	0.72	684,893	6,676	0.97	728,665	9,916	1.36

Noninterest bearing liabilities:
Noninterest bearing deposits	142,826			138,470			133,281
Other liabilities	1,809			2,940			4,199

Total liabilities	802,642			826,303			866,145

Shareholders’ equity	167,406			158,832			150,839

Total liabilities and shareholders’ equity	$970,048			$985,135			$1,016,984

Net interest income		$31,308			$32,747			$33,650

Margin analysis:
Net interest rate spread			3.54%			3.58%			3.51%
Net yield on interest-earnings assets (net interest margin)			3.70			3.78			3.76

Rate/Volume Analysis

Net interest income can be analyzed in terms of the impact of changing interest rates and changing volume. The following table sets forth the effect which the varying levels of interest earning assets and interest bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented.

	Years Ended December 31,
	2012 over 2011			2011 over 2010
	Volume	Yield /Rate	Total	Volume	Yield /Rate	Total
	(In thousands)
Increase (decrease) in:
Interest income:
Loans	$(906)	$(2,055)	$(2,961)	$(1,789)	$(1,722)	$(3,511)
Investment Securities
Taxable	(172)	(274)	(446)	155	(746)	(591)
Tax-exempt	(4)	(15)	(19)	(19)	(15)	(34)
Federal funds sold & other interest earning assets	77	(42)	35	74	(81)	(7)

Total	(1,005)	(2,386)	(3,391)	(1,579)	(2,564)	(4,143)

Interest expense:
Deposits	(102)	(1,405)	(1,507)	(491)	(2,666)	(3,157)

Other borrowings	(418)	(27)	(445)	127	(210)	(83)

Total	(520)	(1,432)	(1,952)	(364)	(2,876)	(3,240)

Increase (decrease) in net interest income	$(485)	$(954)	$(1,439)	$(1,215)	$312	$(903)

As indicated in the table above, the impact of the declining rate environment during the years presented was the principal reason for the downward trend in net interest income.

Provision for Loan Losses

FNSC has established an allowance for loan losses through a provision charged as an expense on its consolidated statements of income. FNSC reviews its loan portfolio periodically to evaluate its outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. Please see the discussion below under “Balance Sheet Review – Allowance for Loan Losses” for a description of the factors considered in determining the amount of the provision it expenses each period to maintain this allowance.

Following is a summary of the activity in the allowance for loan losses.

	2012	2011	2010
	(In thousands)
Balance, beginning of year	$12,856	$11,605	$9,053
Provision	1,122	2,213	3,850
Loan charge-offs	(969)	(1,258)	(1,523)
Loan recoveries	204	296	225

Balance, end of the year	$13,213	$12,856	$11,605

At December 31, 2012, the allowance for loan losses was 2.27% of total loans compared to 2.20% at December 31, 2011 and 1.91% at December 31, 2010. Loan charge-offs experienced a downward trend during the periods presented in the table above. Due to this trend and FNSC’s loan underwriting and collection policies, the provision for loan losses also declined in each year since 2010.

At December 31, 2012, 2011 and 2010, nonperforming loans represented 9.94%, 19.48%, and 20.17% of the balance of the allowance for loan losses.

Noninterest Income

The following table sets forth information related to noninterest income.

	Year Ended December 31,		2012 Change from 2011
	2012	2011	$	%
	(dollars in thousands)
Service charges on deposit accounts	$3,984	$4,140	$(156)	(3.8)%
Interchange fees	517	616	(99)	(16.1)
ATM/debit card fees	345	482	(137)	(28.4)
Gains on sales of securities	67	7	60	857.1
Other noninterest income	2,055	1,328	727	54.7
Total noninterest income	$6,968	$6,573	$395	6.0%

Noninterest income increased $395,000 from $6.6 million for 2011 to $7.0 million for 2012. The increase in total noninterest income during 2012 compared to 2011 resulted primarily from the recording of $216,000 of prepayment penalties during 2012, which are included in other noninterest income. Service charges on deposit accounts, interchange fees and ATM/debit card fees decreased in 2012 compared to 2011 as competitive pressures and federal regulations on fees continue to result in a downward trend in the amount of these fees.

Noninterest Expenses

The following table sets forth information related to noninterest expenses.

	Year Ended December 31,		2012 Change from 2011
	2012	2011	$	%
	(dollars in thousands)
Salaries and employee benefits	$11,642	$12,315	$(673)	(5.5)%
Expenses of premises and fixed assets	3,194	2,930	264	9.0
Data processing expense	1,665	1,476	189	12.8
Advertising	499	403	96	23.8
Telephone expense	704	700	4	0.6
Amortization of intangible assets	418	418	-	-
Other	4,462	4,858	(396)	(8.2)
Total noninterest expense	$22,584	$23,100	$(516)	(2.2)%

 Noninterest expense was $22.6 million for the year ended December 31, 2012, a $516,000, or 2.2%, decrease from noninterest expense of $23.1 million for the year ended December 31, 2011. The decrease was primarily the result of a decrease of $673,000 in salaries and employee benefits from $12.3 million in 2011 to $11.6 million in 2012 as the number of full-time equivalent employees declined by approximately 13% during 2012.

Net Income

Net income for the year ended December 31, 2012 amounted to $9.1 million compared to $8.7 million for the year ended December 31, 2011, which was an increase of $369,000 or 4.2%. Income before income taxes increased by $562,000, or 4.0%, during 2012 compared to 2011. The 2012 results of operations were favorably impacted by decreases of $1.1 million in the provision for loan losses and $673,000 in salaries and employee benefits combined with a $395,000 increase in noninterest income. These favorable variances were partially offset by a $1.4 million decrease in net interest income, due primarily to the declining interest rate environment experienced during 2012. Income tax expense during 2012 increased by $193,000, or 3.7%, due to the increase in pre-tax income. The effective income tax rates for the years ended December 31, 2012 and 2011 were 37.6% and 37.7%, respectively.

Balance Sheet Review

At December 31, 2012, FNSC had total assets of $980.5 million, consisting principally of $568.5 million in net loans, $152.7 million in investments, and $153.1 million in cash and cash equivalents. FNSC’s liabilities at December 31, 2012 totaled $834.9 million, consisting principally of $770.8 million in deposits and $61.7 million of other borrowings. At December 31, 2012, FNSC’s shareholders’ equity was $145.7 million.

At December 31, 2011, FNSC had total assets of $960.2 million, consisting principally of $572.3 million in net loans, $155.9 million in investments, and $123.6 million in cash and cash equivalents. FNSC’s liabilities at December 31, 2011 totaled $796.6 million, consisting principally of $741.0 million in deposits and $54.0 million in other borrowings. At December 31, 2011, FNSC’s shareholders’ equity was $163.6 million.

Investment Securities

FNSC’s investment portfolio totaled $152.7 million, $155.9 million and $194.5 million at December 31, 2012, 2011 and 2010, respectively. FNSC’s investment portfolio represented 15.6%, 16.2% and 19.5% of its total assets at December 31, 2012, 2011 and 2010, respectively.

Investment securities with a carrying value of $117 million, $114 million, and $122 million were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes at December 31, 2012, 2011, and 2010, respectively.

The amortized costs and the fair value of investments are as follows.

	December 31,
	2012		2011		2010
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities Held to Maturity:

Obligations of state and political subdivisions	$1,060	$1,064	$608	$618	$459	$462
Residential mortgage-backed securities	125	139	151	167	171	190

Total	$1,185	$1,203	$759	$785	$630	$652

Securities Available for Sale:
U.S. government agencies and corporations	$139,940	$140,109	$140,513	$140,736	$175,707	$175,744
Obligations of state and political subdivisions	6,750	7,047	6,816	7,150	7,524	7,591
Residential mortgage-backed securities	3,524	3,716	6,957	7,270	10,225	10,521

Total debt securities	$150,214	$150,872	$154,286	$155,156	$193,456	$193,856
Equity securities	501	605	-	-	-	-

Total	$150,715	$151,477	$154,286	$155,156	$193,456	$193,856

Contractual maturities and yields on investments are shown in the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2012
	One Year or Less		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount		Yield
	(Dollars in thousands)
Held-to-maturity
U.S. government agencies and corporations	$—	—	$-	-%	$-	-%	—	—%	$		-%
Obligations of state and political subdivisions	442	1.10%	558	1.16%	60	1.60%	-	-		1,060	1.16%

Residential mortgage-backed securities	25	7.05	90	6.75	10	6.68	-	-		125	6.82

Total	$467	1.42%	$648	1.94%	$70	2.33%	$-	-%		$1,185	1.75%

Available-for-sale
U.S. government agencies and corporations	$115,416	0.30%	$24,693	0.26%	$-	-%	—	—		$140,109	0.29%
Obligations of state and political subdivisions	263	2.70%	3,496	3.15	2,099	3.80%	1,189	3.83%		7,047	3.44%

Residential mortgage-backed securities	448	4.61	3,268	4.39	—	—	—	—		3,716	4.40%

Total	$116,127	0.32%	$31,457	1.01%	$2,099	3.80%	$1,189	3.83%		$150,872	0.54%

FNSC’s investment strategy has historically emphasized liquidity. As shown in the table above, approximately 77% of the investment portfolio as of December 31, 2012 matures in less than one year.

At December 31, 2012, the investment portfolio had gross unrealized losses of $3,675. The unrealized losses were primarily attributable to changes in interest rates, rather than deterioration in credit quality. FNSC has the ability and intent to hold the securities classified as held-to-maturity until they mature, at which time FNSC expects to receive full value for the securities. Furthermore, as of December 31, 2012, FNSC also had the ability and intent to hold the securities classified as available-for-sale for a period of time sufficient for a recovery of cost. FNSC management does not believe any of the securities are impaired due to reasons of credit quality.

FNSC considers the length of time and extent to which the fair value of available-for-sale debt securities has been less than cost to conclude that such securities were not other-than-temporarily impaired. It also considers other factors such as the financial condition of the issuer including credit ratings and specific events affecting the operations of the issuer, volatility of the security, underlying assets that collateralize the debt security, and other industry and macroeconomic conditions. As FNSC has no intent to sell securities with unrealized losses and it is not more-likely-than-not that it will be required to sell these securities before recovery of amortized cost, FNSC has concluded that the securities are not impaired on an other-than-temporary basis.

Loans

Since loans typically provide higher interest yields than other types of interest earning assets, a substantial percentage of FNSC’s earning assets are invested in its loan portfolio. Average loans for the years ended December 31, 2012 and 2011 were $586.4 million and $601.3 million, respectively. Before allowance for loan losses, total loans outstanding at December 31, 2012, 2011, 2010, 2009 and 2008 were $581.7 million, $585.1 million, $609.1 million, $650.3 million and $493.8 million, respectively. Loans outstanding during 2009 increased significantly compared to the 2008 balance due to the acquisition by FNSC of HCC on December 23, 2009. Loans outstanding during 2010 through 2012 experienced a declining trend due to the impact of the financial crisis in 2008 on commercial real estate values and on business loans not secured by real estate.

The principal component of its loan portfolio is loans secured by real estate. Most of FNSC’s real estate loans are secured by residential or commercial property. FNSC obtains a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to increase the likelihood of the ultimate repayment of the loan. FNSC attempts to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration in certain types of collateral. If a concentration in a certain type of collateral is identified, management monitors the concentration and documents the outstanding amounts, collateral value and other pertinent factors.

The following table summarizes the composition of FNSC’s loan portfolio for each of the five years ended December 31, 2012.

	December 31,
	2012		2011		2010		2009		2008
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Real Estate:					(Dollars in thousands)
Residential 1-4 family	$161,759	27.81%	$156,459	26.74%	$164,030	26.93%	$166,979	25.68%	$118,977	24.09%
Non-farm/non- residential	176,561	30.35%	177,301	30.30%	193,611	31.78%	206,244	31.73%	157,674	31.94%
Construction/land development	77,690	13.36%	82,012	14.01%	80,665	13.24%	79,475	12.22%	66,050	13.37%
Agricultural	43,837	7.53%	44,220	7.56%	40,380	6.63%	41,641	6.40%	38,818	7.86%
Multifamily residential	12,098	2.08%	12,124	2.07%	14,453	2.37%	16,250	2.50%	8,003	1.62%
Commercial and agricultural	77,264	13.28%	78,761	13.46%	79,227	13.01%	98,997	15.22%	67,070	13.58%
Consumer	29,027	4.99%	31,052	5.31%	34,140	5.61%	37,789	5.81%	35,183	7.12%
Other	3,490	0.60%	3,212	0.55%	2,639	0.43%	2,892	0.44%	2,072	0.42%

Total	581,726	100.00%	585,141	100.00%	609,145	100.00%	650,267	100.00%	493,847	100.00%
Less:
Allowance for loan losses	13,213		12,856		11,605		9,053		7,617

Net loans	$568,513		$572,285		$597,540		$641,214		$486,230

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, by type and related interest rate characteristics. The information in this table is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

	December 31, 2012
	One year or less	After one but within five years	After five years	Total
	(In thousands)
Real Estate:
Residential 1-4 family	$41,282	$77,029	$43,448	$161,759
Non-farm/non-residential	56,906	76,488	43,167	176,561
Construction/land development	33,397	30,616	13,677	77,690
Agricultural	17,409	18,976	7,452	43,837
Multifamily residential	4,899	6,134	1,065	12,098
Commercial and agricultural	38,068	35,060	4,136	77,264
Consumer	11,499	17,102	426	29,027
Other	1,992	881	617	3,490

Total	$205,452	$262,286	$113,988	$581,726

Loans maturing after one year with
Fixed interest rates				$351,097
Floating interest rates				$25,177

Allowance for Loan Losses

At December 31, 2012, 2011, 2010, 2009 and 2008 the allowance for loan losses was $13.2 million, $12.9 million, $11.6 million, $9.1 million and $7.6 million, respectively, or 2.27%, 2.20%, 1.91%, 1.39% and 1.54% of total loans, respectively. The reason for the decline in the percentage in 2009 was due to the acquisition of HCC on December 23, 2009. The allowance for loan losses for HCC was not carried over as of the acquisition date in accordance with GAAP. The increased loan base that accompanied the acquisition without a corresponding allowance for loan losses increase resulted in the lower allowance for loan losses percentage as of December 31, 2009. This also impacted the 2010 percentage as HCC began to increase the allowance for loan losses through provisions for loan losses charged to operating expenses. As the impact of the financial crisis of 2008 declined during 2011 and 2012, loan charge-offs began to decline. As the charge-offs declined and as HCC increased its allowance for loan losses following the acquisition, the ratio of the allowance for loan losses to total loans continued an upward trend.

Net charge-offs were $765,000, $962,000, $1.3 million, $374,000 and $183,000 for the years ended December 31, 2012, 2011, 2010, 2009 and 2008, respectively. The increase in charge-offs in 2010 and 2011 were principally related to commercial real estate and other commercial loans which became distressed due to the financial crisis in 2008.

See the discussion of FNSC’s critical accounting policies above and Note 1 and Note 5 to the FNSC Consolidated Financial Statements for more information on its allowance for loan losses.

The following table summarizes the activity related to FNSC’s allowance for loan losses for the five years ended December 31, 2012.

	Year ended December 31,
	2012	2011	2010	2009	2008
	(Dollars in thousands)
Balance, beginning of year	$12,856	$11,605	$9,053	$7,617	$7,068
Provision for loan losses	1,122	2,213	3,850	1,810	732
Loan charge-offs
Residential 1-4 family	282	292	255	86	116
Non-farm/non-residential	101	167	446	85	4
Construction/land development	114	-	146	163	-
Agricultural	147	138	29	-	-
Multifamily residential	-	-	-	-	-
Commercial and agricultural	37	446	408	18	10
Consumer	251	172	126	151	171
Other	37	43	113	127	91

Total Loan charge-offs	969	1,258	1,523	630	392

Loan recoveries
Residential 1-4 family	63	34	11	61	9
Non-farm/non-residential	-	95	114	44	-
Construction/land development	37	51	4	69	-
Agricultural	—	-	1	-	—
Multifamily residential	-	-	-	-	—
Commercial and agricultural	11	54	12	-	9
Consumer	57	26	29	46	150
Other	36	36	54	36	41

Total Recoveries	204	296	225	256	209

Net loan charge-offs	765	962	1,298	374	183

Balance, end of year	$13,213	$12,856	$11,605	$9,053	$7,617

Allowance for loan losses to gross loans	2.27%	2.20%	1.91%	1.39%	1.54%
Net charge-offs to average loans	0.13%	0.16%	0.21%	0.07%	0.04%

The following table presents the allocation of the allowance for loan losses for loans as of the dates indicated.

Allocation of Allowance for Loan Losses for Loans

	As of December 31, 2012		As of December 31, 2011		As of December 31, 2010		As of December 31, 2009		As of December 31, 2008
	Allowance Amount	% of loans(1)	Allowance Amount	% of loans(1)	Allowance Amount	% of loans(1)	Allowance Amount	% of loans(1)	Allowance Amount	% of loans(1)
	(Dollars in thousands)
Real estate:
Residential 1-4 family	$2,076	27.8%	$2,691	26.7%	$2,461	26.9%	$1,919	25.7%	$1,615	24.1%
Non-farm/non-residential	3,019	30.3	3,179	30.3	3,173	31.8	2,475	31.7	2,082	31.9
Construction/land development	870	13.4	1,333	14.0	1,144	13.3	892	12.2	751	13.4
Agricultural	629	7.5	742	7.6	704	6.6	549	6.4	462	7.9
Multifamily residential	484	2.1	253	2.1	251	2.4	196	2.5	165	1.6
Commercial and agricultural	306	13.3	698	13.5	521	13.0	406	15.2	342	13.6
Consumer	258	5.0	347	5.3	337	5.6	263	5.8	221	7.1
Other	39	0.6	39	0.5	24	0.4	19	0.5	16	0.4
Unallocated	5,532	—	3,574	—	2,990	—	2,334	—	1,963	—

Total	$13,213	100.0%	$12,856	100.0%	$11,605	100.0%	$9,053	100.0%	$7,617	100.0%

(1)	Percentage of loans in each category to loans receivable.

Nonperforming Assets

The following table shows the nonperforming assets and the related percentage of nonperforming assets to total assets and non-performing loans to total loans for the five years ended December 31, 2012. Generally, a loan is placed on nonaccrual status when it becomes 90 days past due as to principal or interest, or when it is believed, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of the loan is unlikely. A payment of interest on a loan that is classified as nonaccrual is recognized as a reduction in principal when received.

	December 31,
	2012	2011	2010	2009	2008
	(Dollars in thousands)
Residential 1-4 family	$318	$719	$1,390	$358	$731
Non-farm/non-residential	937	265	301	1,478	533
Construction/land development	22	308	295	358	-
Agricultural	—	1,014	51	-	287
Multifamily residential	-	-	-	-	—
Commercial and agricultural	-	94	227	170	404
Consumer	37	51	77	41	25
Other	—	53	-	73	-

Total nonperforming loans(1)	1,314	2,504	2,341	2,478	1,980
Other real estate owned	1,624	2,104	1,461	1,288	599

Total nonperforming assets	$2,938	$4,608	$3,802	$3,766	$2,579

Nonperforming assets to total assets	0.30%	0.48%	0.38%	0.36%	0.33%
Nonperforming loans to total loans	0.23%	0.44%	0.39%	0.39%	0.41%
Total loans 90 days or more past due	$1,314	$2,504	$2,341	$2,478	$1,980
Loans 90 days or more past due and still accruing	146	538	420	910	383
Accruing troubled debt restructurings	1,609	118	123	2,251	—

(1) Consists of nonaccrual loans and loans past due over 90 days or more and still accruing interest.

At December 31, 2012, nonperforming assets were $2.9 million, or 0.30% of total assets and nonperforming loans were 0.23% of total loans. Comparatively, December 31, 2011 nonperforming assets were $4.6 million or 0.48% of total assets and nonperforming loans were 0.44% of total loans. Nonperforming loans decreased $1.2 million, or 47.5%, to $1.3 million at December 31, 2012 from $2.5 million at December 31, 2011. The percentage of nonperforming loans to total loans did not vary significantly during the years ended December 31, 2008 through 2010.

At December 31, 2012, impaired loans consisted of three loans which totaled $3.8 million with specific allowance for loan losses allocations aggregating approximately $1.1 million. During 2012, the average recorded investment in impaired loans was $3.9 million. At December 31, 2011, impaired loans consisted of one loan with an outstanding balance of $1.5 million with a specific allowance allocation of $291,000. During 2011, the average recorded investment in impaired loans was approximately $1.5 million. FNSC management has identified a concentration of loans to hotels, which may be placed on nonaccrual status and which aggregated $26.7 million at December 31, 2012. Management monitors this concentration carefully and furnishes monthly status reports regarding the concentration to the Board of Directors.

Other nonperforming assets include other real estate owned (“OREO”). OREO decreased $480,000 to $1.6 million at December 31, 2012 from $2.1 million at December 31, 2011. The balance of OREO at December 31, 2012, 2011 and 2010 includes a church property acquired through foreclosure proceedings during 2010 with a carrying value of $700,000. This property is leased to another church congregation. FNSC believes the OREO properties are appropriately valued at the lower of cost or fair value less costs to sell as of December 31, 2012.

As a general practice, most of FNSC’s loans are originated with maturities of five years or less. All renewals and extensions of loans are made in accordance with FNSC’s existing credit policy, using appropriate credit standards and are based upon updated financial information on the borrower. Nonperforming loans are renewed at terms generally consistent with the ultimate source of repayment and appropriate rates. In these cases, management of FNSC will seek additional credit enhancements, such as additional collateral or additional guarantees to further protect the loan. When a loan is no longer performing in accordance with its stated terms, FNSC will typically seek performance under the guarantee.

FNSC utilizes third party appraisers to determine the fair value of collateral dependent loans. Impaired loans are individually reviewed on a quarterly or more frequent basis to determine the level of impairment. FNSC typically records a charge-off or creates a specific allowance allocation for impaired loans when it does not expect repayment to occur as agreed upon under the original terms of the loan agreement.

FNSC considers TDRs when the debtor experiences financial difficulties and FNSC provides concessions with the original terms of the loan agreement. Concessions can relate to the contractual interest rate, maturity date, or payment structure of the note. As part of its workout plan for individual loan relationships, it may restructure loan terms to assist borrowers facing challenges in the current economic environment. As of December 31, 2012, FNSC determined that it had loans totaling $1.6 million, which it considered accruing TDRs. As of December 31, 2011, it had loans totaling $118,000, which it considered accruing TDRs.

Deposits and Other Interest Bearing Liabilities

FNSC’s primary source of funds for loans and investments are its deposits and advances from the Federal Home Loan Bank. At December 31, 2012, 2011 and 2010 total deposits were $770.8 million, $741.0 million and $782.6 million, respectively.

The following table shows the average balance amounts and the average rates paid on deposits held by FNSC as of the dates indicated.

	December 31,
	2012		2011		2010
	Average	Average	Average	Average	Average	Average
	Balance	Rate Paid	Balance	Rate Paid	Balance	Rate Paid
	(Dollars in thousands)
Non-interest bearing demand deposits	$142,826	0.00%	$138,470	0.00%	$133,281	0.00%
Interest-bearing demand deposits	222,122	0.28%	209,604	0.37%	252,146	0.83%
Money market accounts	78,025	0.46%	77,529	0.56%	75,919	0.76%
Savings deposits	68,535	0.18%	62,866	0.31%	58,292	0.42%
Time deposits less than $100,000	132,239	0.68%	152,130	1.08%	164,002	1.56%
Time deposits of $100,000 or more	100,226	0.75%	113,998	1.07%	112,655	1.73%

Total deposits	$743,973	0.37%	$754,597	0.56%	$796,295	0.93%

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for FNSC’s loan portfolio and other earning assets. Core deposits were $672.6 million, $621.5 million, and $656.4 million at December 31, 2012, 2011 and 2010, respectively.

The maturity distribution of FNSC’s time deposits of $100,000 or more is as follows:

	December 31,
	2012	2011	2010
	(In thousands)
Three months or less	$42,636	$52,625	$59,623
Over three through twelve months	43,144	55,941	67,986
Over twelve months through three years	10,822	10,485	10,584
Over three years	1,672	409	617

Total	$98,274	$119,460	$138,810

The Dodd-Frank Act permanently raised the standard maximum deposit FDIC insurance amount to $250,000. The FDIC insurance coverage limit applies per depositor, per insured depository institution for each account ownership category.

Short-Term Borrowings

Short-term borrowings consisted of securities sold under agreements to repurchase amounting to $10.0 million as of December 31, 2012, 2011, and 2010. Securities sold under agreements to repurchase generally mature within one year from the transaction date. There were $10.0 million of these borrowings outstanding during each year in the three year period ended December 31, 2012. The average rate paid on these borrowings was 0.80% for 2012 and 2011, and 1.08% for 2010.

Capital Resources

Total shareholders’ equity was $145.7 million at December 31, 2012 and $163.6 million at December 31, 2011. The $17.92 million decrease during 2012 is primarily related to net income of $9.09 million during the year less dividends of $26.95 million. The dividend declared and paid during 2012 was the only dividend declared by FNSC during the five year period ended December 31, 2012.

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), dividend payout ratio (cash dividends divided by net income) and equity to assets ratio (average equity divided by average total assets) for the three years ended December 31, 2012, 2011 and 2010.

	Year Ended December 31,
	2012	2011	2010
Return on average assets	0.94%	0.89%	0.75%
Return on average equity	5.43%	5.49%	5.03%
Dividend payout ratio	296.48%	0.00%	0.00%
Average equity to average assets ratio	17.26%	16.12%	14.83%

FNSC and its bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on FNSC’s and the bank subsidiaries’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, FNSC and the bank subsidiaries must meet specific capital guidelines that involve quantitative measures of FNSC’s and the bank subsidiaries’ assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. FNSC’s and the bank subsidiaries’ capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require FNSC and the bank subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). FNSC management believes, as of December 31, 2012, that FNSC and the bank subsidiaries meet all capital adequacy requirements to which they are subject. On July 2, 2013 the FRB adopted a final rule that revises risk-based and leverage capital requirements for banking organizations. For additional information, please see the section hereinafter following titled “Accounting, Reporting, and Regulatory Matters.”

As of December 31, 2012 and 2011, capital ratios exceeded these ratios and remain “well-capitalized.” The following table summarizes the capital amounts and ratios of FNB and Heritage, and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes		To Be Categorized as Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratios	Amount	Ratios	Amount	Ratios
	(Dollars in thousands)
As of December 31, 2012

Total Risk Based Capital-FNB	74,348	17.8%	33,458	8.00%	41,824	10.00%
Tier 1 Risk Based Capital-FNB	69,097	16.5%	16,729	4.00%	25,094	6.00%
Tier 1 Leverage Capital-FNB	69,097	10.2%	27,006	4.00%	33,757	5.00%

Total Risk Based Capital-Heritage	27,079	15.4%	14,090	8.00%	17,613	10.00%
Tier 1 Risk Based Capital-Heritage	24,854	14.1%	7,045	4.00%	10,568	6.00%
Tier 1 Leverage Capital-Heritage	24,854	10.4%	9,541	4.00%	11,926	5.00%

As of December 31, 2011

Total Risk Based Capital-FNB	80,327	18.9%	33,931	8.00%	42,414	10.00%
Tier 1 Risk Based Capital-FNB	74,976	17.7%	16,966	4.00%	25,449	6.00%
Tier 1 Leverage Capital-FNB	74,976	11.0%	27,344	4.00%	34,180	5.00%

Total Risk Based Capital-Heritage	30,764	17.7%	13,899	8.00%	17,373	10.00%
Tier 1 Risk Based Capital-Heritage	28,574	16.5%	6,949	4.00%	10,424	6.00%
Tier 1 Leverage Capital-Heritage	28,574	12.3%	9,296	4.00%	11,620	5.00%

Dividends that may be paid by the bank subsidiaries are subject to legal limitations and regulatory capital requirements. The approval of the bank regulatory authorities is required if the total of all dividends declared by the bank subsidiaries in any calendar year exceeds the net profits in the current year plus retained net profits for the preceding two years.

Effect of Inflation and Changing Prices

The effect of relative purchasing power over time due to inflation has not been taken into account in FNSC’s consolidated financial statements. Rather, FNSC’s consolidated financial statements have been prepared on an historical cost basis in accordance with GAAP.

Unlike most industrial companies, FNSC’s assets and liabilities are primarily monetary in nature. Therefore, the effect of changes in interest rates will have a more significant impact on its performance than will the effect of changing prices and inflation in general. In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude. FNSC seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide rate fluctuations, including those resulting from inflation.

Off-Balance Sheet Risk

FNSC is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. The financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in FNSC’s financial statements. FNSC’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by contractual terms of those instruments. FNSC uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as the customer has not violated any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Unfunded commitments to extend credit were approximately $80 million and $84 million at December 31, 2012 and December 31, 2011, respectively.

At December 31, 2012 and 2011, there were commitments of $46,000 and $50,000 under standby letters of credit, respectively. The credit risk and collateral involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

Except as disclosed in this document, FNSC is not involved in off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments that significantly impact earnings.

Market Risk and Interest Rate Sensitivity

Market risk is the risk of loss from adverse changes in market prices and rates, which principally arises from interest rate risk inherent in FNSC’s lending, investing, deposit gathering, and borrowing activities. Other types of market risks, such as foreign currency exchange rate risk and commodity price risk, do not generally arise in the normal course of its business.

FNSC actively monitors and manages its interest rate risk exposure in order to control the mix and maturities of its assets and liabilities utilizing a process it calls asset/liability management. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities in order to minimize potentially adverse impacts on earnings from changes in market interest rates. Its asset/liability management committee (“ALCO”) monitors and considers methods of managing exposure to interest rate risk. ALCO is responsible for maintaining the level of interest rate sensitivity of our interest sensitive assets and liabilities within board-approved limits.

Interest rate risk exposure is managed principally by measuring its interest sensitivity which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. In general, FNSC would benefit from increasing market rates of interest when it has an asset-sensitive gap position and from decreasing market rates of interest when it is liability-sensitive.

The following table sets forth information regarding FNSC’s rate sensitivity, as of December 31, 2012, at each of the time intervals.

	December 31, 2012
	1 – 90 days	91 – 365 days	After one but within five years	After five years	Total
	(Dollars in thousands)
Interest-earning assets:
Loans	$123,178	$211,159	$210,572	$36,817	$581,726
Investment securities	67,919	50,509	27,873	6,361	152,662
Federal funds sold and other interest earning assets	124,340	—	—	—	124,340

Total interest-earning assets	315,437	261,668	238,445	43,178	858,728
Interest-bearing liabilities:
Interest-bearing demand deposits	114,177	81,776	109,032	—	304,985
Savings deposits	23,096	20,241	26,987	—	70,324
Time deposits	75,211	111,896	29,396	7	216,510
Short-term borrowings	10,000	-	—	—	10,000
Other borrowings	28	16,853	3,954	30,844	51,679

Total interest bearing liabilities	222,512	230,766	169,369	30,851	653,498

Rate sensitive gap	92,925	30,902	69,076	12,327	$205,230

Rate sensitive cumulative gap	$92,925	$123,827	$192,903	$205,230

Cumulative gap as a percentage of interest earnings assets	10.82%	14.42%	22.46%	23.90%

The above analysis indicates that FNSC was asset sensitive at December 31, 2012, since it had more assets than liabilities repricing in each of the time periods indicated above. However, its gap analysis is not a precise indicator of its interest sensitivity position. This analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by FNSC as significantly less interest-sensitive than market-based rates such as those paid on noncore deposits. FNSC periodically utilizes more complex interest rate models than indicated above, and based on those results it believes that its net interest income will be positively impacted by an increase in interest rates. A substantial portion of its deposits reprice over the next 12 months. Net interest income may be affected by other significant factors in a given interest rate environment, including changes in the volume and mix of interest earning assets and interest bearing liabilities.

At December 31, 2012, approximately $454.3 million of interest bearing liabilities were either variable rate or had a maturity of less than one year. Of the $212.5 million of interest bearing liabilities set to reprice within 90 days, $137.3 million are transaction, money market or savings accounts which are already at or near their lowest rates and provide little opportunity for benefit to FNSC should market rates continue to decline or stay constant. However, certificates of deposit that are currently maturing or renewing are repricing at lower rates. FNSC expects to benefit as these deposits reprice, even if market rates increase slightly.

Contractual Obligations

FNSC utilizes a variety of short-term and long-term borrowings to supplement its supply of lendable funds, to assist in meeting deposit withdrawal requirements, and to fund growth of interest earning assets in excess of traditional deposit growth. Certificates of deposit, structured repurchase agreements and FHLB-Dallas advances serve as its primary sources of such funds. Contractual obligations relative to these agreements are noted in the table below. Option periods for operating lease agreements that FNSC has not yet exercised are not included in this analysis as they do not represent contractual obligations until exercised.

The following table provides payments due by period for obligations under borrowings and operating lease obligations.

	December 31, 2012
	Payments Due by Period
	Within One Year	Over One to Two Years	Over Two to Three Years	Over Three to Five Years	After Five Years	Total
	(Dollars in thousands)
Certificates of deposit	$187,107	$21,887	$4,695	$2,811	$7	$216,507
Repurchase agreements	$10,000	$—	$—	$—	$—	$10,000
Other borrowings	14,116	4,364	3,887	4,675	24,637	51,679
Operating lease obligations	200	200	198	-	-	598

Total	$211,423	$26,451	$8,780	$7,486	$24,644	$278,784

Approximately $211.4 million, or 75.8% of the contractual obligations noted above are due within one year and approximately $237.9 million or 85.3% are due within two years. See discussions of rate sensitivity and liquidity above.

Accounting, Reporting and Regulatory Matters

The following is a summary of recent authoritative pronouncements that could impact the accounting, reporting, and disclosure of financial information by FNSC.

Recent accounting pronouncements. In February 2013, the FASB issued an update, ASU 2013-02, “Comprehensive Income (Topic 220): Reporting Items Reclassified Out of Accumulated Other Comprehensive Income” which requires disclosure of amounts reclassified out of accumulated other comprehensive income in their entirety, by component, on the face of the statement of comprehensive income or in the notes to the financial statements. Amounts that are not required to be classified in their entirety to net income must be cross-referenced to other disclosures that provide additional detail. ASU 2013-02 is effective prospectively for fiscal years and interim periods beginning after January 1, 2013, and did not have an impact on FNSC’s financial position or results of operations.

Presently, FNSC is not aware of any changes from the Financial Accounting Standards Board that will have a material impact on FNSC’s present or future financial statements.

Regulatory matters. The bank subsidiaries are restricted from paying dividends that exceed the net profits in the current year plus retained net profits for the preceding two years without obtaining regulatory approval.

FNSC and the bank subsidiaries are subject to various regulatory capital requirements administered by the bank regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on FNSC’s and the bank subsidiaries’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, FNSC and the bank subsidiaries must meet specific capital guidelines that involve quantitative measures of FNSC’s and the bank subsidiaries’ assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. FNSC and the bank subsidiaries’ capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

On July 2, 2013, the OCC and the FRB adopted a final rule that revises risk-based and leverage capital requirements for banking organizations. Among other matters, the final rule implements a revised definition of regulatory capital, a new common equity tier 1 minimum capital requirement, a higher minimum tier 1 capital requirement, and incorporates these new requirements into the agencies’ prompt corrective action framework. In addition, the final rule establishes limits on a banking organization’s capital distributions if the banking organization does not hold a specified amount of common equity tier 1 capital in addition to the amount necessary to meet its minimum risk-based capital requirements. Further, the final rule amends the methodologies for determining risk-weighted assets for all banking organizations, and also adopts changes to the agencies’ regulatory capital requirements that meet the requirements of section 171 and section 939A of the Dodd-Frank Act. The mandatory compliance date for organizations such as FNSC is January 1, 2015. As this rule was only recently adopted, there has been no determination of the potential impact, if any, on FNSC.

For additional information on regulatory matters and regulatory capital, please see Note 14 of the FNSC Consolidated Financial Statements as of and for the year ended December 31, 2012.

BOARD OF DIRECTORS, MANAGEMENT AND OWNERSHIP OF THE COMBINED COMPANY

FOLLOWING THE MERGER

Board of Directors and Executive Officers

Immediately following the merger, we expect that the board of directors of the Combined Company, as permitted by the First Federal bylaws, will increase the size of the board of directors from nine to twelve and appoint two currently serving directors of FNSC and one currently serving director of First National Bank to the board of directors of the Combined Company to fill the newly-created board seats. The two current members of the board of directors of FNSC who are expected to join the Combined Company’s board of directors are John H. Hendrix and Daniel C. Horton and the one current member of the board of directors of First National Bank who is expected to join the Combined Company’s board of directors is Ian Robert Vaughan. Further, it is expected that Mr. Horton will serve as an Executive Vice Chairman of the board. Messrs. Hendrix, Horton and Vaughan have consented to their appointment to the board of directors of the Combined Company.

Subsequent to their initial appointment, the new directors will be subject to the same nomination and election procedures as directors of First Federal generally. During the negotiation of the merger agreement, the parties discussed their intention that the First Federal board of directors should be increased and that Messrs. Hendrix, Horton and Vaughan would be appointed to the board, however, there is no binding agreement between any of the parties that provides for their appointment to the board.

The directors of First Federal Bank currently are Richard N. Massey, W. Dabbs Cavin, Christopher M. Wewers, K. Aaron Clark, Frank Conner, Scott T. Ford, G. Brock Gearhart, John P. Hammerschmidt, and O. Fitzgerald Hill.

The directors of First National Bank currently are John H. Hendrix, Daniel C. Horton, Jason Lenderman, Bill Barnes, Greg Bourns, Jay Bunyard, Clay Farrar, Jr., Gilbert Garrett, G.R. Mosley, Greg Revels, R. Kyle Roper, M.D., John Selig, Creed Spann, Randall Fale, Randy C. Tidwell and Ian Robert Vaughan.

The directors of Heritage Bank, N.A. currently are Daniel C. Horton, Ronald Burnett, Jim Fulkerson, Richard Gray, Larry E. Grisham, Steve May, Oscar J. Melton, Jr., Diane N. Steiling and Leon Swihart.

Following the merger, First Federal anticipates that it will continue to operate each of First Federal Bank, First National Bank and Heritage Bank under separate charters and the boards of directors of each of the banks will be composed of those individuals listed above that currently serve as directors of each of the respective banks. First Federal may decide, however, to consolidate one or more of the bank subsidiaries and/or to modify the composition of the board of directors of one or more of the subsidiary banks.

The following table sets forth certain information with respect to the persons who will serve as directors and/or executive officers of the Combined Company following the merger.

Name	Age	Position(s) with the Combined Company following the merger	Director of First Federal Since
Directors
Richard N. Massey	57	Chairman of the Board	2011

W. Dabbs Cavin	48	Director and Executive Vice Chairman	2011

Christopher M. Wewers	41	President and Chief Executive Officer, Director	2012

K. Aaron Clark	31	Director	2011

Frank Conner	63	Director	2003

Scott T. Ford	51	Director	2011

G. Brock Gearhart	31	Director	2012

John P. Hammerschmidt	91	Director	1996 (1966 for First Federal Bank)

O. Fitzgerald Hill	49	Director	2011

John H. Hendrix	77	Director	*

Ian R. Vaughan	36	Director	*

Daniel C. Horton	72	Director and Executive Vice Chairman	*

Executive officers who are not also directors
Sherri R. Billings	56	Executive Vice President and Chief Financial Officer	N/A

R. Thomas Fritsche, Jr.	52	Executive Vice President and Chief Credit Officer	N/A

John T. Suskie	49	Executive Vice President and Chief Lending Officer	N/A

John T. Adams	36	Senior Vice President, General Counsel and Corporate Secretary	N/A

Jason Lenderman	40	Executive Vice President	N/A

Stephen D. May	49	Executive Vice President	N/A

* Expected to be appointed to the boards of directors of the Combined Company following the closing of the merger.

Board of Directors

Set forth below is biographical information for each director and prospective director listed above. The following descriptions also outline the specific experience, qualifications, attributes and skills that qualify each person to serve on the Combined Company’s Board of Directors.

Richard N. Massey. Mr. Massey is Chairman of the Board of Directors of First Federal and the Chairman of the First Federal Bank Board. He has been a partner of Westrock Capital Partners, LLC, a private investment partnership (“Westrock”), since January 2009, and is the managing member of Bear State, First Federal’s controlling shareholder. From 2006 to 2009, Mr. Massey was Executive Vice President, Chief Strategy Officer and General Counsel of Alltel Corporation, then the fifth largest provider of wireless services in the United States. Prior to joining Alltel, Mr. Massey acted as Managing Director of Stephens Inc., a private investment bank, for 6 years. Mr. Massey is a licensed attorney in the state of Arkansas and has over 25 years of experience as a corporate and securities attorney. Since 2006, Mr. Massey has been a director of Fidelity National Financial, Inc. (FNF), a title insurance, mortgage services, specialty insurance and information services company, and Fidelity National Information Systems, Inc. (FIS), a global provider of technology and services to the financial services industry. He serves as a member of the Compensation Committee of FNF, and as Chairman of the Compensation Committee and a member of both the Executive and the Corporate Governance and Nominating Committees of FIS.

Mr. Massey has an extensive understanding of corporate law, finance and investment banking that he gained through years of experience as a financial and legal advisor to public and private companies. In addition, Mr. Massey, through his affiliation with Bear State, has a substantial personal interest in First Federal that aligns his interests with those of First Federal’s shareholder base. His professional experience combined with his personal stake in the success of First Federal led the Board of Directors to determine that Mr. Massey is qualified to serve on First Federal’s Board of Directors and as its Chairman.

Christopher M. Wewers. Mr. Wewers is the President and the Chief Executive Officer of First Federal and First Federal Bank. He previously served as Chief Operating Officer of First Federal and First Federal Bank until June 30, 2013, when he assumed the role of President and Chief Executive Officer. From 2001 until he joined First Federal and First Federal Bank in 2011, Mr. Wewers served as Executive Vice President and Chief Financial Officer of Summit Bank, a community-oriented financial institution that serves central and south Arkansas. During his tenure at Summit Bank, Mr. Wewers was directly responsible for investments, asset-liability management, tax, financial reporting, regulatory reporting, accounting and finance. Mr. Wewers also had extensive involvement in loan operations, deposit operations, information technology, audit and shareholder relations. Mr. Wewers is a certified public accountant licensed to practice in the state of Arkansas, a member of the American Institute of Certified Public Accountants and the Arkansas Society of Certified Public Accountants, and has attained the designation Chartered Global Management Accountant.

His long and successful career as a bank executive, his financial expertise, his operational knowledge of banking and his ties to community banking industry in Arkansas led the Board of Directors to conclude that Mr. Wewers is qualified to serve on First Federal’s Board of Directors.

W. Dabbs Cavin. Mr. Cavin is employed by Mountaire Corporation as its Chief Investment Officer and serves as a member of its board of directors and he also serves as the Executive Vice Chairman of the board of directors of First Federal and First Federal Bank. From 2011 until June 30, 2013, Mr. Cavin served as Chief Executive Officer of First Federal and First Federal Bank. He has been active in commercial banking in a variety of executive positions for over 20 years. In 1996, Mr. Cavin was a co-founder and organizer of Pinnacle Bancshares and Pinnacle Bank in Little Rock, Arkansas where he served as executive vice president and chief lending officer while also serving as a member of that bank’s and its holding company’s board of directors. After the 2002 sale of Pinnacle to BancorpSouth, Mr. Cavin became president of the Little Rock market for BancorpSouth until joining Summit Bank as executive vice president. At Summit, Mr. Cavin was responsible for leading their entrance into the Little Rock market as well as working with executive management on corporate strategic initiatives, market expansion, marketing, and business development. In 2006 and 2007, Mr. Cavin moved to Kigali, Rwanda where he launched a for-profit commercial bank with non-profit shareholders led by Opportunity International in an effort to further the economic development of that country. From 2008 until 2011, Mr. Cavin was employed by Mountaire Corporation in a position similar to his present capacity, while also consulting with Summit Bank on strategic issues. Mr. Cavin is also a former regulatory examiner with the Federal Home Loan Bank of Dallas which was the precursor to the Office of Thrift Supervision.

Mr. Cavin has over 20 years of community and commercial banking experience, much of which he acquired as an executive officer or director of various Arkansas-based financial institutions. His understanding of the community banking needs of Arkansas makes him an invaluable asset as a director of First Federal and First Federal Bank. His long and successful career as a bank executive and his intimate knowledge of community banking in Arkansas led the Board of Directors to conclude that Mr. Cavin is qualified to serve on First Federal’s Board of Directors.

K. Aaron Clark. Mr. Clark currently serves as vice president of The Stephens Group, LLC, a private, family-owned investment firm, which he joined in 2006. In addition to helping analyze, coordinate and execute The Stephens Group’s investment transactions, Mr. Clark devotes a considerable amount of his time to supporting the firm’s partner companies’ efforts to grow the long-term value of their businesses. Prior to joining The Stephens Group, Mr. Clark was a corporate financial analyst at Stephens, Inc., where he gained experience in detailed financial analysis, modeling and diligence.

Mr. Clark provides a unique perspective to the Board. In addition to his investment banking experience, he brings to the Board a keen understanding and knowledge of partnering with management teams of a wide-range of companies across various industries to assist them in growing the longterm value of their businesses and accomplishing their strategic goals. His professional experience and strong community ties led the Board of Directors to conclude that Mr. Clark is qualified to serve as a director of First Federal.

Frank Conner. Mr. Conner served as Vice President, Finance and Accounting and Chief Financial Officer of FedEx Freight East (formerly American Freightways, Inc.) from February 2001 through June 2010. Mr. Conner previously served as a director of American Freightways from 1989 to February 2001 and held various positions with American Freightways, including serving as Executive Vice President-Finance and Accounting and Chief Financial Officer from November 1995 to February 2001. Mr. Conner previously served thirteen years with McKesson Service Merchandise in various positions including General Manager and Chief Financial Officer. Mr. Conner served seven years in public accounting with Peat, Marwick & Mitchell prior to joining McKesson.

Mr. Conner brings to the Board of Directors extensive management and business experience including over 26 years of service in senior financial management positions for both private and publicly-traded companies. He has served on First Federal’s and First Federal Bank’s boards of directors since 2003. He is the Chairman of First Federal’s audit committee, qualifies as an audit committee financial expert (as defined by the rules of the SEC) and is a member of First Federal’s compensation and nominating and corporate governance committees. He has extensive experience in performing audits of banking and non-banking publicly-traded companies and has served on the audit and compensation committees of American Freightways Corp. and P.A.M. Transportation Services, Inc. Additionally, Mr. Conner’s extensive ties to the community, strength of character, mature judgment, familiarity with our business and industry, independence of thought and ability to work collegially with others led the Board of Directors to conclude that Mr. Conner is qualified to serve on First Federal’s Board of Directors.

Scott T. Ford. Mr. Ford has been a partner of Westrock since January 2009. Prior to forming Westrock, Mr. Ford was Chief Executive Officer of Alltel Corporation, where he led the transformation of the company into a national wireless carrier and guided the company through its $27 billion leveraged buy-out in 2007 and its subsequent sale to Verizon Wireless in 2009. Before becoming CEO, Mr. Ford served as President and Chief Operating Officer of Alltel from 1996 to 2001. He is a former chairman of the Little Rock Branch of the Federal Reserve Bank of St. Louis, a former director and audit committee member of Tyson Foods, Inc., a Fortune 500 food production and processing company, and a former director and chairman of the executive committee of Alltel.

Mr. Ford’s corporate management experience makes him an invaluable member of First Federal’s Board. His proven track record as CEO of a Fortune 200 company, in addition to his expansive experience as a director of public and private companies and charitable organizations, provides him the ability to understand and address the challenges and issues facing First Federal. In addition, Mr. Ford, through his affiliation with Bear State, has a substantial personal interest in First Federal that aligns his interests with those of First Federal’s shareholder base. The board of directors believes that Mr. Ford’s extensive management experience, proven leadership capabilities and his personal stake in the success of First Federal qualify him to serve on the board.

G. Brock Gearhart. Mr. Gearhart is President of Greenwood Gearhart Inc., a registered investment advisor located in Fayetteville, Arkansas. Prior to assuming his current role in September 2008, he was a Vice President with Merrill Lynch’s Private Banking and Investment Group in New York City. He is a graduate of the University of Arkansas where he earned a B.S.B.A in Financial Management and Investments and was named Outstanding Student in Finance. He holds the Chartered Financial Analyst (CFA®) designation. Mr. Gearhart is a member of the New York Society of Security Analysts (NYSSA), the CFA Institute, The Consumer Analyst Group of New York (CAGNY) and Europe (CAGE), and the National Association for Business Economists (NABE). He serves on the boards of the Walton Arts Center Corporate Leadership Council, the Arkansas Single Parent Scholarship Fund, the Fayetteville Public Library Foundation, the Fayetteville Chamber of Commerce, the Arkansas Community Foundation – Fayetteville Area, Lifestyles and The Cancer Challenge.

Mr. Gearhart’s financial expertise and ties to the community led the board of directors to conclude that he is qualified to serve as a director of First Federal.

John P. Hammerschmidt. Mr. Hammerschmidt is the former Chairman of the Board of First Federal and the former Senior Chairman for First Federal Bank. He currently serves as Chairman Emeritus of First Federal Bank. He is a former United States Congressman from Arkansas (1967-1993). Mr. Hammerschmidt retired from the United States House of Representatives in 1993. Mr. Hammerschmidt brings to the Board of Directors extensive management and business experience including over 40 years of service on First Federal Bank’s board of directors; 15 years of service on First Federal’s Board of Directors; 25 years of service as the President of Hammerschmidt Lumber Co., Inc.; over 16 years of service as a member of the boards of directors of Dillard’s, Inc., Southwestern Energy Co., and the Northwest Arkansas Council, where he served as chairman; 14 years of experience as a member of the board of directors of the Metropolitan Washington Airport Authority; and experience as a member of the board of directors of American Freightways. Additionally, he previously served on the audit committee of the board of directors of Dillard’s, Inc., the audit and compensation committees of the board of directors of Southwestern Energy Co., and the audit and compensation committees of American Freightways. He is a current member of First Federal’s compensation and audit committees. Additionally, Mr. Hammerschmidt’s extensive ties to the community, strength of character, mature judgment, familiarity with our business and industry, independence of thought and ability to work collegially with others led the Board of Directors to conclude that Mr. Hammerschmidt is qualified to serve on First Federal’s Board of Directors.

O. Fitzgerald Hill. From 2006 to the present, Dr. Hill has served as President of Arkansas Baptist College in Little Rock. During his tenure, Arkansas Baptist College grew from fewer than 200 to more than 1,100 students and raised more than $23 million to update the institution's facilities. From 2010 to 2011, Dr. Hill served on the advisory board of Summit Bank, a financial institution in Arkansas. From 2005 to 2006, Dr. Hill led the Ouachita Baptist Opportunity Fund in Arkadelphia, Arkansas, as its Executive Director. From 2001 to 2005, he served as head football coach of the San Jose State Spartans. Dr. Hill earned a Doctorate of Education degree from the University of Arkansas and has received numerous awards recognizing his leadership on educational and community-development issues at the local, state and national levels. He is also the recipient of the Bronze Star for his service in the United States Armed Forces during Operation Desert Shield and Desert Storm.

Dr. Hill brings a wealth of leadership experience and skills to the Board. This depth of experience, proven success as a leader, and his strong community ties led the Board of Directors to conclude that Dr. Hill is qualified to serve as a director of First Federal.

John H. Hendrix. Mr. Hendrix is the majority shareholder of FNSC and, since 1989, has served as the Chairman of its Board of Directors. Mr. Hendrix is also the majority shareholder and President of John H. Hendrix Corp., an independent oil and gas producer operating in five states. In 2004, John H. Hendrix Corp. ranked as the 28th largest producer of natural gas and 33rd largest producer of crude oil in New Mexico. For the past three decades, Mr. Hendrix has also been an investor in community and commercial banking institutions, including, among others, FNSC and its subsidiary banks and Worthen Banking Corp., at the time the largest bank holding company in Arkansas.

With more than three decades of investing in banking institutions, many of which are Arkansas-based, Mr. Hendrix will bring a wealth of knowledge and leadership experience to the First Federal board of directors. Combined with his proven business acumen, leadership skills and documented success, the First Federal board of directors believes Mr. Hendrix will be an invaluable asset as a director of First Federal. In addition, Mr. Hendrix, through his majority ownership of FNSC, will have a substantial personal interest in First Federal following consummation of the merger, aligning his interests with those of First Federal’s shareholder base. His business experience combined with his personal stake in the success of First Federal led the First Federal board of directors to determine that Mr. Hendrix is qualified to serve on First Federal’s board of directors.

Ian R. Vaughan. Mr. Vaughn currently serves as a director of First National Bank. Since 2008, Mr. Vaughn has served as the Ranch Operations Manager for John H. Hendrix Corp, managing a 5,000-acre ranch in northern Texas engaged in cattle and hay production. Mr. Vaughn is also a licensed real estate professional affiliated with David Norman Realty Advisors, focusing on the marketing, purchase and sale of farming, ranching and recreational properties in northern Texas and southern Oklahoma. Prior to joining John H. Hendrix Corp. and David Norman Realty Advisors, Mr. Vaughn served from 2001 to 2004 as a corporate associate for Volvo North America in Richardson, Texas, where he lead a team tasked with maximizing customer retention through the implementation of various financial programs.

Through his service as a director of First National Bank, Mr. Vaughn has gained substantial experience in the leadership and management of a community bank, as well as a deep understanding of First National Bank’s operations and the markets in which it operates. The First Federal board of directors believes that Mr. Vaughn will provide a unique perspective to the board of directors through his affiliation with First National Bank, his real estate expertise and his experience as the manager of a major agricultural operation, all of which led the First Federal board of directors to conclude that Mr. Vaughn is qualified to serve as a director of First Federal.

Daniel C. Horton. Mr. Horton is the current Chief Executive Officer and a director of FNSC. He is also a licensed CPA. Since 2005, he has served as Chief Executive Officer of FNSC and, until December 31, 2012, served as the Chief Executive Officer of First National Bank. From 2000 until 2005, when First Community Banking Corporation (FCBC) was acquired by FNSC, Mr. Horton served as the President and Chief Executive Officer of FCBC and its subsidiary banks. From 1983 to 2000, he was the principal of Horton & Associates, Inc., where he acted as a consultant to community banks on various matters. Mr. Horton’s banking career began in 1973 with First Arkansas Bancstock Corporation (FABC), where he served for ten years as executive vice president and chief financial officer and as a member of FABC’s board of directors.

Mr. Horton has over 30 years of community and commercial banking experience, much of which he acquired as an executive officer, director or consultant of various Arkansas-based financial institutions. The First Federal board of directors believes that Mr. Horton’s community banking experience combined with his intimate knowledge of the markets in which FNSC operates will make him an integral part of the First Federal board of directors. For these reasons, the First Federal board of directors has concluded that Mr. Horton is qualified to serve on First Federal’s board of directors.

Executive Officers Who Are Not Also Directors

Set forth below is biographical information with respect to each current executive officer of First Federal and First Federal Bank who do not also serve as directors of First Federal and First Federal Bank. Biographical information is also included for officers of FNSC who will join the Combined Company as executive officers following the merger. All executive officers of First Federal are elected annually by the board of directors and serve at the discretion of the board. There are no arrangements or understandings between any person on the one hand and First Federal on the other hand pursuant to which such person has been selected as an executive officer of First Federal. Ages of the officers are reflected as of August 21, 2013.

Sherri R. Billings, age 56. Mrs. Billings is Executive Vice President and Chief Financial Officer of First Federal and First Federal Bank. She became Executive Vice President and Chief Financial Officer of First Federal and First Federal Bank in 2002. She previously served as Senior Vice President for First Federal Bank from 1993 to 2002, and as Treasurer for First Federal Bank from 1986 to 1993. Mrs. Billings initially was employed by First Federal Bank in 1979. Mrs. Billings is a certified public accountant licensed to practice in the state of Arkansas, a member of the American Institute of Certified Public Accountants and the Arkansas Society of Certified Public Accountants, and has attained the designation Chartered Global Management Accountant.

Tom Fritsche age 52. Mr. Fritsche is Executive Vice President and Chief Credit Officer of First Federal and First Federal Bank. Mr. Fritsche has over twenty-five years of commercial banking experience in executive and managerial positions with banks in Arkansas. Prior to joining First Federal, Mr. Fritsche worked at Southwest Power Pool, a regional utility transmission organization, as Director of Treasury and Risk Management from 2007 – 2011. He previously served as Chief Administrative Officer and Commercial Banking Executive from 2004 – 2007, and as Senior Vice President and Commercial Real Estate Lending Manager from 2000 – 2002, at Regions Financial Corp.; as Executive Vice President and Lending Manager at Arvest Banking Company from 2002 – 2004; as Vice President and Commercial Lender at Mercantile Bank; as Vice President, Mergers & Acquisitions, at First Commercial Corp.; and as Director of Mergers & Acquisitions and Director of Asset/Liability Management for Worthen Banking Corp. Mr. Fritsche began his career in banking as a National Bank Examiner with the Office of the Comptroller of the Currency.

John T. Suskie, age 49. Mr. Suskie is Executive Vice President and Chief Lending Officer of First Federal and First Federal Bank. Mr. Suskie has over twenty-five years of commercial banking experience in executive, managerial and regulatory positions in Arkansas. Prior to joining First Federal, Mr. Suskie served as an Executive Vice President and Regional Credit Officer at Summit Bank for over six years, leading the commercial lending function for the markets in the Central Arkansas Region for the bank. Before joining Summit Bank, Mr. Suskie supervised various lending functions for over sixteen years with Bank of America, N. A. and its predecessor banks (NationsBank, N.A., Boatmen’s Bank, and Worthen Banking Corp.) serving primarily in the Central and Northwest Arkansas markets in the state. Additional duties held during the Worthen Banking Corp. tenure includes evaluating banks targeted for acquisition and guiding the integration of acquired banks. Mr. Suskie began his career in banking as a commercial bank and bank holding company examiner for the Arkansas State Bank Department.

John T. Adams, age 36. Mr. Adams is Senior Vice President, General Counsel and Corporate Secretary of First Federal and First Federal Bank. Mr. Adams has represented various financial institutions in securities, regulatory, and lending matters as a lawyer at Davis Polk & Wardwell in New York City from 2003 – 2006, and at the Rose Law Firm in Little Rock from 2006 – 2009. Prior to joining First Federal in 2011, he served as an Assistant Attorney General for the State of Arkansas. He is an adjunct professor at the University of Arkansas at Little Rock – Bowen School of Law. Mr. Adams is licensed to practice law in Arkansas and New York State.

Jason Lenderman, age 40. Mr. Lenderman currently serves as President and Chief Executive Officer of First National Bank, a position he has held since January 2013. Mr. Lenderman joined First National Bank in 2001 and became its Chief Financial Officer in 2002. In 2010, Mr. Lenderman became the Executive Vice President and Chief Financial Officer of First National Bank and Executive Vice President of FNSC. Mr. Lenderman’s duties at the First National Bank have included oversight of the day-to-day operations of the bank, asset/liability management, investments, planning and budgeting, and human resources. Mr. Lenderman holds a B.S. in accounting from Arkansas Tech University and a M.S. in accounting from the University of Phoenix. He is a also a 2004 graduate of the Southwest Graduate School of Banking and a 2009 graduate of the Graduate Commercial Lending School at Southern Methodist University.

Stephen D. May, age 49. Mr. May currently serves as President and Chief Executive Officer of Heritage Bank. He has served in this capacity since May of 1993. Mr. May joined Heritage Bank in February of 1990. Mr. May’s duties at Heritage Bank have included strategic planning, investments, asset-liability management, operations and lending. Mr. May previously worked in a family-owned bank data processing business from July of 1980 through February of 1990. Mr. May is a 1987 graduate of Arkansas State University with a B.A in business finance. Mr. May is involved in several local boards and charitable organizations in Jonesboro.

Director Independence

After reviewing all relevant relationships and considering NASDAQ’s requirements for independence, the Board of Directors concluded that Messrs. Clark, Connor, Ford, Gearhart, Hammerschmidt, and Hill are independent under applicable listing rules. Additionally, the board has determined that, following their appointments to the board, Mr. Hendrix and Mr. Vaughan will be independent under applicable listing rules. Mr. Vaughan is Mr. Hendrix’s stepson. Other than the relationship between Mr. Hendrix and Mr. Vaughan, no existing or proposed director or executive officer of First Federal is related to any other existing or proposed director or executive officer of First Federal by blood, marriage or adoption.

While a majority of our directors are independent, we are not required to have a majority of independent directors on our Board as would otherwise be required under NASDAQ listing rules because First Federal qualifies, and following the merger will continue to qualify, as a “controlled company.” Under applicable NASDAQ rules, if an individual or another entity owns more than 50% of the voting power for the election of directors of a listed company, that company is considered a “controlled company” and is exempt from certain corporate governance requirements, including the requirements to have a board of directors comprised of a majority of independent directors and independent director oversight of such board’s nominating and executive compensation functions. Because Bear State owns more than 50% of the voting power for the election of directors, and will continue to own more than 50% following the merger, First Federal qualifies as a “controlled company” and therefore relies on the “controlled company” exemption.

Compensation Arrangements with Former FNSC Directors and Executive Officers

As non-officer directors of the Combined Company, Messrs. Hendrix and Vaughan will be entitled to receive First Federal’s standard non-officer director compensation which is described above under “EXECUTIVE COMPENSATION – Director Compensation.” This compensation includes a monthly Combined Company director fee of $540. As an executive officer of First Federal, Mr. Horton will not receive any additional compensation for his service as a director of the Combined Company. Neither First Federal nor First Federal Bank has entered into any other compensation arrangement with any of the new directors.

The new executive officers will be at-will employees of the Combined Company and will be entitled to base salaries comparable to those of current First Federal executive officers and, following completion of the merger will be eligible to receive awards under the First Federal Bancshares of Arkansas, Inc. 2011 Omnibus Incentive Plan and participate in other Combined Company benefit plans on terms generally applicable to all Combined Company employees. Neither First Federal nor First Federal Bank has entered into any employee agreements or other compensation arrangements with any of the new executive officers.

Prior to effectiveness of the merger, the compensation committee of the board of directors of First Federal will establish the compensation for the new executive officers for the remainder of fiscal 2013, in accordance with the compensation committee’s policies and practices.

Pro Forma Security Ownership

The following table sets forth the percentage of First Federal’s common stock beneficially-owned on a pro forma basis as of August 19, 2013 after giving effect to the merger and the Private Placement.

	Pro Forma Common Stock Beneficially Owned as of August 19, 2013
Name of Beneficial Owner	Number	%
Bear State Financial Holdings, LLC 900 S. Shackleford, Suite 200 Little Rock, Arkansas 72211	18,987,555	63.5%

Directors:
Richard N. Massey	19,071,008	63.7%
W. Dabbs Cavin	78,278	*
K. Aaron Clark	-	-
Frank Conner	15,725	*
Scott T. Ford	83,453	*
G. Brock Gearhart	-	-
John P. Hammerschmidt	73,472	*
O. Fitzgerald Hill	75	*
Christopher M. Wewers	66,426	*
John H. Hendrix	2,723,796	9.5%
Ian R. Vaughan	12,238	*
Daniel C. Horton	116	*

All directors and officers of First Federal as a group (18) persons	22,233,461	74.1%

*Less than one percent

TRANSACTIONS WITH CERTAIN RELATED PERSONS

First Federal Bank’s Lending Policy requires that all loans made by First Federal Bank to its directors and executive officers and their immediate families and related business interests be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In addition, such loans may not involve more than the normal risk of collectability or present other unfavorable features. Pursuant to First Federal Bank’s Lending Policy, loans made to directors and officers and their immediate families and related business interests are approved in the same manner as are loans for all employees, which require an initial approval by the Regional President or Market Manager in addition to any other committee approvals required for a loan of that type and size. All such loans outstanding have been made by First Federal Bank in accordance with the aforementioned policy.

Except as described above concerning loans made to insiders, once we become aware of a proposed transaction with a related party, it is referred to an executive officer for consideration to determine whether the related party transaction should be allowed. If such executive officer determines that the transaction is permissible, he or she then refers the matter to the audit committee for final approval. The Board of Directors does not have a separate written policy regarding the review and approval of related party transactions, but pursuant to the audit committee charter, which is available in the Corporate Governance section of our website at www.ffbh.com, the proposed transaction will be permitted only if the audit committee determines that it is fair to First Federal and approves it or ratifies it after the fact.

The following are the only transactions occurring since January 1, 2012, or that is currently proposed, (i) in which First Federal or First Federal Bank was or is to be a participant, (ii) where the amount involved exceeds $120,000, and (iii) in which First Federal’s named executive officers, directors, nominees, principal shareholders and other related parties had a direct or indirect material interest.

On December 1, 2011, First Federal Bank entered into a Sublease Agreement with Westrock (the “Westrock Sublease”), under which First Federal Bank leased 5,302 square feet of office space in Little Rock from Westrock on a month-to-month basis for a period of up to five years. The Westrock Sublease provides for monthly rent of $7,396.29 in 2011, $7,617.21 in 2012, $7,846.96 in 2013, $8,081.13 in 2014, and $8,324.14 in 2015, for total possible payments of $389,829.55. Westrock is a related party because it is wholly owned by three members of Bear State, including Richard N. Massey, the Chairman of First Federal’s Board of Directors, and Scott T. Ford, a director of First Federal.

In connection with the Private Placement, First Federal issued warrants to purchase 35,443 shares of First Federal common stock at an exercise price of $7.90 per share to five individual investors in exchange for their commitments to backstop the Private Placement in the event that First Federal was unable to cause the Private Placement to be fully subscribed. Two of the individual investors that were issued warrants are First Federal directors Richard N. Massey and Scott T. Ford. Additionally, Bear State has subscribed to purchase 2,291,593 shares of First Federal common stock in the Private Placement at a purchase price of $7.90 per share, or $18.1 million in the aggregate. Pursuant to their “backstop” commitments, Messrs. Massey and Ford will also each purchase approximately 48,000 shares of First Federal common stock at a purchase price of $7.90 per share, or approximately $379,200. For further information, see “The Merger – The Private Placement” on page [__].

On August 22, 2013, First Federal entered into an Aircraft Time Sharing Agreement (the “Aircraft Agreement”), pursuant to which First Federal agreed to reimburse Westrock for the costs associated with the use of a Westrock-owned aircraft for First Federal business. The expenses First Federal will reimburse Westrock may include: (a) fuel oil, lubricants and other additives; (b) travel expenses of the crew, including food, lodging, and ground transportation; (c) hangar and tie-down costs away from the Aircraft’s base of operation; (d) insurance obtained for the specific flight; (e) landing fees, airport taxes, and similar assessments; (f) customs, foreign permit and similar fees directly related to the flight; (g) in-flight food and beverages; (h) passenger ground transportation; (i) flight planning and weather contract services; and (j) an additional charge equal to one hundred percent (100%) of the expenses listed in subparagraph (a) above.

DESCRIPTION OF FIRST FEDERAL CAPITAL STOCK

General

First Federal’s authorized capital stock consists of (i) 30,000,000 shares of common stock, $.01 par value per share, and (ii) 5,000,000 shares of preferred stock, $.01 par value per share. If First Federal shareholders approve the Authorized Share Amendment proposal, the number of authorized shares of First Federal common stock will be increased to 100,000,000.

As of August 19, 2013 First Federal had issued and outstanding (i) approximately 20,041,497 shares of common stock, and (ii) no shares of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for the First Federal common stock is Registrar and Transfer Company.

Common Stock

The following is a brief description of the First Federal common stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to First Federal’s articles of incorporation and bylaws, copies of which have been filed with the SEC and are also available upon request from First Federal.

First Federal common stock is listed on the NASDAQ Global Market.

Each holder of First Federal common stock is entitled to one vote for each share held on all matters with respect to which the holders of such common stock are entitled to vote. A majority of the votes entitled to be cast on a matter by the shareholders of First Federal represented in person or by proxy constitutes a quorum for purposes of such matter at any meeting of shareholders. Except as required by law, with respect to any matter other than certain elections of directors, a majority of the votes cast at a meeting, whether in person or represented by proxy, at which a quorum is present decides every question or matter submitted to the shareholders at such meeting. In an uncontested election of directors, directors are elected by a majority of the votes cast, whether in person or represented by proxy. In a contested election of directors, the directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting of shareholders and entitled to vote in the election of directors. Any or all of the directors of First Federal may be removed from office at any time, with or without cause by the affirmative vote of the holders of at least a majority of the voting power of First Federal’s then outstanding capital stock entitled to vote generally in the election of directors. Special meetings of shareholders may be called by the holders of not less than 10 percent of all votes entitled to be cast on any issue proposed to be considered at such special meeting.

Holders of the common stock of First Federal are not entitled to cumulative voting in the election of directors. Such common stock has no conversion rights nor is it subject to redemption. In the event of the liquidation, dissolution or winding up or after payment of all creditors of First Federal, the holders of the common stock (subject to the prior rights of the holders of outstanding preferred stock, if any) will be entitled to receive pro rata any assets distributable to holders of common stock based on the number of shares held by them.

Holders of shares of First Federal common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

If the board of directors is permitted and elects to declare a dividend, the holders of shares of First Federal common stock are entitled to such dividends as the board of directors, in its discretion, may declare out of assets lawfully available. However, the payment of dividends on First Federal common stock would be subject to any prior rights of the holders of any preferred stock.

Preferred Stock

Pursuant to its articles of incorporation, First Federal has authority to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share. The articles of incorporation authorize the board to, at any time and without shareholder approval, issue one or more new series of such preferred stock, with such terms as determined by the board in accordance with the articles of incorporation. First Federal does not have any series of preferred stock issued or outstanding.

Anti-Takeover Provisions

Except for the blank check preferred stock described below, neither Arkansas law, nor the articles of incorporation of First Federal contain any provisions that would operate to provide enhanced protection against business combinations.

Blank Check Preferred Stock. The board of directors can at any time, under the articles of incorporation of First Federal and without shareholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of First Federal through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring First Federal’s management could stop a takeover by preventing the person trying to take control of First Federal from acquiring enough voting shares to take control.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is consummated, FNSC shareholders (other than those exercising appraisal rights) whose rights are currently governed by the ABCA, the articles of incorporation of FNSC and the bylaws of FNSC, will become shareholders of First Federal. Upon completion of the merger, the articles of incorporation and bylaws of First Federal in effect immediately prior to the effective time of the merger (as amended as contemplated by and as provided for in this joint proxy statement/prospectus) will be the articles of incorporation and bylaws of the Combined Company. Consequently, after the effective time of the merger, the rights of former FNSC shareholders will be determined by reference to the ABCA and First Federal’s articles of incorporation and bylaws, as amended.

Because First Federal and FNSC are both incorporated under the ABCA, any differences in the rights of holders of First Federal common stock and FNSC common stock arise primarily from differences in their respective articles of incorporation and bylaws. Material differences in the two companies’ articles of incorporation and bylaws are summarized below. The articles of incorporation and bylaws are subject to amendment in accordance with their terms. Copies of the articles of incorporation and bylaws of First Federal are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information.”

Authorized Capital Stock

First Federal Bancshares of Arkansas, Inc. First Federal’s articles of incorporation authorize the issuance of 30,000,000 shares of common stock, $.01 par value, of which 20,041,497 shares were outstanding as of August 19, 2013, and 5,000,000 shares of preferred stock, $.01 par value, of which none are issued or outstanding. Current holders of First Federal common stock are being asked to approve an amendment to the articles of incorporation of First Federal to increase the number of authorized shares of First Federal common stock from 30,000,000 to 100,000,000. The purpose of such amendment is to authorize enough shares to effect the merger and the Private Placement and for other corporate purposes. Accordingly, if the shareholders approve such amendment, then First Federal’s articles of incorporation will authorize the issuance of 100,000,000 shares of common stock, $.01 par value.

First National Security Company. FNSC’s articles of incorporation authorize the issuance of 500,000 shares of common stock, $0.01 par value, of which 107,800 shares were outstanding as of the record date for the FNSC special meeting of shareholders, and 500,000 shares of preferred stock, $0.01 par value, of which none are issued or outstanding.

Stock Certificates

First Federal Bancshares of Arkansas, Inc. Shares of First Federal common stock may be certificated or uncertificated as permitted by the ABCA.

First National Security Company. Shares of FNSC common stock are required to be certificated.

Board Size

First Federal Bancshares of Arkansas, Inc. First Federal’s bylaws mandate that the board of directors consist of not less than three nor more than fifteen members, the exact number of which shall be fixed from time to time by the affirmative vote of a majority of the directors then in office. As of the date of this joint proxy statement/prospectus, the board of directors of First Federal consists of 9 directors, and following consummation of the merger, the size of the board will be increased to 12 directors, and two directors of FNSC and one director of First National Bank (who does not also serve on the board of directors of FNSC) will join First Federal’s board.

First National Security Company. FNSC’s bylaws mandate that the board of directors consist of not less than three nor more than twenty members, the number of which may be changed from time to time by the shareholders or the board of directors. As of the date of this joint proxy statement/prospectus, the board of directors of FNSC consists of six directors.

Board Vacancies

First Federal Bancshares of Arkansas, Inc. Any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

First National Security Company. If a vacancy occurs on the board of directors by reason of death or resignation, or if the FNSC shareholders fail to fill all the board vacancies at the annual meeting of shareholders or any meeting for the purpose of electing directors, then the vacancies may be filled by the affirmative vote of a majority of the remaining members of the board of directors.

Removal of Directors

First Federal Bancshares of Arkansas, Inc. Any or all of First Federal’s directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of First Federal’s then outstanding capital stock entitled to vote generally in the election of directors.

First National Security Company. FNSC’s bylaws provide that any of the directors may be removed from office, with or without cause, by shareholders owning more than 50 percent of the issued and outstanding stock of FNSC voting in favor of the removal. Such removal requires at least ten days prior written notice to the director or directors to be removed.

Shareholder Proposals and Advanced Notice Provisions

First Federal Bancshares of Arkansas, Inc. In order to be properly brought before the annual meeting, a shareholder proposal must be in writing and must be delivered to or mailed and received at the principal executive offices of First Federal not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

First National Security Company. FNSC’s organizational documents do not contain any advance notice provisions regarding shareholders’ ability to bring shareholder proposals before the annual meeting of shareholders.

Nomination of Director Candidates by Shareholders

First Federal Bancshares of Arkansas, Inc. First Federal’s shareholders may nominate candidates for election to the board of directors. Such nominations, however, must comply with First Federal’s advanced notice bylaw, which requires the nomination be in writing and delivered to or mailed and received at the principal executive offices of First Federal not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

First National Security Company. FNSC’s shareholders may nominate candidates for election to the board of directors, but FNSC’s organizational documents do not contain any advance notice provisions regarding shareholders’ ability to nominate candidates for election to the board of directors.

Amendment of Bylaws

First Federal Bancshares of Arkansas, Inc. First Federal’s bylaws may be altered, amended or repealed at any annual meeting of shareholders (or at any special meeting called for that purpose) by a majority of the votes cast at such meeting, provided that notice of such purpose is given in the notice for the meeting. Additionally, the board of directors may, by a majority vote, amend First Federal’s bylaws, or waive any provision of First Federal’s bylaws, or enact such other bylaws as in the board of director’s judgment may be advisable for the regulation of the conduct of the affairs of First Federal.

First National Security Company. Only FNSC’s shareholders may adopt, amend or repeal bylaws that increase the quorum or voting requirements for FNSC’s shareholders or the board of directors. Any other bylaws may be adopted, amended or repealed at any meeting of either the board of directors or FNSC’s shareholders by the affirmative vote of a majority thereof.

Transfer Restrictions

First Federal Bancshares of Arkansas, Inc. First Federal’s organizational documents impose no restrictions on shareholders’ ability to transfer First Federal common stock.

First National Security Company. FNSC’s articles of incorporation provide that no shares of FNSC common stock may be sold, assigned, pledged, transferred or otherwise disposed of, voluntarily or involuntarily, by operation of law or otherwise, for direct or indirect consideration, unless and until the holder or holders of such shares first give written notice to FNSC. Such notice must state the consideration for which the stock is intended to be transferred or pledged, the name of the proposed transferee and any other particulars involved in the contemplated transfer. FNSC has the option for 30 days following receipt of such notice to meet the terms of the offer by way of purchasing the stock involved in the proposed transfer. FNSC’s option is exercisable in whole or in part. If FNSC does not exercise the option, then upon expiration of the 30-day option period, or if FNSC notifies the holder before the expiration of the 30-day option period that it will not exercise its option, the holder is permitted to dispose of all or such remaining part (as to which FNSC did not exercise its option) of its stock on terms no more favorable to the transferee than those specified in the notice to FNSC. Upon transfer, the stock is restricted in the hands of the transferee, and such restriction will be noted on the stock certificate issued to the transferee. Compliance with this notice requirement is a condition precedent to the validity of any stock transfer. Transfers of stock by gift, bequest or operation of law to an immediate family member of a shareholder are exempt from the foregoing requirements, except that any stock so transferred is restricted stock in the hands of the transferee.

Voting Standards

First Federal Bancshares of Arkansas, Inc. First Federal’s bylaws provide that, unless otherwise required by First Federal’s organizational documents or applicable law, a majority of the votes cast at a meeting, whether in person or represented by proxy, at which a quorum is present shall decide every question or matter. A majority of the votes entitled to be cast on a matter by First Federal’s shareholders represented in person or by proxy constitutes a quorum for purposes of any meeting of shareholders.

With respect to the election of directors, in an uncontested election of directors (where the number of nominees is equal to the number of open board seats), First Federal’s bylaws require that each director be elected by the affirmative vote of a majority of the votes cast at the meeting, either in person or by proxy.   In a contested election (where the number of nominees exceeds the number of open board seats), a plurality standard would apply to the election of directors, and the director nominees who receive the greatest number of votes cast would be elected directors.

First National Security Company. Under FNSC’s bylaws, a quorum at any meeting of FNSC’s shareholders consists of a majority of the votes entitled to be cast on a matter, represented in person or by proxy, and a majority of such quorum decides any question (except the election of directors or as otherwise required by law) that comes before the meeting. With respect to the election of directors, FNSC’s directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

Limitations on Director Liability

First Federal Bancshares of Arkansas, Inc. First Federal’s articles of incorporation provide that a director of First Federal will not be personally liable for monetary damages arising from his or her breach of fiduciary duty as a director. This provision, however, does not eliminate or limit the liability of First Federal’s directors for (1) any breach of the director’s duty of loyalty to First Federal or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under the ABCA for unlawful distributions, (4) any transaction from which the director derived an improper personal benefit, or (5) any action, omission, transaction or breach of a director’s duty creating any third-party liability to any person or entity other than First Federal or its shareholders.

First National Security Company. FNSC’s articles of incorporation do not limit the directors’ personal liability for monetary damages arising from a breach of fiduciary duty as a director.

Indemnification and Advancement of Expenses

First Federal Bancshares of Arkansas, Inc. First Federal’s bylaws authorize indemnification of officers, directors, employees and agents to the full extent authorized or permitted by applicable law. First Federal’s bylaws require First Federal to indemnify any director, officer, employee, or agent of First Federal for expenses (including attorneys’ fees), judgments, fines, and settlement amounts to the extent that, as determined by a majority vote of a disinterested quorum of directors, by independent legal counsel in a written opinion if a disinterested quorum of directors so directs or such quorum is not obtainable, or by the shareholders, the individual acted in good faith and in a manner he or she believed to be in (or not opposed to) the best interests of First Federal and, with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful.  First Federal’s bylaws do not permit indemnification if the person is held liable to First Federal, including in a derivative action, except to the extent that the court concludes that in view of all the circumstances, the person is fairly and reasonably entitled to indemnification for those expenses that the court deems proper.

First Federal’s bylaws provide that, to the extent that a director, officer, employee or agent of First Federal has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. First Federal’s bylaws also permit the payment of expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by First Federal under its bylaws. In addition, First Federal’s bylaws authorize First Federal to purchase insurance for the benefit of its officers, directors, employees, and agents whether or not First Federal would have the power to indemnify against the liability covered by the policy.

First National Security Company. FNSC’s articles of incorporation provide that any person, and his or her heirs, executors or administrators, may be indemnified or reimbursed by FNSC for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he or she has been made a party by reason of his or her being or having been a director, officer or employee of FNSC or of any firm, corporation or organization which he or she served in any such capacity. FNSC’s articles of incorporation prohibit the indemnification of any person in relation to any matter in such action, suit or proceeding (i) as to which he or she shall finally be adjudged to have been guilty or liable for gross negligence, willful misconduct or criminal acts in the performance of his or her duties to FNSC or (ii) which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction or the holders of record of a majority of the outstanding shares of FNSC or the board of directors, acting by vote of directors not parties to the same or substantially the same action, suit or proceeding, constituting a majority of the whole number of directors. The rights of indemnification or reimbursement provided by the FNSC’s articles of incorporation are not exclusive of any other rights to which those seeking indemnification or reimbursement may be entitled as a matter of law.

While FNSC’s organizational documents are silent regarding the advancement of expenses to directors, officers, employee and agents of FNSC, the ABCA permits expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding to be paid by an Arkansas corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. It also permits the advancement of such expenses incurred by other employees and agents upon such terms and conditions, if any, as the corporation’s board of directors deems appropriate.

FNSC’s articles of incorporation permit FNSC to purchase, upon the affirmative vote of a majority of the board of directors, insurance for the purpose of indemnifying its directors, officer and other employees to the extent such indemnification is permitted under FNSC’s articles of incorporation. Such insurance may, but need not, be for the benefit of all directors, officers and employees.

AJOURNMENT OF THE SPECIAL MEETINGS

In the event that there are not sufficient votes to constitute a quorum or approve the matters to be voted on at the First Federal special meeting or the FNSC special meeting, such matters may not be approved unless the First Federal special meeting and/or the FNSC special meeting, as applicable, is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by First Federal at the time of the First Federal special meeting or FNSC at the time of the FNSC special meeting to be voted for an adjournment, if necessary, both First Federal and FNSC have submitted to their respective shareholders as a separate matter for their consideration the question of adjournment if necessary to solicit additional proxies to approve the matters to be voted on at the respective special meetings. The boards of directors of both First Federal and FNSC recommend that shareholders vote “FOR” the adjournment proposals. If it is necessary to adjourn either of the special meetings, no notice of an adjourned special meeting is required to be given to shareholders, other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

OTHER MATTERS

As of the date of this document, the boards of directors of both First Federal and FNSC know of no additional matters that will be presented for consideration at either the First Federal special meeting or the FNSC special meeting other than as described in this document.

First Federal has supplied all information contained in this joint proxy statement/prospectus relating to First Federal, and FNSC has supplied all information contained in this joint proxy statement/prospectus relating to FNSC.

Neither First Federal nor FNSC has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

LEGAL MATTERS

The validity of the First Federal Bancshares of Arkansas, Inc. common stock to be issued in the merger will be passed upon by Kutak Rock LLP, Little Rock, Arkansas, counsel to First Federal.

The United States federal income tax consequences of the merger transaction will be passed upon by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas, counsel to FNSC.

EXPERTS

The consolidated financial statements of First Federal, included in this joint proxy statement/prospectus, as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years then ended have been audited by BKD, LLP, an independent public accounting firm, as stated in their report, and have been so included in reliance upon their report given upon their authority as experts in accounting and auditing.

The consolidated financial statements of FNSC, included in this joint proxy statement/prospectus, as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for the years then ended have been audited by Kemp & Company, a Professional Association, an independent public accounting firm, as stated in their report, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF SHAREHOLDERS OF FIRST FEDERAL

Any proposal which a shareholder wishes to have included in the proxy materials of First Federal relating to the 2014 annual meeting of shareholders of First Federal must be received at the principal executive offices of First Federal, P.O. Box 550, Harrison, Arkansas 72602 Attention: John T. Adams, Secretary, no later than December 27, 2013.  If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders.  It is urged that any such proposal be sent by certified mail, return receipt requested.  If we change our 2014 annual meeting date to a date more than 30 days from the one year anniversary of the date of the 2013 Annual Meeting, then the deadline referred to in this paragraph will be changed to a reasonable time before we print and mail proxy materials.  If we change the date of our 2014 annual meeting in a manner that alters the submission deadline under Rule 14a-8, we will so state under Part II - Item 5 of the first quarterly report on Form 10-Q filed with the SEC after the date change, or will notify First Federal’s shareholders by another reasonable method.

Article II, Section 16 of First Federal’s Bylaws sets forth the process by which shareholder proposals which are not submitted for inclusion in First Federal’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting.  Article II, Section 16 provides that only business properly brought before an annual meeting of shareholders shall be conducted at such meeting.  To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (ii) brought before the meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, such proposed business must constitute a proper matter for shareholder actions, and the shareholder must have given timely notice thereof in writing to the secretary of First Federal. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of First Federal, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.  Therefore, to be timely for purposes of the 2014 annual meeting of shareholders, the notice must be received by First Federal’s corporate secretary neither before January 29, 2014, nor after February 28, 2014.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

First Federal files annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and/or copy any materials that First Federal files with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms.  The SEC also maintains an Internet website, at http://www.sec.gov, that contains First Federal’s filed reports, proxy and information statements and other information that First Federal submits electronically to the SEC.  Additionally, First Federal makes these filings available, free of charge, on its website at http://www.ffbh.com as soon as reasonably practicable after it electronically files such materials with, or furnishes them to, the SEC.  Except for those SEC filings incorporated by reference in this joint proxy statement/prospectus, none of the information contained on, or that may be accessed through, First Federal’s website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor for forward-looking statements in these provisions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated effects and benefits of the merger, including anticipated synergies and cost savings; and anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, acquisition and divestiture opportunities, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “will likely continue,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “seeks,” “should,” “will,” and variations of these words and similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are based on First Federal’s current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following:

●	the businesses of FNSC may not be integrated into First Federal successfully or such integration may be more difficult, time-consuming or costly than expected;

●	expected revenue synergies and cost savings from the merger may not be fully realized, or realized within the expected timeframe;

●	First Federal may not have taken adequate discounts for FNSC’s loans and other assets;

●	disruption in the parties’ businesses as a result of the announcement of the pendency of the merger;

●	revenues following the merger may be lower than expected;

●	customer and employee relationships and business operations may be disrupted by the merger;

●	the ability to obtain required regulatory and shareholder approvals;

●	the ability to complete the merger in the expected timeframe may be more difficult, time-consuming or costly than expected, or the merger may not be completed at all;

●	management’s ability to effectively execute First Federal’s and the Combined Company’s business strategy;

●

costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews;

●	changes in capital classification;

●	the impact of current economic conditions and First Federal’s and the Combined Company’s results of operations on their ability to borrow additional funds to meet liquidity needs;

●	local, regional, national and international economic conditions and events and the impact they may have on First Federal, FNSC and the Combined Company and their customers;

●	changes in the economy affecting real estate values;

●	inability to attract and retain deposits;

●	changes in the level of non-performing assets and charge-offs;

●	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

●	changes in the financial performance and/or condition of the borrowers of First Federal Bank, First National Bank and Heritage Bank;

●	effect of additional provision for loan and real estate owned losses;

●	long-term negative trends in First Federal’s market capitalization;

●	continued listing of the First Federal common stock on the NASDAQ Global Market;

●	the availability and terms of capital;

●	effects of any changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the FRB;

●	inflation, interest rates, cost of funds, securities market and monetary fluctuations;

●	political instability in the areas in which First Federal and FNSC operate;

●	acts of war or terrorism, natural disasters such as earthquakes, tornadoes or fires, or the effects of pandemic flu;

●	the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

●	changes in consumer spending, borrowings and savings habits;

●	technological changes;

●	changes in First Federal’s organization, management, compensation and benefit plans;

●	competitive pressures from other financial institutions;

●	inability to maintain or increase market share and control expenses;

●	impact of reputational risk on such matters as business generation and retention, funding and liquidity;

●	continued volatility in the credit and equity markets and its effect on the general economy;

●

changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies, and specifically including rules jointly proposed (and recently indefinitely delayed) by the U.S. federal bank regulatory agencies to implement Basel III capital requirements;

●

effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

●	other factors described from time to time in First Federal’s filings with the SEC; and

●	First Federal’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, whether as a result of new information, future developments or otherwise, except as may be required by law. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this joint proxy statement/prospectus might not occur, and you should not put undue reliance on any forward-looking statements.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands, except share data)

(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS

Cash and cash equivalents	$48,263	$42,607
Interest-bearing time deposits in banks	25,858	29,592
Investment securities available for sale	48,220	53,325
Federal Home Loan Bank stock—at cost	375	375
Loans receivable, net of allowance of $13,249 and $15,676, respectively	331,631	337,328
Loans held for sale	3,369	4,435
Accrued interest receivable	1,357	1,501
Real estate owned - net	11,967	16,658
Office properties and equipment - net	18,386	20,069
Office properties and equipment held for sale	2,068	565
Cash surrender value of life insurance	23,401	23,003
Prepaid expenses and other assets	856	937

TOTAL	$515,751	$530,395

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits	$437,203	$455,051
Deposits held for sale	4,690	--
Other borrowings	996	3,109
Advance payments by borrowers for taxes and insurance	294	676
Other liabilities	1,572	1,899

Total liabilities	444,755	460,735

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value—5,000,000 shares authorized; none issued at June 30, 2013 and December 31, 2012	--	--
Common stock, $.01 par value—30,000,000 shares authorized; 19,897,603 and 19,302,603 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	199	193
Additional paid-in capital	92,594	90,719
Accumulated other comprehensive income (loss)	(169)	763
Accumulated deficit	(21,628)	(22,015)

Total stockholders’ equity	70,996	69,660

TOTAL	$515,751	$530,395

 See notes to unaudited condensed consolidated financial statements.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
INTEREST INCOME:
Loans receivable	$3,970	$4,422	$8,051	$9,063
Investment securities:
Taxable	56	94	110	273
Nontaxable	293	309	606	577
Other	138	152	271	275
Total interest income	4,457	4,977	9,038	10,188

INTEREST EXPENSE:
Deposits	817	1,097	1,663	2,318
Other borrowings	13	30	26	63

Total interest expense	830	1,127	1,689	2,381

NET INTEREST INCOME	3,627	3,850	7,349	7,807

PROVISION FOR LOAN LOSSES	--	6	--	22

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,627	3,844	7,349	7,785

NONINTEREST INCOME:
Net gain on sale of investment securities	--	542	--	542
Deposit fee income	802	977	1,572	2,071
Earnings on life insurance policies	200	194	398	387
Gain on sale of loans	263	220	459	418
Other	75	73	164	274

Total noninterest income	1,340	2,006	2,593	3,692

NONINTEREST EXPENSES:
Salaries and employee benefits	2,804	2,709	5,482	5,584
Net occupancy expense	608	619	1,226	1,309
Real estate owned, net	45	(258)	(51	(292)
FDIC insurance	170	291	341	589
Supervisory assessments	53	75	107	150
Data processing	397	787	733	1,263
Professional fees	151	192	410	590
Advertising and public relations	74	69	144	139
Postage and supplies	108	160	217	292
Other	473	497	946	952

Total noninterest expenses	4,883	5,141	9,555	10,576

INCOME BEFORE INCOME TAXES	84	709	387	901

INCOME TAX	--	--	--	--

NET INCOME	$84	$709	$387	$901

Basic earnings per common share	$0.00	$0.04	$0.02	$0.05

Diluted earnings per common share	$0.00	$0.03	$0.02	$0.04

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:

Unrealized holding (losses) gains arising during the period	$(857)	$197	$(932	$258
Reclassification adjustments for gain included in net income	--	(542)	--	(542)
COMPREHENSIVE INCOME (LOSS)	$(773)	$364	$(545	$617

See notes to unaudited condensed consolidated financial statements.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2013

(In thousands, except share data)

(Unaudited)

	Issued Common Stock		Additional	Accumulated Other		Total
	Shares	Amount	Paid-In Capital	Comprehensive Income (Loss)	Accumulated Deficit	Stockholders’ Equity
BALANCE – January 1, 2013	19,302,603	$193	$90,719	$763	$(22,015)	$69,660

Net income	--	--	--	--	387	387
Other comprehensive loss	--	--	--	(932)	--	(932)
Exercise of warrants	595,000	6	1,779	--	--	1,785
Stock compensation expense	--	--	96	--	--	96

BALANCE – June 30, 2013	19,897,603	$199	$92,594	$(169)	$(21,628)	$70,996

See notes to unaudited condensed consolidated financial statements.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012

OPERATING ACTIVITIES:
Net income	$387	$901
Adjustments to reconcile net income to net cash used in operating activities:
Provision for loan losses	--	22
Provision for real estate losses	219	308
Deferred tax provision	654	(105)
Deferred tax valuation allowance	(654)	105
Net (accretion) amortization of investment securities	(12)	9
Federal Home Loan Bank stock dividends	--	(2)
Gain on sale of fixed assets, net	(42)	(126)
Gain on sale of real estate owned, net	(374)	(792)
Gain on sale of investment securities, net	--	(542)
Originations of loans held for sale	(23,788)	(21,492)
Proceeds from sales of loans held for sale	25,313	20,832
Gain on sale of loans originated to sell	(459)	(418)
Depreciation	713	736
Amortization of deferred loan costs, net	54	26
Stock compensation	96	79
Earnings on life insurance policies	(398)	(387)
Changes in operating assets and liabilities:
Accrued interest receivable	144	(43)
Prepaid expenses and other assets	81	317
Other liabilities	(327)	10

Net cash provided by (used in) operating activities	1,607	(562)

INVESTING ACTIVITIES:
Purchases of interest-bearing time deposits in banks	--	(496)
Redemptions of interest-bearing time deposits in banks	3,734	498
Purchases of investment securities available for sale	--	(14,977)
Proceeds from maturities and calls of investment securities available for sale	4,185	20,178
Loan originations, net of repayments	(7,239)	(2,314)
Loan participations purchased	(3,000)	(1,661)
Loans sold	15,438	--
Proceeds from sales of real estate owned	5,307	7,583
Improvements to real estate owned	(17)	(128)
Proceeds from sales of office properties and equipment	362	249
Purchases of office properties and equipment	(853)	(84)

Net cash provided by investing activities	17,917	8,848

FINANCING ACTIVITIES:
Net increase (decrease) in deposits	$4,678	$(20,358)
Sale of deposits in connection with branch sale	(17,836)	--
Repayment of advances from Federal Home Loan Bank	(2,113)	(2,356)
Net decrease in advance payments by borrowers for taxes and insurance	(382)	(431)
Proceeds from exercise of warrants	1,785	--

Net cash used in financing activities	(13,868)	(23,145)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,656	(14,859)

CASH AND CASH EQUIVALENTS:
Beginning of period	42,607	79,799

End of period	$48,263	$64,940

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—
Cash paid for:
Interest	$1,688	$2,402

Income taxes	$--	$--

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Real estate and other assets acquired in settlement of loans	$1,217	$4,979

Sales of real estate owned financed by the Bank	$773	$953

Investment securities purchased—not settled	$--	$348

Transfers from office properties and equipment to office properties and equipment held for sale	$1,503	$--

Transfers from deposits to deposits held for sale in probable branch sale	$4,690	$--

See notes to unaudited condensed consolidated financial statements.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation—First Federal Bancshares of Arkansas, Inc. (the “Company”) is a unitary holding company that owns all of the stock of First Federal Bank (the “Bank”). The Company, through its ownership of the Bank, is principally in the business of community banking and therefore is considered a banking operation with no separately reportable segments. The Bank provides a broad line of financial products to individuals and small- to medium-sized businesses. The consolidated financial statements also include the accounts of the Bank’s wholly owned subsidiary, First Harrison Service Corporation, which is inactive.

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, such information reflects all adjustments which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and the Bank. Intercompany transactions have been eliminated in consolidation. Certain reclassifications of prior period amounts have been made to conform with the current period presentation. These reclassifications had no impact on previously reported net income.

The results of operations for the six months ended June 30, 2013, are not necessarily indicative of the results to be expected for the year ending December 31, 2013. The unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2012, contained in the Company’s 2012 Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”).

2.       RECENT ACCOUNTING PRONOUNCEMENTS

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. In December 2011, FASB issued ASU 2011-12, which deferred certain provisions of ASU 2011-05. One of ASU 2011-05’s provisions required the Company to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. ASU 2011-12 deferred this requirement indefinitely. All other requirements in ASU 2011-05 were not affected by ASU 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. The ASU did not amend the components that must be reported in other comprehensive income. Both ASUs were effective for the Company’s reporting periods beginning after December 15, 2011. The Company adopted these ASUs beginning in the quarter ended March 31, 2012. The adoption of these ASUs did not have a material impact on the Company’s financial statements. In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which requires disclosure, either in a single footnote or parenthetically on the face of the financial statements, of the effect of significant items reclassified from accumulated other comprehensive income to their respective line items in the statement of net income. ASU 2013-02 is effective for reporting periods beginning after December 15, 2012. The Company adopted this ASU effective January 1, 2013. The adoption of this ASU did not have a material impact on the Company’s financial statements.

3.       INVESTMENT SECURITIES AVAILABLE FOR SALE

Investment securities available for sale consisted of the following as of the dates indicated (in thousands):

	June 30, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Municipal securities	$40,389	$261	$(405)	$40,245
Corporate debt securities	8,000	6	(31)	7,975

Total	$48,389	$267	$(436)	$48,220

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Municipal securities	$44,562	$849	$(18)	$45,393
Corporate debt securities	8,000	--	(68)	7,932

Total	$52,562	$849	$(86)	$53,325

The following tables summarize the gross unrealized losses and fair value of the Company's investments with unrealized losses that are not deemed to be other-than-temporarily impaired (“OTTI”), aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	June 30, 2013
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Municipal securities	$19,736	$400	$120	$5	$19,856	$405
Corporate debt securities	2,973	28	996	3	3,969	31

Total	$22,709	$428	$1,116	$8	$23,825	$436

	December 31, 2012
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Municipal securities	$4,033	$18	$--	$--	$4,033	$18
Corporate debt securities	3,980	20	3,952	48	7,932	68

Total	$8,013	$38	$3,952	$48	$11,965	$86

On a quarterly basis, management conducts a formal review of securities for the presence of OTTI.  Management assesses whether an OTTI is present when the fair value of a security is less than its amortized cost basis at the balance sheet date.  For such securities, OTTI is considered to have occurred if the Company intends to sell the security, if it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis or if the present value of expected cash flows is not sufficient to recover the entire amortized cost.

The unrealized losses are primarily a result of increases in market yields since the time of purchase.  In general, as market yields rise, the fair value of securities will decrease; as market yields fall, the fair value of securities will increase. Management generally views changes in fair value caused by changes in interest rates as temporary; therefore, these securities have not been classified as other-than-temporarily impaired.  Additionally, the unrealized losses are also considered temporary because scheduled coupon payments have been made, it is anticipated that the entire principal balance will be collected as scheduled, and management neither intends to sell the securities nor is it more likely than not that the Company will be required to sell the securities before the recovery of the remaining amortized cost.

 The Company has pledged investment securities available for sale with carrying values totaling approximately $1.6 million as of June 30, 2013 and December 31, 2012 as collateral for certain deposits in excess of $250,000. In addition, at June 30, 2013 and December 31, 2012 the Company has pledged investment securities available for sale with carrying values totaling approximately $8.0 million and $7.9 million, respectively, as collateral for the Federal Reserve Bank (“FRB”) primary discount window. No FRB borrowings were outstanding at June 30, 2013.

The scheduled contractual maturities of debt securities at June 30, 2013 are shown below (in thousands). Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2013
	Amortized Cost	Fair Value	Weighted Average Rate

Within one year	$607	$609	2.11%
Due from one year to five years	20,661	20,626	2.17%
Due from five years to ten years	17,959	17,860	2.75%
Due after ten years	9,162	9,125	3.78%

Total	$48,389	$48,220	2.69%

As of June 30, 2013 and December 31, 2012, investments with amortized cost totaling approximately $32.8 million and $36.8 million, respectively, have call options held by the issuer, of which approximately $9.6 million and $9.2 million, respectively, are or were callable within one year.

4.       LOANS RECEIVABLE

Loans receivable consisted of the following at June 30, 2013 and December 31, 2012 (in thousands):

	June 30, 2013	December 31, 2012
Real estate:
One- to four-family residential	$139,137	$157,936
Multifamily residential	19,775	20,790
Nonfarm nonresidential	150,942	138,014
Construction and land development	14,243	14,551
Commercial	15,912	16,083
Consumer	4,996	5,818
Total loans receivable	345,005	353,192
Unearned discounts and net deferred loan costs	(125)	(188)
Allowance for loan and lease losses	(13,249)	(15,676)

Loans receivable—net	$331,631	$337,328

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of such loans at June 30, 2013 and December 31, 2012 were $4.1 million and $8.7 million, respectively. Servicing loans for others generally consists of collecting payments, maintaining escrow accounts, if applicable, disbursing payments to investors, and foreclosure processing. Servicing income for the three and six months ended June 30, 2013 and 2012 was not material.

As of June 30, 2013 and December 31, 2012, qualifying loans collateralized by first lien one- to four-family mortgages with balances totaling approximately $56.6 million and $67.3 million, respectively, were held in custody by the Federal Home Loan Bank of Dallas (“FHLB”) and were pledged for outstanding advances or available for future advances.

The FHLB has custody and endorsement of the loans that collateralize the Bank’s outstanding borrowings with the FHLB.  Qualifying loans (i) must not be 90 days or more past due; (ii) must not have been in default within the most recent twelve-month period, unless such default has been cured in a manner acceptable to the FHLB; (iii) must relate to real property that is covered by fire and hazard insurance in an amount at least sufficient to discharge the mortgage loan in case of loss and as to which all real estate taxes are current; (iv) must not have been classified as substandard, doubtful, or loss by the Bank or its regulatory authority; and (v) must not secure the indebtedness to any director, officer, employee, attorney, or agent of the Bank or of any FHLB.  The FHLB currently allows an aggregate lendable value on the qualifying loans of approximately 90% of the collateral value of loans pledged to the FHLB.

As of June 30, 2013 and December 31, 2012, qualifying loans collateralized by commercial real estate with balances of $8.7 million and $9.4 million, respectively, were pledged at the FRB and available for future borrowings. The Bank uses qualifying investment securities and qualifying commercial real estate loans as collateral for the discount window. No FRB borrowings were outstanding at June 30, 2013.

The following tables present age analyses of loans, including both accruing and nonaccrual loans, as of the dates indicated (in thousands):

June 30, 2013	30-89 Days Past Due	90 Days or More Past Due	Current	Total (1)

One- to four-family residential	$1,697	$3,636	$133,804	$139,137
Multifamily residential	--	--	19,775	19,775
Nonfarm nonresidential	--	2,483	148,459	150,942
Construction and land development	140	2,649	11,454	14,243
Commercial	--	22	15,890	15,912
Consumer	23	6	4,967	4,996
Total (1)	$1,860	$8,796	$334,349	$345,005

December 31, 2012	30-89 Days Past Due	90 Days or More Past Due	Current	Total (1)

One- to four-family residential	$7,411	$3,982	$146,543	$157,936
Multifamily residential	3,459	--	17,331	20,790
Nonfarm nonresidential	--	4,523	133,491	138,014
Construction and land development	241	3,145	11,165	14,551
Commercial	341	402	15,340	16,083
Consumer	15	25	5,778	5,818
Total	$11,467	$12,077	$329,648	$353,192

(1)     Gross of unearned discounts and net deferred loan costs and the allowance for loan and lease losses.

There were no loans over 90 days past due and still accruing at June 30, 2013 or December 31, 2012. Restructured loans totaled $2.5 million and $9.2 million as of June 30, 2013 and December 31, 2012, respectively, with $ 2.2 million and $3.4 million of such restructured loans on nonaccrual status at June 30, 2013 and December 31, 2012, respectively.

The following table presents age analyses of nonaccrual loans as of the dates indicated (in thousands):

June 30, 2013	30-89 Days Past Due	90 Days or More Past Due	Current	Total

One- to four-family residential	$--	$3,636	$2,213	$5,849
Multifamily residential	--	--	--	--
Nonfarm nonresidential	--	2,483	1,875	4,358
Construction and land development	--	2,649	832	3,481
Commercial	--	22	6	28
Consumer	5	6	--	11
Total	$5	$8,796	$4,926	$13,727

December 31, 2012	30-89 Days Past Due	90 Days or More Past Due	Current	Total

One- to four-family residential	$1,070	$3,982	$1,975	$7,027
Multifamily residential	--	--	--	--
Nonfarm nonresidential	--	4,523	2,713	7,236
Construction and land development	241	3,145	747	4,133
Commercial	--	402	--	402
Consumer	1	25	--	26
Total	$1,312	$12,077	$5,435	$18,824

The following tables summarize information pertaining to impaired loans as of June 30, 2013 and December 31, 2012 and for the three and six months ended June 30, 2013 and 2012 (in thousands):

	June 30, 2013			December 31, 2012
	Unpaid Principal Balance	Recorded Investment	Valuation Allowance	Unpaid Principal Balance	Recorded Investment	Valuation Allowance
Impaired loans with a valuation allowance:
One- to four-family residential	$2,730	$2,328	$402	$1,424	$1,149	$275
Multifamily residential	--	--	--	--	--	--
Nonfarm nonresidential	3,256	2,215	1,041	3,596	2,817	778
Construction and land development	2,275	1,814	461	737	607	130
Commercial	1	--	1	380	--	380
Consumer	5	--	5	5	4	2
	8,267	6,357	1,910	6,142	4,577	1,565

Impaired loans without a valuation allowance:
One- to four-family residential	3,389	3,389	--	6,718	6,718	--
Multifamily residential	--	--	--	3,459	3,459	--
Nonfarm nonresidential	1,102	1,102	--	4,876	4,876	--
Construction and land development	1,206	1,206	--	3,396	3,396	--
Commercial	27	27	--	22	22	--
Consumer	6	6	--	27	27	--
	5,730	5,730	--	18,498	18,498	--
Total impaired loans	$13,997	$12,087	$1,910	$24,640	$23,075	$1,565

	Three and Six Months Ended June 30, 2013
	Average Recorded Investment	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized
	(Three Months)	(Six Months)	(Three Months)	(Six Months)
Impaired loans with a valuation allowance:
One- to four-family residential	$2,403	$1,985	$2	$5
Multifamily residential	1,479	986	--	--
Nonfarm nonresidential	2,165	2,382	--	--
Construction and land development	1,560	1,242	--	--
Commercial	--	--	--	--
Consumer	--	1	--	--
	7,607	6,596	2	5

Impaired loans without a valuation allowance:
One- to four-family residential	4,063	4,948	--	--
Multifamily residential	--	1,153	--	--
Nonfarm nonresidential	2,160	3,065	--	--
Construction and land development	1,604	2,201	--	--
Commercial	24	23	--	--
Consumer	16	19	--	--
	7,867	11,409	--	--
Total impaired loans	$15,474	$18,005	$2	$5

Interest based on original terms			$353	$488

Interest income recognized on a cash basis on impaired loans			$--	$--

	Three and Six Months Ended June 30, 2012
	Average Recorded Investment	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized
	(Three Months)	(Six Months)	(Three Months)	(Six Months)
Impaired loans with a valuation allowance:
One- to four-family residential	$2,817	$2,791	$6	$--
Multifamily residential	--	752	--	--
Nonfarm nonresidential	2,791	2,668	17	40
Construction and land development	1,958	1,520	--	9
Commercial	--	--	--	--
Consumer	--	8	--	--
	7,566	7,739	23	49

Impaired loans without a valuation allowance:
One- to four-family residential	6,727	8,080	25	57
Multifamily residential	2,026	3,076	3	7
Nonfarm nonresidential	6,320	7,192	31	84
Construction and land development	4,121	3,667	22	89
Commercial	443	319	--	--
Consumer	73	65	--	1
	19,710	22,399	81	238
Total impaired loans	$27,276	$30,138	$104	$287

Interest based on original terms			$430	$856

Interest income recognized on a cash basis on impaired loans			$107	$203

Credit Quality Indicators. As part of its on-going monitoring of the credit quality of the loan portfolio, the Bank assigns loans into risk categories based on the ability of borrowers to service their debt as determined by available and relevant information such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank assigns a credit risk rating to certain non-homogeneous loans over $250,000 on at least an annual basis. Homogeneous loans and non-homogeneous loans under $250,000 are generally not risk rated. The Bank uses the following definitions for risk ratings:

Pass (Grades 1 to 5). Loans rated as pass generally meet or exceed normal credit standards and are rated on a scale from 1 to 5, with 1 being the highest quality loan and 5 being a pass/watch loan. Factors influencing the level of pass grade include repayment source and strength, collateral value, borrower cash flows, existence of and strength of guarantors, industry/business sector, financial trends, performance history, etc.

Special Mention (Grade 6). Loans rated as special mention, while still adequately protected by the borrower’s repayment capability, exhibit distinct weakening trends. If left unchecked or uncorrected, these potential weaknesses may result in deteriorated prospects of repayment. These exposures require management’s close attention so as to avoid becoming adversely classified credits.

Substandard (Grade 7). Loans rated as substandard are inadequately protected by the current sound net worth and paying capacity of the borrower or the collateral pledged, if any. These assets must have a well-defined weakness based on objective evidence and be characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful (Grade 8). Loans rated as doubtful have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

Loss (Grade 9). Loans rated as a loss are considered uncollectible and of such little value that continuance as an asset is not warranted. A loss classification does not mean that an asset has no recovery or salvage value, but that it is not practical or desirable to defer writing off all or a portion of the asset, even though partial recovery could occur in the future.

Based on analyses performed at June 30, 2013 and December 31, 2012, the risk categories of loans are as follows:

	June 30, 2013
	Pass	Special Mention	Substandard	Not Rated	Total (1)
One- to four-family residential	$30,704	$2,969	$9,264	$96,200	$139,137
Multifamily residential	19,764	--	--	11	19,775
Nonfarm nonresidential	140,612	5,129	4,374	827	150,942
Construction and land development	6,020	392	4,242	3,589	14,243
Commercial	15,420	--	364	128	15,912
Consumer	155	--	26	4,815	4,996
Total (1)	$212,675	$8,490	$18,270	$105,570	$345,005

	December 31, 2012
	Pass	Special Mention	Substandard	Not Rated	Total (1)
One- to four-family residential	$30,216	$3,698	$12,993	$111,029	$157,936
Multifamily residential	16,695	--	4,078	17	20,790
Nonfarm nonresidential	117,604	7,445	12,045	920	138,014
Construction and land development	5,298	867	4,934	3,452	14,551
Commercial	15,127	340	425	191	16,083
Consumer	159	--	45	5,614	5,818
Total (1)	$185,099	$12,350	$34,520	$121,223	$353,192

(1) Gross unearned discounts and net deferred loan costs and the allowance for loan and lease losses.

As of June 30, 2013 and December 31, 2012, the Bank did not have any loans categorized as subprime or classified as doubtful or loss.

Troubled Debt Restructurings. Troubled debt restructurings (“TDRs”) are loans where the contractual terms have been modified and both of the following conditions exist: (i) the borrower is experiencing financial difficulty and (ii) the restructuring constitutes a concession that the Bank would not otherwise make. The Bank assesses all loan modifications to determine if the modifications constitute a TDR. Restructurings resulting in an insignificant delay in payment are not considered to be TDRs. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length and the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

All TDRs are considered impaired loans. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

The following table summarizes TDRs as of June 30, 2013 and December 31, 2012: (dollars in thousands)

June 30, 2013	Number of Accruing TDR Loans	Balance	Number of Nonaccrual TDR Loans	Balance	Total Number of TDR Loans	Total Balance
One- to four-family residential	2	$270	11	$691	13	$961
Multifamily residential	--	--	--	--	--	--
Nonfarm nonresidential	--	--	3	583	3	583
Construction and land development	--	--	5	956	5	956
Consumer	--	--	1	5	1	5

Total	2	$270	20	$2,235	22	$2,505

December 31, 2012	Number of Accruing TDR Loans	Balance	Number of Nonaccrual TDR Loans	Balance	Total Number of TDR Loans	Total Balance
One- to four-family residential	12	$1,115	9	$1,461	21	$2,576
Multifamily residential	1	3,459	--	--	1	3,459
Nonfarm nonresidential	1	1,235	3	606	4	1,841
Construction and land development	--	--	6	1,315	6	1,315
Consumer	3	7	--	--	3	7

Total	17	$5,816	18	$3,382	35	$9,198

The Bank restructured one loan as a TDR during the six months ended June 30, 2013 in the amount of $6,000. The Bank did not restructure any loans receivable that were TDRs during the three months ended June 30, 2013 or for the three and six months ended June 30, 2012.

The Bank had no loans receivable for which a payment default occurred during the three or six months ended June 30, 2013 or 2012 and that had been modified as a TDR within 12 months or less of the payment default.

5.       ALLOWANCES FOR LOAN AND LEASE LOSSES AND REAL ESTATE LOSSES

The tables below provide a rollforward of the allowance for loan and lease losses (“ALLL”) by portfolio segment for the three and six months ended June 30, 2013 and 2012 (in thousands):

	Three Months Ended June 30, 2013
	One- to Four-Family Residential	Multifamily Residential	Nonfarm Nonresidential	Construction and Land Development	Commercial	Consumer	Total

Balance, beginning of period	$6,778	$1,074	$5,341	$1,190	$1,000	$214	$15,597
Provision charged to expense	22	382	(532)	114	(13)	27	--
Losses charged off	(662)	(876)	(874)	(115)	(380)	(49)	(2,956)
Recoveries	13	--	500	24	55	16	608
Balance, end of period	$6,151	$580	$4,435	$1,213	$662	$208	$13,249

	Six Months Ended June 30, 2013
	One- to Four-Family Residential	Multifamily Residential	Nonfarm Nonresidential	Construction and Land Development	Commercial	Consumer	Total

Balance, beginning of period	$5,099	$1,319	$6,949	$1,130	$956	$223	$15,676
Provision charged to expense	1,746	137	(2,006)	91	12	20	--
Losses charged off	(747)	(876)	(1,008)	(115)	(380)	(76)	(3,202)
Recoveries	53	--	500	107	74	41	775
Balance, end of period	$6,151	$580	$4,435	$1,213	$662	$208	$13,249

	Three Months Ended June 30, 2012
	One- to Four-Family Residential	Multifamily Residential	Nonfarm Nonresidential	Construction and Land Development	Commercial	Consumer	Total

Balance, beginning of period	$6,447	$1,398	$6,230	$3,616	$491	$158	$18,340
Provision charged to expense	756	(512)	1,939	(2,006)	(201)	30	6
Losses charged off	(617)	--	(505)	(37)	--	(50)	(1,209)
Recoveries	47	--	24	11	23	22	127
Balance, end of period	$6,633	$886	$7,688	$1,584	$313	$160	$17,264

	Six Months Ended June 30, 2012
	One- to Four-Family Residential	Multifamily Residential	Nonfarm Nonresidential	Construction and Land Development	Commercial	Consumer	Total

Balance, beginning of period	$6,999	$2,654	$7,316	$2,651	$972	$226	$20,818
Provision charged to expense	622	(788)	2,589	(1,747)	(688)	34	22
Losses charged off	(1,053)	(997)	(2,241)	(37)	--	(145)	(4,473)
Recoveries	65	17	24	717	29	45	897
Balance, end of period	$6,633	$886	$7,688	$1,584	$313	$160	$17,264

The tables below present the allocation of the ALLL and the related loans receivable balances disaggregated on the basis of impairment method by portfolio segment as of June 30, 2013 and December 31, 2012 (in thousands):

	June 30, 2013
	One- to Four-Family Residential	Multifamily Residential	Nonfarm Nonresidential	Construction and Land Development	Commercial	Consumer	Total
ALLL Balances:
Individually evaluated for impairment	$402	$--	$1,041	$461	$1	$5	$1,910
Collectively evaluated for impairment	5,749	580	3,394	752	661	203	11,339
Ending balance	$6,151	$580	$4,435	$1,213	$662	$208	$13,249

Loan balances (1):
Individually evaluated for impairment	$6,119	$--	$4,358	$3,481	$28	$11	$13,997
Collectively evaluated for impairment	133,018	19,775	146,584	10,762	15,884	4,985	331,008
Ending balance	$139,137	$19,775	$150,942	$14,243	$15,912	$4,996	$345,005

	December 31, 2012
	One- to Four-Family Residential	Multifamily Residential	Nonfarm Nonresidential	Construction and Land Development	Commercial	Consumer	Total
ALLL Balances:
Individually evaluated for impairment	$275	$--	$778	$130	$380	$2	$1,565
Collectively evaluated for impairment	4,824	1,319	6,171	1,000	576	221	14,111
Ending balance	$5,099	$1,319	$6,949	$1,130	$956	$223	$15,676

Loan balances (1):
Individually evaluated for impairment	$8,142	$3,459	$8,472	$4,133	$402	$32	$24,640
Collectively evaluated for impairment	149,794	17,331	129,542	10,418	15,681	5,786	328,552
Ending balance	$157,936	$20,790	$138,014	$14,551	$16,083	$5,818	$353,192

(1)    Gross of unearned discounts and net deferred loan costs and the allowance for loan and lease losses.

A summary of the activity in the allowance for real estate losses is as follows for the three and six months ended June 30, 2013 and 2012 (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Balance—beginning of period	$9,396	$20,501	$14,877	$20,934

Provisions for estimated losses	33	280	219	308
Recoveries	--	--	--	--
Losses charged off	(23)	(1,132)	(5,690)	(1,593)

Balance—end of period	$9,406	$19,649	$9,406	$19,649

6.       STOCK BASED COMPENSATION

2011 Omnibus Incentive Plan—The 2011 Omnibus Incentive Plan (the “2011 Plan”), became effective May 3, 2011, after approval by the Company’s stockholders on April 29, 2011. The objectives of the 2011 Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of participants to those of the Company’s stockholders. The 2011 Plan provides for a committee of the Company’s Board of Directors to award nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and other awards representing up to 1,930,269 shares of Company stock. Awards may be granted under the 2011 Plan up to ten years following the effective date of the plan. Each award under the 2011 Plan is governed by the terms of the individual award agreement, which shall specify pricing, term, vesting, and other pertinent provisions.

Stock Options. Option awards are generally granted with an exercise price equal to the fair market value of the Company’s stock at the date of grant, generally vest based on five years of continuous service and have seven year contractual terms. The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model. Expected volatilities are based on implied volatilities from historical volatility of the Company’s stock and other factors. The Company uses historical data to estimate option exercise, employee termination, and expected term of the options within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

A summary of the stock option activity in the Company’s 2011 Plan for the six months ended June 30, 2013, is presented below:

	Shares Underlying Awards	Weighted Average Exercise Price

Outstanding—January 1, 2013	223,500	$6.65
Granted	--	$--
Forfeited	(4,500)	$6.57

Outstanding—June 30, 2013	219,000	$6.66

The weighted average remaining contractual life of the outstanding options was 5.5 years and the aggregate intrinsic value of the options was approximately $312,000 at June 30, 2013. None of the outstanding options are vested.

As of June 30, 2013, there was $519,000 of total unrecognized compensation costs related to nonvested stock options under the 2011 Plan. The cost is expected to be recognized over a weighted-average period of 3.6 years. Compensation expense attributable to option awards totaled approximately $36,000 and $73,000 for the three and six months ended June 30, 2013, respectively and $37,000 and $78,000 for the three and six months ended June 30, 2012, respectively.

Restricted Stock Units. The fair value of each restricted stock unit (“RSU”) award is determined based on the closing market price of the Company’s stock on the grant date and amortized to compensation expense on a straight-line basis over the vesting period. The vesting periods range from three to seven years.

	Restricted Stock Units	Weighted Average Grant Date Fair Value

Outstanding—January 1, 2013	--	$--
Granted	58,500	$8.90
Forfeited	--	$--

Outstanding—June 30, 2013	58,500	$8.90

As of June 30, 2013, there was $498,000 of total unrecognized compensation costs related to nonvested RSUs under the 2011 Plan. The cost is expected to be recognized over a weighted-average period of 4.8 years. None of the RSUs are vested. Compensation expense attributable to awards of RSUs totaled approximately $16,000 and $23,000 for the three and six months ended June 30, 2013. There were no RSU awards outstanding in 2012, therefore there was no compensation expense recorded during 2012.

7.       EARNINGS PER SHARE

Basic earnings per share is computed by dividing reported earnings available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing reported earnings available to common stockholders by the weighted average number of common shares outstanding after consideration of the dilutive effect, if any, of the Company’s outstanding common stock options and warrants using the treasury stock method.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Basic weighted average shares outstanding	19,897,603	19,302,603	19,660,918	19,302,603
Effect of dilutive securities	982,326	1,250,118	1,150,754	1,137,339
Diluted weighted average shares outstanding	20,879,929	20,552,721	20,811,672	20,439,942

The calculation of diluted earnings per share for the three and six months ended June 30, 2013 and 2012 excluded antidilutive stock options totaling approximately 8,000 shares.

8.       FAIR VALUE MEASUREMENTS

ASC 820, Fair Value Measurement, provides a framework for measuring fair value and defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1	Unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data at the measurement date for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Financial instruments are broken down by recurring or nonrecurring measurement status. Recurring assets are initially measured at fair value and are required to be remeasured at fair value in the financial statements at each reporting date. Assets measured on a nonrecurring basis are assets that, due to an event or circumstance, were required to be remeasured at fair value after initial recognition in the financial statements at some time during the reporting period.

The following is a description of inputs and valuation methodologies used for assets recorded at fair value on a recurring basis and recognized in the accompanying statements of financial condition at June 30, 2013 and December 31, 2012, as well as the general classification of such assets pursuant to the valuation hierarchy.

Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. The fair values used by the Company are obtained from an independent pricing service, which represent either quoted market prices for the identical asset or fair values determined by pricing models, or other model-based valuation techniques, that consider observable market data, such as interest rate volatilities, London Interbank Offered Rate (“LIBOR”) yield curve, credit spreads and prices from market makers and live trading systems. Recurring Level 2 securities include corporate debt securities and municipal bonds. Inputs used for valuing Level 2 securities include observable data that may include dealer quotes, benchmark yields, market spreads, live trading levels and market consensus prepayment speeds, among other things. Additional inputs include indicative values derived from the independent pricing service’s proprietary computerized models. No securities were included in the Recurring Level 3 category at or for the periods ended June 30, 2013 or December 31, 2012.

The following table presents major categories of assets measured at fair value on a recurring basis as of June 30, 2013 and December 31, 2012 (in thousands):

	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2013
Available for sale investment securities:
Municipal securities	$40,245	$--	$40,245	$--
Corporate debt securities	7,975	--	7,975	--
Total	$48,220	$--	$48,220	$--

December 31, 2012
Available for sale investment securities:
Municipal securities	$45,393	$--	$45,393	$--
Corporate debt securities	7,932	--	7,932	--
Total	$53,325	$--	$53,325	$--

The following is a description of valuation methodologies used for significant assets measured at fair value on a nonrecurring basis.

Impaired Loans Receivable

Loans which meet certain criteria are evaluated individually for impairment. A loan is considered impaired when, based upon current information and events, it is probable the Bank will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement.  Substantially all of the Bank’s impaired loans at June 30, 2013 and December 31, 2012 are secured by real estate.  These impaired loans are individually measured for impairment by comparing the carrying value of the loan to the discounted cash flows or the fair value of the collateral, less estimated selling costs, as appropriate. Fair value is estimated primarily through appraisals, internal valuations, real estate brokers’ opinions or listing prices.  Fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.   Fair value adjustments are made by specific allocations to the ALLL or charge-offs to the ALLL.

Real Estate Owned, net

Real estate owned (“REO”) represents real estate acquired as a result of foreclosure or by deed in lieu of foreclosure and is carried at the lower of cost or fair value less estimated selling costs.  Fair value is estimated through current appraisals, internal valuations, real estate brokers’ opinions or listing prices. As these properties are actively marketed, estimated fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.  Fair value adjustments are recorded in earnings during the period such adjustments are made. REO loss provisions recorded during the six months ended June 30, 2013 and 2012 were $219,000 and $308,000, respectively.

The following table presents major categories of assets measured at fair value on a nonrecurring basis for the six months ended June 30, 2013 and 2012 (in thousands). The assets disclosed in the following table represent REO properties or impaired loans that were remeasured at fair value during the period with a resulting valuation adjustment or fair value write-down.

	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2013
Impaired loans	$15,956	$--	$--	$15,956
REO, net	3,155	--	--	3,155

June 30, 2012
Impaired loans	$17,580	$--	$--	$17,580
REO, net	6,136	--	--	6,136

9.      FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The estimated fair values of financial instruments that are reported at amortized cost in the Company’s statement of financial condition, segregated by the level of valuation inputs within the fair value hierarchy used to measure fair value, are as follows (in thousands):

	June 30, 2013		December 31, 2012
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
FINANCIAL ASSETS:
Level 1 inputs:
Cash and cash equivalents	$48,263	$48,263	$42,607	$42,607
Level 2 inputs:
Interest-bearing time deposits in banks	25,858	26,422	29,592	30,413
Federal Home Loan Bank stock	375	375	375	375
Loans held for sale	3,369	3,369	4,435	4,435
Cash surrender value of life insurance	23,401	23,401	23,003	23,003
Accrued interest receivable	1,357	1,357	1,501	1,501
Level 3 inputs:
Loans receivable—net	331,631	339,320	337,328	351,642

FINANCIAL LIABILITIES:
Level 1 inputs:
Deposits held for sale	4,690	4,690	--	--
Level 2 inputs:
Checking, money market and savings accounts	198,798	198,798	203,308	203,308
Other borrowings	996	1,078	3,109	3,239
Accrued interest payable	23	23	23	23
Advance payments by borrowers for taxes and insurance	294	294	676	676
Level 3 inputs:
Certificates of deposit	238,405	239,505	251,743	255,573

For cash and cash equivalents, the carrying amount approximates fair value (level 1). For Federal Home Loan Bank stock, loans held for sale, cash surrender value of life insurance and accrued interest receivable, the carrying value is a reasonable estimate of fair value, primarily because of the short-term nature of the instruments or, as to Federal Home Loan Bank stock, the ability to sell the stock back to the Federal Home Loan Bank at cost (level 2). Interest-bearing time deposits in banks were valued using discounted cash flows based on current rates for similar types of deposits (level 2). Fair values of impaired loans are estimated as described in Note 8. Non-impaired loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by the Bank on comparable loans (level 3).

The fair value of deposits held for sale is considered to be level 1 since its value is based on a sales agreement. The fair value of checking accounts, savings accounts and money market deposits is the amount payable on demand at the reporting date (level 2). The fair value for certificates of deposit with stated maturities was calculated by discounting contractual cash flows using current market rates for instruments with similar maturities (Level 3). The fair value of Federal Home Loan Bank advances is estimated using the rates for advances of similar remaining maturities at the reporting date (level 2). For advance payments by borrowers for taxes and insurance and for accrued interest payable the carrying value is a reasonable estimate of fair value, primarily because of the short-term nature of the instruments (level 2).

The fair value estimates presented herein are based on pertinent information available to management as of June 30, 2013 and December 31, 2012. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the reporting date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

10.     REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency (“OCC”), as successor to the Office of Thrift Supervision (“OTS”). Failure to meet minimum capital requirements can result in certain mandatory and possible discretionary actions by regulators that, if undertaken, could have a direct and material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of tangible capital (as defined) to tangible assets (as defined) and core capital (as defined) to adjusted tangible assets (as defined), and of total risk-based capital (as defined) to risk-weighted assets (as defined). Tier 1 (core) capital includes common stockholders’ equity less certain other deductions. Total capital includes Tier 1 capital plus the ALLL, subject to limitations.

As of the most recent notification from regulatory authorities, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, tier 1 risk-based, and tier 1 (core) ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

On January 15, 2013, the OCC issued an order terminating, effective immediately, the Cease and Desist Order issued by the OTS on April 12, 2010 (the "Bank Order"). The action also terminates the related Stipulation and Consent to Issuance of Order to Cease and Desist between the Bank and the OTS. On June 21, 2013, the Federal Reserve Bank (the “FRB”), which, as successor to the OTS, is the primary federal regulator of the Company, issued a letter terminating the Cease and Desist Order issued by the OTS on April 12, 2010 (the “Company Order”), effective immediately. The action also terminates the related Stipulation and Consent to Issuance of Order to Cease and Desist between the Company and the OTS.

The Bank’s actual and required capital amounts (in thousands) and ratios are presented in the following table:

					To be Categorized
					as Well
					Capitalized Under
			For Capital		Prompt Corrective		Other
	Actual		Adequacy Purposes		Action Provisions (1)		Requirements (2)
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of June 30, 2013:

Tangible Capital to Tangible Assets	$70,013	13.57%	$7,739	1.50%	N/A	N/A	N/A	N/A

Core Capital to Adjusted Tangible Assets	70,013	13.57%	20,636	4.00%	$20,636	4.00%	$41,272	8.00%

Total Capital to Risk-Weighted Assets	74,600	20.82%	28,664	8.00%	28,664	8.00%	42,996	12.00%

Tier I Capital to Risk-Weighted Assets	70,013	19.54%	N/A	N/A	14,332	4.00%	N/A	N/A

As of December 31, 2012:

Tangible Capital to Tangible Assets	$67,434	12.73%	$7,944	1.50%	N/A	N/A	N/A	N/A

Core Capital to Adjusted Tangible Assets	67,434	12.73%	21,185	4.00%	$21,185	4.00%	42,371	8.00%

Total Capital to Risk-Weighted Assets	72,131	19.77%	29,182	8.00%	29,182	8.00%	43,773	12.00%

Tier I Capital to Risk-Weighted Assets	67,434	18.49%	N/A	N/A	14,591	4.00%	N/A	N/A

___________________________

(1)	Effective with the termination of the Bank Order effective January 15, 2013, the Bank can be categorized as well-capitalized by achieving the required ratios.
(2)

The Bank Order, effective through January 15, 2013, required the Bank to maintain a Tier 1 (core) capital ratio of at least 8% and a total risk-based capital ratio of at least 12%. After such date, the Bank agreed with the OCC to maintain a minimum Tier 1 (core) capital ratio of at least 8% of adjusted total assets and a total risk-based capital ratio of at least 12% of risk-weighted assets. The required amounts presented reflect these ratios.

Dividend Restrictions. The Company may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause the Bank’s stockholders’ equity to be reduced below applicable regulatory capital maintenance requirements for insured institutions or below the special liquidation account established by the Bank in connection with the consummation of the conversion from the mutual holding company structure on May 3, 1996. In addition, federal regulations, as currently applied to the Bank, impose limitations upon payment of capital distributions to the Company.

The principal source of the Company’s revenue is dividends from the Bank. The Company’s ability to pay dividends to stockholders depends to a large extent upon the dividends received from the Bank.

11.     BRANCH SALES

On June 21, 2013, the Bank sold all deposits and selected assets associated with its branch office located in Berryville, Arkansas. The transaction was consummated pursuant to a definitive purchase and assumption agreement with The First National Bank in Green Forest (“FNBGF”), of Green Forest, Arkansas, which was entered into on April 1, 2013 and approved by the OCC on May 28, 2013.  FNBGF assumed $17.8 million in deposits plus accrued interest of $20,000 from the Bank and took assignment of all real property and equipment associated with the branch, which totaled $216,000 as of the closing date. In addition, as part of the agreement, FNBGF also purchased certain loans not associated with the Berryville branch with a carrying value of approximately $3.3 million. The Bank retained all loans associated with the branch except for approximately $6,000 in loans associated with overdrawn deposit accounts. The net settlement under the terms of the agreement resulted in a total payment of $14.2 million to FNBGF by the Bank. There was no material gain or loss on the transaction.

On June 24, 2013, the Bank entered into a definitive purchase and assumption agreement with First Security Bank (“FSB”) of Searcy, Arkansas, to sell certain deposits and assets associated with the Bank’s branch office located in Farmington, Arkansas. As part of the agreement, FSB will purchase interest bearing deposits of $3.7 million and noninterest bearing deposits of approximately $1.0 million at June 30, 2013 and will take assignment of all real property and equipment associated with the branch, which totaled $1.5 million as of June 30, 2013. The transaction is pending regulatory approval and, if approval is received, is expected to close in September 2013. The transaction is not expected to result in a material gain or loss.

12.     SUBSEQUENT EVENTS

On July 1, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First National Security Company (“FNSC”) of Hot Springs, Arkansas, pursuant to which FNSC will merge with and into the Company (the “Merger”). Pursuant to the Merger Agreement, shareholders of FNSC will receive, in the aggregate, 6,252,400 shares of Company common stock and $74 million in cash in exchange for their shares of FNSC common stock.

Consummation of the Merger is subject to certain conditions, including, among others, approval of the Merger by Company and FNSC shareholders, the receipt of all required governmental regulatory approvals, accuracy of specified representations and warranties of each party, the performance in all material respects by each party of its obligations under the Merger Agreement, effectiveness of the registration statement to be filed by the Company with the SEC to register shares of Company common stock to be offered to FNSC shareholders, FNSC’s receipt of a tax opinion, and the absence of any injunctions or other legal restraints.

The Merger Agreement contains termination rights which may be exercised by the Company or FNSC in specific circumstances, such as the following: a required regulatory approval has been denied by final, non-appealable action of a governmental entity; the parties are unable to complete the Merger by March 31, 2014; the other party has committed a breach of a representation, warranty or covenant which would prevent a closing condition from being satisfied and the breach is not or cannot be cured within 30 days; or the other party’s board of directors has withdrawn or modified its recommendation of the Merger to its shareholders. If the Merger Agreement is terminated under certain circumstances and either party closes a “superior competing transaction” by March 31, 2015, such party will pay the other party a termination fee of $3 million.

Also on July 1, 2013, an independent special committee of the Board of Directors of the Company authorized management of the Company to (i) sell up to 2,531,645 shares of Company common stock at a price per share equal to $7.90 (the closing price of the Company’s common stock on June 28, 2013) in a private placement to certain accredited investors that have pre-existing relationships with the Company, including Bear State Financial Holdings, LLC (“Bear State”) and certain members of Bear State (the “Private Placement”) and (ii) enter into commitment letter agreements (each a “Commitment Letter”) with five members of Bear State (the “Investors”), which Investors include Richard N. Massey, the Company’s Chairman, and Scott T. Ford, a director of the Company, whereby each Investor agreed to “backstop” a portion of the Private Placement and agreed to purchase up to 506,329 shares of Company common stock in the event the Company is unable to cause the Private Placement to be fully subscribed or is otherwise unable to raise sufficient funds from other sources.  The Company anticipates that the proceeds from the Private Placement will be applied to the cash portion of the Merger consideration to be paid by the Company in the Merger.  In exchange for providing a Commitment Letter, each Investor was issued warrants to purchase 35,443 shares of common stock on the same terms as in the Private Placement.  The Investors will be entitled to customary registration rights with respect to the shares of common stock to be issued pursuant to the Commitment Letters as well as the shares of common stock underlying the warrants.

On July 12, 2013, the Company approached Bear State and inquired as to Bear State’s interest in participating in the Private Placement.  In the event that Bear State agrees to purchase less than the full 2,531,645 shares in the Private Placement, the Company intends to utilize the commitments of the Investors to backstop the Private Placement.  The Company anticipates the closing of the Private Placement will occur immediately prior to the closing of the Merger.

The foregoing summary of the Merger Agreement and terms of the Commitment Letters and the warrants are qualified in their entirety by reference to the full text of the Merger Agreement and the form of Commitment Letter, which are attached as Exhibit 2.1 and Exhibit 10.1, respectively, to the Current Report on Form 8-K filed with the SEC on July 3, 2013, and are incorporated herein by reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee, Board of Directors and Stockholders

First Federal Bancshares of Arkansas, Inc.

Harrison, Arkansas

We have audited the accompanying consolidated statements of financial condition of First Federal Bancshares of Arkansas, Inc. (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2012 and 2011. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012, and 2011, and the results of its operations and its cash flows for each of the years ended December 31, 2012 and 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Little Rock, Arkansas

March 8, 2013

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

(In thousands, except share data)

	2012	2011
ASSETS

Cash and cash equivalents:
Cash and collection items	$7,982	$8,536
Interest bearing deposits with banks	34,625	71,263

Total cash and cash equivalents	42,607	79,799

Interest bearing time deposits in banks	29,592	27,113
Investment securities, available for sale	53,325	62,077
Federal Home Loan Bank stock—at cost	375	576
Loans receivable, net of allowance at December 31, 2012 and 2011, of $15,676 and $20,818, respectively	337,328	331,453
Loans held for sale	4,435	3,339
Accrued interest receivable	1,501	1,516
Real estate owned - net	16,658	28,113
Office properties and equipment - net	20,634	21,441
Cash surrender value of life insurance	23,003	22,213
Prepaid expenses and other assets	937	1,406

TOTAL	$530,395	$579,046

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Interest bearing	$432,481	$473,043
Noninterest bearing	22,570	25,538

Total deposits	455,051	498,581

Other borrowings	3,109	6,679
Advance payments by borrowers for taxes and insurance	676	816
Other liabilities	1,899	4,077

Total liabilities	$460,735	$510,153

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 5,000,000 shares authorized; Series A fixed rate cumulative perpetual; liquidation preference of $1,000 per share; none issued	$--	$--
Common stock, $.01 par value—30,000,000 shares authorized; 19,302,603 shares issued and outstanding at December 31, 2012 and 2011, respectively	193	193
Additional paid-in capital	90,719	90,572
Other comprehensive income	763	898
Accumulated deficit	(22,015)	(22,770)

Total stockholders’ equity	69,660	68,893

TOTAL	$530,395	$579,046

See notes to consolidated financial statements.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2012 AND 2011

(In thousands, except earnings per share and share data)

	2012	2011
INTEREST INCOME:
Loans receivable	$17,644	$20,043
Investment securities:
Taxable	386	1,858
Nontaxable	1,232	823
Other	537	348
Total interest income	19,799	23,072

INTEREST EXPENSE:
Deposits	4,322	6,351
Other borrowings	100	331
Total interest expense	4,422	6,682

NET INTEREST INCOME	15,377	16,390

PROVISION FOR LOAN LOSSES	22	859

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,355	15,531

NONINTEREST INCOME:
Net gain (loss) on sales and calls of investment securities	542	(439)
Deposit fee income	3,951	4,857
Earnings on life insurance policies	790	769
Gain on sale of loans	923	661
Other	381	446
Total noninterest income	6,587	6,294

NONINTEREST EXPENSES:
Salaries and employee benefits	11,024	11,365
Net occupancy expense	2,554	2,601
Real estate owned, net	717	19,194
FDIC insurance	1,048	1,378
Supervisory assessments	295	341
Data processing	2,058	1,579
Professional fees	963	1,087
Advertising and public relations	258	342
Postage and supplies	487	512
Other	1,783	2,460
Total noninterest expenses	21,187	40,859

INCOME (LOSS) BEFORE INCOME TAXES	755	(19,034)

INCOME TAX	--	--

NET INCOME (LOSS)	$755	$(19,034)

PREFERRED STOCK DIVIDENDS, ACCRETION OF DISCOUNT AND GAIN ON REDEMPTION OF PREFERRED STOCK	--	(10,500)

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$755	$(8,534)

INCOME (LOSS) PER COMMON SHARE:
Basic and diluted	$0.04	$(0.67)

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:

Net unrealized gains arising during the period	$407	$2,779
Reclassification adjustments for (gains) losses included in income	(542)	439
COMPREHENSIVE INCOME (LOSS)	$620	$(15,816)

See notes to consolidated financial statements.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2012 AND 2011

(In thousands, except share data)

	Issued Preferred Stock		Issued Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated (Deficit)	Total Stockholders’ Equity
BALANCE – January 1, 2011	16,500	16,261	969,357	10	26,834	(2,320)	(4,665)	36,120

Net loss	--	--	--	--	--	--	(19,034)	(19,034)
Other comprehensive income	--	--	--	--	--	3,218	--	3,218
Redemption of preferred stock and warrants	(16,500)	(16,261)	--	--	16,261	--	--	--
Cancellation of preferred stock dividends	--	--	--	--	--	--	929	929
Common stock issued, net of offering costs of $1.4 million	--	--	18,333,246	183	44,789	--	--	44,972
Stock compensation expense	--	--	--	--	68	--	--	68
Issuance of 2 million warrants	--	--	--	--	2,620	--	--	2,620
BALANCE – December 31, 2011	--	$--	19,302,603	$193	$90,572	$898	$(22,770)	$68,893

Net income	--	--	--	--	--	--	755	755
Other comprehensive loss	--	--	--	--	--	(135)	--	(135)
Stock compensation expense	--	--	--	--	147	--	--	147
BALANCE – December 31, 2012	--	$--	19,302,603	$193	$90,719	$763	$(22,015)	$69,660

See notes to consolidated financial statements.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012 AND 2011

(In thousands)

	2012	2011

OPERATING ACTIVITIES:
Net income (loss)	$755	$(19,034)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	22	859
Provision for real estate losses	1,388	17,335
Deferred tax provision (benefit)	1,991	299
Deferred tax valuation allowance	(1,991)	(299)
Amortization (accretion) of premiums (discounts) on investment securities, net	33	(27)
Federal Home Loan Bank stock dividends	(3)	(6)
Net (gain) loss on disposition of fixed assets	(106)	(17)
Net (gain) loss on sale of REO and repossessed assets	(1,223)	784
Net (gain) loss on sales or calls of investment securities	(542)	439
Originations of loans held for sale	(46,853)	(32,643)
Proceeds from sales of loans held for sale	46,680	34,467
Gain on sale of loans originated to sell	(923)	(661)
Depreciation	1,445	1,407
Amortization of deferred loan costs, net	86	215
Earnings on life insurance policies	(790)	(769)
Stock compensation expense	147	68
Changes in operating assets and liabilities:
Accrued interest receivable	15	1,029
Prepaid expenses and other assets	469	1,084
Other liabilities	(544)	165

Net cash provided by operating activities	56	4,695

INVESTING ACTIVITIES:
Purchases of interest bearing time deposits in banks	(4,470)	(27,113)
Maturities of interest bearing time deposits in banks	1,991	--
Purchases of investment securities, available for sale	(24,776)	(34,186)
Proceeds from maturities/calls/sales of investment securities, available for sale	32,268	59,655
Federal Home Loan Bank stock purchased	--	(633)
Federal Home Loan Bank stock redeemed	204	1,320
Loan (originations) repayments, net	(4,461)	34,083
Loan participations purchased	(6,650)	(4,000)
Loan participations sold	--	7,000
Proceeds from sales of real estate owned	16,675	10,242
Improvements to real estate owned	(257)	(26)
Proceeds from sales of office properties and equipment	272	21
Purchases of office properties and equipment	(804)	(615)

Net cash provided by investing activities	9,992	45,748

(Continued)

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012 AND 2011

(In thousands)

	2012	2011
FINANCING ACTIVITIES:
Net decrease in deposits	$(43,530)	$(43,219)
Repayment of advances from Federal Home Loan Bank	(3,570)	(11,514)
Net (decrease) increase in advance payments by borrowers for taxes and insurance	(140)	90
Proceeds from issuance of common stock	--	47,592

Net cash used in financing activities	(47,240)	(7,051)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(37,192)	43,392

CASH AND CASH EQUIVALENTS:
Beginning of year	79,799	36,407

End of year	$42,607	$79,799

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—
Cash paid for:
Interest	$4,453	$6,847

Income taxes	$--	$--

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Real estate and other assets acquired in settlement of loans	$6,792	$15,658

Loans to facilitate sales of real estate owned	$1,664	$3,925

Investment securities purchased—not settled	$--	$1,634

Preferred dividends cancelled	$--	$929

(Concluded)

See notes to consolidated financial statements.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2012 AND 2011

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation—First Federal Bancshares of Arkansas, Inc. (the “Company”) is a unitary holding company that owns all of the stock of First Federal Bank (the “Bank”). The Company is substantially in the business of community banking and therefore is considered a banking operation with no separately reportable segments. The Bank provides a broad line of financial products to individuals and small- to medium-sized businesses. The consolidated financial statements also include the accounts of the Bank’s wholly owned subsidiary, First Harrison Service Corporation (“FHSC”), which is inactive. Intercompany transactions have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences could be significant. Valuation of real estate owned, fair value of financial instruments, valuation of deferred tax assets and the allowance for loan and lease losses are material estimates that are particularly susceptible to significant change in the near term.

Significant Estimates and Concentrations—Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan and lease losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk. Other significant estimates and concentrations not discussed in those footnotes include:

Real Estate Owned. Real estate owned (“REO”) of $16.7 million includes commercial and residential lots and land in our market area with a carrying value of $6.6 million at December 31, 2012. The carrying values of these properties reflect management’s best estimate of the amount to be realized from the sale of the properties. There have been limited recent sales of comparable properties in the area to consider in estimating the values, and the market for such properties is limited. Therefore, the amount that the Bank realizes from the sale of these properties could differ materially in the near term from the carrying value reflected in these financial statements.

Pension Benefits. The Bank is a participant in a noncontributory multiemployer defined benefit pension plan. The plan was frozen as of July 1, 2010, eliminating all future benefit accruals for participants in the plan and closing the plan to new participants as of that date. The Bank will continue to incur costs consisting of administration and Pension Benefit Guaranty Corporation insurance expenses as well as amortization charges based on the funding level of the plan.  Costs for the plan year beginning July 1, 2012, are approximately $441,000 all of which was contributed as of December 31, 2012. The level of amortization charges is determined by the plan's funding shortfall, which is determined by comparing plan liabilities to plan assets.  Based on factors that influence the levels of plan assets and liabilities, such as the level of interest rates and the performance of plan assets, it is reasonably possible that events could occur that would materially change the estimated amount of the Bank’s required contribution in the near term. Additionally, if the Bank were to terminate the plan, the Bank could incur a significant withdrawal liability.

Cash and Cash Equivalents—For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents includes cash on hand and amounts due from depository institutions, which includes interest bearing amounts available upon demand.

Investment Securities—The Company classifies investment securities into one of two categories: held to maturity or available for sale. The Company does not engage in trading activities. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at cost, adjusted for the amortization of premiums and the accretion of discounts.

Investment securities that the Company intends to hold for indefinite periods of time are classified as available for sale and are recorded at fair value. Unrealized holding gains and losses are excluded from earnings and reported net of tax in other comprehensive income. Investment securities in the available for sale portfolio may be used as part of the Company’s asset and liability management practices and may be sold in response to changes in interest rate risk, prepayment risk, or other economic factors.

Premiums are amortized into interest income using the interest method to the earlier of maturity or call date. Discounts are accreted into interest income using the interest method over the period to maturity. The specific identification method of accounting is used to compute gains or losses on the sales of investment securities.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis. In estimating whether impairment is other than temporary, management considers whether the Company intends to sell the security, it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, or the present values of expected cash flows is not sufficient to recover the entire amortized cost. If the Company intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the OTTI is recognized in earnings equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date. If the Company does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the OTTI is separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes.

Loans Receivable—The Bank originates and maintains loans receivable that are substantially concentrated in its lending territory (primarily Northwest, Northcentral and Central Arkansas). The majority of the Bank’s loans are residential mortgage loans and commercial real estate loans. The Bank’s policy generally calls for collateral or other forms of security to be received from the borrower at the time of loan origination. Such collateral or other form of security is subject to changes in economic value due to various factors beyond the control of the Bank.

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at unpaid principal balances adjusted for any charge-offs, the allowance for loan and lease losses, and any deferred loan fees or costs. Deferred loan fees or costs and discounts on loans are amortized or accreted to income using the level-yield method over the remaining period to contractual maturity.

Mortgage loans originated and committed for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Such loans are generally carried at cost due to the short period of time between funding and sale, generally two to three weeks.

The accrual of interest on loans is generally discontinued when the loan becomes 90 days past due, or, in management’s opinion, the borrower is judged to be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method until qualifying for return to accrual, except when doubt exists as to ultimate collectability of principal and interest. A loan is generally returned to accrual status when the loan is no longer past due and, in the opinion of management, collection of the remaining balance can be reasonably expected. The Company may continue to accrue interest on certain loans that are 90 days past due or more if such loans are well-secured and in the process of collection.

Allowance for Loan and Lease Losses—The allowance for loan and lease losses (“ALLL”) is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the ALLL when management believes it is likely that a loan balance is uncollectible. Subsequent recoveries, if any, are credited to the ALLL.

The ALLL represents management’s estimate of incurred credit losses inherent in the Company’s loan portfolio as of the balance sheet date. The estimation of the ALLL is based on a variety of factors, including past loan loss experience, the current credit profiles of the Company’s borrowers, adverse situations that have occurred that may affect borrowers’ ability to repay, the estimated value of underlying collateral, and general economic conditions, including unemployment, bankruptcy trends, vacancy rates, and the level and trend of home sales and prices. Losses are recognized when available information indicates that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or conditions change.

The methodology for estimating the ALLL consists of (1) an allocated allowance on identified impaired loans and leases (sometimes referred to as a specific allowance) and (2) a general allowance on the remainder of the loan and lease portfolio. Although the Bank determines the amount of each component of the ALLL separately, the entire allowance is available to absorb losses in the loan portfolio.

Allocated (Specific) Allowance

Allocated, or specific, allowances represent impairment measurements on certain impaired loans as further described below. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the note. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the short fall in relation to the principal and interest owed. Classified loans where the borrower’s total loan relationship exceeds $250,000 are evaluated for impairment on a loan-by-loan basis quarterly. Nonaccrual loans and troubled debt restructurings (“TDRs”) are considered to be impaired loans. TDRs are restructurings in which the Bank, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that the Bank would not otherwise consider. Impairment is measured quarterly on a loan-by-loan basis for all TDRs and impaired loans where the aggregate relationship balance exceeds $250,000 by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Impaired loans under this threshold are aggregated and included in loan pools with their ALLL calculated as described in the following paragraph.

Groups of smaller balance homogeneous loans are collectively evaluated for impairment. Homogeneous loans are those that are considered to have common characteristics that provide for evaluation on an aggregate or pool basis. The Bank considers the characteristics of (1) one- to four-family residential mortgage loans; (2) unsecured consumer loans; and (3) collateralized consumer loans to permit consideration of the appropriateness of the allowance for losses of each group of loans on a pool basis. The primary methodology used to determine the appropriateness of the allowance for losses includes segregating certain specific, poorly performing loans based on their performance characteristics from the pools of loans as to type, valuing these loans, and then applying a loss factor to the remaining pool balance based on several factors including past loss experience, inherent risks, and economic conditions in the primary market areas.

General Allowance

The general component of the ALLL is based on historical loss experience adjusted for qualitative factors stratified by loan segments and classes. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the applicable qualitative factors. The applied loss factors are reevaluated quarterly to ensure their relevance at each reporting period.

Rate Lock Commitments—The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments) as well as corresponding commitments to sell such loans to investors. Rate lock commitments as well as the related sales commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed rate commitments also considers the difference between current levels of interest rates and the committed rates.

Real Estate Owned, Net—Real estate owned represents foreclosed assets held for sale and is initially recorded at estimated fair value less estimated costs to sell, establishing a new cost basis. Subsequent to foreclosure, management periodically performs valuations and the assets are carried at the lower of carrying amount or fair value less costs to sell. Adjustments for losses are charged to operations when the estimated fair value falls below` the carrying value. Costs and expenses related to major additions and improvements are capitalized while maintenance and repairs that do not extend the lives of the respective assets are expensed.

Office Properties and Equipment, Net—Land is carried at cost. Buildings and equipment are stated at cost less accumulated depreciation and amortization. The Company computes depreciation using the straight-line method over the estimated useful lives of the individual assets, which range from 3 to 40 years.

Cash Surrender Value of Life Insurance—Cash surrender value of life insurance represents life insurance purchased by the Bank on a qualifying group of officers with the Bank designated as owner and beneficiary of the policies. The yield on these policies is used to offset a portion of employment benefit costs. The policies are recorded on the consolidated statements of financial condition at their cash surrender values with changes in cash surrender values reported in noninterest income. Death benefits in excess of the cash surrender value are recorded in noninterest income at the time of death.

Income Taxes— The Company estimates its income taxes payable based on the amounts it expects to owe to the various taxing authorizes (i.e. federal, state and local). In estimating income taxes, management assesses the relative merits and risks of the tax treatment of transactions, taking into account statutory, judicial and regulatory guidance in the context of the Company’s tax position. Management also relies on tax opinions, recent audits, and historical experience.

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various statement of financial condition assets and liabilities and gives current recognition to changes in tax rates and laws. Deferred tax assets and liabilities are recognized for the future tax consequences related to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax credits. Deferred tax assets are evaluated for recoverability using a consistent approach that considers the relative impact of negative and positive evidence, including our historical profitability and projections of future taxable income. A valuation allowance for deferred tax assets is established if, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, future taxable income is estimated based on management-approved business plans and ongoing tax planning strategies. This process involves significant management judgment about assumptions that are subject to change from period to period based on changes in tax laws or variances between projected operating performance, actual results and other factors.

The Company recognizes a tax position as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no uncertain tax positions.

Interest Rate Risk—The Bank’s asset base is exposed to risk including the risk resulting from changes in interest rates and changes in the timing of cash flows. The Bank monitors the effect of such risks by considering the mismatch of the maturities of its assets and liabilities in the current interest rate environment and the sensitivity of assets and liabilities to changes in interest rates. The Bank’s management has considered the effect of significant increases and decreases in interest rates and believes such changes, if they occurred, would be manageable and would not affect the ability of the Bank to hold its assets as planned. However, the Bank is exposed to significant market risk in the event of significant and prolonged interest rate changes.

Earnings Per Common Share—Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and warrants, and are determined using the treasury stock method.

Recent Accounting Pronouncements—In May 2011, the FASB issued ASU 2011-04, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. The ASU expands ASC 820’s disclosure requirements, particularly for Level 3 inputs, including (1) a quantitative disclosure of the unobservable inputs and assumptions used, (2) a description of the valuation process in place and (3) a narrative description of the sensitivity of the fair value to changes in unobservable inputs. The ASU was effective for the Company’s reporting periods beginning after December 15, 2011. As this ASU amended only the disclosure requirements for fair value measurements, the adoption of this ASU did not have a material impact on the Company’s financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. In December 2011, FASB issued ASU 2011-12, which defers certain provisions of ASU 2011-05. One of ASU 2011-05’s provisions requires the Company to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. ASU 2011-12 deferred this requirement indefinitely. All other requirements in ASU 2011-05 were not affected by ASU 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. The ASU did not amend the components that must be reported in other comprehensive income. Both ASUs were effective for the Company’s reporting periods beginning after December 15, 2011. The Company adopted this ASU beginning in the quarter ended March 31, 2012. As this ASU amended only the disclosure requirements for fair value measurements, the adoption of this ASU did not have a material impact on the Company’s financial statements. In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which requires disclosure, either in a single footnote or parenthetically on the face of the financial statements, of the effect of significant items reclassified from accumulated other comprehensive income to their respective line items in the statement of net income. The effective date of ASU 2013-02 is for reporting periods beginning after December 15, 2012. The Company does not expect that the adoption of these provisions will have a material impact on the Company’s financial statements.

Reclassifications— Various items within the accompanying consolidated financial statements for the previous years have been reclassified to conform to the classifications used for reporting in 2012. These reclassifications had no effect on net earnings.

3.       RECAPITALIZATION

On January 27, 2011, the Company and the Bank entered into an Investment Agreement (the “Investment Agreement”) with Bear State Financial Holdings, LLC (“Bear State”) which set forth the terms and conditions of the Company’s recapitalization (the “Recapitalization”), which was completed in the second quarter of 2011. The Recapitalization consisted of the following:

●

The Company amended its Articles of Incorporation to effect a 1-for-5 reverse split (the “Reverse Split”) of the Company’s issued and outstanding shares of common stock. The Reverse Split was effective May 3, 2011. All periods presented in this Form 10-K have been retroactively restated to reflect the Reverse Split.

●

Bear State purchased from the United States Department of the Treasury (“Treasury”) for $6 million aggregate consideration, the Company’s 16,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), including accrued but unpaid dividends thereon, and related warrant dated March 6, 2009 to purchase 321,847 pre-Reverse Split shares of the Company’s common stock at an exercise price of $7.69 per share (pre-Reverse Split) (the “TARP Warrant”), both of which were previously issued to the Treasury through the Troubled Asset Relief Program — Capital Purchase Program. Bear State surrendered these shares and the TARP Warrant to the Company. As a result, the Company recorded a $10.5 million discount related to the difference between the fair value of the consideration paid for the Series A Preferred Stock and its book value.

●

The Company sold to Bear State (i) 15,425,262 post-Reverse Split shares (the “First Closing Shares”) of the Company’s common stock at $3.00 per share (or $0.60 per share pre-Reverse Split) in a private placement, and (ii) a warrant (the “Investor Warrant”) to purchase 2 million post-Reverse Split shares of our common stock at an exercise price of $3.00 per share (or $0.60 per share pre-Reverse Split) (the date on which such sale occurred, the “First Closing”). The First Closing occurred on May 3, 2011. The Investor Warrant has not been exercised as of December 31, 2012 and is scheduled to expire on June 27, 2014.

●

Bear State paid the Company aggregate consideration of approximately $46.3 million for the First Closing Shares and Investor Warrant, consisting of (i) $40.3 million in cash, and (ii) Bear State’s surrendering to the Company the Series A Preferred Stock and TARP Warrant for a $6 million credit against the purchase price of the First Closing Shares.

●

The Company completed a stockholder rights offering (the “Rights Offering”) pursuant to which stockholders who held shares of our common stock on the record date for the Rights Offering received the right to purchase three (3) post-Reverse Split shares of the Company’s common stock for each one (1) post-Reverse Split share held by such stockholder at $3.00 per share (or $0.60 per share pre-Reverse Split). The Rights Offering was completed June 21, 2011, resulting in the issuance of 2,908,071 post-Reverse Split shares.

●	In connection with the First Closing, Bear State designated, and the board approved, four individuals to serve on the Boards of Directors of the Company and the Bank.

As a result of its participation in the Recapitalization, Bear State owns approximately 82% of the Company’s common stock, assuming exercise of the Investor Warrant.

3.       RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

Based on the reserve requirements of the Federal Reserve Bank (the “FRB”), the Bank is required to maintain average cash balances on hand or with the FRB. At December 31, 2012, the required reserve balance was zero and at December 31, 2011, the required reserves balance amounted to $503,000.

4.       INTEREST BEARING TIME DEPOSITS IN BANKS

Interest bearing time deposits in banks mature within one to five years and are carried at cost. The scheduled maturities of these deposits at December 31, 2012, by contractual maturity are shown below (in thousands):

Amounts maturing
during the years	Weighted
ending December 31:	Average Rate	Amount
2013	0.91%	$5,225
2014	1.18	11,946
2015	1.49	1,491
2016	2.02	8,949
2017	1.43	1,981

Total	1.42%	$29,592

5.       INVESTMENT SECURITIES

Investment securities consisted of the following at December 31 (in thousands):

	2012
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Available for Sale	Cost	Gains	Losses	Value

Municipal securities	$44,562	$849	$(18)	$45,393
Corporate debt securities	8,000	--	(68)	7,932

Total	$52,562	$849	$(86)	$53,325

	2011
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Available for Sale	Cost	Gains	Losses	Value

Municipal securities	$35,590	$1,033	$(10)	$36,613
Corporate debt securities	6,000	--	(190)	5,810
U.S. Government sponsored agencies	19,589	65	--	19,654

Total	$61,179	$1,098	$(200)	$62,077

The following tables summarize the gross unrealized losses and fair value of the Company's investments with unrealized losses that are not deemed to be other-than-temporarily impaired (“OTTI”), aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31 (in thousands):

	2012
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Municipal securities	$4,033	$18	$--	$--	$4,033	$18
Corporate debt securities	3,980	20	3,952	48	7,932	68

Total	$8,013	$38	$3,952	$48	$11,965	$86

	2011
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Municipal securities	$1,812	$10	$--	$--	$1,812	$10
Corporate debt securities	3,810	190	--	--	3,810	190

Total	$5,622	$200	$--	$--	$5,622	$200

On a quarterly basis, management conducts a formal review of securities for the presence of OTTI.  Management assesses whether an OTTI is present when the fair value of a security is less than its amortized cost basis at the balance sheet date.  For such securities, OTTI is considered to have occurred if the Company intends to sell the security, if it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis or if the present values of expected cash flows is not sufficient to recover the entire amortized cost.

The unrealized losses are primarily a result of increases in market yields from the time of purchase.  In general, as market yields rise, the fair value of securities will decrease; as market yields fall, the fair value of securities will increase. Management generally views changes in fair value caused by changes in interest rates as temporary; therefore, these securities have not been classified as other-than-temporarily impaired.  Additionally, the unrealized losses are also considered temporary because scheduled coupon payments have been made, it is anticipated that the entire principal balance will be collected as scheduled, and management neither intends to sell the securities and nor is it more likely than not that the Company will be required to sell the securities before the recovery of the remaining amortized cost amount.

The Company has pledged investment securities with carrying values of approximately $1.6 million and $1.2 million at December 31, 2012 and 2011, respectively, as collateral for certain deposits in excess of $250,000. In addition, at December 31, 2012, investment securities with a total carrying value of approximately $7.9 million were held at the FRB to be available to pledge as collateral for the primary discount window. However, at December 31, 2012, there were no outstanding FRB borrowings. At December 31, 2011, the Company pledged investment securities with a total carrying value of approximately $8.9 million as collateral at the FRB to secure transaction settlements. Effective October 9, 2012, the Company was no longer required to pledge collateral to secure transaction settlements.

The scheduled maturities of debt securities at December 31, 2012, by contractual maturity are shown below (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

Within one year	$175	$176
Due from one year to five years	17,600	17,603
Due from five years to ten years	21,737	22,143
Due after ten years	13,050	13,403

Total	$52,562	$53,325

As of December 31, 2012 and 2011, investments with amortized cost of approximately $36.8 million and $48.5 million, respectively, have call options held by the issuer, of which approximately $9.2 million and $26.6 million, respectively, are or were callable within one year.

Sales of the Company’s investment securities available for sale are summarized as follows:

	Years Ended December 31,
	2012	2011

Sales proceeds	$5,387	$18,931

Gross realized gains	$542	$128
Gross realized losses	--	(567)
Net (losses) gains on sales of investment securities	$542	$(439)

6.       LOANS RECEIVABLE

Loans receivable consisted of the following at December 31 (in thousands):

	2012	2011

Mortgage loans:
One- to four-family residential	$149,484	$183,158
Home equity and second mortgage	8,452	12,502
Multifamily	20,790	20,476
Commercial real estate	138,014	95,920
One- to four-family construction	803	1,724
Other construction and land	13,748	23,288
Total mortgage loans	331,291	337,068

Commercial loans	16,083	7,603
Consumer loans:
Automobile	1,757	2,536
Other	4,061	5,479
Total consumer loans	5,818	8,015
Total loans receivable	353,192	352,686

Unearned discounts and net deferred loan costs	(188)	(415)
Allowance for loan and lease losses	(15,676)	(20,818)

Loans receivable—net	$337,328	$331,453

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of such loans at December 31, 2012 and 2011 were $8.7 million and $13.4 million, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing. Servicing income for the years ended December 31, 2012 and 2011 was $7,000 and $24,000, respectively.

As of December 31, 2012 and 2011, qualifying loans collateralized by first lien one- to four-family mortgages with balances totaling approximately $67.3 million and $85.9 million, respectively, were held in custody by the Federal Home Loan Bank of Dallas (“FHLB”) and were pledged for outstanding advances or available for future advances.

The FHLB has custody and endorsement of the loans that collateralize our outstanding borrowings with the FHLB.  Qualifying loans (i) must not be 90 days or more past due; (ii) must not have been in default within the most recent twelve-month period, unless such default has been cured in a manner acceptable to the FHLB; (iii) must relate to real property that is covered by fire and hazard insurance in an amount at least sufficient to discharge the mortgage loan in case of loss and as to which all real estate taxes are current; (iv) must not have been classified as substandard, doubtful, or loss by the Bank’s regulatory authority or the Bank; and (v) must not secure the indebtedness to any director, officer, employee, attorney, or agent of the Bank or of any FHLB.  The FHLB currently allows an aggregate lendable value on the qualifying loans of approximately 90% of the collateral value of loans pledged to the FHLB.

As of December 31, 2012 and 2011, qualifying loans collateralized by commercial real estate with balances of $9.4 million and $12.3 million, respectively, were pledged at the FRB. The Bank uses qualifying investment securities and qualifying commercial real estate loans as collateral for the discount window and was, prior to October 9, 2012, required to pledge collateral to secure account transaction settlements. On October 9, 2012, the Bank was notified by the FRB that the Bank is no longer required to pledge collateral to secure account transaction settlements and that the Bank is eligible for primary credit from the Federal Reserve Discount Window as a result of improvement in the Bank’s financial condition.

Age analyses of loans as of December 31, 2012 and 2011, including both accruing and nonaccrual loans, are presented below (in thousands):

December 31, 2012	30-89 Days Past Due	90 Days or More Past Due	Current	Total (1)

One- to four-family residential	$7,337	$3,805	$138,342	$149,484
Home equity and second mortgage	74	177	8,201	8,452
Multifamily residential	3,459	--	17,331	20,790
Commercial real estate	--	4,523	133,491	138,014
One- to four-family construction	--	130	673	803
Other construction and land	241	3,015	10,492	13,748
Commercial	341	402	15,340	16,083
Consumer	15	25	5,778	5,818
Total (1)	$11,467	$12,077	$329,648	$353,192

December 31, 2011	30-89 Days Past Due	90 Days or More Past Due	Current	Total (1)

One- to four-family residential	$8,319	$5,604	$169,235	$183,158
Home equity and second mortgage	126	437	11,939	12,502
Multifamily residential	31	--	20,445	20,476
Commercial real estate	1,371	4,752	89,797	95,920
One- to four-family construction	--	--	1,724	1,724
Other construction and land	191	1,344	21,753	23,288
Commercial	--	388	7,215	7,603
Consumer	23	5	7,987	8,015
Total (1)	$10,061	$12,530	$330,095	$352,686

(2)	Gross of unearned discounts and net loan costs and the allowance for loan and lease losses.

There was one loan over 90 days past due and still accruing at December 31, 2011 totaling $388,000 and no such loans at December 31, 2012. Restructured loans totaled $9.2 million and $13.9 million as of December 31, 2012 and 2011, respectively, with $3.4 million and $8.7 million of such restructured loans on nonaccrual status at December 31, 2012 and 2011, respectively.

The following table presents age analyses of nonaccrual loans as of December 31, 2012 and 2011 (in thousands):

December 31, 2012	30-89 Days Past Due	90 Days or More Past Due	Current	Total

One- to four-family residential	$1,046	$3,805	$1,795	$6,646
Home equity and second mortgage	24	177	180	381
Multifamily residential	--	--	--	--
Commercial real estate	--	4,523	2,713	7,236
One- to four-family construction	--	130	--	130
Other construction and land	241	3,015	747	4,003
Commercial	--	402	--	402
Consumer	1	25	--	26
Total	$1,312	$12,077	$5,435	$18,824

December 31, 2011	30-89 Days Past Due	90 Days or More Past Due	Current	Total

One- to four-family residential	$1,870	$5,604	$4,262	$11,736
Home equity and second mortgage	57	437	270	764
Multifamily residential	--	--	4,645	4,645
Commercial real estate	203	4,752	8,283	13,238
Other construction and land	164	1,344	1,893	3,401
Commercial	--	--	72	72
Consumer	--	5	93	98
Total	$2,294	$12,142	$19,518	$33,954

The following tables summarize information pertaining to impaired loans as of December 31, 2012 and 2011 and for the years then ended (in thousands):

	December 31, 2012
	Unpaid Principal Balance	Recorded Investment	Valuation Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with a valuation allowance:
One- to four-family residential	$1,343	$1,136	$207	$2,142	$37
Home equity and second mortgage	81	13	68	20	2
Multifamily residential	--	--	--	451	--
Commercial real estate	3,596	2,817	778	2,440	119
Other construction and land	737	607	130	1,127	--
Commercial	380	--	380	46	--
Consumer	5	4	2	6	--
	6,142	4,577	1,565	6,232	158

Impaired loans without a valuation allowance:
One- to four-family residential	6,399	6,399	--	7,175	69
Home equity and second mortgage	319	319	--	488	4
Multifamily residential	3,459	3,459	--	3,230	166
Commercial real estate	4,876	4,876	--	6,443	98
One- to four-family construction	130	130	--	76	--
Other construction and land	3,266	3,266	--	3,630	22
Commercial	22	22	--	200	--
Consumer	27	27	--	50	1
	18,498	18,498	--	21,292	360
Total impaired loans	$24,640	$23,075	$1,565	$27,524	$518

Interest based on original terms					$1,547

Interest income recognized on a cash basis on impaired loans					$203

	December 31, 2011
	Unpaid Principal Balance	Recorded Investment	Valuation Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with a valuation allowance:
One- to four-family residential	$3,019	$2,714	$305	$3,734	$52
Home equity and second mortgage	108	27	81	158	3
Multifamily residential	2,958	2,255	703	4,425	--
Commercial real estate	4,301	2,422	1,879	2,290	3
One- to four-family construction	--	--	--	2	--
Other construction and land	925	645	280	3,192	12
Commercial	--	--	--	129	--
Consumer	70	25	45	16	--
	11,381	8,088	3,293	13,946	70

Impaired loans without a valuation allowance:
One- to four-family residential	10,066	10,066	--	16,911	255
Home equity and second mortgage	723	723	--	801	33
Multifamily residential	5,175	5,175	--	4,171	18
Commercial real estate	8,937	8,937	--	10,710	282
One- to four-family construction	--	--	--	--	--
Other construction and land	2,758	2,758	--	3,156	50
Commercial	72	72	--	336	5
Consumer	49	49	--	83	2
	27,780	27,780	--	36,168	645
Total impaired loans	$39,161	$35,868	$3,293	$50,114	$715

Interest based on original terms					$2,272

Interest income recognized on a cash basis on impaired loans					$320

Credit Quality Indicators. As part of the on-going monitoring of the credit quality of the Bank’s loan portfolio, the Bank categorizes loans into risk categories based on available and relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually by assigning a credit risk rating to loans on at least an annual basis for non-homogeneous loans over $250,000. Homogeneous loans and non-homogeneous loans under $250,000 are generally not risk rated. The Bank uses the following definitions for risk ratings:

Pass (Grades 1 to 5). Loans rated as pass generally meet or exceed normal credit standards and are rated on a scale from 1 to 5, with 1 being the highest quality loan and 5 being a pass/watch loan. Factors influencing the level of pass grade include repayment source and strength, collateral, borrower cash flows, existence of and strength of guarantors, industry/business sector, financial trends, performance history, etc.

Special Mention (Grade 6). Loans rated as special mention, while still adequately protected by the borrower’s repayment capability, exhibit distinct weakening trends. If left unchecked or uncorrected, these potential weaknesses may result in deteriorated prospects of repayment. These exposures require management’s close attention so as to avoid becoming adversely classified credits.

Substandard (Grade 7). Loans rated as substandard are inadequately protected by the current sound net worth and paying capacity of the borrower or the collateral pledged, if any. These assets must have a well-defined weakness based on objective evidence and be characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful (Grade 8). Loans rated as doubtful have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

Loss (Grade 9). Loans rated as a loss are considered uncollectible and of such little value that continuance as an asset is not warranted. A loss classification does not mean that an asset has no recovery or salvage value, but that it is not practical or desirable to defer writing off or reserving all or a portion of the asset, even though partial recovery may be effected in the future.

Based on analyses performed at December 31, 2012 and December 31, 2011, the risk categories of loans are as follows:

	December 31, 2012
	Pass	Special Mention	Substandard	Not Rated	Total (1)
One- to four-family residential	$29,480	$3,667	$12,222	$104,115	$149,484
Home equity and second mortgage	736	31	771	6,914	8,452
Multifamily residential	16,695	--	4,078	17	20,790
Commercial real estate	117,604	7,445	12,045	920	138,014
One- to four-family construction	108	465	130	100	803
Other construction and land	5,190	402	4,804	3,352	13,748
Commercial	15,127	340	425	191	16,083
Consumer	159	--	45	5,614	5,818
Total (1)	$185,099	$12,350	$34,520	$121,223	$353,192

	December 31, 2011
	Pass	Special Mention	Substandard	Not Rated	Total (1)
One- to four-family residential	$24,300	$13,888	$27,877	$117,093	$183,158
Home equity and second mortgage	558	487	1,569	9,888	12,502
Multifamily residential	4,736	6,655	6,203	2,882	20,476
Commercial real estate	55,997	9,174	29,020	1,729	95,920
One- to four-family construction	--	--	905	819	1,724
Other construction and land	9,365	2,908	8,684	2,331	23,288
Commercial	5,579	1,105	521	398	7,603
Consumer	626	13	191	7,185	8,015
Total (1)	$101,161	$34,230	$74,970	$142,325	$352,686

(2)	Gross of unearned discounts and net loan costs and the allowance for loan and lease losses.

As of December 31, 2012 and December 31, 2011, the Bank did not have any loans categorized as subprime or classified as doubtful or loss.

Troubled Debt Restructurings. Troubled debt restructurings (“TDRs”) are loans where the contractual terms on the loan have been modified and both of the following conditions exist: (i) the borrower is experiencing financial difficulty and (ii) the restructuring constitutes a concession that the Bank would not otherwise make. The Bank assesses all loan modifications to determine if the modifications constitute a TDR. Restructurings resulting in an insignificant delay in payment are not considered to be TDRs. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length and the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

All TDRs are considered impaired loans. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

The following table summarizes TDRs as of December 31, 2012 and December 31, 2011: (dollars in thousands)

December 31, 2012	Number of Accruing TDR Loans	Balance	Number of Nonaccrual TDR Loans	Balance	Total Number of TDR Loans	Total Balance
One- to four-family residential	11	$1,096	6	$1,391	17	$2,487
Home equity and second mortgage	1	19	3	70	4	89
Multifamily residential	1	3,459	--	--	1	3,459
Commercial real estate	1	1,235	3	606	4	1,841
Other construction and land	--	--	6	1,315	6	1,315
Consumer	3	7	--	--	3	7

Total	17	$5,816	18	$3,382	35	$9,198

December 31, 2011	Number of Accruing TDR Loans	Balance	Number of Nonaccrual TDR Loans	Balance	Total Number of TDR Loans	Total Balance
One- to four-family residential	15	$1,349	11	$1,134	26	$2,483
Home equity and second mortgage	3	68	4	133	7	201
Multifamily residential	1	3,488	1	1,399	2	4,887
Commercial real estate	--	--	6	4,759	6	4,759
Other construction and land	5	282	4	1,242	9	1,524
Consumer	7	20	--	--	7	20

Total	31	$5,207	26	$8,667	57	$13,874

Loans receivable that were restructured as TDRs during the years ended December 31, 2012 and 2011 were as follows: (dollars in thousands)

	Year Ended December 31, 2012
			Balance at	Nature of Modification
	Number of Loans	Balance Prior to TDR	December 31, 2012	Payment Term (1)	Other
One- to four-family residential	1	$880	$875	$880	$--
Commercial real estate	1	164	166	164	--

Total	2	$1,044	$1,041	$1,044	$--

	Year Ended December 31, 2011
			Balance at	Nature of Modification
	Number of Loans	Balance Prior to TDR	December 31, 2011	Payment Term (1)	Other
One- to four-family residential	4	$567	$253	$100	$467	(3)
Home equity and second mortgage	2	78	76	19	59	(3)
Commercial real estate	2	1,471	1,495	200	1,271	(2)
Other construction and land	2	96	95	--	96	(3)
Commercial	1	54	--	--	54	(4)
Consumer	1	3	2	3	--

Total	12	$2,269	$1,921	$322	$1,947

(1)	Concessions represent skipped payments/maturity date extensions or amortization term extensions.
(2)	Concession represents payment of delinquent property taxes.
(3)	Modification to interest only payments for a period of time.
(4)	Debt consolidation.

The following tables present loans receivable for which a payment default occurred during the years ended December 31, 2012 and 2011, and that had been modified as a TDR within 12 months or less of the payment default. A payment default is defined as a payment received more than 90 days after its due date. (dollars in thousands)

	Year Ended December 31, 2012
	Number of Loans	Unpaid Principal Balance at December 31, 2012	Charge-offs	Transfers to REO

Home equity and second mortgage	1	$53	$--	$--

Total	1	$53	$--	$--

	Year Ended December 31, 2011
	Number of Loans	Unpaid Principal Balance at December 31, 2011	Charge-offs	Transfers to REO
One- to four-family residential	7	$142	$163	$840
Home equity and second mortgage	3	51	137	--
Multifamily residential	1	--	962	718
Commercial real estate	1	409	--	--
Other construction and land	2	318	--	45
Commercial	1	--	98	--
Consumer	2	--	67	--

Total	17	$920	$1,427	$1,603

7.       ALLOWANCES FOR LOAN AND LEASE LOSSES AND REAL ESTATE LOSSES

The tables below provide a rollforward of the allowance for loan and lease losses by portfolio segment for the years ended December 31, 2012 and 2011 (in thousands):

Year Ended December 31, 2012	One- to four-family residential	Home equity and second mortgage	Multifamily residential	Commercial real estate	One- to four-family construction	Other construction and land	Commercial	Consumer	Total
ALLL:
Balance, beginning of year	$6,306	$693	$2,654	$7,316	$84	$2,567	$972	$226	$20,818
Provision charged to expense	(340)	58	(355)	2,141	(33)	(1,803)	162	192	22
Losses charged off	(1,620)	(223)	(997)	(2,517)	--	(407)	(237)	(269)	(6,270)
Recoveries	114	111	17	9	--	722	59	74	1,106
Balance, end of year	$4,460	$639	$1,319	$6,949	$51	$1,079	$956	$223	$15,676
Ending balance: individually evaluated for impairment	$207	$68	$--	$778	$--	$130	$380	$2	$1,565
Ending balance: collectively evaluated for impairment	$4,253	$571	$1,319	$6,171	$51	$949	$576	$221	$14,111
Loan balances (1):
Ending balance	$149,484	$8,452	$20,790	$138,014	$803	$13,748	$16,083	$5,818	$353,192
Ending balance: individually evaluated for impairment	$7,742	$400	$3,459	$8,472	$130	$4,003	$402	$32	$24,640
Ending balance: collectively evaluated for impairment	$141,742	$8,052	$17,331	$129,542	$673	$9,745	$15,681	$5,786	$328,552

Year Ended December 31, 2011	One- to four-family residential	Home equity and second mortgage	Multifamily residential	Commercial real estate	One- to four-family construction	Other construction and land	Commercial	Consumer	Total
ALLL:
Balance, beginning of year	$5,440	$1,275	$6,581	$9,491	$81	$4,035	$3,543	$638	$31,084
Provision charged to expense	3,993	(160)	(1,132)	189	31	204	(2,139)	(127)	859
Losses charged off	(3,177)	(486)	(2,795)	(2,375)	(28)	(2,190)	(517)	(409)	(11,977)
Recoveries	50	64	--	11	--	518	85	124	852
Balance, end of year	$6,306	$693	$2,654	$7,316	$84	$2,567	$972	$226	$20,818
Ending balance: individually evaluated for impairment	$305	$81	$703	$1,879	$--	$280	$--	$45	$3,293
Ending balance: collectively evaluated for impairment	$6,001	$612	$1,951	$5,437	$84	$2,287	$972	$181	$17,525
Loan balances (1):
Ending balance	$183,158	$12,502	$20,476	$95,920	$1,724	$23,288	$7,603	$8,015	$352,686
Ending balance: individually evaluated for impairment	$13,085	$831	$8,133	$13,238	$--	$3,683	$72	$119	$39,161
Ending balance: collectively evaluated for impairment	$170,073	$11,671	$12,343	$82,682	$1,724	$19,605	$7,531	$7,896	$313,525

(1) Gross of unearned discounts and net loan costs and the allowance for loan and lease losses

Activity in the allowance for real estate losses is as follows for the years ended (in thousands):

	Year Ended December 31
	2012	2011

Balance—beginning of year	$20,934	$7,841

Provisions for estimated losses	1,388	17,335
Losses charged off	(7,445)	(4,242)

Balance—end of year	$14,877	$20,934

8.       ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consisted of the following at December 31 (in thousands):

	2012	2011

Loans	$1,083	$1,085
Investment securities	362	395
Deposits in banks	56	36

Total	$1,501	$1,516

9.       OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment consisted of the following at December 31 (in thousands):

	2012	2011

Land and land improvements	$5,838	$5,937
Buildings and improvements	21,279	21,400
Furniture and equipment	5,953	7,246
Automobiles	213	271

Total	33,283	34,854

Accumulated depreciation	(12,649)	(13,413)

Office properties and equipment—net	$20,634	$21,441

Depreciation expense for each of the years ended December 31, 2012 and 2011 was approximately $1.4 million.

At December 31, 2012, office properties and equipment included two properties totaling $565,000 held for sale carried at the lower of carrying amount or fair value less cost to sell. No impairment loss was recognized on these properties for the year ended December 31, 2012.

During the year ended December 31, 2012, the Bank closed three branch locations resulting in a net gain on sale of approximately $147,000. One location with a net book value of approximately $113,000 was sold for $237,500 resulting in a gain on sale of approximately $123,000, net of closing costs. The second branch was a leased facility with no remaining book value at the time of the sale. The leasehold improvements were sold for $23,500 resulting in a gain on sale of $23,500 and the lease was transferred to the purchaser. The location of the third branch closing was converted to the Bank's loan processing center in Northwest Arkansas. Customers from closed branch locations are being serviced by other Bank branch locations in the area. As a result, these branch closings are not reported as discontinued operations.

Pursuant to the terms of noncancelable lease agreements in effect at December 31, 2012, pertaining to banking premises and equipment, future minimum rent commitments (in thousands) under various operating leases are as follows:

Years Ending December 31

2013	$160
2014	160
2015	160
2016	160
2017	160
2018 and thereafter	27

Total	$827

The leases contain options to extend for periods from five to twenty-five years. The cost of rentals in the renewal periods are not included above. Total rent expense for the years ended December 31, 2012 and 2011 amounted to $298,000 and $257,000, respectively.

The Bank also leases certain of its banking premises to third parties under operating lease agreements. The following is a schedule by years of minimum future rentals on noncancelable operating leases (in thousands):

Years Ending December 31

2013	$19
2014	3

Total	$22

The leases contain options to extend for periods up to ten years. Such rentals are not included above. Total rental income for the years ended December 31, 2012 and 2011 amounted to $66,000 and $67,000, respectively.

10.     DEPOSITS

Deposits are summarized as follows at December 31 (in thousands):

	2012	2011

Checking accounts, including noninterest bearing deposits of $22,570 and $25,538 in 2012 and 2011, respectively	$131,826	$137,078
Money market accounts	40,818	42,033
Savings accounts	30,664	27,904
Certificates of deposit	251,743	291,566

Total	$455,051	$498,581

Overdrafts of checking accounts of $238,000 and $315,000 at December 31, 2012 and 2011, respectively, have been reclassified for financial reporting and are reflected in net loans receivable on the consolidated statements of financial condition.

As of December 31, 2012 and 2011, the Bank had $99,000 and $1.8 million of brokered deposits, respectively.

The aggregate amount of time deposits in denominations of $100 thousand or more was approximately $96.4 million and $106.1 million at December 31, 2012 and 2011, respectively.

At December 31, 2012, scheduled maturities of certificates of deposit were as follows (in thousands):

Years Ending December 31

2013	$134,893
2014	49,820
2015	30,826
2016	13,293
2017	11,340
2018 and thereafter	11,571

Total	$251,743

Interest expense on deposits consisted of the following (in thousands):

	Year Ended December 31
	2012	2011

Interest bearing checking accounts	$266	$231
Money market accounts	124	133
Savings and certificate accounts	3,988	6,044
Early withdrawal penalties	(56)	(57)

Total	$4,322	$6,351

FDIC insurance covers all deposit accounts, including checking and savings accounts, money market deposit accounts and certificates of deposit. The standard insurance amount is $250,000 per depositor, per insured bank, for each account ownership category. From December 31, 2010 through December 31, 2012, at all FDIC-insured institutions, deposits held in noninterest-bearing transaction accounts were fully insured regardless of the amount in the account.

11.     OTHER BORROWINGS

Federal Home Loan Bank. The Bank is a member of the Federal Home Loan Bank System. As a member of this system, it is required to maintain an investment in capital stock of the FHLB in an amount equal to the sum of 0.04% of total assets as of the previous December 31 and 4.10% of outstanding advances. No ready market exists for such stock and it has no quoted market value. The carrying value of the stock is its cost.

The Bank currently pledges as collateral for FHLB advances certain qualifying one- to four-family mortgage loans. Pledged collateral is held in the custody of the FHLB.

Advances at December 31, 2012 and 2011 consisted of the following (in thousands):

	2012		2011
	Weighted		Weighted
Amounts Maturing in Year Ending	Average		Average
December 31	Rate	Amount	Rate	Amount

2012	--%	$--	2.25%	$3,570
2013	0.64	2,168	0.75	2,168
2014	4.16	114	4.16	114
2015	4.49	616	4.49	616
2016	3.95	82	3.95	82
2017	3.95	85	3.95	85
Thereafter	3.95	44	3.95	44

Total	1.76%	$3,109	2.06%	$6,679

12.     INCOME TAXES

The provisions (benefits) for income taxes are summarized as follows (in thousands):

	Year Ended December 31
	2012	2011

Income tax provision (benefit):
Current:
Federal	$--	$--
State	--	--
Total current	--	--

Deferred:
Federal	1,946	(3,429)
State	45	(1,205)
Valuation allowance	(1,991)	4,634
Total deferred	--	--

Total	$--	$--

The reasons for the differences between the statutory federal income tax rates and the effective tax rates are summarized as follows (in thousands):

	Year Ended December 31
	2012		2011

Taxes at statutory rate	$258	34.0%	$(6,471)	34.0%
Increase (decrease)
resulting from:
State income tax—net	33	4.3	(816)	4.3
Section 382 write-down	2,381	315.5	3,123	(16.4)
Change in valuation allowance	(1,991)	(263.8)	4,634	(24.4)
Earnings on life
insurance policies	(269)	(35.6)	(262)	1.4
Nontaxable investments	(409)	(54.1)	(263)	1.4
Other—net	(3)	(.3)	55	(0.3)

Total	$--	0.0%	$--	0.0%

The Company’s net deferred tax asset account was comprised of the following at December 31 (in thousands):

	2012	2011

Deferred tax assets:
Allowance for loan and lease losses	$9,369	$11,532
Real estate owned	6,810	9,146
Section 382 net operating loss carryforward	2,527	2,665
Net operating loss carryforward	3,930	1,316
Nonaccrual loan interest	676	723
Other	313	348

Total deferred tax assets	23,625	25,730
Valuation allowance	(22,859)	(24,850)
Deferred tax asset, net of allowance	766	880

Deferred tax liabilities:
Office properties	(580)	(724)
Federal Home Loan Bank stock	(22)	(33)
Pension plan contribution	(83)	--
Prepaid expenses	(81)	(123)

Total deferred tax liabilities	(766)	(880)

Net deferred tax asset (liability)	$--	$--

A deferred tax asset or liability is recognized for the tax consequences of temporary differences in the recognition of revenue and expense, and unrealized gains and losses, for financial and tax reporting purposes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company conducted an analysis to assess the need for a valuation allowance at December 31, 2012 and December 31, 2011. As part of this assessment, all available evidence, including both positive and negative, was considered to determine whether based on the weight of such evidence, a valuation allowance on the Company’s deferred tax assets was needed. In accordance with ASC Topic 740-10, Income Taxes (ASC 740), a valuation allowance is deemed to be needed when, based on the weight of the available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or all of a deferred tax asset will not be realized. The future realization of the deferred tax asset depends on the existence of sufficient taxable income within the carryback and carryforward periods.

As part of its analysis, the Company considered the following positive evidence:

●	The Company has a long history of earnings profitability prior to 2009 and returned to profitability in 2012.
●	Future reversals of certain deferred tax liabilities.

As part of its analysis, the Company considered the following negative evidence:

●	The Company may not meet its projections concerning future taxable income.
●	Although the Company returned to profitability in 2012, positive taxable income has not been attained.
●	Limitations on the Company’s ability to utilize its pre-change NOLs and certain recognized built-in losses to offset future taxable income pursuant to Section 382 of the Internal Revenue Code.

At December 31, 2012, and December 31, 2011, based on the negative evidence presented, the Company determined that a valuation allowance relating to both the federal and state portion of its deferred tax asset was necessary.  In addition, the determination for the state deferred tax asset included negative evidence represented by the level of state tax exempt interest income which reduces state taxable income to a level that makes it unlikely the Company will realize its state deferred tax asset. Therefore, valuation allowances of $18.1 million and $4.7 million at December 31, 2012 were recorded for the federal deferred tax asset and the state deferred tax asset, respectively.

A financial institution may, for federal income tax purposes, carry back net operating losses ("NOLs") to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2012, the Bank had a $15.2 million NOL for federal income tax purposes that will be carried forward. The federal NOL was limited based on Bear State’s investment in the Company as it constituted an “ownership change” as defined in the Internal Revenue Code (the “Code”). In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. Section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOL carryforwards and certain recognized built-in losses. The annual limit under Section 382 is approximately $405,000.

Specifically exempted from deferred tax recognition requirements are bad debt reserves for tax purposes of U.S. savings and loans in the institution’s base year, as defined. Base year reserves totaled approximately $4.2 million. Consequently, a deferred tax liability of approximately $1.6 million related to such reserves was not provided for in the consolidated statements of financial condition at December 31, 2012 and December 31, 2011. Payment of dividends to stockholders out of retained earnings deemed to have been made out of earnings previously set aside as bad debt reserves may create taxable income to the Bank. No provision has been made for income tax on such a distribution as the Bank does not anticipate making such distributions.

The Company files consolidated income tax returns in the U.S. federal jurisdiction and the state of Arkansas. The Company is subject to U.S. federal and state income tax examinations by tax authorities for tax years ended December 31, 2009 and forward.

13.     STOCK BASED COMPENSATION

Stock Option Plan—The Stock Option Plan (“SOP”) provided for a committee of the Company’s Board of Directors to award incentive stock options, non-qualified or compensatory stock options and stock appreciation rights representing up to 1,030,750 shares of Company stock. The SOP expired during 2007, so no further option grants will be made. There was no compensation expense attributable to options granted under this plan during 2012 or 2011. As of December 31, 2012, 1,206 shares remain unexercised with exercise prices ranging from $64.65 to $127.50 per share and expiration dates ranging from January 2013 through January 2016.

2011 Omnibus Incentive Plan—The 2011 Omnibus Incentive Plan (the “2011 Plan”) became effective May 3, 2011, after approval by the Company’s stockholders on April 29, 2011. The objectives of the 2011 Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of participants to those of the Company’s stockholders. The 2011 Plan provides for a committee of the Company’s Board of Directors to award nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and other awards representing up to 1,930,269 shares of Company stock. Awards may be granted under the 2011 Plan up to ten years following the effective date of the plan. Each award under the 2011 Plan is governed by the terms of the individual award agreement, which shall specify pricing, term, vesting, and other pertinent provisions. Option awards are generally granted with an exercise price equal to the fair market value of the Company’s stock at the date of grant, generally vest based on five years of continuous service and have seven year contractual terms. Compensation expense attributable to awards made under the 2011 Plan for the years ended December 31, 2012 and 2011 totaled approximately $147,000 and $68,000, respectively.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model. Expected volatilities are based on implied volatilities from historical volatility of the Company’s stock and other factors. The Company uses historical data to estimate option exercise, employee termination, and expected term of the options within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The fair values of stock options granted during the years ended December 31, 2012 and 2011 were estimated based on the following average assumptions:

	2012	2011
Expected Term (in years)	7	7
Annual Dividend Rate	0.00%	0.00%
Risk Free Interest Rate	1.25%	1.74%
Volatility	50.38%	50.77%
Expected forfeiture rate	4.00%	4.00%

A summary of the activity in the Company’s 2011 Plan for the years ended December 31, 2012 and 2011, presented below:

		Weighted
		Average
		Exercise
	Shares	Price

Outstanding—January 1, 2011	--	$--
Granted	255,500	$6.26
Forfeited	(19,500)	$6.57

Outstanding—December 31, 2011	236,000	$6.23

Granted	67,500	$7.96
Forfeited	(80,000)	$6.52

Outstanding—December 31, 2012	223,500	$6.65

The weighted average remaining contractual life of the outstanding options was 5.94 years and the aggregate intrinsic value of the options was $692,000 at December 31, 2012. The weighted-average grant-date fair value of options granted during 2012 was $3.88. None of the outstanding options are vested.

As of December 31, 2012, there was $585,000 of total unrecognized compensation costs related to nonvested share-based compensation arrangements under the 2011 Plan. The cost is expected to be recognized over a weighted-average period of 3.9 years.

14.     EMPLOYEE BENEFIT PLANS

401(k) Plan — The Company has established a 401(k) Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 75% of their salary subject to certain limits based on federal tax laws. Effective February 16, 2009, the Company suspended its matching contributions and there were no such expenses incurred in 2012 or 2011.

Other Postretirement Benefits—The Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions ("The Pentegra DB Plan"), a tax-qualified defined-benefit pension plan. The Pentegra DB Plan's Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multiemployer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. No funding improvement plan or rehabilitation plan has been implemented or is pending and the Bank has not paid a surcharge to the Pentegra DB Plan.

The risks of participating in a multiemployer plan are different from single-employer plans in the following aspects:

a. Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

b. If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c. If the Bank chooses to withdraw from the Pentegra DB Plan, the Bank may be required to pay a significant withdrawal liability.

The following table presents the funded status (market value of plan assets divided by funding target) as of July 1 for the respective years:

	2012(1)	2011

Plan Funded Status per valuation report	86.72%	73.46%

(1)	Market value of plan assets reflects any contributions received through June 30, 2012.

Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $299.7 million and $203.6 million for the plan years ending June 30, 2011 and June 30, 2010, respectively. The Bank’s contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan.

The Pentegra DB Plan provides a retirement benefit and a death benefit. Retirement benefits are payable in monthly installments for life and must begin not later than the first day of the month coincident with or the next month following the seventieth birthday or the participant may elect a lump-sum distribution. Death benefits are paid in a lump-sum distribution, the amount of which depends on years of service. Based on the Pentegra DB Plan’s funded status, lump-sum distributions have limitations. On April 30, 2010, the Board of Directors of the Bank elected to freeze the Pentegra DB Plan effective July 1, 2010, eliminating all future benefit accruals for participants in the Pentegra DB Plan and closing the Pentegra DB Plan to new participants as of that date. The Pentegra DB Plan is noncontributory and prior to July 1, 2010 covered substantially all employees. After July 1, 2010, the Bank will continue to incur costs consisting of administration and Pension Benefit Guaranty Corporation insurance expenses as well as amortization charges based on the funding level of the Pentegra DB Plan annually. Net pension expense was approximately $566,000 and $630,000 for the years ended December 31, 2012 and 2011, respectively, and contributions to the Pentegra DB Plan totaled $991,000 and $139,000 for the years ended December 31, 2012 and 2011, respectively.

15.     EARNINGS PER SHARE

Basic earnings per share is computed by dividing reported earnings available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing reported earnings available to common stockholders by the weighted average number of common shares outstanding after consideration of the dilutive effect, if any, of the Company’s outstanding common stock options and warrants using the treasury stock method. The following table reflects the calculation of weighted average shares outstanding for the basic and diluted earnings per share calculations for the years ended December 31:

	2012	2011
Basic weighted average shares outstanding	19,302,603	12,720,641
Effect of dilutive securities	1,285,172	--
Diluted weighted average shares outstanding	20,587,775	12,720,641

The calculation of diluted earnings per share for the year ended December 31, 2011 excluded the following antidilutive securities:

Stock options	237,246
Warrants	2,000,000

16.    OFF-BALANCE SHEET ARRANGEMENTS AND COMMITMENTS

In the normal course of business and to meet the needs of its customers, the Bank is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of financial condition.

The Bank does not use financial instruments with off-balance sheet risk as part of its asset/liability management program or for trading purposes. The Bank’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The funding period for construction loans is generally six to eighteen months and commitments to originate mortgage loans are generally outstanding for 60 days or less.

In the normal course of business, the Company makes commitments to buy or sell assets or to incur or fund liabilities. Commitments include, but are not limited to:

■	the origination, purchase or sale of loans;
■	the fulfillment of commitments under letters of credit, extensions of credit on home equity lines of credit, construction loans, and under predetermined overdraft protection limits; and
■	the commitment to fund withdrawals of certificates of deposit at maturity.

At December 31, 2012, the Bank’s off-balance sheet arrangements principally included lending commitments, which are described below. At December 31, 2012, the Company had no interests in non-consolidated special purpose entities.

At December 31, 2012, commitments included:

■	total approved loan origination commitments outstanding amounting to $13.7 million, including approximately $600,500 of loans committed to sell;
■	rate lock agreements with customers of $5.2 million, all of which have been locked with an investor;
■	funded mortgage loans committed to sell of $4.4 million;
■	unadvanced portion of construction loans of $881,000;
■	unused lines of credit of $14.3 million;
■	outstanding standby letters of credit of $1.9 million;
■	total predetermined overdraft protection limits of $9.4 million; and
■	certificates of deposit scheduled to mature in one year or less totaling $134.9 million.

Total unfunded commitments to originate loans for sale and the related commitments to sell of $5.2 million meet the definition of a derivative financial instrument. The related asset and liability are considered immaterial at December 31, 2012.

Historically, a very small percentage of predetermined overdraft limits have been used. At December 31, 2012, overdrafts of accounts with Bounce ProtectionTM represented usage of 2.53% of the limit.

In light of the Company’s efforts to coordinate a controlled decrease in assets and liabilities and as a result of the current interest rate environment, management cannot estimate the portion of maturing deposits that will remain with the Bank. Management anticipates that the Bank will continue to have sufficient funds, through repayments, deposits and borrowings, to meet our current commitments. This assumes the FHLB will continue to extend credit based on our borrowing capacity and that core deposits do not experience a substantial decline.

17.     FAIR VALUE MEASUREMENTS

ASC 820, formerly SFAS 157, Fair Value Measurement, provides a framework for measuring fair value and defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1	Unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data at the measurement date for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Financial instruments are broken down by recurring or nonrecurring measurement status. Recurring assets are initially measured at fair value and are required to be remeasured at fair value in the financial statements at each reporting date. Assets measured on a nonrecurring basis are assets that, due to an event or circumstance, were required to be remeasured at fair value after initial recognition in the financial statements at some time during the reporting period.

The following is a description of inputs and valuation methodologies used for assets recorded at fair value on a recurring basis and recognized in the accompanying statements of financial condition at December 31, 2012 and December 31, 2011, as well as the general classification of such assets pursuant to the valuation hierarchy.

Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. The fair values used by the Company are obtained from an independent pricing service, which represent either quoted market prices for the identical asset or fair values determined by pricing models, or other model-based valuation techniques, that consider observable market data, such as interest rate volatilities, LIBOR yield curve, credit spreads and prices from market makers and live trading systems. Recurring Level 2 securities include U.S. government sponsored agency securities, corporate debt securities, and municipal bonds. Inputs used for valuing Level 2 securities include observable data that may include dealer quotes, benchmark yields, market spreads, live trading levels and market consensus prepayment speeds, among other things. Additional inputs include indicative values derived from the independent pricing service’s proprietary computerized models. No securities were included in the Recurring Level 3 category at or for the years ended December 31, 2012 or 2011.

The following table presents major categories of assets measured at fair value on a recurring basis as of December 31, 2012 and December 31, 2011 (in thousands):

	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2012
Available for sale investment securities:
Municipal securities	$45,393	$--	$45,393	$--
Corporate debt securities	7,932	--	7,932	--
Total	$53,325	$--	$53,325	$--

December 31, 2011
Available for sale investment securities:
Municipal securities	$36,613	$--	$36,613	$--
Corporate debt securities	5,810	--	5,810	--
U.S. Government sponsored agencies	19,654	--	19,654	--
Total	$62,077	$--	$62,077	$--

The following is a description of valuation methodologies used for significant assets measured at fair value on a nonrecurring basis.

Impaired Loans Receivable

Loans which meet certain criteria are evaluated individually for impairment. A loan is considered impaired when, based upon current information and events, it is probable the Bank will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement.  Substantially all of the Bank’s impaired loans at December 31, 2012 and December 31, 2011 are secured by real estate.  These impaired loans are individually measured for impairment by comparing the carrying value of the loan to the discounted cash flows or the fair value of the collateral, less estimated selling costs, as appropriate. Fair value is estimated through current appraisals, real estate brokers’ opinions or listing prices.  Fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.   Fair value adjustments are made by partial charge-offs and adjustments to the allowance for loan and lease losses.

Real Estate Owned, net

REO represents real estate acquired as a result of foreclosure or by deed in lieu of foreclosure and is carried at the lower of cost or fair value less estimated selling costs.  Fair value is estimated through current appraisals, real estate brokers’ opinions or listing prices.  As these properties are actively marketed, estimated fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.  Fair value adjustments are recorded in earnings during the period such adjustments are made. REO loss provisions recorded during the years ended December 31, 2012 and 2011 were $1.4 million and $17.3 million, respectively.

The following table presents major categories of assets measured at fair value on a nonrecurring basis for the periods ended December 31, 2012 and December 31, 2011 (in thousands). The assets disclosed in the following table represent REO properties or collateral-dependent impaired loans that were remeasured at fair value during the period with a resulting valuation adjustment or fair value write-down.

	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2012
Impaired loans	$18,855	$--	$--	$18,855
REO, net	10,891	--	--	10,891

December 31, 2011
Impaired loans	$25,869	$--	$--	$25,869
REO, net	46,695	--	--	46,695

18.     FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The estimated fair values of financial instruments that are reported at amortized cost in the Company’s statement of financial condition, segregated by the level of valuation inputs within the fair value hierarchy used to measure fair value, are as follows (in thousands):

	December 31, 2012		December 31, 2011
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
FINANCIAL ASSETS:
Level 1 inputs:
Cash and cash equivalents	$42,607	$42,607	$79,799	$79,799
Level 2 inputs:
Interest bearing time deposits in banks	29,592	30,413	27,113	27,572
Federal Home Loan Bank stock	375	375	576	576
Loans held for sale	4,435	4,435	3,339	3,339
Cash surrender value of life insurance	23,003	23,003	22,213	22,213
Accrued interest receivable	1,501	1,501	1,516	1,516
Level 3 inputs:
Loans receivable—net	337,328	351,642	331,453	333,006

FINANCIAL LIABILITIES:
Level 2 inputs:
Checking, money market and savings accounts	203,308	203,308	207,015	207,015
Other borrowings	3,109	3,239	6,679	6,889
Accrued interest payable	23	23	54	54
Advance payments by borrowers for taxes and insurance	676	676	816	816
Level 3 inputs:
Certificates of deposit	251,743	255,573	291,566	293,198

For cash and cash equivalents, the carrying amount approximates fair value (level 1). For FHLB stock, loans held for sale, cash surrender value of life insurance and accrued interest receivable, the carrying value is a reasonable estimate of fair value, primarily because of the short-term nature of the instruments or, as to FHLB stock, the ability to sell the stock back to the FHLB at cost (level 2). Interest-bearing time deposits in banks were valued using discounted cash flows based on current rates for similar types of deposits (level 2). Fair values of impaired loans are estimated as described in Note 17. Non-impaired loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by the Bank on comparable loans (level 3).

The fair value of checking accounts, savings accounts and money market deposits is the amount payable on demand at the reporting date (level 2). The fair value of fixed-maturity certificates of deposit is estimated using the discount rates currently offered by the Bank for deposits of similar terms (level 3). The fair value of FHLB advances is estimated using the rates for advances of similar remaining maturities at the reporting date (level 2). For advance payments by borrowers for taxes and insurance and for accrued interest payable the carrying value is a reasonable estimate of fair value, primarily because of the short-term nature of the instruments (level 2).

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2012 and December 31, 2011. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the reporting date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

19.     CONTINGENCIES

The Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial statements of the Company.

20.     REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency (“OCC”), as successor to the Office of Thrift Supervision (“OTS”). Failure to meet minimum capital requirements can result in certain mandatory—and possible additional discretionary—actions by regulators that, if undertaken, could have a direct and material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of tangible capital (as defined) to tangible assets (as defined) and core capital (as defined) to adjusted tangible assets (as defined), and of total risk-based capital (as defined) to risk-weighted assets (as defined). Tier 1 (core) capital includes common stockholders’ equity and qualifying preferred stock less certain other deductions. Total capital includes Tier 1 capital plus the allowance for loan and lease losses, subject to limitations.

On January 15, 2013, the OCC issued an order terminating the Cease and Desist Order issued by the OTS on April 12, 2010 (the "Bank Order"), effective immediately. The action also terminates the related Stipulation and Consent to Issuance of Order to Cease and Desist between the Bank and the OTS.

As of December 31, 2012 and 2011, the most recent notification from the regulators categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action, due to the Bank Order. The termination of the Bank Order subsequent to December 31, 2012, will allow the Bank to be eligible to be categorized as well-capitalized. On January 15, 2013, the Bank agreed with the OCC to maintain a minimum Tier 1 (core) capital ratio of at least 8% of adjusted total assets and a total risk-based capital ratio of at least 12% of risk-weighted assets.

The Bank’s actual and required capital amounts (in thousands) and ratios are presented in the following table:

					To be Categorized
					as Adequately
					Capitalized Under
			For Capital		Prompt Corrective		Required Per
	Actual		Adequacy Purposes		Action Provisions(1)		Bank Order (2)
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2012:

Tangible Capital to Tangible Assets	$67,434	12.73%	$7,944	1.50%	N/A	N/A	N/A	N/A

Core Capital to Adjusted Tangible Assets	67,434	12.73%	21,185	4.00%	$21,185	4.00%	42,371	8.00%

Total Capital to Risk-Weighted Assets	72,131	19.77%	29,182	8.00%	29,182	8.00%	43,773	12.00%

Tier I Capital to Risk-Weighted Assets	67,434	18.49%	N/A	N/A	14,591	4.00%	N/A	N/A

As of December 31, 2011:

Tangible Capital to Tangible Assets	$64,839	11.22%	$8,666	1.50%	N/A	N/A	N/A		N/A

Core Capital to Adjusted Tangible Assets	64,839	11.22%	23,111	4.00%	$23,111	4.00%	$46,221	(1)	8.00%

Total Capital to Risk-Weighted Assets	69,466	19.62%	28,319	8.00%	28,319	8.00%	42,479	(1)	12.00%

Tier I Capital to Risk-Weighted Assets	64,839	18.32%	N/A	N/A	14,160	4.00%	N/A		N/A

(1)	Effective with the termination of the Bank Order January 15, 2013, the Bank can be categorized as well-capitalized by achieving the required ratios below.
(2)

The Bank Order, effective through January 15, 2013, required the Bank to maintain a Tier 1 (core) capital ratio of at least 8% and a total risk-based capital ratio of at least 12%. The required amounts presented reflect these ratios.

Dividend Restrictions. The Bank may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause the Bank’s stockholders’ equity to be reduced below applicable regulatory capital maintenance requirements for insured institutions or below the special liquidation account established by the Bank in connection with the consummation of the conversion from the mutual holding company structure May 3, 1996. In addition, federal regulations, as currently applied to the Bank, impose limitations upon payment of capital distributions to the Company.

The principal source of the Company’s revenues is dividends from the Bank. Our ability to pay dividends to our stockholders depends to a large extent upon the dividends we receive from the Bank. Pursuant to the Company Order, the Company may not declare or pay any dividends or capital distributions on its common stock or repurchase such shares without the prior written non-objection of the FRB.

21.     RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank has made loans to its directors, officers, including their immediate families, and their related business interests. In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability. The aggregate dollar amount of loans outstanding to directors, officers, their immediate families, and their related business interests was approximately $1.7 million and $690,000 at December 31, 2012 and 2011, respectively. Deposits from related parties held by the Bank at December 31, 2012 and 2011 amounted to $3.1 million and $16.1 million, respectively.

In December 2011, the Bank began subleasing office space on a month-to-month basis from a related party. Lease expense to this related party was approximately $91,000 and $7,000 for the years ended December 31, 2012 and 2011, respectively.

22.     SUBSEQUENT EVENTS

On January 15, 2013, the OCC issued an order terminating the Cease and Desist Order issued by the OTS on April 12, 2010 (the "Bank Order"), effective immediately. The action also terminated the related Stipulation and Consent to Issuance of Order to Cease and Desist between the Bank and the OTS.

The Bank Order imposed certain restrictions on the Bank, including lending and dividend restrictions. In particular, the Bank was required to seek the prior non-objection from the OCC before making certain kinds of loans. The Bank Order also required the Bank to take certain actions, including the submission to the OCC of capital plans to, among other things, preserve and enhance the capital of the Bank. The Bank Order also required the Bank to maintain a Tier 1 (core) capital ratio of at least 8% and a total risk-based capital ratio of at least 12%.

On January 15, 2013, the Bank also agreed with the OCC to maintain a minimum Tier 1 (core) capital ratio of at least 8% of adjusted total assets and a total risk-based capital ratio of at least 12% of risk-weighted assets.

23.     PARENT COMPANY ONLY FINANCIAL INFORMATION

The following condensed statements of financial condition, as of December 31, 2012 and 2011, and condensed statements of operations and comprehensive income and of cash flows for each of the two years in the period ended December 31, 2012, for First Federal Bancshares of Arkansas, Inc. should be read in conjunction with the consolidated financial statements and the notes herein.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

(Parent Company Only)

CONDENSED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

(In thousands)

	2012	2011
ASSETS
Cash and cash equivalents (deposits in Bank)	$1,494	$2,773
Investment in Bank	68,197	65,901
Other assets	--	221

TOTAL	$69,691	$68,895

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accrued expenses and other liabilities	$31	$2
Stockholders’ equity	69,660	68,893

TOTAL	$69,691	$68,895

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

(Parent Company Only)

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2012 AND 2011

(In thousands)

	2012	2011

INCOME:
Dividends from the Bank	$--	$--
Interest income—loan to the Bank	--	--

Total income	--	--

EXPENSES:
Management fees	120	80
Other operating expenses	409	515

Total expenses	529	595

LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT AND EQUITY IN UNDISTRIBUTED INCOME (LOSS) OF BANK SUBSIDIARY	(529)	(595)

INCOME TAX (EXPENSE) BENEFIT	--	(138)

LOSS BEFORE EQUITY IN UNDISTRIBUTED INCOME (LOSS) OF BANK SUBSIDIARY	(529)	(733)

EQUITY IN UNDISTRIBUTED INCOME (LOSS) OF BANK SUBSIDIARY	1,284	(18,301)

NET INCOME (LOSS)	$755	$(19,034)

OTHER COMPREHENSIVE INCOME (LOSS) OF SUBSIDIARY	(135)	3,218

COMPREHENSIVE INCOME (LOSS)	$620	$(15,816)

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

(Parent Company Only)

CONDENSED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012 AND 2011

(In thousands)

	2012	2011

OPERATING ACTIVITIES:
Net income (loss)	$755	$(19,034)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity in undistributed net (income) loss of Bank	(1,284)	18,301
Stock compensation expense	147	68
Changes in operating assets and liabilities:
Other assets	221	303
Accrued expenses and other liabilities	29	(139)

Net cash used in operating activities	(132)	(501)

INVESTING ACTIVITIES—
Investment in Bank	(1,147)	(44,843)
Loan to Bank, net of repayments	--	428

Net cash used in investing activities	(1,147)	(44,415)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	--	47,592

Net cash provided by financing activities	--	47,592

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,279)	2,676

CASH AND CASH EQUIVALENTS:
Beginning of period	2,773	97

End of period	$1,494	$2,773

FIRST NATIONAL SECURITY COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share data)

	June 30 2013	December 31, 2012
	(unaudited)
	(As Restated)	(As Restated)
ASSETS
Cash and due from banks (including interest bearing amounts: 2013 - $56,011 and 2012 - $107,104)	$83,658	$135,859
Federal funds sold	102	17,236
Total cash and cash equivalents	83,760	153,095

Investment securities:
Held-to-maturity securities (approximate fair value: 2013 - $936 and 2012 - $1,203)	923	1,185
Available-for-sale securities	170,628	151,477
	171,551	152,662
Loans	586,962	581,726
Allowance for loan losses	(12,613)	(13,213)
Net Loans	574,349	568,513
Premises and fixed assets, net	32,783	32,032
Other real estate owned	1,352	1,624
Accrued interest receivable	3,177	3,287
Goodwill	56,219	56,219
Core deposit intangibles and other intangible assets	724	889
Other assets	12,610	12,208

	$936,525	$980,529

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$140,531	$179,025
Interest bearing	583,500	591,819
Total deposits	724,031	770,844
Federal funds purchased and securities sold under agreements to repurchase	13,925	10,000
Other borrowed funds	46,728	51,679
Accrued interest payable	283	318
Other liabilities	2,206	2,024
Total liabilities	787,173	834,865

Shareholders’equity:
Preferred stock, $.01 par value – authorized 500,000 shares; none issued and outstanding	--	--
Common stock, $.01 par value – authorized 500,000 shares; issued and outstanding: 107,800 shares	1	1
Capital surplus	10,866	10,866
Retained earnings	138,316	134,273
Accumulated other comprehensive income	169	524
Total shareholders’ equity	149,352	145,664

	$936,525	$980,529

See condensed notes to consolidated financial statements.

FIRST NATIONAL SECURITY COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
	(As Restated)	(As Restated)	(As Restated)	(As Restated)
Interest income:
Loans including fees	$7,947	$8,590	$16,080	$17,362
Investment securities
Taxable	138	206	306	416
Tax-exempt	46	50	91	102
Other	173	138	316	249
	8,304	8,984	16,793	18,129

Interest expense:
Deposits	486	732	995	1,552
Other borrowings	512	505	1,038	1,001
	998	1,237	2,033	2,553

Net interest income	7,306	7,747	14,760	15,576
Provision for loan losses	90	355	180	711
Net interest income after provision for loan losses	7,216	7,392	14,580	14,865

Other income:
Service charges on deposit accounts	939	1,000	1,837	1,953
Net gains on sale of available-for-sale securities	-	2	99	7
Other noninterest income	557	603	1,170	1,532
	1,496	1,605	3,106	3,492

Other expense:
Salaries and employee benefits	2,917	2,902	5,838	6,011
Expenses of premises and fixed assets	868	744	1,729	1,396
Other	1,762	1,878	3,558	3,903
	5,547	5,524	11,125	11,310

Income before income taxes	3,165	3,473	6,561	7,047
Provision for income taxes	1,257	1,323	2,518	2,671

Net income	$1,908	$2,150	$4,043	$4,376

Basic earnings per share	$17.70	$19.94	$37.50	$40.59

See condensed notes to consolidated financial statements.

FIRST NATIONAL SECURITY COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
	(As Restated)	(As Restated)	(As Restated)	(As Restated)

Net income	$1,908	$2,150	$4,043	$4,376

Other comprehensive income (loss):
Securities available-for-sale:
Change in unrealized gains/losses during the period	(325)	82	(484)	(115)
Tax effect	127	(32)	189	45
Net of tax amount	(198)	50	(295)	(70)
Less: reclassification adjustment for gains included in net income	-	(2)	(99)	(7)
Tax effect	-	1	39	3
Net of tax amount	-	(1)	(60)	(4)
Other comprehensive income (loss), net of tax	(198)	49	(355)	(74)

Comprehensive income	$1,710	$2,199	$3,688	$4,302

See condensed notes to consolidated financial statements.

FIRST NATIONAL SECURITY COMPANY

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

For the Six Months Ended June 30, 2013

(Unaudited)

(In thousands)

	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Total
			(As Restated)		(As Restated)

Balance at January 1, 2013	$1	$10,866	$134,273	$524	$145,664

Net income	-	-	4,043	-	4,043
Other comprehensive loss, net of tax	-	-	-	(355)	(355)

Balance at June 30, 2013	$1	$10,866	$138,316	$169	$149,352

See condensed notes to consolidated financial statements.

FIRST NATIONAL SECURITY COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except for share data)

	Six Months Ended June 30,
	2013	2012
	(unaudited)
	(As Restated)	(As Restated)
Operating activities:
Net income	$4,043	$4,376
Adjustments to reconcile net income to net cash provided by operating provided by operating activities:
Provision for loan losses	180	711
Provision for losses on other real estate owned	44	40
Depreciation and amortization	1,065	965
Deferred income taxes	147	(133)
Net gains on sales of available-for-sale securities	(99)	(7)
Net gains on sales of other real estate owned	(11)	(110)
Net increase in accrued interest receivable and all other assets	(439)	(1,159)
Net increase in accrued interest payable and other liabilities	147	733
Net cash provided by operating activities	5,077	5,416
Investing activities:
Proceeds from maturities of held-to-maturity securities	496	250
Proceeds from maturities of available-for-sale securities	113,910	80,161
Purchases of held-to-maturity securities	(237)	(219)
Purchases of available-for-sale securities	(134,018)	(99,910)
Proceeds from sales of available-for-sale securities	704	4,850
Net increase in loans	(6,532)	(2,284)
Proceeds from sales of other real estate owned	755	830
Purchases of premises and fixed assets	(1,651)	(858)
Net cash used in investing activities	(26,573)	(17,180)
Financing Activities:
Net increase (decrease) in deposits	(46,813)	4,401
Increase in federal funds purchased	3,925	-
Proceeds from other borrowings	554	6,062
Repayments of other borrowings	(5,505)	(2,600)
Net cash provided by (used in) financing activities	(47,839)	7,863
Cash and cash equivalents:
Net decrease	(69,335)	(3,901)
Balance – beginning of period	153,095	123,648

Balance – end of period	$83,760	$119,747

See condensed notes to consolidated financial statements.

FIRST NATIONAL SECURITY COMPANY

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1: Nature of business and summary of significant accounting policies

Basis of presentation

The accompanying unaudited consolidated financial statements include the accounts of First National Security Company and its majority-owned subsidiaries (“FNSC”). All significant intercompany accounts and transactions have been eliminated in consolidation.

The accounting and reporting policies of FNSC conform to accounting principles generally accepted in the United States of America. In management’s opinion, the accompanying unaudited consolidated financial statements reflect all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the interim financial statements. They do not include all of the information and footnotes required by such accounting principles for complete financial statements, and therefore should be read in conjunction with the audited consolidated financial statements and accompanying notes contained herein.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near-term relate primarily to the determination of the allowance for loan losses.

As discussed in Note 8, the consolidated financial statements presented herein have been restated.

Nature of operations

FNSC provides a diverse range of financial services and products principally to customers in Arkansas and Southeastern Oklahoma. FNSC is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Recent accounting pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-05, “Presentation of Comprehensive Income” which amended existing guidance and eliminated the option to present the components of other comprehensive income as part of the statement of shareholders’ equity. The amendment requires that comprehensive income be presented in either a single continuous statement or in a two separate consecutive statement approach and changes the presentation of reclassification items out of other comprehensive income to net income. In December 2011, the FASB deferred certain provisions related to the reclassifications of items out of accumulated other comprehensive income and the presentation of the reclassification items. The adoption of this amendment during 2012, which was applied retrospectively as required, changed the presentation of the components of comprehensive income for FNSC as part of the consolidated statement of shareholders’ equity. The components of comprehensive income are now presented in a separate statement.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on FNSC’s financial position, results of operations or cash flows.

FIRST NATIONAL SECURITY COMPANY

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1: Nature of business and summary of significant accounting policies (continued)

Earnings per share

Basic per share amounts are computed by dividing net income (the numerator) by the weighted average number of common shares outstanding (the denominator) during each period. FNSC’s capital structure is not considered to be complex; therefore, FNSC is only required to disclose basic earnings per share. There are no diluted per share amounts to disclose. The number of weighted average shares outstanding was 107,800 for 2013 and 2012.

Note 2: Investment securities

The amortized cost and approximate fair values of investment securities are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2013
Held-to-maturity
Obligations of states and political subdivisions	$809	$1	$-	$810
Residential mortgage-backed securities	114	12	-	126

	$923	$13	$-	$936

Available-for-sale
U.S. government agencies and corporations	$159,317	$105	$(92)	$159,330
Obligations of states and political subdivisions	6,639	177	(10)	6,806
Residential mortgage-backed securities	4,420	153	(81)	4,492

	$170,376	$435	$(183)	$170,628

December 31, 2012
Held-to-maturity
Obligations of states and political subdivisions	$1,060	$4	$-	$1,064
Residential mortgage-backed securities	125	14	-	139

	$1,185	$18	$-	$1,203

Available-for-sale
U.S. government agencies and corporations	$139,940	$173	$(4)	$140,109
Obligations of states and political subdivisions	6,750	297	-	7,047
Residential mortgage-backed securities	3,524	192	-	3,716
Total debt securities	150,214	662	(4)	150,872
Equity securities	501	104	-	605

	$150,715	$766	$(4)	$151,477

Securities with a carrying amount of approximately $115,000,000 at June 30, 2013 and $117,000,000 at December 31, 2012 were pledged to secure public deposits and for other purposes.

FIRST NATIONAL SECURITY COMPANY

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2: Investment securities (continued)

The amortized cost and approximate fair value of available-for-sale debt securities at June 30, 2013, by contractual maturity, are as follows (in thousands):

	Held-to-maturity		Available-for-sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$200	$200	$42,064	$42,088
Due after one year through five years	549	550	121,020	121,068
Due after five years through ten years	60	60	2,368	2,461
Due after ten years	-	-	504	519
	809	810	165,956	166,136
Mortgage-backed securities	114	126	4,420	4,492
	$923	$936	$170,376	$170,628

The following table summarizes the gross unrealized losses and estimated fair value of FNSC’s investments in available-for-sale debt securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (no gross unrealized losses for held-to-maturity securities) at June 30, 2013 and December 31, 2012 (in thousands):

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

June 30, 2013
Available-for-sale
U.S. government agencies and corporations	$55,130	$(92)	$-	$-	$55,130	$(92)
Obligations of states and political subdivisions	609	(10)	-	-	609	(10)
Residential mortgage-backed securities	1,832	(81)	-	-	1,832	(81)
	$57,571	$(183)	$-	$-	$57,571	$(183)

December 31, 2012
Available-for-sale
U.S. Government agencies and corporations	$14,996	$(4)	$-	$-	$14,996	$(4)

FIRST NATIONAL SECURITY COMPANY

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2: Investment securities (continued)

For the period ended June 30, 2013 and the year ended December 31, 2012, the unrealized losses on FNSC’s investments were caused by interest rate increases. The fair values of the investments are expected to recover as the securities approach their maturity dates or if market yields for such investments decline.  As of June 30, 2013 and December 31, 2012, management had the ability and intent to hold the securities classified as available-for-sale for a period of time sufficient for a recovery of cost.  Management does not believe any of the securities are impaired due to reasons of credit quality.  Accordingly, as of June 30, 2013 and December 31, 2012, since it is not more likely than not that FNSC will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, management believes the impairments are temporary.

There were no realized losses on sales of available-for-sale investment securities for the three months or six months ended June 30, 2013 and 2012. See the 2013 and 2012 Consolidated Statements of Cash Flows for information regarding gains on sales of available-for-sale investment securities and proceeds from such sales.

Note 3: Loans and allowance for loan losses

Loans consisted of the following at June 30, 2013 and December 31, 2012:

	2013	2012
	(In thousands)
Real estate:
Residential 1-4 family	$161,119	$161,759
Non-farm/non-residential	166,625	176,561
Construction/land development	81,637	77,690
Agricultural	43,122	43,837
Multifamily residential	16,488	12,098
Commercial and agricultural	84,585	77,264
Consumer	29,366	29,027
Other	4,020	3,490
Total Loans	$586,962	$581,726

Nonaccrual loans consisted of the following at June 30, 2013 and December 31, 2012:

	2013	2012
	(In thousands)
Real estate:
Residential 1-4 family	$344	$201
Non-farm/non-residential	905	937
Construction/land development	-	-
Agricultural	-	-
Multifamily residential	428	-
Commercial and agricultural	13	-
Consumer	23	30
Other	-	-
Total Nonaccrual Loans	$1,713	$1,168

FIRST NATIONAL SECURITY COMPANY

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 3: Loans and allowance for loan losses (continued)

Summarized below are the transactions in allowance for loan losses for the indicated periods:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)

Balance – Beginning of period	$13,028	$13,100	$13,213	$12,856
Provision for loan losses	90	355	180	711
Net charge-offs:
Charge-offs (deductions)	(536)	(305)	(918)	(475)
Recoveries	31	51	138	109
	(505)	(254)	(780)	(366)
Balance – End of period	$12,613	$13,201	$12,613	$13,201

The tables on the following two pages are a summary of FNSC’s allowance for loan losses and recorded investment in loans by principal loan category and a summary of credit quality indicators for FNSC’s loans by principal loan category for the periods ended June 30, 2013 and the year ended December 31, 2012.

FIRST NATIONAL SECURITY COMPANY

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 3: Loans and allowance for loan losses (continued)

	Real Estate
	Residential 1-4 Family	Non-farm/ Non- Residential	Construction/ Land Development	Agricultural	Multi- Family Residential	Commercial and Agricultural	Consumer	Other	Unallocated	Total
	(Dollars in thousands)
Three Months Ended June 30, 2013
Allowance for loan losses:
Beginning balance	$2,151	$3,026	$872	$701	$405	$321	$266	$40	$5,246	$13,028
Charge-offs	(12)	(451)	-	-	-	(57)	(16)	-	-	(536)
Recoveries	18	1	-	-	-	1	10	1	-	31
Provisions	-	457	-	-	-	71	-	-	(438)	90
Ending balance	$2,157	$3,033	$872	$701	$405	$336	$260	$41	$4,808	$12,613

Six Months Ended June 30, 2013
Allowance for loan losses:
Beginning balance	$2,076	$3,019	$870	$629	$484	$306	$258	$39	$5,532	$13,213
Charge-offs	(70)	(451)	-	-	-	(358)	(37)	(2)	-	(918)
Recoveries	32	1	82	-	-	2	18	3	-	138
Provisions	119	464	(80)	72	(79)	386	21	1	(724)	180
Ending balance	$2,157	$3,033	$872	$701	$405	$336	$260	$41	$4,808	$12,613
Ending balance:
ALL for individually evaluated impaired loans	$-	$282	$-	$-	$-	$-	$-	$-	$-	$282
Ending balance:
ALL for all other loans	2,157	2,751	872	701	405	336	260	41	4,808	12,331
Ending balance	$2,157	$3,033	$872	$701	$405	$336	$260	$41	$4,808	$12,613
Loans:
Ending balance: individually evaluated impaired loans	$-	$1,482	$-	$-	$-	$-	$-	$-	$-	$1,482
Ending balance: all other loans	161,119	165,143	81,637	43,122	16,488	84,585	29,366	4,020	-	585,480
	$161,119	$166,625	$81,637	$43,122	$16,488	$84,585	$29,366	$4,020	$-	$586,962

Credit Quality Indicators
	Real Estate
	Residential 1-4 Family	Non-farm/ Non- Residential	Construction/ Land Development	Agricultural	Multi- Family Residential	Commercial and Agricultural	Consumer	Other	Total
	(Dollars in thousands)
Credit quality indicators:
Satisfactory	$151,039	$151,200	$77,213	$42,295	$16,041	$82,093	$28,983	$4,020	$552,884
Special Mention	284	-	122	-	-	-	-	-	406
Watch	4,600	8,254	1,067	554	447	1,892	127	-	16,941
Substandard	5,196	7,171	3,235	273	-	600	256	-	16,731
Total loans	$161,119	$166,625	$81,637	$43,122	$16,488	$84,585	$29,366	$4,020	$586,962

FIRST NATIONAL SECURITY COMPANY

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 3: Loans and allowance for loan losses (continued)

Year Ended December 31, 2012
	Real Estate
	Residential 1-4 Family	Non-farm/ Non- Residential	Construction/ Land Development	Agricultural	Multi- Family Residential	Commercial and Agricultural	Consumer	Other	Unallocated	Total
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$2,691	$3,179	$1,333	$742	$253	$698	$347	$39	$3,574	$12,856
Charge-offs	(282)	(101)	(114)	(147)	-	(37)	(251)	(37)	-	(969)
Recoveries	63	-	37	-	-	11	57	36	-	204
Provisions	(396)	(59)	(386)	34	231	(366)	105	1	1,958	1,122
Ending balance	$2,076	$3,019	$870	$629	$484	$306	$258	$39	$5,532	$13,213
Ending balance:
ALL for individually evaluated impaired loans	$-	$866	$-	$-	$268	$-	$-	$-	$-	$1,134
Ending balance:
ALL for all other loans	2,076	2,153	870	629	216	306	258	39	5,532	12,079
Ending balance	$2,076	$3,019	$870	$629	$484	$306	$258	$39	$5,532	$13,213
Loans:
Ending balance: individually evaluated impaired loans	$-	$3,001	$-	$-	$776	$-	$-	$-	$-	$3,777
Ending balance: all other loans	161,759	173,560	77,690	43,837	11,322	77,264	29,027	3,490	-	577,949
	$161,759	$176,561	$77,690	$43,837	$12,098	$77,264	$29,027	$3,490	$-	$581,726

Credit Quality Indicators
	Real Estate
	Residential 1-4 Family	Non-farm/ Non- Residential	Construction/ Land Development	Agricultural	Multi- Family Residential	Commercial and Agricultural	Consumer	Other	Total
	(Dollars in thousands)
Credit quality indicators:
Satisfactory	$150,790	$162,015	$73,551	$42,083	$11,322	$76,336	$28,353	$3,490	$547,940
Special Mention	298	-	127	-	-	-	-	-	425
Watch	3,982	8,720	1,146	642	-	310	376	-	15,176
Substandard	6,689	5,826	2,866	1,112	776	618	298	-	18,185
Total loans	$161,759	$176,561	$77,690	$43,837	$12,098	$77,264	$29,027	$3,490	$581,726

FIRST NATIONAL SECURITY COMPANY

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 3: Loans and allowance for loan losses (continued)

The following categories of credit quality indicators are used by FNSC:

Satisfactory – Loans in this category are considered to be a satisfactory credit risk and are generally considered to be collectible in full.

Special Mention – Loans in this category have potential weaknesses which, if left uncorrected, may result in deterioration of repayment prospects.

Watch – Loans in this category are presently protected from apparent loss, however, weaknesses exist which could cause future impairment of repayment of principal and interest.

Substandard – Loans in this category are characterized by deterioration in quality exhibited by a number of weaknesses requiring corrective action and posing some risk of loss.

The following is a summary of impaired loans as of and for the six months ended June 30, 2013:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment(1)
(In thousands)
Real estate:
Residential 1-4 family	$-	$-	$-	$-
Non-farm/non-residential (one loan)	1,482	1,482	282	1,491
Construction/land development	-	-	-	-
Agricultural	-	-	-	-
Multifamily residential	-	-	-	-
Commercial and agricultural	-	-	-	-
Other	-	-	-	-
Total	$1,482	$1,482	$282	$1,491

(1) The average recorded investment for the three months ended June 30, 2013 was not significantly different than the amounts shown for the six months ended June 30, 2013.

The following is a summary of impaired loans, all of which had a related allowance allocation, as of and for the year ended December 31, 2012:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
	(In thousands)
Real estate:
Residential 1-4 family	$-	$-	$-	$-
Non-farm/non-residential (two loans)	3,001	3,001	866	2,990
Construction/land development	-	-	-	-
Agricultural	-	-	-	-
Multifamily residential (one loan)	776	776	268	861
Commercial and agricultural	-	-	-	-
Other	-	-	-	-
Total	$3,777	$3,777	$1,134	$3,851

Interest income recognized on impaired loans was not significant during the three months and six months ended June 30, 2013 and the year ended December 31, 2012.

FIRST NATIONAL SECURITY COMPANY

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 3: Loans and allowance for loan losses (continued)

The following is an aging analysis of loans at June 30, 2013:

	30-89 Days Past Due	Greater Than 90 Days(1)	Total Past Due	Current(2)	Total Loans
			(In thousands)
Real estate:
Residential 1-4 family	$1,637	$284	$1,921	$159,198	$161,119
Non-farm/non-residential	206	102	308	166,317	166,625
Construction/land development	315	32	347	81,290	81,637
Agricultural	216	-	216	42,906	43,122
Multifamily residential	-	-	-	16,488	16,488
Commercial and agricultural	615	13	628	83,957	84,585
Consumer	157	10	167	29,199	29,366
Other	-	-	-	4,020	4,020
Total	$3,146	$441	$3,587	$583,375	586,962

(1)	Includes $345,000 of loans on nonaccrual status.
(2)	Includes $1,368,000 of loans on nonaccrual status.

The following is an aging analysis of loans at December 31, 2012:

	30-89 Days Past Due	Greater Than 90 Days(3)	Total Past Due	Current	Total Loans
			(In thousands)
Real estate:
Residential 1-4 family	$1,028	$318	$1,346	$160,413	$161,759
Non-farm/non-residential	553	937	1,490	175,071	176,561
Construction/land development	95	22	117	77,573	77,690
Agricultural	257	-	257	43,580	43,837
Multifamily residential	-	-	-	12,098	12,098
Commercial and agricultural	165	-	165	77,099	77,264
Consumer	117	37	154	28,873	29,027
Other	-	-	-	3,490	3,490
Total	$2,215	$1,314	$3,529	$578,197	581,726

(3)	Includes $1,168,000 of loans on nonaccrual status.

At June 30, 2013 and December 31, 2012, loans restructured in troubled debt restructurings (“TDRs”) amounted to approximately $1,258,000 and $1,609,000, respectively, all of which are accruing interest and are secured by real estate. There have been no payment defaults on the TDRs.

FIRST NATIONAL SECURITY COMPANY

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 4: Fair value measurements

FASB Accounting Standard Codification Topic 820, Fair Value Measurement, provides that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy (“hierarchy”) that prioritizes the inputs used to develop those assumptions and measure fair value. The hierarchy requires FNSC to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

A description of the valuation methodologies used for instruments measured at fair value follows, as well as the classification of such instruments within the valuation hierarchy.

Available-for-sale Securities

Available-for-sale securities are the most significant instruments valued on a recurring basis which are held by FNSC at fair value. FNSC does not have any Level 3 securities and had only $454,000 of Level 1 securities at December 31, 2012 (none at June 30, 2013). Primarily all of FNSC’s securities are considered to be Level 2 securities and consist primarily of U.S. government-sponsored enterprises, mortgage-backed securities and securities of states and political subdivisions. For these securities, FNSC obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

Impaired Loans

Impaired loans that are collateral dependent are the only material financial assets valued on a non-recurring basis which are held by FNSC at fair value. Loan impairment is reported when full payment under the loan terms is not expected. Impaired loans are carried at the net realizable value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require increase, such increase is reported as a component of the provision for loan losses. The fair value of loans with specific allocated losses was $1.2 million and $2.6 million as of June 30, 2013 and December 31, 2012, respectively. This valuation is considered Level 3, consisting of appraisals of underlying collateral.

FIRST NATIONAL SECURITY COMPANY

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 4: Fair value measurements (continued)

Other Real Estate Owned (“OREO”)

As of June 30, 2013 and December 31, 2012, FNSC has $1,352,000 and $1,624,000, respectively, in OREO, consisting primarily of real estate held for sale which was acquired in settlement of loans. OREO assets held for sale are the only material nonfinancial assets valued on a nonrecurring basis which are held by FNSC at fair value, less estimated costs to sell. At foreclosure, if the fair value, less estimated costs to sell, of the real estate acquired is less than FNSC’s recorded investment in the related loan, a write-down is recognized through a charge to the allowance for loan losses. Additionally, valuations are periodically performed by management and any subsequent reduction in value is recognized by a charge to income. The fair value of OREO held for sale is estimated using Level 3 inputs based on appraisals of underlying collateral. As of June 30, 2013 and December 31, 2012, the fair value of OREO held for sale, less estimated costs to sell, for which write-downs were recognized by a charge to income subsequent to acquisition of the properties was $231,000 and $485,000, respectively.

FNSC has segregated financial and nonfinancial assets and liabilities that are measured at fair value into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date in the following table:

	Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable
	Total	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
June 30, 2013

Assets
Available-for-sale securities	$170,628	$-	$170,628	$-
Impaired loans	1,200	-	-	1,200
OREO	231	-	-	231

December 31, 2012

Assets
Available-for-sale securities	$151,477	$454	$151,023	$-
Impaired loans	2,643	-	-	2,643
OREO	485	-	-	485

FNSC did not record any liabilities at fair value for which measurement of the fair value was made on a recurring or nonrecurring basis during the period ended June 30, 2013 and the year ended December 31, 2012.

FIRST NATIONAL SECURITY COMPANY

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 5: Fair value of financial instruments

The following methods and assumptions were used by FNSC in estimating its fair value disclosures for financial instruments as of June 30, 2013 and December 31, 2012:

●	Cash, due from banks, and federal funds sold: The carrying amounts for these assets reported in the balance sheet approximate their fair values and are classified within Level 1 of the hierarchy.

●

Investment securities: Fair values for investment securities are based on quoted market prices, where available (Level 1 of the hierarchy – none at June 30, 2013 and $454,000 at December 31, 2012). If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, which would be classified within Level 2 of the hierarchy.

●

Loans: The fair values for loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality, which would be classified within Level 3 of the hierarchy.

●

Deposits: The fair values of noninterest bearing deposits, interest bearing transaction accounts and savings accounts are the amount payable on demand at the reporting date (i.e., their carrying amounts), which would be classified within Level 1 of the hierarchy. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of such deposits, which would be classified within Level 3 of the hierarchy.

●

Federal funds purchased and securities sold under agreements to repurchase: The carrying amounts of federal funds purchased and securities sold under agreements to repurchase (“short-term borrowings”) approximate their fair values and are classified within Level 1 of the hierarchy.

●	Other borrowed funds: Fair values are estimated using rates currently offered for borrowings of similar maturities, which would be classified within Level 2 of the hierarchy.

●	Accrued interest receivable and payable: The carrying amounts of accrued interest receivable and payable approximate their fair values and are classified within Level 1 of the hierarchy.

FIRST NATIONAL SECURITY COMPANY

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 5: Fair value of financial instruments (continued)

●

Commitments to extend credit and standby letters of credit: The fair values of commitments are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. The fair values of standby letters of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. Due to the insignificance of the fees that would be currently charged for such agreements and the short-term nature of the current agreements, no fair value estimates have been made for commitments to extend credit and standby letters of credit.

The estimated fair values of FNSC's financial instruments were as follows (in thousands):

	Carrying Amount	Fair Value
June 30, 2013

Financial assets
Cash and cash equivalents	$83,760	$83,760
Held-to-maturity securities	923	936
Available-for-sale securities	170,628	170,628
Loans – net	574,349	572,000
Accrued interest receivable	3,177	3,177

Financial Liabilities
Deposits	$724,031	$724,300
Short-term borrowings	13,925	13,925
Other borrowed funds	46,728	48,000
Accrued interest payable	283	283

December 31, 2012

Financial assets
Cash and cash equivalents	$153,095	$153,095
Held-to-maturity securities	1,185	1,203
Available-for-sale securities	151,477	151,477
Loans – net	568,513	568,600
Accrued interest receivable	3,287	3,287

Financial Liabilities
Deposits	$770,844	$771,200
Short-term borrowings	10,000	10,000
Other borrowed funds	51,679	53,200
Accrued interest payable	318	318

FIRST NATIONAL SECURITY COMPANY

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 6: Supplemental cash flows information

FNSC paid $2,068,000 and $2,596,000 in interest on deposits and other borrowings during the six months ended June 30, 2013 and 2012, respectively. Cash payments for income taxes amounted to $2,830,000 and $2,930,000 during the six months ended June 30, 2013 and 2012, respectively. Loans transferred to other real estate owned amounted to approximately $516,000 and $362,000 during the six months ended June 30, 2013 and 2012, respectively.

Note 7: Subsequent events

On July 1, 2013, First Federal Bancshares of Arkansas, Inc. (“First Federal”) entered into an Agreement with FNSC providing for the acquisition of all of the outstanding Common Stock of FNSC by First Federal. Under the terms of the Agreement, shareholders of FNSC will receive, in the aggregate, 6,252,400 shares of First Federal common stock and $74 million in cash.  Completion of the transaction is subject to the approval of the shareholders of First Federal and FNSC, regulatory approvals, and other conditions set forth in the Agreement.

Note 8: Restatement of consolidated financial statements

Subsequent to the filing of FNSC’s consolidated financial statements on Form Y-9C for the regulatory reporting period ended June 30, 2013, it was determined that errors had occurred in FNSC’s accounting for the prepaid deposit insurance assessment charge required by the FDIC for the years 2010 through 2012. The errors related primarily to amortizing the prepaid amount over the three-year period without making adjustments for actual quarterly billings from the FDIC. The impact of FNSC’s method of accounting was not significant to the consolidated financial statements during 2010. However, for 2011 and 2012, FNSC’s assessment charges billed by the FDIC were approximately $1,286,000 less than the estimated amounts for those years included in the original prepaid assessment charge. During June of 2013, FNSC received a refund from the FDIC for the overpayment amount and recorded the refund as other noninterest income in the June 30, 2013 regulatory filing.

FNSC has amended the regulatory filings on Form Y-9C for December 31, 2011, December 31, 2012, March 31, 2013 and June 30, 2013 in order to correct the errors noted in the calculation of the prepaid assessment charge during the respective periods and to correct the recording of the refund as income during June 2013. The consolidated financial statements as of June 30, 2013 and December 31, 2012, and for the three months and six months ended June 30, 2013 and 2012, included herein, have been presented on a restated basis.

The following tables set forth the effects of the restatement on the previously reported consolidated financial information for the indicated periods (in thousands, except for per share data):

FIRST NATIONAL SECURITY COMPANY

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 8: Restatement of consolidated financial statements (continued)

	As Reported	Adjustment	As Restated

Consolidated Balance Sheet – June 30, 2013
Other assets	$12,599	$11	$12,610
Total assets	936,514	11	936,525
Other liabilities	2,124	82	2,206
Total liabilities	787,091	82	787,173
Retained earnings	138,387	(71)	138,316
Total shareholders’ equity	149,423	(71)	149,352
Total liabilities and shareholder’s equity	936,514	11	936,525

Consolidated Balance Sheet – December 31, 2012
Other assets	$10,922	$1,286	$12,208
Total assets	979,243	1,286	980,529
Other liabilities	1,531	493	2,024
Total liabilities	834,372	493	834,865
Retained earnings	133,480	793	134,273
Total shareholders’ equity	144,871	793	145,664
Total liabilities and shareholder’s equity	979,243	1,286	980,529

Consolidated Statement of Income – Three Months Ended June 30, 2013
Other noninterest income	$1,843	$(1,286)	$557
Total other income	2,782	(1,286)	1,496
Other expenses	1,691	71	1,762
Total other expenses	5,476	71	5,547
Income before income taxes	4,522	(1,357)	3,165
Provision for income taxes	1,750	(493)	1,257
Net income	2,772	(864)	1,908

Basic earnings per share	$25.71	$(8.01)	$17.70

Consolidated Statement of Income – Three Months Ended June 30, 2012
Other expenses	$2,051	$(173)	$1,878
Total other expenses	5,697	(173)	5,524
Income before income taxes	3,300	173	3,473
Provision for income taxes	1,257	66	1,323
Net income	2,043	107	2,150

Basic earnings per share	$18.95	$0.99	$19.94

Consolidated Statement of Income – Six Months Ended June 30, 2013
Other noninterest income	$2,456	$(1,286)	$1,170
Total other income	4,392	(1,286)	3,106
Other expenses	3,487	71	3,558
Total other expenses	11,054	71	11,125
Income before income taxes	7,918	(1,357)	6,561
Provision for income taxes	3,011	(493)	2,518
Net income	4,907	(864)	4,043

Basic earnings per share	$45.52	$(8.02)	$37.50

FIRST NATIONAL SECURITY COMPANY

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 8: Restatement of consolidated financial statements (continued)

	As Reported	Adjustment	As Restated

Consolidated Statement of Income – Six Months Ended June 30, 2012
Other assets	$4,117	$(214)	$3,903
Total other expenses	11,524	(214)	11,310
Income before income taxes	6,833	214	7,047
Provision for income taxes	2,589	82	2,671
Net income	4,244	132	4,376

Basic earnings per share	$39.37	$1.22	$40.59

Consolidated Statement of Comprehensive Income – Three Months Ended June 30, 2013
Net income	$2,772	$(864)	$1,908
Comprehensive income	2,574	(864)	1,710

Consolidated Statement of Comprehensive Income – Three Months Ended June 30, 2012
Net income	$2,043	$107	$2,150
Comprehensive income	2,092	107	2,199

Consolidated Statement of Comprehensive Income – Six Months Ended June 30, 2013
Net income	$4,907	$(864)	$4,043
Comprehensive income	4,552	(864)	3,688

Consolidated Statement of Comprehensive Income – Six Months Ended June 30, 2012
Net income	$4,244	$132	$4,376
Comprehensive income	4,170	132	4,302

Consolidated Statement of Shareholders’ Equity – Six Months Ended June 30, 2013
Retained Earnings – January 1, 2013	$133,480	$793	$134,273
Total Shareholders’ Equity – January 1, 2013	144,871	793	145,664
Net Income	4,907	(864)	4,043
Retained Earnings – June 30, 2013	138,387	(71)	138,316
Total Shareholders’ Equity – June 30, 2013	149,423	(71)	149,352

Consolidated Statement of Cash Flows – Six Months Ended June 30, 2013
Net income	$4,907	$(864)	$4,043
Decrease in accrued interest receivable and other assets	(1,714)	1,275	(439)
Increase (decrease) in accrued interest payable and other liabilities	558	(411)	147

Consolidated Statement of Cash Flows – Six Months Ended June 30, 2012
Net income	$4,244	$132	$4,376
Decrease in accrued interest receivable and other assets	(945)	(214)	(1,159)
Increase (decrease) in accrued interest payable and other liabilities	651	82	733

Report of Independent Auditors

The Board of Directors and Shareholders

First National Security Company

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of First National Security Company and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Security Company and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 19 of Notes to Consolidated Financial Statements, the 2012 and 2011 consolidated financial statements have been restated to correct a misstatement. Our opinion is not modified with respect to this matter.

/s/ Kemp & Company, a Professional Association

Little Rock, Arkansas

March 14, 2013, except for Note 19, as to which the date is August 13, 2013

FIRST NATIONAL SECURITY COMPANY

CONSOLIDATED BALANCE SHEETS

December 31, 2012 and 2011

	2012	2011
	(As Restated)	(As Restated)
ASSETS
Cash and due from banks, including interest bearing amounts of $107,104,323 in 2012 and $84,449,170 in 2011	$135,858,857	$115,444,359
Federal funds sold	17,235,619	8,203,860
Cash and cash equivalents	153,094,476	123,648,219
Investment securities
Held-to-maturity securities (approximate fair values of $1,203,390 in 2012 and $785,080 in 2011	1,184,764	758,828
Available-for-sale securities	151,477,257	155,155,647
	152,662,021	155,914,475

Loans, net of allowance for loan losses of $13,212,566 in 2012 and $12,856,625 in 2011	568,513,216	572,284,599
Premises and fixed assets, net	32,031,884	31,887,142
Accrued interest receivable	3,287,011	3,699,048
Other real estate owned	1,624,176	2,103,887
Goodwill	56,219,326	56,219,326
Core deposit intangible assets	889,209	1,306,834
Other assets	12,207,523	13,096,688

	$980,528,842	$960,160,218

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest bearing	$179,025,329	$140,154,680
Interest bearing	591,818,955	600,815,040
	770,844,284	740,969,720

Federal funds purchased and securities sold under agreement to purchase	10,000,000	10,000,000
Other borrowed funds	51,678,536	44,009,857
Accrued interest payable	317,455	430,904
Other liabilities	2,023,746	1,167,321
Total liabilities	834,864,021	796,577,802

Shareholders’ equity:
Preferred stock, $.01 par value: Authorized 500,000 shares; none issued and outstanding	--	--
Common stock, $.01 par value: Authorized 500,000 shares; issued and outstanding: 107,800 shares	1,078	1,078
Capital surplus	10,866,547	10,866,547
Retained earnings	134,273,357	152,133,387
Accumulated other comprehensive income	523,839	581,404
Total shareholders’ equity	145,664,821	163,582,416

	$980,528,842	$960,160,218

See notes to consolidated financial statements.

FIRST NATIONAL SECURITY COMPANY

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2012 and 2011

	2012	2011
	(As Restated)	(As Restated)
Interest income:
Loans, including fees	$34,608,511	$37,568,804
Investment securities:
Taxable	742,681	1,189,181
Tax-exempt	211,614	231,263
Other	469,459	433,477
	36,032,265	39,422,725

Interest expense	2,745,266	4,251,642
Deposits	1,979,024	2,423,887
Other borrowings	4,724,290	6,675,529

Net interest income	31,307,975	32,747,196
Provision for loan losses	1,122,496	2,212,617
Net interest income after provision for loan losses	30,185,479	30,534,579

Other income:
Service charges on deposit accounts	3,983,956	4,139,793
Net gains on sale of available-for-sale securities	66,748	6,882
Other	2,917,688	2,427,294
	6,968,392	6,573,969

Other expenses:
Salaries and employee benefits	11,641,724	12,315,331
Expenses of premises and fixed assets	3,194,011	2,930,001
Other	7,747,978	7,854,627
	22,583,713	23,099,959
Income before income taxes	14,570,158	14,008,589
Provision for income taxes	5,480,188	5,287,157

Net income	$9,089,970	$8,721,432

Basic earnings per share	$84.32	$80.90

See notes to consolidated financial statements.

FIRST NATIONAL SECURITY COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended December 31, 2012 and 2011

	2012	2011
	(As Restated)	(As Restated)

Net income	$9,089,970	$8,721,432

Other comprehensive income (loss):
Securities available for sale:
Change in unrealized gains/losses during the period	(27,621)	527,369
Tax effect	10,772	(205,674)
Net of tax amount	(16,849)	321,695
Less: reclassification adjustment for gains included in net income	(66,748)	(6,882)
Tax effect	26,032	2,684
Net of tax amount	(40,716)	(4,198)
Other comprehensive income (loss), net of tax	(57,565)	317,497

Comprehensive income	$9,032,405	$9,038,929

See notes to consolidated financial statements.

FIRST NATIONAL SECURITY COMPANY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Years ended December 31, 2012 and 2011

	Common Stock	Capital Surplus	Other Retained Earnings	Accumulated Comprehensive Income	Total
			(As Restated)		(As Restated)

Balance at January 1, 2011	$1,078	$10,866,547	$143,411,955	$263,907	$154,543,487
Net income	-	-	8,721,432	-	8,721,432
Other comprehensive income, net of tax	-	-	-	317,497	317,497
Balance at December 31, 2011	1,078	10,866,547	152,133,387	581,404	163,582,416

Net income	-	-	9,089,970	-	9,089,970
Cash dividends ($250 per share)	-	-	(26,950,000)	-	(26,950,000)
Other comprehensive loss, net of tax	-	-	-	(57,565)	(57,565)

Balance at December 31, 2012	$1,078	$10,866,547	$134,273,357	$523,839	$145,664,821

See notes to consolidated financial statements.

FIRST NATIONAL SECURITY COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2012 and 2011

	2012	2011
	(As Restated)	(As Restated)
Operating activities:
Net income	$9,089,970	$8,721,432
Adjustments to reconcile net income to net cash provided for operating activities:
Provision for loan losses	1,122,496	2,212,617
Depreciation and amortization	1,930,662	1,812,325
Other real estate owned write-downs	167,997	163,393
Net gains on sales of available-for-sale securities	(66,748)	(6,882)
Net gains on sales of other real estate owned	(119, 352)	(34,237)
Deferred income taxes	(340,000)	(774,000)
Decrease (increase) in accrued interest receivable and other assets	2,486,202	(34,676)
Increase (decrease) in accrued interest payable and other liabilities	742,976	(1,745,311)
Net cash provided by operating activities	15,014,203	10,314,661
Investing activities:
Proceeds from maturities of held-to-maturity securities	360,000	20,619
Proceeds from maturities of available-for-sale securities	136,757,561	154,662,482
Purchases of held-to-maturity securities	(859,100)	-
Purchases of available-for-sale securities	(142,965,498)	(122,286,860)
Proceeds from sales of available-for-sale securities	9,968,674	6,500,000
Net decrease in loans	947,968	23,081,810
Proceeds from sales of other real estate owned	1,286,985	804,822
Purchases of premises and fixed assets	(1,657,779)	(1,640,827)
Net cash provided by investing activities	3,838,811	61,142,046
Financing activities:
Net increase (decrease) in deposits	29,874,564	(41,584,769)
Proceeds from other borrowings	13,062,000	10,857,548
Repayments on other borrowings	(5,393,321)	(16,484,802)
Cash dividends	(26,950,000)	-
Net cash provided (used) by financing activities	10,593,243	(47,212,023)
Cash and cash equivalents:
Net increase	29,446,257	24,244,684
Balance at January 1	123,648,219	99,403,535

Balance at December 31	$153,094,476	$123,648,219

See notes to consolidated financial statements.

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 1: Summary of significant accounting policies

Consolidation and basis of presentation

The consolidated financial statements include the accounts of First National Security Company and its majority-owned subsidiaries (“FNSC”). All significant intercompany accounts and transactions have been eliminated in consolidation. Results of operations of companies purchased are included from the dates of acquisition. During 2011, FNSC merged First National Bank, Idabel, Oklahoma, into First National Bank, Hot Springs. The merger was accounted for at historical cost. Certain prior year amounts have been reclassified to conform to current year classifications. Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements. Management evaluated subsequent events through March 14, 2013, which is the date that the consolidated financial statements were available to be issued.

Nature of operations

FNSC provides a diverse range of financial services and products principally to customers in Arkansas and Southeastern Oklahoma. FNSC is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. FNSC’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral. While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require FNSC to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Earnings per share

Basic earnings per share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). FNSC’s capital structure is not considered to be complex; therefore, FNSC is only required to disclose basic earnings per share. There are no diluted per share amounts to disclose. The number of weighted-average shares outstanding was 107,800 for 2012 and 2011.

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 1: Summary of significant accounting policies (continued)

Investment securities

Debt securities are classified as held-to-maturity when FNSC has the positive intent and ability to hold the securities to maturity. Securities held-to-maturity are carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity. Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized holding gains and losses, net of income taxes, reported in other comprehensive income. Realized gains or losses on available-for-sale securities are reported in current operations and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains or losses on the sale of securities are determined on the specific identification method. When FNSC does not intend to sell a debt security, and it is more likely than not, FNSC will not have to sell the security before recovery of its cost basis, it recognizes the credit loss component (the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections) of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Loans

FNSC grants real estate mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate mortgage loans in Arkansas and Southeastern Oklahoma. The ability of FNSC’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in these areas. Loans are stated at unpaid principal balances, less the allowance for loan losses and discounts on loans acquired in purchase transactions. The discounts on loans will be accreted to income on an effective yield basis over the life of the related loans.

The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. Loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonable assured.

A loan is considered a troubled debt restructured loan based on individual facts and circumstances. A modification may include either an increase or reduction in interest rate or deferral of principal payment or both. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings. FNSC classifies troubled debt restructured loans as impaired and evaluates the need for an allowance for loan losses on a loan-by-loan basis. An allowance for loan losses is based on either the present value of estimated future cash flows or the estimated fair value of the underlying collateral. Troubled debt restructured loans were not significant at December 31, 2012 and 2011.

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 1: Summary of significant accounting policies (continued)

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and unallocated components. For loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that FNSC will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for larger loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 1: Summary of significant accounting policies (continued)

Premises and fixed assets, net

Premises and fixed assets are stated at cost, less accumulated depreciation. Depreciation expense is computed generally by the straight-line method based on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Other real estate

Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at fair value less estimated selling costs at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less costs to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less costs to sell.

Goodwill and core deposit intangible assets

Goodwill represents the excess of cost over the fair value of net assets of entities acquired in purchase transactions. Goodwill is not amortized; it is tested annually for impairment. The core deposit intangible assets (carrying amount of $3,363,000 at December 31, 2012 and 2011, respectively) represents the amount allocated to the future earnings potential of deposits acquired in purchase transactions. Amortization of core deposit intangible assets is computed on the straight-line method over 8 years. Accumulated amortization amounted to $2,473,791 and $2,056,166 at December 31, 2012 and 2011, respectively, and the net carrying amount was $889,209 and $1,306,834 at December 31, 2012 and 2011, respectively. As of December 31, 2012, estimated amortization expense for the next five years is $243,209 in 2013 and $156,000 in 2014, 2015, 2016 and 2017. Core deposit intangible assets are evaluated for impairment if events and circumstances indicate a possible impairment.

Income taxes

The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

FNSC and its subsidiaries file consolidated income tax returns. It is FNSC's practice to have its subsidiaries pay to or receive from FNSC amounts based on the taxable income or loss of the subsidiaries.

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 1: Summary of significant accounting policies (continued)

Cash equivalents

Cash equivalents include due from banks and federal funds sold and other highly liquid investment securities with initial maturities of three months or less when purchased. Generally, federal funds are purchased and sold for one-day periods.

Advertising

Advertising costs are expensed as incurred and amounted to $499,144 and $402,524 for the years ended December 31, 2012 and 2011, respectively.

Note 2: Recently issued accounting pronouncements

In April 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-02, “Receivables (Topic 310) — A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.” ASU 2011-02 amended prior guidance to provide assistance in determining whether a modification of the terms of a receivable meets the definition of a troubled debt restructuring and provides clarification for evaluating whether a concession has been granted and whether a debtor is experiencing financial difficulties. The adoption of this guidance during 2012 did not have a material impact on FNSC’s consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income” which amended existing guidance and eliminated the option to present the components of other comprehensive income as part of the statement of shareholders’ equity. The amendment requires that comprehensive income be presented in either a single continuous statement or in a two separate consecutive statement approach and changes the presentation of reclassification items out of other comprehensive income to net income. In December 2011, the FASB deferred certain provisions related to the reclassifications of items out of accumulated other comprehensive income and the presentation of the reclassification items. The adoption of this amendment during 2012, which was applied retrospectively as required, changed the presentation of the components of comprehensive income for FNSC as part of the consolidated statement of shareholders’ equity. The components of comprehensive income are now presented in a separate statement.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles—Goodwill and Other (Topic 350) —Testing Goodwill for Impairment.” ASU 2011-08 simplifies how entities test goodwill for impairment by providing entities with the option of first performing a qualitative assessment on none, some, or all of its reporting units to determine whether further quantitative impairment testing is necessary. An entity may also bypass the qualitative assessment for any reporting unit in any period and proceed directly to the quantitative impairment test. The adoption of this guidance during 2012 did not have a material impact on FNSC’s consolidated financial statements.

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 3: Restrictions on cash and due from banks

The bank subsidiaries are required to maintain certain minimum cash reserves based upon liabilities to depositors. The minimum consolidated cash reserve requirements were approximately $25,000,000 and $22,000,000 at December 31, 2012 and 2011, respectively.

Note 4: Investment securities

Securities with a carrying amount of approximately $117,000,000 at December 31, 2012 and $114,000,000 at December 31, 2011 were pledged to secure public deposits and for other purposes, including securities with a fair value of approximately $10,002,000 and $10,055,000 at December 31, 2012 and 2011, respectively, for securities sold under agreements to repurchase (which amounted to $10,000,000 at December 31, 2012 and 2011, respectively).

The amortized cost and approximate fair values of investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2012
Held-to-maturity
Obligations of states and political subdivisions	$1,059,988	$4,273	$-	$1,064,261
Residential mortgage-backed securities	124,776	14,353	-	139,129

	$1,184,764	$18,626	$-	$1,203,390

Available-for-sale
U.S. government agencies and corporations	$139,939,804	$172,779	$(3,675)	$140,108,908
Obligations of states and political subdivisions	6,750,227	296,940	-	7,047,167
Residential mortgage-backed securities	3,523,843	191,962	-	3,715,805
Total debt securities	150,213,874	661,681	(3,675)	150,871,880
Equity securities	500,807	104,570	-	605,377

	$150,714,681	$766,251	$(3,675)	$151,477,257

December 31, 2011
Held-to-maturity
Obligations of states and political subdivisions	$608,388	$10,067	$-	$618,455
Residential mortgage-backed securities	150,440	16,185	-	166,625

	$758,828	$26,252	$-	$785,080

Available-for-sale
U.S. government agencies and corporations	$140,513,137	$239,691	$(16,551)	$140,736,277
Obligations of states and political subdivisions	6,816,428	333,537	-	7,149,965
Residential mortgage-backed securities	6,956,469	312,936	-	7,269,405

	$154,286,034	$886,164	$(16,551)	$155,155,647

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 4: Investment securities (continued)

The following tables summarizes the gross unrealized losses and estimated fair value of FNSC’s investments in debt securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2012 and 2011:

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair Value	Unrealized Losses	Fair Value	Unrealized losses

2012
Held-to-maturity
Obligations of states and political subdivisions	$-	$-	$-	$-	$-	$-
Residential mortgage-backed securities	-	-	-	-	-	-
	-	-	-	-	-	-
Available-for-sale
U.S. government agencies and corporations	$14,996,325	$(3,675)	$-	$-	$14,996,325	$(3,675)
Obligations of states and political subdivisions	-	-	-	-	-	-

	$14,996,325	$(3,675)	$-	$-	$14,996,325	$(3,675)

2011
Held-to-maturity
Obligations of states and political subdivisions	$-	$-	$-	$-	$-	$-
Residential mortgage-backed securities	-	-	-	-	-	-
	-	-	-	-	-	-
Available-for-sale
U.S. government agencies and corporations	$27,483,315	$(16,551)	$-	$-	$27,483,315	$(16,551)
Obligations of states and political subdivisions	-	-	-	-	-	-

	$27,483,315	$(16,551)	$-	$-	$27,483,315	$(16,551)

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 4: Investment securities (continued)

Management has the ability and intent to hold the securities classified as held to maturity until they mature, at which time FNSC expects to receive full value for the securities.  Furthermore, as of December 31, 2012 and 2011, management also had the ability and intent to hold the securities classified as available-for-sale for a period of time sufficient for a recovery of cost.  Management does not believe any of the securities are impaired due to reasons of credit quality.  Accordingly, as of December 31, 2012 and 2011, since it is not more likely than not that FNSC will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, management believes the impairments detailed in the table above are temporary.

The scheduled maturities, which can differ from contractual maturities because issuers may have the right to call or prepay obligations with or without penalties, of held-to-maturity and available-for-sale debt securities at December 31, 2012 are as follows:

	Held-to-maturity		Available-for-sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$442,262	$443,678	$115,600,120	$115,678,370
Due after one year through five years	557,726	560,078	28,005,647	28,190,439
Due after five years through ten years	60,000	60,505	1,966,567	2,098,530
Due after ten years	-	-	1,117,697	1,188,736
	1,059,988	1,064,261	146,690,031	147,156,075
Mortgage-backed securities	124,776	139,129	3,523,843	3,715,805
	$1,184,764	$1,203,390	$150,213,874	$150,871,880

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 5: Loans and allowance for loans losses

Loans, net of discounts aggregating zero in 2012 and $463,000 in 2011, consisted of the following at December 31:

	2012	2011
	(Dollars in thousands)
Real estate:
Residential 1-4 family	$161,759	$156,459
Non-farm/non-residential	176,561	177,301
Construction/land development	77,690	82,012
Agricultural	43,837	44,220
Multifamily residential	12,098	12,124
Commercial and agricultural	77,264	78,761
Consumer	29,027	31,052
Other	3,490	3,212
Total Loans	$581,726	$585,141

Nonaccrual loans consisted of the following at December 31:

	2012	2011
	(Dollars in thousands)
Real estate:
Residential 1-4 family	$201	$428
Non-farm/non-residential	937	265
Construction/land development	-	93
Agricultural	-	1,014
Multifamily residential	-	-
Commercial and agricultural	-	76
Consumer	30	37
Other	-	53
Total Nonaccrual Loans	$1,168	$1,966

The tables on pages F-95 and F-96 are a summary of FNSC’s allowance for loan losses and recorded investment in loans by principal loan category and a summary of credit quality indicators for FNSC’s loans by principal category for the years ended December 31, 2012 and 2011.

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 5: Loans and allowance for loan losses (continued)

Year Ended December 31, 2012
	Real Estate
	Residential 1-4 Family	Non-farm/ Non- Residential	Construction/ Land Development	Agricultural	Multi- Family Residential	Commercial and Agricultural	Consumer	Other	Unallocated	Total
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$2,691	$3,179	$1,333	$742	$253	$698	$347	$39	$3,574	$12,856
Charge-offs	(282)	(101)	(114)	(147)	-	(37)	(251)	(37)	-	(969)
Recoveries	63	-	37	-	-	11	57	36	-	204
Provisions	(396)	(59)	(386)	34	231	(366)	105	1	1,958	1,122
Ending balance	$2,076	$3,019	$870	$629	$484	$306	$258	$39	$5,532	$13,213
Ending balance:
ALL for individually evaluated impaired loans	$-	$866	$-	$-	$268	$-	$-	$-	$-	$1,134
Ending balance:
ALL for all other loans	2,076	2,153	870	629	216	306	258	39	5,532	12,079
Ending balance	$2,076	$3,019	$870	$629	$484	$306	$258	$39	$5,532	$13,213
Loans:
Ending balance: individually evaluated impaired loans	$-	$3,001	$-	$-	$776	$-	$-	$-	$-	$3,777
Ending balance: all other loans	161,759	173,560	77,690	43,837	11,322	77,264	29,027	3,490	-	577,949
	$161,759	$176,561	$77,690	$43,837	$12,098	$77,264	$29,027	$3,490	$-	$581,726

Credit Quality Indicators
	Real Estate
	Residential 1-4 Family	Non-farm/ Non- Residential	Construction/ Land Development	Agricultural	Multi- Family Residential	Commercial and Agricultural	Consumer	Other	Total
	(Dollars in thousands)
Credit quality indicators:
Satisfactory	$150,790	$162,015	$73,551	$42,083	$11,322	$76,336	$28,353	$3,490	$547,940
Special Mention	298	-	127	-	-	-	-	-	425
Watch	3,982	8,720	1,146	642	-	310	376	-	15,176
Substandard	6,689	5,826	2,866	1,112	776	618	298	-	18,185
Total loans	$161,759	$176,561	$77,690	$43,837	$12,098	$77,264	$29,027	$3,490	$581,726

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 5: Loans and allowance for loan losses (continued)

December 31, 2011
	Real Estate
	Residential 1-4 Family	Non-farm/ Non- Residential	Construction/ Land Development	Agricultural	Multi- Family Residential	Commercial and Agricultural	Consumer	Other	Unallocated	Total
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$2,461	$3,173	$1,144	$704	$251	$521	$337	$24	$2,090	$11,605
Charge-offs	(292)	(167)	-	(138)	-	(446)	(172)	(43)	-	(1,258)
Recoveries	34	95	51	-	-	54	26	36	-	296
Provisions	488	78	138	176	2	569	156	22	584	2,213
Ending balance	$2,691	$3,179	$1,333	$742	$253	$698	$347	$39	$3,574	$12,856
Ending balance:
ALL for individually evaluated impaired loans	$-	$291	$-	$-	$-	$-	$-	$-	$-	$291
Ending balance:
ALL for all other loans	2,691	2,888	1,333	742	253	698	347	39	3,574	12,565
Ending balance	$2,691	$3,179	$1,333	$742	$253	$698	$347	$39	$5,574	$12,856
Loans:
Ending balance: individually evaluated impaired loans	$-	$1,491	$-	$-	$-	$-	$-	$-	$-	$1,491
Ending balance: all other loans	156,459	175,810	82,012	44,220	12,124	78,761	31,052	3,212	-	583,650
	$156,459	$177,301	$82,012	$44,220	$12,124	$78,761	$31,052	$3,212	$-	$585,141

Credit Quality Indicators
	Real Estate
	Residential 1-4 Family	Non-farm/ Non- Residential	Construction/ Land Development	Agricultural	Multi- Family Residential	Commercial and Agricultural	Consumer	Other	Total
	(Dollars in thousands)
Credit quality indicators:
Satisfactory	$147,028	$158,014	$78,035	$42,195	$12,124	$74,517	$30,543	$3,212	$545,668
Special Mention	227	-	138	-	-	3,035	-	-	3,400
Watch	4,061	4,888	2,170	731	-	587	152	-	12,589
Substandard	5,143	14,399	1,669	1,294	-	622	357	-	23,484
Total loans	$156,459	$177,301	$82,012	$44,220	$12,124	$78,761	$31,052	$3,212	$585,141

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 5: Loans and allowance for loan losses (continued)

The following categories of credit quality indicators are used by FNSC:

Satisfactory – Loans in this category are considered to be a satisfactory credit risk and are generally considered to be collectible in full.

Special Mention – Loans in this category have potential weaknesses which, if left uncorrected, may result in deterioration of repayment prospects.

Watch – Loans in this category are presently protected from apparent loss, however, weaknesses exist which could cause future impairment of repayment of principal and interest.

Substandard – Loans in this category are characterized by deterioration in quality exhibited by a number of weaknesses requiring corrective action and posing some risk of loss.

The following is a summary of impaired loans, all of which had an allowance for loan losses allocation, as of and for the year ended December 31:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
(Dollars in thousands)
2012
Real estate:
Residential 1-4 family	$-	$-	$-	$-
Non-farm/non-residential (two loans)	3,001	3,001	866	2,990
Construction/land development	-	-	-	-
Agricultural	-	-	-	-
Multifamily residential (one loan)	776	776	268	861
Commercial and agricultural	-	-	-	-
Consumer	-	-	-	-
Other	-	-	-	-
Total Loans	$3,777	$3,777	$1,134	$3,851

(Dollars in thousands)
2011
Real estate:
Residential 1-4 family	$-	$-	$-	$-
Non-farm/non-residential (one loan)	1,491	1,491	291	1,490
Construction/land development	-	-	-	-
Agricultural	-	-	-	-
Multifamily residential	-	-	-	-
Commercial and agricultural	-	-	-	-
Consumer	-	-	-	-
Other	-	-	-	-
Total Loans	$1,491	$1,491	$291	$1,490

Interest income recognized on impaired loans was not significant during the years ended December 31, 2012 and 2011.

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 5: Loans and allowance for loan losses (continued)

The following is an aging analysis of past due loans at December 31, 2012 and 2011:

	30-89 Days Past Due	Greater Than 90 Days(1)	Total Past Due	Current(2)	Total Loans
	(Dollars in thousands)
2012
Real Estate:
Residential 1-4 family	$1,028	$318	$1,346	$160,413	$161,759
Non-farm/non-residential	553	937	1,490	175,071	176,561
Construction/land development	95	22	117	77,573	77,690
Agricultural	257	-	257	43,580	43,837
Multifamily residential	-	-	-	12,098	12,098
Commercial and agricultural	165	-	165	77,099	77,264
Consumer	117	37	154	28,873	29,027
Other	-	-	-	3,490	3,490
Total	$2,215	$1,314	$3,529	$578,197	581,726

2011
Real Estate:
Residential 1-4 family	$1,899	$719	$2,618	$153,841	$156,459
Non-farm/non-residential	436	265	701	176,600	177,301
Construction/land development	88	308	396	81,616	82,012
Agricultural	9	1,014	1,023	43,197	44,220
Multifamily residential	-	-	-	12,124	12,124
Commercial and agricultural	968	94	1,062	77,699	78,761
Consumer	167	51	218	30,834	31,052
Other	15	53	68	3,144	3,212
Total	$3,582	$2,504	$6,086	$579,055	585,141

(4)	Includes $1,168,000 in 2012 and $1,966,000 in 2011 of loans on nonaccrual status.

Transactions in the allowance for loan losses were as follows:

	2012	2011
	(Dollars in thousands)

Balance – January 1	$12,856	$11,605
Provision for loan losses	1,122	2,213
Net charge-offs:
Charge-offs (deduction	(969)	(1,258)
Recoveries	204	296
	(765)	(962)

Balance – December 31	$13,213	$12,856

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 6: Premises and fixed assets

Premises and fixed assets consist of the following at December 31:

	2012	2011

Land	$6,871,878	$6,852,681
Buildings and improvements	32,937,550	32,178,988
Furniture and equipment	11,559,757	10,802,853
	51,369,185	49,834,522
Less accumulated depreciation and amortization	(19,337,301)	(17,947,380)

	$32,031,884	$31,887,142

Depreciation expense amounted to $1,513,037 and $1,394,700 for 2012 and 2011, respectively.

Note 7: Deposits

The following summarizes information on deposits as of December 31:

	2012	2011

Noninterest bearing	$179,025,329	$140,154,680
NOW and money market accounts	307,408,735	287,422,675
Savings accounts	67,903,237	65,607,755
Certificates of deposit, $100,000 and over	98,273,992	119,460,465
Other certificates of deposit	118,232,991	128,324,145

	$770,844,284	$740,969,720

At December 31, 2012, scheduled maturities of certificates of deposit, which aggregated $216,506,983, are as follows: 2013 - $190,850,985; 2014 through 2015 - $22,837,998; 2016 and thereafter $2,818,000. Certificates of deposit included fully insured brokered deposits of approximately $3,141,000 and $3,544,000 at December 31, 2012 and 2011.

Note 8: Other borrowed funds

The following summarizes information on other borrowed funds as of December 31:

	2012	2011

Federal Home Loan Bank advances	$44,678,536	$44,009,857
Parent company note payable to a bank	7,000,000	-

	$51,678,536	$44,009,857

Federal Home Loan Bank (“FHLB”) advances are generally payable in monthly installments with interest rates ranging from 0.81% to 7.80% and have final maturities ranging from 2013 through 2031. The banks are required to maintain specified levels of qualifying real estate mortgage loan collateral to secure the borrowings under the FHLB blanket lien program.

During December 2012, FNSC executed a $7,000,000 note payable to an unrelated bank due in annual installments with a stated maturity in 2016 and with interest payable quarterly at a variable rate (4% at December 31, 2012). The note payable is secured by the outstanding stock of FNSC’s subsidiaries. The related loan agreement requires FNSC to maintain certain financial ratios and to obtain the approval of the lender prior to paying dividends to FNSC’s shareholders.

Scheduled principal payments on other borrowed funds are as follows as of December 31, 2012: 2013 - $14,115,505; 2014 - $4,364,202; 2015 - $3,886,574; 2016 - $3,190,528; and 2017 - $1,484,178.

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 9: Loans to related parties

The bank subsidiaries have had, and expect to have in the future, banking transactions in the ordinary course of business with their executive officers and directors. Such transactions have been on similar terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others, and have involved no more than normal risk or other potential unfavorable aspects. Loans made to such borrowers (including companies in which they are principal owners) amounted to approximately $14,859,000 and $12,761,000 at December 31, 2012 and 2011, respectively. For the year ended December 31, 2012, new loans to such borrowers aggregated approximately $4,500,000 and payments aggregated approximately $2,402,000. For the year ended December 31, 2011, new loans to such borrowers aggregated approximately $860,000 and payments aggregated approximately $6,883,000.

Note 10: Employee benefit plans

FNSC has a 401(k) plan covering substantially all full-time employees. FNSC’s expense related to the plans amounted to approximately $207,000 and $216,000 in 2012 and 2011, respectively.

Note 11: Income taxes

The provision for income taxes for the years ended December 31, 2012 and 2011 consisted of the following:

	2012	2011
	(As Restated)	(As Restated)
Current:
Federal	$4,859,430	$5,094,515
State	960,758	966,642
	5,820,188	6,061,157

Deferred:
Federal	(301,000)	(631,000)
State	(39,000)	(143,000)
	(340,000)	(774,000)

Provisions for income taxes	$5,480,188	$5,287,157

The reasons for the differences between income tax expense and the amount computed by applying the statutory federal income tax rate to income before taxes are as follows:

	2012	2011
	(As Restated)	(As Restated)

Federal income taxes at statutory rate	$4,993,193	$4,800,743
Add (deduct):
State income taxes, net of federal tax benefit	605,871	541,380
Tax exempt interest income	(126,771)	(115,079)
Other, net	7,895	60,113

Provisions for income taxes	$5,480,188	$5,287,157

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 11: Income taxes (continued)

Significant components of FNSC’s deferred tax liabilities and assets as of December 31 are as follows:

	2012	2011

Deferred tax assets:
Allowance for loan losses	$5,153,000	$5,343,000
Discounts on loans	-	181,000
Other	324,000	258,000
Total deferred tax assets	5,477,000	5,782,000
Deferred tax liabilities
Premises and equipment	$3,650,000	$3,693,000
Core deposit intangible assets	347,000	510,000
Investment securities	335,000	371,000
Other	233,000	257,000
Total deferred tax liabilities	4,565,000	4,831,000

Net deferred tax assets	$912,000	$951,000

A valuation allowance for deferred tax assets is recognized to reduce such assets to the amount that is more likely than not to be realized. Net deferred tax assets may also be reduced if uncertain tax positions exist. At December 31, 2012 and 2011, there were no uncertain tax positions or valuation allowances for deferred tax assets. FNSC is no longer subject to federal and state income tax examinations by tax authorities for years prior to 2009.

Note 12: Commitments and contingencies

In the normal course of business there are various commitments outstanding and contingent liabilities, such as commitments to extend credit, including standby letters of credit to assure performance or to support debt obligations, which are not reflected in the accompanying consolidated financial statements. These arrangements have credit risk essentially the same as that involved in extending loans to customers.

Commitments to extend credit which amounted to approximately $80,000,000 and $84,000,000 at December 31, 2012 and 2011, respectively, are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. FNSC evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include real estate, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 12: Commitments and contingencies (continued)

Standby letters of credit which amounted to $46,000 and $50,000 at December 31, 2012 and 2011, respectively, are conditional commitments issued by FNSC to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowings arrangements and similar transactions.

FNSC's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. FNSC uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

FNSC was not required to perform on any financial guarantees and did not incur any losses on its commitments during 2012 or 2011.

Note 13: Concentrations of credit risk

Most of FNSC's business activity is with customers located in Arkansas and Southeastern Oklahoma. The concentrations of credit by major category of loan type are set forth in Note 5.

FNSC’s asset base is exposed to risk, including the risk resulting from changes in interest rates, market values of collateral for loans to customers and changes in the timing of cash flows. FNSC monitors the effect of such risk by considering the mismatch of the maturities of its assets and liabilities in the current interest rate environment and the sensitivity of assets and liabilities to changes in interest rates. FNSC’s management has considered the effect of significant increases and decreases in interest rates and believes such changes, if they occurred, would be manageable and would not affect the ability of FNSC to hold its assets to maturity. However, FNSC is exposed to significant market risk in the unlikely event of significant and prolonged interest rate changes.

Note 14: Regulatory matters

Certain regulatory restrictions exist regarding the ability of the bank subsidiaries to transfer funds to FNSC in the form of cash dividends. The bank subsidiaries may pay dividends up to the net profits in the current year plus retained net profits for the preceding two years.

FNSC and the subsidiary banks are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on FNSC’s or the banks’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, FNSC and the banks must meet specific capital guidelines that involve quantitative measures of FNSC’s and the banks’ assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. FNSC’s and the banks’ capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require FNSC and the banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2012, that FNSC and the banks met all capital adequacy requirements to which they are subject.

As of the most recent notification from the regulatory agencies, the banks were categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the banks’ categories.

The actual capital amounts and ratios of FNSC (consolidated) and First National Bank, Hot Springs (“FNBHS”) and Heritage Bank (“Heritage”), for the years ended December 31, 2012 and 2011, are presented in the following table:

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 14: Regulatory matters (continued)

	Actual		For Minimum Capital Adequacy		Minimum To Be Well Capitalized(1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
	(As Restated)	(As Restated)
As of December 31, 2012
Leverage (Tier 1 Capital to Average Assets)
Consolidated	$88,127	9.7%	$36,546	4.0%	N/A	N/A
FNBHS	69,097	10.2	27,006	4.0	$33,757	5.0%
Heritage	24,854	10.4	9,541	4.0	11,923	5.0
Tier I Capital (to Risk-Weighted Assets)
Consolidated	88,127	14.8	23,788	4.0	N/A	N/A
FNBHS	69,097	16.5	16,729	4.0	25,094	6.0
Heritage	24,854	14.1	7,045	4.0	10,568	6.0
Total Capital (to Risk-Weighted Assets)
Consolidated	95,689	16.1	47,576	8.0	N/A	N/A
FNBHS	74,348	17.8	33,458	8.0	41,824	10.0
Heritage	27,079	15.4	14,090	8.0	17,613	10.0

As of December 31, 2011
Leverage (Tier 1 Capital to Average Assets)
Consolidated	$105,474	11.5%	$36,678	4.0%	N/A	N/A
FNBHS	74,976	11.0	27,344	4.0	$34,180	5.0%
Heritage	28,574	12.3	9,296	4.0	11,620	5.0
Tier I Capital (to Risk-Weighted Assets)
Consolidated	105,474	17.7	23,872	4.0	N/A	N/A
FNBHS	74,976	17.7	16,966	4.0	25,449	6.0
Heritage	28,574	16.5	6,949	4.0	10,424	6.0
Total Capital (to Risk-Weighted Assets)
Consolidated	113,011	18.9	47,744	8.0	N/A	N/A
FNBHS	80,327	18.9	33,931	8.0	42,414	10.0
Heritage	30,764	17.7	13,899	8.0	17,373	10.0

(1) Not applicable (N/A) for bank holding companies such as FNSC.

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 15: Fair value measurements

FASB Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurement, provides that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the inputs used to develop those assumptions and measure fair value. The hierarchy requires FNSC to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

A description of the valuation methodologies used for instruments measured at fair value follows, as well as the classification of such instruments within the valuation hierarchy.

Available-for-sale Securities

Available-for-sale securities are the most significant instruments valued on a recurring basis which are held by FNSC at fair value. FNSC does not have any Level 3 securities and had only approximately $454,000 of Level 1 securities at December 31, 2012 (none at December 31, 2011). Primarily all of FNSC’s securities are considered to be Level 2 securities and consist primarily of U.S. government-sponsored enterprises, mortgage-backed securities and securities of states and political subdivisions. For these securities, FNSC obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 15: Fair value measurements (continued)

Impaired Loans

Impaired loans that are collateral dependent are the only material financial assets valued on a non-recurring basis which are held by FNSC at fair value. Loan impairment is reported when full payment under the loan terms is not expected. Impaired loans are carried at the net realizable value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require increase, such increase is reported as a component of the provision for loan losses. The fair value of loans with specific allocated losses was approximately $2,643,000 and $1,200,000 as of December 31, 2012 and 2011, respectively. This valuation is considered Level 3, consisting of appraisals of underlying collateral.

Other Real Estate Owned (“OREO”)

As of December 31, 2012 and 2011, FNSC has $1,624,176 and $2,103,887, respectively, in OREO which includes all real estate, other than bank premises used in bank operations, owned or controlled by FNSC, including real estate acquired in settlement of loans. OREO assets held for sale are the only material nonfinancial assets valued on a nonrecurring basis which are held by FNSC at fair value, less estimated costs to sell. At foreclosure, if the fair value, less estimated costs to sell, of the real estate acquired is less than FNSC’s recorded investment in the related loan, a write-down is recognized through a charge to the allowance for loan losses. Additionally, valuations are periodically performed by management and any subsequent reduction in value is recognized by a charge to income. The fair value of OREO held for sale is estimated using Level 3 inputs based on appraisals of underlying collateral. As of December 31, 2012 and 2011, the fair value of OREO held for sale, less estimated costs to sell, for which write-downs were recognized by a charge to income subsequent to acquisition of the properties was approximately $485,000 and $635,000, respectively.

FNSC has segregated financial and nonfinancial assets and liabilities that are measured at fair value into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date in the table below:

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 15: Fair value measurements (continued)

	Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable
	Total	(Level 1)	(Level 2)	(Level 3)
	(Dollars in thousands)
December 31, 2012

Available-for-sale securities	$151,477	$454	$151,023	$-
Impaired loans	2,643	-	-	2,643
OREO	485	-	-	485

December 31, 2011

Available-for-sale securities	$155,155	$-	$155,155	$-
Impaired loans	1,200	-	-	1,200
OREO	635	-	-	635

FNSC did not record any liabilities at fair value for which measurement of the fair value was made on a recurring or nonrecurring basis during the years ended December 31, 2012 and 2011.

Note 16: Fair values of financial instruments

The following methods and assumptions were used by FNSC in estimating its fair value disclosures for financial instruments for the years ended December 31, 2012 and 2011:

Cash, due from banks, and federal funds sold: The carrying amounts for these assets reported in the balance sheet approximate their fair values and are classified within Level 1 of the hierarchy.

Investment securities: Fair values for investment securities are based on quoted market prices, where available (level 1 of the hierarchy – none at December 31, 2011). If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, which would be classified within Level 2 of the hierarchy.

Loans: The fair values for loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality, which would be classified within Level 3 of the hierarchy.

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 16: Fair values of financial instruments (continued)

Deposits: The fair values of noninterest bearing deposits, interest bearing transaction accounts and savings accounts are the amount payable on demand at the reporting date (i.e., their carrying amounts), which would be classified within Level 1 of the hierarchy. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of such deposits, which would be classified within Level 3 of the hierarchy.

Federal funds purchased and securities sold under agreements to repurchase: The carrying amounts of federal funds purchased and securities sold under agreements to repurchase approximate their fair values and are classified within Level 1of the hierarchy.

Other borrowed funds: Fair values are estimated using rates currently offered for borrowings of similar maturities, which would be classified within Level 2 of the hierarchy.

Accrued interest receivable and payable: The carrying amounts of accrued interest receivable and payable approximate their fair values and are classified within Level 1 of the hierarchy.

Commitments to extend credit and standby letters of credit: The fair values of commitments are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. The fair values of standby letters of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. Due to the insignificance of the fees that would be currently charged for such agreements and the short-term nature of the current agreements, no fair value estimates have been made for commitments to extend credit and standby letters of credit.

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 16: Fair values of financial instruments (continued)

The estimated fair values of FNSC's financial instruments were as follows at December 31, 2012 and 2011:

	2012		2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks and federal funds sold	$153,094,476	$153,094,476	$123,648,219	$123,648,219
Held-to-maturity securities	1,184,764	1,203,390	758,828	785,080
Available-for-sale securities	151,477,257	151,477,257	155,155,647	155,155,647
Loans, net	568,513,216	568,600,000	572,284,599	572,300,000
Accrued interest receivable	3,287,011	3,287,011	3,699,048	3,699,048

Financial liabilities
Deposits	$770,844,284	$771,200,000	$740,969,720	$741,200,000
Federal funds purchased and securities sold under agreements to repurchase	10,000,000	10,000,000	10,000,000	10,000,000
Other borrowed funds	51,678,536	53,200,000	44,009,857	45,500,000
Accrued interest payable	317,455	317,455	430,904	430,904

Note 17: Supplemental cash flows information

FNSC paid $4,837,739 and $6,924,371 in interest on deposits and other borrowings during 2012 and 2011, respectively. Cash payments for income taxes amounted to $4,855,000 and $6,560,000 during 2012 and 2011, respectively. Loans transferred to other real estate owned amounted to approximately $856,000 and $806,000 during 2012 and 2011, respectively.

Note 18: Supplemental income statement information

The following categories of other noninterest income exceeded one percent of the aggregate of total interest income and total noninterest income for the years indicated: Interchange fees - $516,741 in 2012 and $616,424 in 2011; ATM/debit card income - $482,113 in 2011. The following categories of other expenses exceeded one percent of the aggregate of total interest income and total noninterest income for the years indicated: Data processing fees - $1,664,664 in 2012, and $1,476,049 in 2011; telephone - $704,387 in 2012 and $700,004 in 2011; and advertising - $499,144 in 2012.

There were no losses on sales of available-for-sale investment securities during 2012 and 2011.

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 19: Restatement of consolidated financial statements

During the preparation of' FNSC's consolidated financial statements for the quarter ended June 30, 2013, it was determined that errors had occurred in FNSC’s accounting for the prepaid deposit insurance assessment charge required by the FDIC for the years 2010 through 2012. The errors related primarily to amortizing the prepaid amount over the three-year period without making adjustments for actual quarterly billings from the FDIC. The impact of FNSC’s method of accounting was not significant to the consolidated financial statements during 2010. However, for 2011 and 2012, FNSC’s assessment charges billed by the FDIC were approximately $1,286,000 less than the estimated amounts for those years included in the original prepaid assessment charge. During June of 2013, FNSC received a refund from the FDIC for the overpayment amount.

FNSC has restated the Consolidated Balance Sheet at December 31, 2012 and 2011 and the Consolidated Statements of Income, Comprehensive Income, Shareholders’ Equity and Cash Flows for the years then ended in order correct the errors noted in the calculation of the prepaid assessment charge for those years. The following tables set forth the effects of the restatement on the previously reported 2012 and 2011 Consolidated Balance Sheet and Consolidated Statements of Income, Comprehensive Income, Shareholders’ Equity and Cash Flows:

	Year Ended December 31, 2012 As Reported	Adjustment	Year Ended December 31, 2012 As Restated

Consolidated Balance Sheet
Other assets	$10,921,498	$1,286,025	$12,207,523
Total assets	979,242,817	1,286,025	980,528,842
Other liabilities	1,531,327	492,419	2,023,746
Total liabilities	834,371,602	492,419	834,864,021
Retained earnings	133,479,751	793,606	134,273,357
Total shareholders’ equity	144,871,215	793,606	145,664,821
Total liabilities and shareholders’ equity	979,242,817	1,286,025	980,528,842

Consolidated Statement of Income
Other expenses	$8,290,229	$(542,251)	$7,747,978
Total other expenses	23,125,964	(542,251)	22,583,713
Income before income taxes	14,027,907	542,251	14,570,158
Provision for income taxes	5,272,560	207,628	5,480,188
Net income	8,755,347	334,623	9,089,970

Basic earnings per share	$81.22	$3.10	84.32

Consolidated Statement of Comprehensive Income
Net income	$8,755,347	$334,623	$9,089,970
Comprehensive income	8,697,782	334,623	9,032,405

Consolidated Statement of Shareholders’ Equity
Net income	$8,755,347	$334,623	$9,089,970
Retained Earnings	133,479,751	793,606	134,273,357
Total Shareholders’ Equity	144,871,215	793,606	145,664,821

Consolidated Statement of Cash Flows
Net income	$8,755,347	$334,623	$9,089,970
Decrease in accrued interest receivable and other assets	3,028,453	(542,251)	2,486,202
Increase (decrease) in accrued interest payable and other liabilities	535,348	207,628	742,976

FIRST NATIONAL SECURITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 19: Restatement of consolidated financial statements (continued)

	Year Ended December 31, 2011 As Reported	Adjustment	Year Ended December 31, 2011 As Restated

Consolidated Balance Sheet
Other assets	$12,352,914	$743,774	$13,096,688
Total assets	959,416,444	743,774	960,160,218
Other liabilities	882,530	284,791	1,167,321
Total liabilities	796,293,011	284,791	796,577,802
Retained earnings	151,674,404	458,983	152,133,387
Total shareholders’ equity	163,123,433	458,983	163,582,416
Total liabilities and shareholders’ equity	959,416,444	743,774	960,160,218

Consolidated Statement of Income
Other expenses	$8,598,401	$(743,774)	$7,854,627
Total other expenses	23,843,733	(743,774)	23,099,959
Income before income taxes	13,264,815	743,774	14,008,589
Provision for income taxes	5,002,366	284,791	5,287,157
Net income	8,262,449	458,983	8,721,432

Basic earnings per share	$76.65	$4.25	$80.90

Consolidated Statement of Comprehensive Income
Net income	$8,262,449	$458,983	$8,721,432
Comprehensive income	8,579,946	458,983	9,038,929

Consolidated Statement of Shareholders’ Equity
Net income	$8,262,449	$458,983	$8,721,432
Retained Earnings	151,674,404	458,983	152,133,387
Total Shareholders’ Equity	163,123,433	458,983	163,582,416

Consolidated Statement of Cash Flows
Net income	$8,262,449	$458,983	$8,721,432
Decrease in accrued interest receivable and other assets	709,098	(743,774)	(34,676)
Increase (decrease) in accrued interest payable and other liabilities	(2,030,102)	284,791	(1,745,311)

[END OF NOTES TO FINANCIAL STATEMENTS]

 Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

AND

FIRST NATIONAL SECURITY COMPANY

DATED AS OF JULY 1, 2013

A-i

A-ii

(continued)
Page

Section 5.28.	Information Provided	A-49
Section 5.29.	Finders’ Fees	A-49

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1.	Conduct of the Company	A-49
Section 6.2.	Covenants of Parent	A-50

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1.	Regulatory Matters	A-51
Section 7.2.	Access to Information	A-52
Section 7.3.	SEC Filings and Shareholder Approval	A-53
Section 7.4.	Public Disclosure	A-55
Section 7.5.	Additional Agreements	A-55
Section 7.6.	Indemnification; Directors’ and Officers’ Insurance	A-55
Section 7.7.	No Solicitation	A-57
Section 7.8.	Certain Notices	A-63

ARTICLE VIII
CONDITIONS PRECEDENT

Section 8.1.	Conditions to Each Party’s Obligation to Effect the Closing	A-63
Section 8.2.	Conditions to Obligations of Parent	A-64
Section 8.3.	Conditions to Obligations of Company	A-65
ARTICLE IX
TERMINATION AND AMENDMENT
Section 9.1.	Termination	A-66
Section 9.2.	Effect of Termination	A-67
Section 9.3.	Termination Fee	A-67
Section 9.4.	Amendment	A-68
Section 9.5.	Extension; Waiver	A-68

ARTICLE X
GENERAL PROVISIONS

Section 10.1.	No Survival of Representations and Warranties and Agreements	A-68
Section 10.2.	Expenses	A-68
Section 10.3.	Notices	A-68
Section 10.4.	Interpretation	A-70
Section 10.5.	Counterparts	A-70
Section 10.6.	Entire Agreement	A-70
Section 10.7.	Governing Law; Venue; WAIVER OF JURY TRIAL	A-70
Section 10.8.	Specific Performance	A-71

A-iii

(continued)
Page

Section 10.9.	Severability	A-71
Section 10.10.	Assignment; Third-Party Beneficiaries	A-71

Exhibit A – Form of Voting Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 1, 2013, is entered into by and between First Federal Bancshares of Arkansas, Inc., an Arkansas corporation (“Parent”), and First National Security Company, an Arkansas corporation (the “Company”) (each, a “Party,” and together, the “Parties”).

RECITALS

WHEREAS, the boards of directors of the Company (the “Company Board”) and Parent (the “Parent Board”) have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which the Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the Company and Parent have required, as a condition to their willingness to enter into this Agreement, that the respective majority shareholders of the Company and Parent enter into Voting Agreements, dated as of the date hereof, substantially in the form attached as Exhibit A (the “Voting Agreements”); and

WHEREAS, the Parties intend that for federal income Tax purposes the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Definitions.

(a)     As used herein, the following terms have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Little Rock, Arkansas are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Cash Consideration” shall mean cash to be received in the Merger by a holder of a share of Company Common Stock, which in the aggregate shall equal $74,000,000.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and all the rules and regulations thereunder.

“Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company Shares” means the aggregate number of shares of the Company issued and outstanding immediately prior to the Effective Time, including options, if any (which, for the avoidance of doubt, includes Dissenting Shares).

“Company Shareholders” shall mean holders of Company Common Stock.

“Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Plans listed in Section 4.16(a) of the Company Disclosure Schedule.

“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

“End Date” shall mean March 31, 2014.

“Environmental Laws” shall mean any applicable federal, national, state, provincial or local Laws, judgments, or contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or safety (as it relates to Hazardous Materials) or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“ERISA” shall mean, the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Hazardous Materials” shall mean any chemical, substance, waste, material, pollutant or contaminant defined as or regulated as hazardous or toxic or otherwise regulated under any Environmental Law, including the Resource Conservation and Recovery Act, hazardous wastes, “hazardous substances” as defined in CERCLA, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, asbestos and polychlorinated biphenyls (PCBs).

“Indebtedness” shall mean, as of the date of calculation, all obligations or other liabilities of a Person which in accordance with GAAP are required to be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include: (a) borrowed money, (b) in respect of letters of credit, bankers’ acceptances or other similar instruments or reimbursement obligations with respect thereto, (c) payment of the deferred purchase price of any asset, property or right, (d) a capitalized lease, (e) an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement, (f) the types described in clauses (a) through (e) above guaranteed directly or indirectly by such Person or its Subsidiaries, (g) indebtedness, liabilities and obligations of third parties, including joint ventures and partnerships of which such Person is a venturer or general partner, recourse to which may be had against such Person and (h) any mortgage, deed of trust, indenture, security agreement or other agreement securing any of the foregoing obligations.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including source code, executable code, data, databases and related documentation); and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” with respect to the Company, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 1.1 of the Company Disclosure Schedule and with respect to Parent, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 1.1 of the Parent Disclosure Schedule.

“Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Liens” shall mean any liens, pledges, charges, mortgages, deeds of trust, security interests, hypothecations, and other encumbrances or other limitations or restrictions.

“Material Adverse Effect” shall mean, with respect to Company any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of Company and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Company to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in United States generally accepted accounting principles (“GAAP”), (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) the public disclosure of this Agreement, or (E) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except, with respect to clauses (A), (B), (C) and (E), to the extent that the effects of such change disproportionately affect Company and its Subsidiaries, taken as a whole, as compared to other community-based banking institutions and their Affiliates.

“Parent Material Adverse Effect” shall mean, with respect to Parent any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Parent to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a “Parent Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) the public disclosure of this Agreement, or (E) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except, with respect to clauses (A), (B), (C) and (E), to the extent that the effects of such change disproportionately affect Parent and its Subsidiaries, taken as a whole, as compared to other community-based savings associations and their Affiliates.

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Subsidiary” shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests.

ARTICLE II
THE MERGER

Section 2.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Arkansas Business Corporation Act of 1987, as amended (the “ABCA”), at the Effective Time, Company shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Arkansas. As of the Effective Time, the separate corporate existence of Company shall cease.

Section 2.2. Effective Time. The Merger shall become effective upon filing on the Closing Date of the Articles of Merger (as set forth in Section 4-27-1109 of the ABCA, the “Articles of Merger”), executed in accordance with the relevant provisions of the ABCA, with the Secretary of State of the State of Arkansas. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

Section 2.3. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Little Rock, Arkansas time, at the offices of Kutak Rock LLP, 124 West Capitol Avenue, Little Rock, Arkansas on a date no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article VIII), or such other date as mutually agreed to by the Parties (the “Closing Date”).

Section 2.4. Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing Date, each Party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 2.5. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the ABCA.

Section 2.6. Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company or the holder of any of the following securities:

(a)     No Effect on Parent Common Stock. Each share of the common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)           Conversion of Company Common Stock.

(i)     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, the Surviving Corporation or the Company Shareholders each Company Share (other than Excluded Shares) shall be converted into the right to receive the Per Share Parent Stock Consideration and the Per Share Cash Consideration (collectively, the “Merger Consideration”).

(ii)     For purposes of this Agreement, the following terms have the meanings ascribed below:

(A)     “Per Share Cash Consideration” shall equal (x) $74,000,000, divided by (y) the number of fully diluted Company Shares outstanding immediately prior to the Effective Time, without interest thereon.

(B)      “Per Share Parent Stock Consideration” shall mean that number of shares of Parent Common Stock equal to (x) 6,252,400, divided by (y) the number of fully diluted Company Shares outstanding immediately prior to the Effective Time.

(iii)     No fractional shares of Parent Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional shares, each former shareholder of Company shall receive in cash an amount equal to the fair market value of his fractional interest, which fair market value shall be determined by multiplying such fraction by the price per share of Parent Common Stock on the Closing Date (as reported by NASDAQ).

(iv)     Excluded Shares. At the Effective Time, each Company Share issued and outstanding and held in the Company’s treasury or owned by the Parent or any of the Company’s direct or indirect wholly-owned Subsidiaries or authorized but unissued immediately prior to the Effective Time (the “Excluded Shares”) shall cease to be outstanding, and shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c)           Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a shareholder who is entitled to demand, and who properly demands, payment of the fair value of such shares pursuant to, and who complies in all respects with, Section 4-27-1302 of the ABCA (a “Dissenting Shareholder”) shall not be converted into the right to receive the Merger Consideration. For purposes of this Agreement, “Dissenting Shares” shall mean any shares of Company Common Stock as to which a Dissenting Shareholder has properly exercised a demand for payment of fair value pursuant to Section 4-27-1323 of the ABCA. At the Effective Time, all Dissenting Shares shall be cancelled and retired and shall cease to exist. No Dissenting Shareholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to demand payment of the fair value of its Dissenting Shares under the ABCA, and any Dissenting Shareholder shall be entitled to receive only the payment contemplated by Section 4-27-1325 of the ABCA with respect to the Dissenting Shares owned by such Dissenting Shareholder and not any Merger Consideration. Company shall give Parent (a) prompt notice of any written demands for payment of the fair value of Dissenting Shares, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by Company relating to shareholders’ demands for payment of fair value and (b) the opportunity to direct all negotiations and proceedings with respect to demands for payment of the fair value of Dissenting Shares under the ABCA. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of the fair value of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.7. Reserved.

Section 2.8. Exchange of Stock Certificates. Company Common Stock certificates (or evidence of shares in book entry form) shall be exchanged for the Merger Consideration, in accordance with the following procedures:

(a)     Parent shall appoint Registrar and Transfer Company, as the Person to act as exchange agent under this Agreement (the “Exchange Agent”) and which shall serve pursuant to an agreement among Parent and the Exchange Agent that is approved by the Company, which approval shall not be unreasonably withheld or delayed. At or prior to the Effective Time, Parent shall deliver to the Exchange Agent, in trust for the benefit of the Company Shareholders, (i) certificates (or evidence of shares in book entry form) representing the aggregate number of shares of Parent Common Stock (collectively, the “Parent Stock”) to be delivered to the Company Shareholders in the Merger and (ii) an amount in cash equal to the aggregate Cash Consideration to be paid to Company Shareholders in the Merger.

(b)     As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval), together with instructions thereto. Upon (i) in the case of shares of Company Common Stock represented by a certificate, the surrender of such certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive (and the Exchange Agent shall deliver) (A) certificates (or electronic equivalents) representing the number of shares of Parent Stock into which such shares of Company Common Stock shall have been converted in the Merger and (B) a check for an amount equal to the Per Share Cash Consideration multiplied by the number of Company Shares to be converted.

(c)     If any certificate (or electronic equivalent) for such Parent Stock or check is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent any transfer taxes or other taxes required by reason of issuance in a name other than the registered holder of the certificate (or electronic equivalent) surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

(d)     In no event shall the holder of any such surrendered certificates (or electronic equivalents) be entitled to receive interest on any of the Cash Consideration to be received in the Merger.

(e)     Any funds deposited with the Exchange Agent (including any interest received with respect thereto) that remains undistributed to the Company Shareholders for one year after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Section 2.8 shall thereafter look only to Parent for payment of its claim for Merger Consideration and any cash in lieu of fractional shares, in each case without any interest thereon. Parent or the Exchange Agent shall be authorized to pay the Merger Consideration to any holder of Company Common Stock whose certificate has been lost or destroyed, upon receipt of appropriate indemnification and satisfactory evidence of ownership of the shares of Company Common Stock represented thereby.

(f)     None of Parent, the Company, the Exchange Agent or the Surviving Corporation shall be liable to any Person in respect of any portion of the funds deposited with the Exchange Agent delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of such funds which remains undistributed to the holders of certificates of Company Common Stock for two years after the Effective Time (or immediately prior to such earlier date on which the funds would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g)     Exchange Agent shall invest any cash in the funds deposited with the Exchange Agent as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent. No investment losses resulting from such investments shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration.

Section 2.9. No Further Rights or Transfers; Cancellation of Treasury Shares. Other than Dissenting Shares as described in Section 2.6(d) and except for the right to surrender of the certificate(s) (or evidence of shares in book entry form) representing the Company Common Stock in exchange for the right to receive the Merger Consideration with respect to each Company Share and any cash in lieu of fractional shares of Parent Stock, at and after the Effective Time, all Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Effective Time and each holder of Company Common Stock shall cease to have any rights as a shareholder of the Company, and no transfer of Company Common Stock shall thereafter be made on the stock transfer books of the Surviving Corporation.

Section 2.10. Withholding. The Exchange Agent or Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent, Parent or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provisions of state, local or foreign tax Law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

Section 2.11. Reservation of Shares. Parent agrees that (a) prior to the Effective Time, it will take appropriate action to reserve a sufficient number of authorized but unissued shares of Parent Stock to be issued in accordance with this Agreement, and (b) at the Effective Time, Parent will issue and reserve for issuance shares of Parent Stock to the extent set forth in, and in accordance with, this Agreement.

ARTICLE III
THE SURVIVING CORPORATION

Section 3.1. Articles of Incorporation. At the Effective Time, the articles of incorporation of Parent in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

Section 3.2. Bylaws. At the Effective Time, the bylaws of Parent in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

Section 3.3. Directors and Officers. The directors and officers of Parent in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors and officers, respectively, of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Company delivered herewith (the “Company Disclosure Schedule”) (provided that each exception set forth in the Company Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure) Company hereby represents and warrants to Parent as follows:

Section 4.1. Existence and Power. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Arkansas and has all corporate powers required to own, lease and operate its properties and carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company. The Company has delivered to Parent a complete and correct copy of the Company’s articles of incorporation and its bylaws.

Section 4.2. Authorization.

(a)     The Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action on the part of the Company, and no other proceedings (corporate or otherwise) on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of the Company enforceable against it in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Law affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(b)     The Company Board, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated hereby to be performed or consummated by the Company, (ii) determining that the terms of the Merger and the other transactions to be performed or consummated by the Company are fair to and in the best interests of the Company and its shareholders, (iii) directing that this Agreement be submitted for approval by the Company’s shareholders at a meeting duly called for such purpose (the “Company Shareholder Meeting”), (iv) recommending this Agreement to the Company’s shareholders and that the Company’s shareholders approve the Merger and the other transactions contemplated hereby (the “Company Board Recommendation”), and (v) declaring the advisability of this Agreement, and none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

(c)     The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock, voting as a single class and series, is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to approve or adopt this Agreement and the Merger (the “Company Shareholder Approval”), and no separate vote of any individual class or series of capital stock of the Company is required. The affirmative vote of the majority shareholder of the Company as required by the Voting Agreement satisfies the requirement described in the immediately preceding sentence.

Section 4.3. Governmental Authorization. Except for (a) the filing of any required applications, filings or notices with the Office of the Comptroller of the Currency (the “OCC”), and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (the “Exchange Act”), and the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the “Securities Act”), (c) the filing of the Articles of Merger with the Secretary of State of the State of Arkansas pursuant to the ABCA, (d) the filing of the Bank Merger Certificates, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of listing of such Parent Common Stock on the NASDAQ Global Market (the “NASDAQ”), (g) compliance with any applicable requirements of the HSR Act, and (h) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve Bank or the Federal Reserve Bank of St. Louis (the “Federal Reserve,” as applicable), and approval of or non-objection to such applications, filings and notices, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a “Governmental Entity”) are required to be made or obtained by Company or any of its Subsidiaries in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 4.4. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in clauses (a) – (h) of Section 4. 3, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries or any Company Securities or Company Subsidiary Securities, with only such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not have a Material Adverse Effect on the Company.

Section 4.5. Capitalization.

(a)     The authorized capital stock of Company consists of 500,000 shares of Company Common Stock. As of the date of this Agreement, there are 107,800 shares of Company Common Stock issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. All Company Common Stock issued since January 1, 2010, have been issued in compliance with and not in violation of any applicable federal or state securities laws.

(b)     Except as set forth in this Section 4.5, there are no issued, reserved for issuance or outstanding (i) voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any voting securities or securities convertible into or exchangeable for voting securities of the Company, (iv) securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any voting securities of or ownership interests in the Company or (v) bonds, debentures, notes or other Indebtedness of the Company convertible into, or exchangeable for, voting securities or ownership interests in the Company (the items in clauses (i) through (v) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to issue, grant or extend any of the Company Securities or to repurchase, redeem or otherwise acquire any of the Company Securities.

Section 4.6. Subsidiaries.

(a)     Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers required to own, lease and operate its properties and carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, and would not reasonably be expected to, have a Material Adverse Effect on the Company. All Subsidiaries of the Company, their respective equity holders, and their respective jurisdictions of organization are identified on Section 4.6 of the Company Disclosure Schedule. All outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, such Subsidiary’s organizational documents or any contract to which such Subsidiary is a party or is otherwise bound.

(b)     All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (iii) securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iv) bonds, debentures, notes or other Indebtedness of any of the Company’s Subsidiaries convertible into, or exchangeable for, voting securities or ownership interests in any of its Subsidiaries (the items in clauses (i) through (iv) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to issue, grant or extend any of the Company Subsidiary Securities or to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.7. Financial Statements.

(a)     The audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012 and the related audited results of operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2012, together with the notes and schedules thereto, are correct and complete and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof and its consolidated results of operations, shareholders’ equity and cash flows for the period then ended. The unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2013 (the “Company Latest Balance Sheet”) and the related interim unaudited results of operations, shareholders’ equity and cash flows for the interim period then ended fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof and their consolidated results of operations, shareholders’ equity and cash flows for the periods then ended. The financial statements referred to in this Section 4.7 are collectively referred to herein as the “Company Financial Statements”. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.

(b)     The Company and its Subsidiaries’ financial books and records (i) are complete and correct and have been properly kept and maintained in all material respects and all transactions to which the Company and each of its Subsidiaries is or has been a party, to the extent required to be reflected, are accurately reflected therein, (ii) form an adequate basis for the Company Financial Statements, and (iii) fairly reflect in reasonable detail the material assets, liabilities and transactions relating to the Company and its Subsidiaries’ business on a consolidated basis.

Section 4.8. Absence of Certain Changes. Since December 31, 2012, (a) the Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; (b) Company and its Subsidiaries have not taken any action or agreed to take any action that would be prohibited by Section 6.1 if such actions were taken after the date hereof; and (c) there has not been any Material Adverse Effect.

Section 4.9. Legal Proceedings. Except as set forth in Section 4.9 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries. There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries.

Section 4.10. No Undisclosed Material Liabilities. Except as set forth in Section 4.10 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any material liabilities or obligations of any nature, whether accrued, contingent, absolute or otherwise, except: (i) liabilities stated on the liabilities side of the Company Latest Balance Sheet, (ii) liabilities that have arisen after the date of the Company Latest Balance Sheet in the ordinary course of business consistent with past practice and similar in nature and character to the liabilities and obligations reflected in the Company Financial Statements or otherwise in accordance with the terms and conditions of this Agreement, and (iii) liabilities to the extent expressly disclosed in the Company Disclosure Schedule.

Section 4.11. Material Contracts.

(a)     Section 4.11(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all of the following agreements (written or oral) of the Company and its Subsidiaries, specifying the parties thereto:

(i)     any contract or agreement entered into since January 1, 2009 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(ii)     any trust indenture, mortgage, promissory note, deed of trust, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or any of its Subsidiaries is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

(iii)     any contract or agreement limiting (or purporting to limit) the freedom of Company or any of its Subsidiaries or other Affiliates to engage in any line of business or to compete with any other Person or prohibiting Company or any of its Subsidiaries or other Affiliates from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv)     any contract or agreement with any Affiliate of Company or any of its Subsidiaries;

(v)     any agreement of guarantee, support or indemnification by Company or any of its Subsidiaries, assumption or endorsement by Company or any of its Subsidiaries of, or any similar commitment by Company or any of its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(vi)     any alliance, cooperation, joint venture, shareholders’ partnership or similar agreement involving a sharing of profits or losses relating to Company or any of its Subsidiaries;

(vii)     any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of Company or any of its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company;

(viii)     any contract or agreement that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by Company or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; and

(ix)     any contract not listed above that is material to the financial condition, results of operations or business of Company or any of its Subsidiaries.

(b)          The agreements set forth on Section 4.11(a) of the Company Disclosure Schedule and the Company Real Property Leases, Company Tenant Leases and Company Employee Plans are collectively referred to herein as the “Company Material Contracts”. Neither the Company nor any Subsidiary is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration of or under any Company Material Contract. Except as disclosed on Section 4.11(b) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the other parties to any Company Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereof. Except as disclosed on Section 4.11(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any written notice of the intention of any party to terminate any Company Material Contract. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Company Material Contract has repudiated or acted in a manner materially inconsistent with any provision thereof.

(c)     The Company has delivered or made available to the Parent a complete and correct copy of each written Company Material Contract. Each written Company Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

Section 4.12.   Title to Assets; Condition of Assets.

(a)     Section 4.12(a) of the Company Disclosure Schedule lists (i) all real property owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which Company or any of its Subsidiaries lease land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Company Real Property Leases”) and (iii) all leases, subleases, licenses or other use agreements between Company or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Company Owned Real Property or Company Leased Premises, as tenant, subtenant or licensee (“Company Tenant Leases”), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to Parent on or prior to the date hereof.

(b)     Except as would not be material to Company, Company or one of its Subsidiaries (i) has good and marketable title to all Company Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (D) collectively, “Permitted Encumbrances”), and (ii) has good and marketable leasehold interests in all parcels of real property leased to Company pursuant to the Company Real Property Leases (the “Company Leased Premises”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Company Real Property Leases. Since December 31, 2012, none of the Company Leased Premises or Company Owned Real Property has been taken by eminent domain (or, to Company’s Knowledge, is the subject of a pending or contemplated taking which has not been consummated). All of the land, buildings, structures, plants, facilities and other improvements leased or used by Company or any of its Subsidiaries in the conduct of Company’s or such Subsidiary’s business, other than those items that comprise part of the Company Owned Real Property, are included in the Company Leased Premises.

(c)     Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, no Person other than Company and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Company Owned Real Property or any right to use or occupy any portion of the Company Owned Real Property or (ii) any right to use or occupy any portion of the Company Leased Premises. All buildings, structures, fixtures and appurtenances comprising part of the Company Owned Real Property are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of Company’s business. Company and its Subsidiaries do not use in their businesses any material real property other than the Company Owned Real Property and the Company Leased Premises.

(d)     Company and its Subsidiaries have operated the Company Owned Real Property and the Company Leased Premises, and the continued operation of the Company Owned Real Property and the Company Leased Premises in the manner it is used in Company and its Subsidiaries’ business will be, in accordance in all material respects with all applicable Laws.

(e)     Except as would not be material to Company, (i) Company and its Subsidiaries have good, valid and marketable title to all of the personal property of Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, off-premises ATMs, as applicable, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of Company and its Subsidiaries (“Company Personal Property”) and (ii) each of the leases under which Company or any of its Subsidiaries lease Company Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Company, the lessor.

Section 4.13.   Intellectual Property.

(a)     To the Knowledge of the Company: (i) the Company and each of its Subsidiaries owns or has a valid and legally binding right to use (in each case, free and clear of any Liens other than Permitted Encumbrances) all material Intellectual Property necessary for the conduct of its business as currently conducted; and (ii) the conduct of the business and operations of the Company and its Subsidiaries does not infringe or otherwise conflict in any material respect with the rights of any Person in respect of any material Intellectual Property.

(b)     No former or current shareholder, director, manager, service provider, employee or officer or any prior or current consultant or contractor of the Company or any of its Subsidiaries has asserted or, to the Knowledge of the Company, has any ownership in any Intellectual Property used by the Company or any of its Subsidiaries in the operation of their respective businesses.

Section 4.14.   Taxes.

(a)     All federal income tax returns and all other material Tax Returns required by applicable Law to be filed with any Taxing Authority on or before the Effective Time by, or on behalf of, the Company or any of its Subsidiaries have been or will be filed when due in accordance with all applicable Law, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)     Except as disclosed on Section 4.14(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all such Taxes, and no deficiency for any Tax has been asserted or assessed in writing by a Taxing Authority against the Company or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(c)     The income and franchise Tax Returns of the Company and its Subsidiaries have not been examined since December 31, 2006.

(d)     There is no claim, audit, action, suit or proceeding now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e)     During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)     Section 4.14(f) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns and neither the Company nor or any of its Subsidiaries has received notice in writing of any claim made by a Taxing Authority in a jurisdiction not listed on Section 4.15(f) of the Company Disclosure Schedule that the Company or such Subsidiary is or may be subject to material taxation by that jurisdiction.

(g)     Except for such Liens which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, there are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due or for which the Company or such Subsidiary has established in accordance with GAAP an adequate accrual for such Taxes.

(h)     There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or Tax deficiencies against the Company or any of its Subsidiaries and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any material Taxes will be effective after the Closing.

(i)     Neither the Company nor any of its Subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(j)     Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding income Taxes).

(k)     The Company and each of its Subsidiaries is in compliance, in all material respects, with all applicable information reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes in connection with any amounts paid or owing to any employee, independent contractor, service provider, creditor or other third party.

(l)     Neither the Company nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and any wholly owned Subsidiary or Subsidiaries).

(m)     Neither the Company nor any of its Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law).

(n)     The Company and each of its Subsidiaries have made all payments of estimated Taxes required to be made under Section 6655 of the Code and any similar provisions of state, local, foreign and other Law, except for such payments of estimated Taxes which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(o)     Neither the Company nor any of its Subsidiaries has, or will as of the Closing have, any deferred gain or loss arising from deferred intercompany transactions, within the meaning of Treasury Regulation 1.1502-13, except for any such deferred gain or loss which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(p)     Neither Company nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(q)     “Tax” shall mean (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of a Person or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of a Person or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” shall mean all existing agreements or arrangements (whether or not written) binding a Person or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or Subsidiary).

Section 4.15.    Employee Benefit Plans.

(a)     Section 4.15(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each material employment, consulting, severance or similar contract and other material plan, agreement, program or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock purchase, stock option, stock appreciation or other stock related rights or other forms of incentive or deferred compensation, change-in-control benefits, fringe benefits, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate and covers any current or former officer, employee, consultant or shareholder of the Company or any of its Subsidiaries, and with respect to which the Company or any of its Subsidiaries has any potential payment obligation after the date hereof. Copies of such plans and their respective summary plan descriptions and most recent actuarial reports or financial statements, if any, (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust and all material correspondence with the IRS or United States Department of Labor with respect to such plans. Such plans are referred to collectively herein as the “Company Employee Plans.”

(b)     Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to any Employee Plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any of its ERISA Affiliates has incurred nor does the Company or any of its ERISA Affiliates reasonably expect to incur any liability pursuant to Title IV of ERISA, whether contingent or otherwise.

(c)     Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to or in any way directly or indirectly has any liability (whether contingent or otherwise) with respect to any multiemployer plan, as defined in Section 3(37) of ERISA.

(d)     Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code or has pending an application for such determination from the Internal Revenue Service, and the Company has no Knowledge of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan.

(e)     Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) entitle any employee, shareholder or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable, forgive any Indebtedness pursuant to or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible by Parent or any of its Affiliates or subject to any Tax pursuant to the terms of Section 280G or Section 4999 of the Code.

(f)     Except as set forth on Section 4.15(f) of the Company Disclosure Schedule, there are no pending, or to the Knowledge of the Company, threatened, or anticipated claims by or on behalf of any Employee Plan, by any employee or beneficiary covered under any such Employee Plan, or otherwise involving any such Employee Plan (other than routine claims for benefits).

(g)     Except as set forth on Section 4.15(g) of the Company Disclosure Schedule, no event has occurred and no condition exists that likely could subject the Company or any of its Subsidiaries to any material Tax, fine, Lien, penalty or other material liability imposed by ERISA (including any breach of fiduciary responsibility by any director, officer or employee), the Code or other applicable Laws, rules and regulations.

(h)     All contributions and payments made or accrued with respect to all Employee Plans and other benefit obligations are deductible under Section 162 or 404 of the Code, and no amount or any asset of any Employee Plan is subject to tax as unrelated business taxable income.

(i)     Except as set forth on Section 4.15(i) of the Company Disclosure Schedule, to the extent permitted by applicable Law, each Employee Plan and related trusts may be amended or terminated by the Company, its Subsidiaries or (following the Closing) Parent in accordance with its terms and without material liability to the Company, its Subsidiaries or Parent, as a result of such amendment or termination.

(j)     Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(k)     Neither the Company nor any of its Subsidiaries has promised any employee, former employee, director, manager or former director or manager, any material benefit other than pursuant to the terms of the Employee Plans described in this Section 4.15. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person, has any express commitment, whether legally enforceable or not, to modify, change or terminate any Employee Plan, other than with respect to a modification, change or termination required by or to ensure compliance with ERISA or the Code, or any other applicable Laws or administrative changes that do not increase the liabilities or obligations of the Company or any of its Subsidiaries under any such plans.

(l)     Except as set forth on Section 4.15(l) of the Company Disclosure Schedule, no payment or benefit provided pursuant to any Employee Plan will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution of this Agreement, the consummation of the transactions contemplated herein (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any Employee Plan or employment, severance or similar agreement that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code. The execution of this Agreement and the consummation of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan or employment, severance or similar agreement that will or may result in any payment of deferred compensation that will not be in compliance with Section 409A of the Code.

Section 4.16.    Environmental Matters.

(a)           Except as would not have a Material Adverse Effect on the Company:

(i)     no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s Knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

(ii)     neither the Company nor any of its Subsidiaries (x) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws or environmental permits or the investigation, removal or cleanup of hazardous materials regulated by Environmental Laws, (y) is an indemnitor in connection with any claim threatened or asserted by any third-party indemnitee for any liability under any Environmental Law, or (z) has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any claim by any Person or Governmental Entity pursuant to any Environmental Law;

(iii)     the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and

(iv)     the operations of the Company and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws.

Section 4.17.    Insurance. Company and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their Subsidiary of comparable size and operations to Company and its Subsidiaries. Company has previously delivered to Parent a true and complete list of all insurance policies applicable and available to Company and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for Company or any of its Subsidiaries (the “Company Policies”) and has provided true and complete copies of all such Company Policies to Parent. Except as set forth in Section 4.17 of the Company Disclosure Schedule, there is no claim for coverage by Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights. Each Company Policy is in full force and effect and all premiums payable by Company or any of its Subsidiaries have been timely paid, by Company or its Subsidiaries, as applicable. Neither Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies.

Section 4.18.    Labor Matters.

(a)     There are no collective bargaining or other labor union contracts applicable to any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (i) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or the transactions contemplated herein or the implementation of any layoff, reduction in force, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (ii) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Employee Plans.

(b)     Section 4.18(b) of the Company Disclosure Schedule lists every former employee entitled to (i) receive compensation from the Company or any of its Subsidiaries, or (ii) participate in any Employee Plan of the Company or any of its Subsidiaries (except for maintenance of an account balance in a 401(k) plan or where required by applicable Law or where the full cost of which is borne by a present or former employee). There are no employee, severance or similar agreements with any past or former employees of the Company or any of its Subsidiaries that provide or create a right to continued employment or compensation. There are no employment, severance or similar agreements that will be binding on the Parent or an Affiliate thereof after Closing (as a successor employer or otherwise) or which will create any obligation whatsoever after the Closing on the part of Parent or an Affiliate thereof, in regard to any employee, manager, agent, contractor or officer of the Company or any of its Subsidiaries or any Affiliate thereof. Except as set forth on Section 4.18(b) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are employed for an indefinite period and are terminable at will, with or without cause, and without cost to the Company or any of its Subsidiaries for severance obligations, or any other liability, except for payment of accrued salaries or wages and vacation pay.

(c)     Each of the Company and its Subsidiaries (i) is in compliance in all material respects with all applicable Laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment, wages and hours, immigration, the payment of social security and similar taxes, occupational safety and health and plant closing, and has not and is not engaged in any unfair labor practice; (ii) is not liable for any arrears of wages, any other compensation or benefits (including vacation or severance pay) or any Taxes related to the Company or any of its Subsidiaries or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for such employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(d)     To the Knowledge of the Company, (i) any individual engaged by the Company or any of its Subsidiaries as an independent contractor in connection with the Company or any of its Subsidiaries’ respective businesses has been accurately classified as an independent contractor for all purposes, including payroll tax, withholding, unemployment insurance and benefits, and (ii) neither the Company nor any of its Subsidiaries thereof has received notice of any pending or threatened inquiry from any Governmental Entity concerning such independent contractor status, or any pending or threatened claim by any party that any such independent contractor be reclassified as an employee for any purpose.

Section 4.19.   Reports. Company and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file (or furnish, as applicable) since January 1, 2010, with (a) the Board of Governors of the Federal Reserve, (b) the OCC and (c) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the Parties or their respective Subsidiaries (the agencies and authorities identified in clauses (a) through (e), inclusive, are, collectively, the “Regulatory Agencies”), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2010, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Any such Report regarding Company or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content.

Section 4.20.   Compliance with Applicable Law.

(a)     Company and each of its Subsidiaries hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Company and its Subsidiaries, taken as a whole, and neither Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Company and its Subsidiaries, taken as a whole.

(b)     Except as would not be material to the Company and its Subsidiaries, taken as a whole, Company and each of its Subsidiaries have properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of Company or any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)     The rating of each Subsidiary of the Company under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.” Neither Company nor any of its Subsidiaries has been informed that its status as “satisfactory” or higher for CRA purposes will change within one year of the date hereof.

Section 4.21.   Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business (including the ability to establish new bank branch offices) or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, a “Company Regulatory Agreement”), nor does Company have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Entity that could reasonably be expected to lead to the issuance of any such Company Regulatory Agreement.

Section 4.22.   Investment Securities.

(a)     Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries, taken as a whole. Such securities are valued on the books of Company and each of its Subsidiaries in accordance with GAAP.

(b)     Company and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Company and each such Subsidiary believes are prudent and reasonable in the context of such businesses.

Section 4.23.   No Investment Adviser. Neither Company nor any of its Subsidiaries serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

Section 4.24.   Loans.

(a)     Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to Company or any of its Subsidiaries (i) is evidenced by Company Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. For the purposes of this Agreement, “Company Loan Documentation” shall mean all Loan files and all documents included in Company’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(b)     The information with respect to each Loan set forth in the data storage disk produced by Company from its management information systems regarding the Loans and delivered to Parent prior to the date hereof (the “Company Loan Tape”), and, to the Knowledge of Company, any third-party information set forth in the Company Loan Tape is true, correct and accurate as of the dates specified therein.

(c)     (i) Section 4.24(c) of the Company Disclosure Schedule sets forth a list of all Loans as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(d)     Each Loan payable to Company or any of its Subsidiaries (i) was originated or purchased by Company or its Subsidiaries and its principal balance as shown on Company’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by Company or its Subsidiaries complied, including as to the Company Loan Documentation related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.

(e)     Each outstanding Loan (including Loans held for resale to investors) payable to Company or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Company or one of its Subsidiaries), and during the period of time in which such Loan was originated, held or serviced by Company or any of its Subsidiaries, the relevant Company Loan Documentation was being maintained, in all material respects in accordance with Company’s or its Subsidiary’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

(f)     With respect to each Loan payable to Company or any of its Subsidiaries that is secured, Company or its Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Company Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(g)     Except as set forth in Section 4.24(g) of the Company Disclosure Schedule, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(h)     Company’s allowance for loan losses is, and has been since January 1, 2010, in compliance with Company’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

(i)      Section 4.24(i) of the Company Disclosure Schedule identifies each Loan payable to Company or any of its Subsidiaries that (i) as of May 31, 2013 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (C) that was contractually past due ninety (90) days or more in the payment of principal and/or interest, or (ii) as of May 31, 2013 is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized” or words of similar import. For each Loan identified in response to clause (i) or (ii) above, Section 4.24(i) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, any specific reserve allocation, the payment due date for each such Loan and the identity of the borrower thereunder as of May 31, 2013.

Section 4.25.   Deposit Insurance. The deposits of the Company are insured by the FDIC in accordance with FDIA, and the Company has paid all assessments and filed all reports required by the FDIA.

Section 4.26.   Transactions with Affiliates. All Material Contracts, other written or oral material contracts, agreements, understandings or transactions or any loan arrangements, guarantees, or other liabilities for advanced funds, between the Company and/or any of its Subsidiaries, on the one hand, and any (i) officer or manager of the Company and/or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the Company Shares or other equity interests of the Company or any of its Subsidiaries or (iii) affiliate of any such officer, manager or beneficial owner, on the other hand, are the result of arms-length negotiations and reflect commercially reasonable terms. No shareholder or Affiliate of Company (other than Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of Company and its Subsidiaries.

Section 4.27.   Company Records. The respective organizational record books relating to the Company and each of its Subsidiaries has been made available to Parent by the Company and contains the accurate and complete records, in all material respects, of (i) all corporate actions of the shareholders and the Company Board (and committees thereof) and, as applicable, all corporate actions of the respective members, shareholders, partners, managers, directors (and committees thereof) of the Company’s Subsidiaries, as the case may be, (ii) the organizational documents of the Company and its Subsidiaries, and (iii) the issuance and transfer of equity interests of the Company and its Subsidiaries.

Section 4.28.   Information Provided. None of the information supplied or to be supplied by the Company or any of its Subsidiaries for inclusion in (a) the Joint Proxy Statement will, at the date it is first mailed to shareholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.29.   Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement, except as contemplated in Section 4.26.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as (i) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Parent delivered herewith (the “Parent Disclosure Schedule”) (provided that each exception set forth in the Parent Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure) or (ii) disclosed in any report, schedule, form or other document filed with the SEC by Parent prior to the date hereof and on or after the date on which Parent filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Parent hereby represents and warrants to Company as follows:

Section 5.1.   Existence and Power. Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Arkansas and has all corporate powers required to own, lease and operate its properties and carry on its business as now conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, and would not reasonably be expected to have, a Parent Material Adverse Effect. Parent has delivered to the Company a complete and correct copy of Parent’s articles of incorporation and its bylaws.

Section 5.2.   Authorization.

(a)     Parent has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action on the part of Parent, and no other proceedings (corporate or otherwise) on the part of Parent are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent enforceable against it in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(b)     Parent Board, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Merger, the issuance of the Parent Stock and the other transactions contemplated hereby to be performed or consummated by Parent, (ii) determining that the terms of the Merger and the other transactions to be performed or consummated by Parent are fair to and in the best interests of Parent and its shareholders, (iii) directing that this Agreement be submitted for approval by the Parent’s shareholders at a meeting duly called for such purpose (the “Parent Shareholder Meeting”), (iv) recommending this Agreement to the Parent’s shareholders and that the Parent shareholders approve the Merger, the issuance of the Parent Stock and the other transactions contemplated hereby (the “Parent Board Recommendation”), and (v) declaring the advisability of this Agreement, and none of the aforesaid actions by Parent Board has been amended, rescinded or modified.

(c)     The affirmative vote of a majority of holders of outstanding shares of Parent Common Stock, voting as a single class and series, is the only vote of the holders of any class or series of capital stock of Parent necessary for Parent to approve or adopt this Agreement, the Merger and the issuance of the Parent Stock (the “Parent Shareholder Approval”), and no separate vote of any individual class or series of capital stock of Parent is required. The affirmative vote of the majority shareholder of Parent as required by the Voting Agreement satisfies the requirement described in the immediately preceding sentence.

Section 5.3.   Governmental Authorization. Except for (a) the filing of any required applications, filings or notices with the OCC, and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Articles of Merger with the Secretary of State of the State of Arkansas pursuant to the ABCA, (d) the filing of the Bank Merger Certificates, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of listing of such Parent Common Stock on NASDAQ, (g) compliance with any applicable requirements of the HSR Act, and (h) the filing of any required applications, filings or notices with the Federal Reserve, and approval of or non-objection to such applications, filings and notices, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any Governmental Entity are required to be made or obtained by Parent or any of its Subsidiaries in connection with (i) the execution and delivery by Parent of this Agreement or (ii) the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.4.   Non-contravention. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in clauses (a) – (h) of Section 5.3, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries or any Parent Securities or Parent Subsidiary Securities, with only such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not have a Parent Material Adverse Effect.

Section 5.5.   Capitalization.

(a)     The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock. As of the date of this Agreement, there are (i) 19,897,603 shares of Parent Common Stock issued and outstanding, (ii) 277,500 shares of Parent Common Stock issuable upon the exercise of stock options or restricted stock units, (iii) warrants convertible into 1,405,000 shares of Parent Common Stock, and (iii) no shares of Parent preferred stock issued and outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. All Parent Common Stock issued since May 4, 2011 have been issued in compliance with and not in violation of any applicable federal or state securities laws.

(b)     Except as set forth in this Section 5.5, there are no issued, reserved for issuance or outstanding (i) voting securities of or ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for voting securities of or ownership interests in Parent, (iii) warrants, calls, options or other rights to acquire from Parent, or other obligation of Parent to issue, any voting securities or securities convertible into or exchangeable for voting securities of Parent, (iv) securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any voting securities of or ownership interests in Parent or (v) bonds, debentures, notes or other Indebtedness of Parent convertible into, or exchangeable for, voting securities or ownership interests in Parent (the items in clauses (i) through (v) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to issue, grant or extend any of Parent Securities or to repurchase, redeem or otherwise acquire any of Parent Securities.

Section 5.6.   Subsidiaries.

(a)     Each Subsidiary of Parent has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers required to own, lease and operate its properties and carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, and would not reasonably be expected to, have a Parent Material Adverse Effect. All Subsidiaries of Parent, their respective equity holders, and their respective jurisdictions of organization are identified on Section 5.6 of Parent Disclosure Schedule. All outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of Parent has been duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, such Subsidiary’s organizational documents or any contract to which such Subsidiary is a party or is otherwise bound.

(b)     All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien. There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent, (iii) securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent or (iv) bonds, debentures, notes or other Indebtedness of any of Parent’s Subsidiaries convertible into, or exchangeable for, voting securities or ownership interests in any of its Subsidiaries (the items in clauses (i) through (iv) being referred to collectively as the “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to issue, grant or extend any of Parent Subsidiary Securities or to repurchase, redeem or otherwise acquire any of Parent Subsidiary Securities.

Section 5.7.   Financial Statements.

(a)     Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(b)     Parent and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the Parent Board (or appropriate committee thereof), and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on the Parent’s financial statements.

(c)     Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board and on Section 5.7(c) of the Parent Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(d)     Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Reports, and the statements contained in such certifications are true and accurate in all material respects, (ii) neither Parent nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries and (iii) Parent is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act.

(e)     Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s financial statements.

Section 5.8.   Absence of Certain Changes. Since December 31, 2012, (a) Parent and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; (b) Parent and its Subsidiaries have not taken any action or agreed to take any action that would be prohibited by Section 6.2 if such actions were taken after the date hereof; and (c) there has not been any Material Adverse Effect.

Section 5.9.   Legal Proceedings. Except as set forth in Section 5.9 of Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Parent, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries. There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

Section 5.10. No Undisclosed Material Liabilities. Except as set forth in Section 5.10 of Parent Disclosure Schedule, neither Parent nor any Subsidiary has any material liabilities or obligations of any nature, whether accrued, contingent, absolute or otherwise arising since May 4, 2012, except: (i) liabilities contained in the Parent SEC Reports, (ii) liabilities that have arisen after the date the Parent SEC Reports in the ordinary course of business consistent with past practice and similar in nature and character to the liabilities and obligations reflected in the Parent Financial Statements or otherwise in accordance with the terms and conditions of this Agreement, and (iii) liabilities to the extent expressly disclosed in the Parent Disclosure Schedule. Except as set forth in this Section 5.10, to the Knowledge of Parent, neither Parent nor any Subsidiary has any material liabilities or obligations of any nature, whether accrued, contingent, absolute or otherwise arising prior to May 4, 2012.

Section 5.11.   Material Contracts.

(a)           Section 5.11(a) of Parent Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all of the following agreements (written or oral) of Parent, specifying the parties thereto:

(i)     any contract or agreement entered into since January 1, 2009 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(ii)    any trust indenture, mortgage, promissory note, deed of trust, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Parent or any of its Subsidiaries is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

(iii)   any contract or agreement limiting (or purporting to limit) the freedom of Parent or any of its Subsidiaries or other Affiliates to engage in any line of business or to compete with any other Person or prohibiting Parent or any of its Subsidiaries or other Affiliates from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv)   any contract or agreement with any Affiliate of Parent or any of its Subsidiaries;

(v)    any agreement of guarantee, support or indemnification by Parent or any of its Subsidiaries, assumption or endorsement by Parent or any of its Subsidiaries of, or any similar commitment by Parent or any of its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(vi)   any alliance, cooperation, joint venture, shareholders’ partnership or similar agreement involving a sharing of profits or losses relating to Parent or any of its Subsidiaries;

(vii)  any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of Parent or any of its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Parent;

(viii) any contract or agreement that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by Parent or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Parent or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; and

(ix)    any contract not listed above that is material to the financial condition, results of operations or business of Parent or any of its Subsidiaries.

(b)     The agreements set forth on Section 5.11(a) of Parent Disclosure Schedule and the Parent Real Property Leases, Parent Tenant Leases and Parent Employee Plans are collectively referred to herein as the “Parent Material Contracts”. Neither Parent nor any Subsidiary is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration of or under any Parent Material Contract. Except as disclosed on Section 5.11(b) of Parent Disclosure Schedule, to the Knowledge of Parent, none of the other parties to any Parent Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder nor, to the Knowledge of Parent, has any event occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereof. Except as disclosed on Section 5.11(b) of Parent Disclosure Schedule, neither Parent nor any Subsidiary has received any written notice of the intention of any party to terminate any Parent Material Contract. Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any other party to any Material Contract has repudiated or acted in a manner materially inconsistent with any provision thereof.

(c)     Parent has delivered or made available to the Company a complete and correct copy of each written Parent Material Contract. Each written Parent Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

Section 5.12.    Title to Assets; Condition of Assets.

(a)     Section 5.12(a) of Parent Disclosure Schedule lists (i) all real property owned by Parent or any of its Subsidiaries (the “Parent Owned Real Property”); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which Parent or any of its Subsidiaries lease land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Parent Real Property Leases”) and (iii) all leases, subleases, licenses or other use agreements between Parent or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Parent Owned Real Property or Parent Leased Premises, as tenant, subtenant or licensee (“Parent Tenant Leases”), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to the Company on or prior to the date hereof.

(b)     Except as would not be material to Parent, Parent or one of its Subsidiaries (i) has good and marketable title to all Parent Owned Real Properties, free and clear of all Liens of any nature whatsoever, except Permitted Encumbrances, and (ii) has good and marketable leasehold interests in all parcels of real property leased to Parent pursuant to the Parent Real Property Leases (the “Parent Leased Premises”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Parent Real Property Leases. Since December 31, 2012, none of the Parent Leased Premises or Parent Owned Real Property has been taken by eminent domain (or, to Parent’s Knowledge, is the subject of a pending or contemplated taking which has not been consummated). All of the land, buildings, structures, plants, facilities and other improvements leased or used by Parent or any of its Subsidiaries in the conduct of Parent’s or such Subsidiary’s business, other than those items that comprise part of the Parent Owned Real Property, are included in the Parent Leased Premises.

(c)     Except as set forth in Section 5.12(c) of Parent Disclosure Schedule, no Person other than Parent and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Parent Owned Real Property or any right to use or occupy any portion of the Parent Owned Real Property or (ii) any right to use or occupy any portion of the Parent Leased Premises. All buildings, structures, fixtures and appurtenances comprising part of the Parent Owned Real Property are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of Parent’s business. Parent and its Subsidiaries do not use in their businesses any material real property other than the Parent Owned Real Property and the Parent Leased Premises.

(d)     Parent and its Subsidiaries have operated the Parent Owned Real Property and the Parent Leased Premises, and the continued operation of the Parent Owned Real Property and the Parent Leased Premises in the manner it is used in Parent and its Subsidiaries’ business will be, in accordance in all material respects with all applicable Laws.

(e)     Except as would not be material to Parent, (i) Parent and its Subsidiaries have good, valid and marketable title to all of the personal property of Parent and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, off-premises ATMs, as applicable, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of Parent and its Subsidiaries (“Parent Personal Property”) and (ii) each of the leases under which Parent or any of its Subsidiaries lease Parent Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Parent, the lessor.

Section 5.13.   Intellectual Property.

(a)     To the Knowledge of Parent: (i) Parent and each of its Subsidiaries owns or has a valid and legally binding right to use (in each case, free and clear of any Liens other than Permitted Encumbrances) all material Intellectual Property necessary for the conduct of its business as currently conducted; and (ii) the conduct of the business and operations of Parent and its Subsidiaries does not infringe or otherwise conflict in any material respect with the rights of any Person in respect of any material Intellectual Property.

(b)     No former or current shareholder, director, manager, service provider, employee or officer or any prior or current consultant or contractor of Parent or any of its Subsidiaries has asserted or, to the Knowledge of Parent, has any ownership in any Intellectual Property used by Parent or any of its Subsidiaries in the operation of their respective businesses.

Section 5.14.    Taxes.

(a)     All federal income tax returns and all other material Tax Returns required by applicable Law to be filed with any Taxing Authority on or before the Effective Time by, or on behalf of, Parent or any of its Subsidiaries have been or will be filed when due in accordance with all applicable Law, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)     Except as disclosed on Section 5.14(b) of Parent Disclosure Schedule, Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all such Taxes, and no deficiency for any Tax has been asserted or assessed in writing by a Taxing Authority against Parent or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(c)     The income and franchise Tax Returns of Parent and its Subsidiaries through the Tax year ended December 31, 2012 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired, except as provided in Section 5.14(c) of the Parent Disclosure Schedule.

(d)     There is no claim, audit, action, suit or proceeding now pending or, to Parent’s Knowledge, threatened against or with respect to Parent or its Subsidiaries in respect of any Tax or Tax asset, except as provided in Section 5.14(d) of the Parent Disclosure Schedule.

(e)     During the five-year period ending on the date hereof, neither Parent nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)     Section 5.14(f) of Parent Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which Parent or any of its Subsidiaries currently files Tax Returns and neither Parent nor or any of its Subsidiaries has received notice in writing of any claim made by a Taxing Authority in a jurisdiction not listed on Section 5.14(f) of Parent Disclosure Schedule that Parent or such Subsidiary is or may be subject to material taxation by that jurisdiction.

(g)     Except for such Liens which have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for Liens for Taxes not yet due or for which Parent or such Subsidiary has established in accordance with GAAP an adequate accrual for such Taxes.

(h)     There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or Tax deficiencies against Parent or any of its Subsidiaries and no power of attorney granted by either Parent or any of its Subsidiaries with respect to any material Taxes will be effective after the Closing.

(i)      Neither Parent nor any of its Subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except as provided in Section 5.14(i) of the Parent Disclosure Schedule.

(j)      Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding income Taxes).

(k)     Parent and each of its Subsidiaries is in compliance, in all material respects, with all applicable information reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes in connection with any amounts paid or owing to any employee, independent contractor, service provider, creditor or other third party.

(l)      Neither Parent nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and any wholly owned Subsidiary).

(m)    Neither Parent nor any of its Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law).

(n)     Parent and each of its Subsidiaries have made all payments of estimated Taxes required to be made under Section 6655 of the Code and any similar provisions of state, local, foreign and other Law, except for such payments of estimated Taxes which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(o)     Neither Parent nor any of its Subsidiaries has, or will as of the Closing have, any deferred gain or loss arising from deferred intercompany transactions, within the meaning of Treasury Regulation 1.1502-13, except for any such deferred gain or loss which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(p)     Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.15.   Employee Benefit Plans.

(a)     Section 5.15(a) of Parent Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each material employment, consulting, severance or similar contract and other material plan, agreement, program or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock purchase, stock option, stock appreciation or other stock related rights or other forms of incentive or deferred compensation, change-in-control benefits, fringe benefits, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Parent or any Affiliate and covers any current or former officer, employee, consultant or shareholder of Parent or any of its Subsidiaries, and with respect to which Parent or any of its Subsidiaries has any potential payment obligation after the date hereof. Copies of such plans and their respective summary plan descriptions and most recent actuarial reports or financial statements, if any, (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to the Company together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust and all material correspondence with the IRS or United States Department of Labor with respect to such plans. Such plans are referred to collectively herein as the “Parent Employee Plans.”

(b)     Neither Parent nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to any Parent Employee Plan subject to Title IV or Section 302 of ERISA or Section 512 of the Code. Neither Parent nor any of its ERISA Affiliates has incurred nor does Parent or any of its ERISA Affiliates reasonably expect to incur any liability pursuant to Title IV of ERISA, whether contingent or otherwise.

(c)     Neither Parent nor any ERISA Affiliate nor any predecessor thereof contributes to or in any way directly or indirectly has any liability (whether contingent or otherwise) with respect to any multiemployer plan, as defined in Section 3(37) of ERISA, except as provided in Section 5.15(c) of the Parent Disclosure Schedule.

(d)     Each Parent Employee Plan that is intended to be qualified under Section 501(a) of the Code has received a favorable determination letter that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code or has pending an application for such determination from the Internal Revenue Service, and Parent has no Knowledge of any reason why any such determination letter should be revoked or not be reissued. Parent has made available to the Company copies of the most recent Internal Revenue Service determination letters with respect to each such Parent Employee Plan. Each Parent Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Parent Employee Plan.

(e)     Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) entitle any employee, shareholder or independent contractor of Parent or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable, forgive any Indebtedness pursuant to or trigger any other material obligation pursuant to, any Parent Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Parent or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible by the Company or any of its Affiliates or subject to any Tax pursuant to the terms of Section 280G or Section 5999 of the Code.

(f)      Except as set forth on Section 5.15(f) of Parent Disclosure Schedule, there are no pending, or to the Knowledge of Parent, threatened, or anticipated claims by or on behalf of any Parent Employee Plan, by any employee or beneficiary covered under any such Parent Employee Plan, or otherwise involving any such Parent Employee Plan (other than routine claims for benefits).

(g)     Except as set forth on Section 5.15(g) of Parent Disclosure Schedule, no event has occurred and no condition exists that likely could subject Parent or any of its Subsidiaries to any material Tax, fine, Lien, penalty or other material liability imposed by ERISA (including any breach of fiduciary responsibility by any director, officer or employee), the Code or other applicable Laws, rules and regulations.

(h)      All contributions and payments made or accrued with respect to all Parent Employee Plans and other benefit obligations are deductible under Section 162 or 404 of the Code, and no amount or any asset of any Parent Employee Plan is subject to tax as unrelated business taxable income.

(i)       Neither Parent nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of Parent or its Subsidiaries except as required to avoid excise tax under Section 5980B of the Code.

(j)       Neither Parent nor any of its Subsidiaries has promised any employee, former employee, director, manager or former director or manager, any material benefit other than pursuant to the terms of the Parent Employee Plans described in this Section 5.15. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other Person, has any express commitment, whether legally enforceable or not, to modify, change or terminate any Parent Employee Plan, other than with respect to a modification, change or termination required by or to ensure compliance with ERISA or the Code, or any other applicable Laws or administrative changes that do not increase the liabilities or obligations of Parent or any of its Subsidiaries under any such plans.

(k)     Except as set forth on Section 5.15(k) of Parent Disclosure Schedule, no payment or benefit provided pursuant to any Parent Employee Plan will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution of this Agreement, the consummation of the transactions contemplated herein (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Neither Parent nor any of its Subsidiaries is a party to, or otherwise obligated under, any Parent Employee Plan or employment, severance or similar agreement that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code. The execution of this Agreement and the consummation of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan or employment, severance or similar agreement that will or may result in any payment of deferred compensation that will not be in compliance with Section 409A of the Code.

Section 5.16.   Environmental Matters.

(a)     Except as would not have a Parent Material Adverse Effect:

(i)     no written notice, order, complaint or penalty has been received by Parent or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to Parent’s Knowledge, threatened which allege a violation by Parent or any of its Subsidiaries of any Environmental Laws;

(ii)     neither Parent nor any of its Subsidiaries (x) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws or environmental permits or the investigation, removal or cleanup of hazardous materials regulated by Environmental laws, (y) is an indemnitor in connection with any claim threatened or asserted by any third-party indemnitee for any liability under any Environmental Law, or (z) has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any claim by any Person or Governmental Entity pursuant to any Environmental Law;

(iii)     Parent and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and

(iv)     the operations of Parent and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws.

Section 5.17.    Insurance. Parent and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their Subsidiary of comparable size and operations to Parent and its Subsidiaries. Parent has previously delivered to the Company a true and complete list of all insurance policies applicable and available to Parent and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for Parent or any of its Subsidiaries (the “Parent Policies”) and has provided true and complete copies of all such Parent Policies to the Company. Except as set forth in Section 5.17 of Parent Disclosure Schedule, there is no claim for coverage by Parent or any of its Subsidiaries pending under any of such Parent Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Parent Policies or in respect of which such underwriters have reserved their rights. Each Parent Policy is in full force and effect and all premiums payable by Parent or any of its Subsidiaries have been timely paid, by Parent or its Subsidiaries, as applicable. Neither Parent nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Parent Policies.

Section 5.18.    Labor Matters.

(a)     There are no collective bargaining or other labor union contracts applicable to any employees of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries (i) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or the transactions contemplated herein or the implementation of any layoff, reduction in force, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (ii) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Parent Employee Plans.

(b)     Section 5.18(b) of Parent Disclosure Schedule lists every former employee entitled to (i) receive compensation from Parent or any of its Subsidiaries, or (ii) participate in any Parent Employee Plan of Parent or any of its Subsidiaries (except for maintenance of an account balance in a 401(k) plan or where required by applicable Law or where the full cost of which is borne by a present or former employee). There are no employee, severance or similar agreements with any past or former employees of Parent or any of its Subsidiaries that provide or create a right to continued employment or compensation. Except as set forth on Section 5.18(b) of Parent Disclosure Schedule, all employees of Parent and its Subsidiaries are employed for an indefinite period and are terminable at will, with or without cause, and without cost to Parent or any of its Subsidiaries for severance obligations, or any other liability, except for payment of accrued salaries or wages and vacation pay.

(c)     Each of Parent and its Subsidiaries (i) is in compliance in all material respects with all applicable Laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment, wages and hours, immigration, the payment of social security and similar taxes, occupational safety and health and plant closing, and has not and is not engaged in any unfair labor practice; (ii) is not liable for any arrears of wages, any other compensation or benefits (including vacation or severance pay) or any Taxes related to Parent or any of its Subsidiaries or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for such employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(d)     To the Knowledge of Parent, (i) any individual engaged by Parent or any of its Subsidiaries as an independent contractor in connection with Parent or any of its Subsidiaries’ respective businesses has been accurately classified as an independent contractor for all purposes, including payroll tax, withholding, unemployment insurance and benefits, and (ii) neither Parent nor any of its Subsidiaries thereof has received notice of any pending or threatened inquiry from any Governmental Entity concerning such independent contractor status, or any pending or threatened claim by any party that any such independent contractor be reclassified as an employee for any purpose.

Section 5.19.    Reports.

(a)     Parent and each of its Subsidiaries have filed (or furnished, as applicable) all Reports that they were required to file (or furnish, as applicable) since January 1, 2010, with the Regulatory Agencies, and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2010, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect. Any such Report regarding Parent or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content.

(b)     Parent has timely filed with or furnished to, as applicable, the Securities and Exchange Commission (the “SEC”) all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since May 4, 2012 (the “Parent SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, applicable to such Parent SEC Reports. None of the Parent SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

Section 5.20.   Compliance with Applicable Law.

(a)     Parent and each of its Subsidiaries hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Parent and its Subsidiaries, taken as a whole, and neither Parent nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Parent and its Subsidiaries, taken as a whole.

(b)     Except as would not be material to Parent and its Subsidiaries, taken as a whole, Parent and each of its Subsidiaries have properly administered all accounts for which Parent or any of its Subsidiaries acts as a fiduciary, including accounts for which Parent or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of Parent or any of its Subsidiaries, or any director, officer or employee of Parent or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Parent and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)     The rating of each Subsidiary of Parent under the CRA is no less than “satisfactory.” Neither Parent nor any of its Subsidiaries has been informed that its status as “satisfactory” or higher for CRA purposes will change within one year of the date hereof.

Section 5.21.   Agreements with Regulatory Agencies. Except as set forth in Section 5.21 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business (including the ability to establish new bank branch offices) or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each of such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, a “Parent Regulatory Agreement”), nor does Parent have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Entity that could reasonably be expected to lead to the issuance of any such Parent Regulatory Agreement.

Section 5.22.   Investment Securities.

(a)     Each of Parent and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Parent or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Parent and its Subsidiaries, taken as a whole. Such securities are valued on the books of Parent and each of its Subsidiaries in accordance with GAAP.

(b)     Parent and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Parent and each such Subsidiary believes are prudent and reasonable in the context of such businesses.

Section 5.23.   No Investment Adviser. Neither Parent nor any of its Subsidiaries serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

Section 5.24.   Loans.

(a)     Each Loan payable to Parent or any of its Subsidiaries (i) is evidenced by Parent Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the Obligor thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. For the purposes of this Agreement, “Parent Loan Documentation” shall mean all Loan files and all documents included in Parent’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(b)     The information with respect to each Loan set forth in the data storage disk produced by Parent from its management information systems regarding the Loans and delivered to the Company prior to the date hereof (the “Parent Loan Tape”), and, to the Knowledge of Parent, any third-party information set forth in the Parent Loan Tape is true, correct and accurate as of the dates specified therein.

(c)     (i) Section 5.24(c) of Parent Disclosure Schedule sets forth a list of all Loans as of the date hereof by Parent and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Parent or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(d)     Each Loan payable to Parent or any of its Subsidiaries (i) was originated or purchased by Parent or its Subsidiaries and its principal balance as shown on Parent’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by Parent or its Subsidiaries complied, including as to the Parent Loan Document related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.

(e)     Each outstanding Loan (including Loans held for resale to investors) payable to Parent or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Parent or one of its Subsidiaries), and during the period of time in which such Loan was originated, held or serviced by Parent or any of its Subsidiaries, the relevant Parent Loan Documentation was being maintained, in all material respects in accordance with Parent’s or its Subsidiary’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

(f)     With respect to each Loan payable to Parent or any of its Subsidiaries that is secured, Parent or its Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Parent Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(g)     Except as set forth in Section 5.24(g) of Parent Disclosure Schedule, none of the agreements pursuant to which Parent or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(h)     Parent’s allowance for loan losses is, and has been since January 1, 2010, in compliance with Parent’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

(i)     Section 5.24(i) of the Parent Disclosure Schedule identifies each Loan payable to Parent or any of its Subsidiaries that (i) as of May 31, 2013 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (C) that was contractually past due ninety (90) days or more in the payment of principal and/or interest, or (ii) as of May 31, 2013 is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized” or words of similar import. For each Loan identified in response to clause (i) or (ii) above, Section 5.24(i) of the Parent Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, any specific reserve allocation, the payment due date for each such Loan and the identity of the borrower thereunder as of May 31, 2013.

Section 5.25.   Deposit Insurance. The deposits of Parent are insured by the FDIC in accordance with FDIA, and Parent has paid all assessments and filed all reports required by the FDIA.

Section 5.26.   Transactions with Affiliates. All Material Contracts, other written or oral material contracts, agreements, understandings or transactions or any loan arrangements, guarantees, or other liabilities for advanced funds, between Parent and/or any of its Subsidiaries, on the one hand, and any (i) officer or manager of Parent and/or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of share of Parent Stock or other equity interests of Parent or any of its Subsidiaries or (iii) affiliate of any such officer, manager or beneficial owner, on the other hand, are the result of arms-length negotiations and reflect commercially reasonable terms. No shareholder or Affiliate of Parent (other than Parent and its Subsidiaries) owns any material property or asset used in the conduct of the business of Parent and its Subsidiaries.

Section 5.27.   Parent Records. The respective organizational record books relating to Parent and each of its Subsidiaries has been made available to the Company by Parent and contains the accurate and complete records, in all material respects, of (i) all corporate actions of the shareholders and the Parent Board (and committees thereof) and, as applicable, all corporate actions of the respective members, shareholders, partners, managers, directors (and committees thereof) of Parent’s Subsidiaries, as the case may be, (ii) the organizational documents of Parent and its Subsidiaries, and (iii) the issuance and transfer of equity interests of Parent and its Subsidiaries.

Section 5.28.   Information Provided. None of the information supplied or to be supplied by Parent or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Joint Proxy Statement will, at the date it is first mailed to shareholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.29.   Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement, except as contemplated in Section 5.26.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1.   Conduct of the Company. Except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)     adopt or implement any amendment to its, or any of its Subsidiaries’, articles of incorporation or any changes to its, or any of its Subsidiaries’, bylaws or comparable organizational documents;

(b)     declare or pay any dividend or distribution (except for dividends paid in the ordinary course of business by any direct or indirect wholly owned Subsidiary to Company or any other direct or indirect wholly owned Subsidiary) or make any other distribution on any shares of its capital stock or other equity interest;

(c)     redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of Company Securities or Company Subsidiary Securities or any securities convertible into or exercisable for any shares of Company Securities or Company Subsidiary Securities;

(d)     take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(e)     take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VIII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law.

Section 6.2.   Covenants of Parent. Except as set forth in Section 6.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement, from the date hereof until the Effective Time, the Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 6.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement, the Parent shall not, nor shall it permit any of its Subsidiaries to:

(a)     adopt or implement any amendment to its, or any of its Subsidiaries’, articles of incorporation or any changes to its, or any of its Subsidiaries’, bylaws or comparable organizational documents;

(b)     declare or pay any dividend or distribution (except for dividends paid in the ordinary course of business by any direct or indirect wholly owned Subsidiary to Parent or any other direct or indirect wholly owned Subsidiary) or make any other distribution on any shares of its capital stock or other equity interest;

(c)     redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of Parent Securities or Parent Subsidiary Securities or any securities convertible into or exercisable for any shares of Parent Securities or Parent Subsidiary Securities;

(d)     take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(e)     take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VIII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1.   Regulatory Matters.

(a)     Each of Parent and Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other Party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VIII, to consummate the transactions contemplated hereby (including actions required in order to effect the Bank Merger simultaneously with the Effective Time and to continue any contract or agreement of Company or its Subsidiaries following Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other Party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Regulatory Agency or other Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement, including the Merger and the Bank Merger (collectively, the “Regulatory Approvals”). The Parties hereto shall cooperate with each other and prepare and file, as promptly as possible after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Regulatory Agencies or other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Each of Parent and Company shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.

(b)     Subject to applicable Laws relating to the exchange of information, Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable.

(c)     Subject to applicable Law (including applicable Laws relating to the exchange of information), Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law, each Party shall (i) promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) provide the other Party a reasonable opportunity to review in advance, and accept the reasonable comments of the other party in connection with, any proposed communication to, including any filings with or other written materials submitted to, any Governmental Entity, and (iii) consider in good faith the other Party’s views with respect to, and confer in good faith with the other Party to resolve, any disagreement as to strategy with respect to any communication by such Party or any of its Subsidiaries with any Governmental Entity or third party relating to the transactions contemplated by this Agreement. Neither Party shall, nor shall it permit its Subsidiaries to, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Party in advance and, to the extent not prohibited by applicable Law, gives the other Party the opportunity to attend and participate. Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Law.

Section 7.2.   Access to Information.

(a)     Each of Parent and the Company agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford the other Party and the other Party’s officers, employees, counsel, accountants and other authorized representatives, such reasonable access upon prior notice and at mutually agreeable times during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as such Party may reasonably request and, during such period, it shall furnish promptly to the requesting Party (i) a copy of each material report, schedule and other document filed pursuant to federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel as reasonably requested. In no event, however, is either Party obligated to (i) provide access or disclose any information to the other Party where such access or disclosure would violate any agreement not to disclose confidential information or applicable laws or regulations; or (ii) provide access to board minutes that discuss the transactions contemplated by this Agreement or any other subject matter it reasonably determines should be treated as confidential.

(b)     Each of Parent and the Company agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.2 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of Law, each Party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.2 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such Party demonstrates that such information (i) was already known to such Party, (ii) becomes available to such Party from other sources not known by such Party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the Party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. No investigation by either Party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either Party’s obligation to consummate the transactions contemplated by this Agreement.

(c)     During the period from the date of this Agreement to the Effective Time, each of Parent and the Company shall cause one or more of its representatives to confer with representatives of the other Party and report the general status of its ongoing operations at such times as either Party may reasonably request. Each Party will promptly notify the other Party of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving either Party or any of their respective Subsidiaries

Section 7.3.   SEC Filings and Shareholder Approval.

(a)     As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the shareholders of each of Parent and the Company relating to the Parent Shareholder Meeting and the Company Shareholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Parent shall prepare and cause to be filed with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Joint Proxy Statement will be included as a prospectus, and Parent and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Parent shall promptly notify the Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent (i) shall provide Company an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by Company and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. The Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

(b)     If prior to the Effective Time, any event occurs with respect to Parent, or any change occurs with respect to other information supplied by Parent for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to each of Parent’s and the Company’s shareholders.

(c)     If prior to the Effective Time, any event occurs with respect to the Company, or any change occurs with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to each of Parent’s and the Company’s shareholders.

(d)     Parent shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Parent Shareholder Meeting for the purposes of seeking the Parent Shareholder Approval. Parent shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Parent’s shareholders and to hold the Parent Shareholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act and (ii) subject to Section 7.7(b), solicit the Parent Shareholder Approval. Parent shall, through the Parent Board, give the Parent Board Recommendation and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 7.7(b).

(e)     The Company shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Company Shareholder Meeting for the purpose of seeking the Company Shareholder Approval. The Company shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to the Company’s shareholders and to hold the Company Shareholders Meeting as soon as practicable after the Form S-4 becomes effective under the Securities Act and (ii) subject to Section 7.7(a), solicit the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 7.7(a).

Section 7.4.   Public Disclosure. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other Party.

Section 7.5.   Additional Agreements. Subject to the terms and conditions set forth in this Agreement, each of the Parties hereto shall use all reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) defending all lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (ii) executing and delivering all additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 7.6.   Indemnification; Directors’ and Officers’ Insurance.

(a)     From and after the Effective Time, Parent shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of Company or one of its Subsidiaries (each, a “Company Indemnified Party”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Parent, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Company Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Company if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Company Articles of Incorporation or Company Bylaws in effect as of the day hereof to the extent permitted by applicable Law. Parent shall pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such proceeding to each Indemnified Party to the full extent permitted by applicable state or federal Law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification under this Section 7.6(a).

(b)     Any Company Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.6, upon learning of any Claim, shall promptly notify Parent thereof. In the event of any such Claim (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Company Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent and the Company Indemnified Parties, the Company Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable fees and expenses of such counsel for the Company Indemnified Parties promptly as statements therefor are received; provided that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Company Indemnified Parties in any jurisdiction; (ii) the Company Indemnified Parties will cooperate in the defense of any such Claim; and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Company Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Company Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)     Parent shall use its reasonable best efforts (and Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six (6) years after the Effective Time Company’s existing directors’ and officers’ liability insurance policy (provided that Parent may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that Parent shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy (or coverage replacing such policy) which exceed 200% of the annual premium payments on Company’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Parent may obtain on or prior to the Effective Time, a six (6)-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.6(c).

(d)     The provisions of this Section 7.6 are intended to be for the benefit of and shall be enforceable by, each Company Indemnified Party and their respective heirs and representatives.

Section 7.7.   No Solicitation.

(a)     Company.

(i)        The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any Representative of, the Company or any Subsidiary to, directly or through another Person, (1) solicit or initiate, or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, lead to or facilitate, directly or indirectly, any inquiries relating to, or the submission of any proposal or offer, whether in writing or otherwise, from any Person to acquire, directly or indirectly in one transaction or a series of transactions, beneficial ownership (as defined under Rule 13(d) promulgated under the Exchange Act) of assets or businesses that constitute 15% or more of either the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company pursuant to a merger, consolidation or other business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, reorganization, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, or any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the Merger (a “Company Competing Transaction”); (2) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or afford access to the properties, books or records of the Company or any Subsidiary of the Company, or otherwise cooperate in any way with, any Person relating to or in connection with a Company Competing Transaction or otherwise knowingly facilitate any effort or attempt by any Person to make or implement a Company Competing Transaction; (3) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar document, agreement or commitment that is intended to, or could reasonably be expected to, lead to any Company Competing Transaction (an “Company Acquisition Agreement”), approve or recommend or resolve to approve or recommend any Company Competing Transaction or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger; or (4) waive, amend, modify or grant any release under any standstill or similar agreement or confidentiality agreement relating to a Company Competing Transaction to which the Company or any of its Subsidiaries is a party. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Subsidiary of the Company or any Representative of the Company or any Subsidiary of the Company shall be a breach of this Section 7.7(a) by the Company. The Company shall immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Company Competing Transaction and request the prompt return or destruction of all confidential information previously furnished; provided that the Company may inform such parties that this Agreement has been entered into.

(ii)        Notwithstanding the foregoing subsection (i) or anything else in this Agreement to the contrary, if the Company receives a bona fide, written proposal or offer for a Company Competing Transaction by any Person at any time prior to obtaining the Company Shareholder Approval, which the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) may reasonably be likely to result in a transaction that, if consummated, would result in such third party (or its shareholders) owning, directly or indirectly, more than 65% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company on terms more favorable to the shareholders of the Company from a financial point of view than the Merger (as the same may be amended or supplemented from time to time) and is reasonably capable of being consummated on the terms so proposed (taking into account all the terms and conditions of such proposal, all financial, legal, regulatory and other aspects of such proposal and this Agreement) (a “Superior Company Competing Transaction”), then the Company may, in response to an unsolicited request therefor and subject to compliance with this Section 7.7(a), (1) furnish confidential information with respect to the Company and its Subsidiaries to the Person proposing such Superior Company Competing Transaction (and its Representatives) pursuant to a customary confidentiality agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person, and (2) participate in discussions and negotiations with the Person proposing such Superior Company Competing Transaction (and its Representatives) regarding such Superior Company Competing Transaction; if and only to the extent that (A) prior to taking such actions outlined in (1) and (2) above, the Company Board determines in good faith (after taking into account advice of outside counsel) that it is required to do so in order for the Company Board to comply with its fiduciary obligations to the Company’s shareholders under applicable Law, (B) prior to making the determination that any proposal could result in a Superior Company Competing Transaction, the Company Board notifies Parent promptly (but in any event within forty-eight (48) hours) of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any Subsidiary of the Company or any of their respective Representatives indicating, in connection with such notice, the material terms and conditions of the Superior Company Competing Transaction and the identity of the Person making such Superior Company Competing Transaction, and (C) the Superior Company Competing Transaction was made after the date of this Agreement and did not otherwise result from a breach of this Section 7.7(a). The Company agrees that it shall keep Parent reasonably informed, on a timely basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify Parent promptly of any determination by the Company Board that a Superior Company Competing Transaction has been made.

(iii)         Nothing contained in this Section 7.7(a) or elsewhere in this Agreement shall prohibit the Company from making any disclosure to its shareholders if in the good faith judgment of the Company Board, and with the advice of outside counsel, making such disclosure to the Company’s shareholders is required under applicable Law; provided, however, that in no event shall the Company or the Company Board take, or agree or resolve to take, any action prohibited by this Section 7.7(a).

(iv)         Subject to Section 7.7(a)(v), the Company Board shall not (1) withdraw, or publicly propose or resolve to withdraw, the Company Board Recommendation, (2) approve any Company Acquisition Agreement, or (3) approve or recommend, or propose publicly to approve or recommend, any Company Competing Transaction (any action described in this clause (iv) being referred to as a “Company Adverse Recommendation Change”).

(v)          Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to prior compliance with Section 7.7(a), the Company Board may make a Company Adverse Recommendation Change if:

(1)     an unsolicited Company Competing Transaction that the Company Board reasonably determines (after consultation with the Company’s outside counsel and financial advisors) constitutes a Superior Company Competing Transaction was made after the date of this Agreement and not withdrawn;

(2)     the Company Board determines in good faith (after taking into account advice of outside counsel) that, in light of such Superior Company Competing Transaction, the making of a Company Adverse Recommendation Change or termination of this Agreement is required in order for the Company Board to comply with its fiduciary obligations to the Company’s shareholders under applicable Law;

(3)     neither the Company, its Subsidiaries nor any of their respective Representatives shall have violated any of the restrictions set forth in this Section 7.7(a) in any material respect; and

(4)     the Company delivers written notice to Parent (a “Notice of Superior Company Competing Transaction”) advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Company Competing Transaction that is the basis of the proposed action by the Company Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Company Competing Transaction shall require a new Notice of Superior Company Competing Transaction and a new three (3) Business Day period), and after the third (3rd) Business Day following delivery of the Notice of Superior Company Competing Transaction to Parent and after negotiating in good faith with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and taking into account any revised terms since receipt of the Notice of Superior Company Competing Transaction, the Company Board continues to determine in good faith that the Company Competing Transaction constitutes a Superior Company Competing Transaction.

(b)     Parent.

(i)     Parent shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any Representative of, Parent or any Subsidiary to, directly or through another Person, (1) solicit or initiate, or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, lead to or facilitate, directly or indirectly, any inquiries relating to, or the submission of any proposal or offer, whether in writing or otherwise, from any Person to acquire, directly or indirectly in one transaction or a series of transactions, beneficial ownership (as defined under Rule 13(d) promulgated under the Exchange Act) of assets or businesses that constitute 15% or more of either the revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, or 15% or more of any class of equity or voting securities of Parent or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Parent pursuant to a merger, consolidation or other business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, reorganization, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, or any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the Merger (a “Parent Competing Transaction”); (2) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or afford access to the properties, books or records of Parent or any Subsidiary of Parent, or otherwise cooperate in any way with, any Person relating to or in connection with a Parent Competing Transaction or otherwise knowingly facilitate any effort or attempt by any Person to make or implement a Parent Competing Transaction; (3) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar document, agreement or commitment that is intended to, or could reasonably be expected to, lead to any Parent Competing Transaction (an “Parent Acquisition Agreement”), approve or recommend or resolve to approve or recommend any Parent Competing Transaction or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger; or (4) waive, amend, modify or grant any release under any standstill or similar agreement or confidentiality agreement relating to a Parent Competing Transaction to which Parent or any of its Subsidiaries is a party. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Subsidiary of Parent or any Representative of Parent or any Subsidiary of Parent shall be a breach of this Section 7.7(b) by Parent. Parent shall immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Parent Competing Transaction and request the prompt return or destruction of all confidential information previously furnished; provided that Parent may inform such parties that this Agreement has been entered into.

(ii)     Notwithstanding the foregoing subsection (i) or anything else in this Agreement to the contrary, if Parent receives a bona fide, written proposal or offer for a Parent Competing Transaction by any Person at any time prior to obtaining the Parent Shareholder Approval, which the Parent Board determines in good faith (after consultation with Parent’s outside legal counsel and financial advisor) may reasonably be likely to result in a transaction that, if consummated, would result in such third party (or its shareholders) owning, directly or indirectly, more than 65% of the shares of Parent Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Parent on terms more favorable to the shareholders of Parent from a financial point of view than the Merger (as the same may be amended or supplemented from time to time) and is reasonably capable of being consummated on the terms so proposed (taking into account all the terms and conditions of such proposal, all financial, legal, regulatory and other aspects of such proposal and this Agreement) (a “Superior Parent Competing Transaction”), then Parent may, in response to an unsolicited request therefor and subject to compliance with this Section 7.7(b), (1) furnish confidential information with respect to Parent and its Subsidiaries to the Person proposing such Superior Parent Competing Transaction (and its Representatives) pursuant to a customary confidentiality agreement, provided that all such information has previously been provided to Company or is provided to Company prior to or concurrently with the time it is provided to such Person, and (2) participate in discussions and negotiations with the third party proposing such Superior Parent Competing Transaction (and its Representatives) regarding such Superior Parent Competing Transaction; if and only to the extent that (A) prior to taking such actions outlined in (1) and (2) above, the Parent Board determines in good faith (after taking into account advice of outside counsel) that it is required to do so in order for Parent Board to comply with its fiduciary obligations to Parent’s shareholders under applicable Law, (B) prior to making the determination that any proposal could result in a Superior Parent Competing Transaction, Parent Board notifies Company promptly (but in any event within forty-eight (48) hours) of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, Parent, any Subsidiary of Parent or any of their respective Representatives indicating, in connection with such notice, the material terms and conditions of the Superior Parent Competing Transaction and the identity of the Person making such Superior Parent Competing Transaction, and (C) the Superior Parent Competing Transaction was made after the date of this Agreement and did not otherwise result from a breach of this Section 7.7(b). Parent agrees that it shall keep Company reasonably informed, on a timely basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify Company promptly of any determination by Parent Board that a Superior Parent Competing Transaction has been made.

(iii)     Nothing contained in this Section 7.7(b) or elsewhere in this Agreement shall prohibit Parent from making any disclosure to its shareholders if in the good faith judgment of Parent Board, and with the advice of outside counsel, making such disclosure to Parent’s shareholders is required under applicable Law; provided, however, that in no event shall Parent or Parent Board take, or agree or resolve to take, any action prohibited by this Section 7.7(b).

(iv)     Subject to Section 7.7(b)(v), Parent Board shall not (1) withdraw, or publicly propose or resolve to withdraw, the Parent Board Recommendation, (2) approve any Parent Acquisition Agreement, or (3) approve or recommend, or propose publicly to approve or recommend, any Parent Competing Transaction (any action described in this clause (iv) being referred to as a “Parent Adverse Recommendation Change”).

(v)     Notwithstanding the foregoing, at any time prior to obtaining Parent Shareholder Approval and subject to prior compliance with Section 7.7(b), Parent Board may make a Parent Adverse Recommendation Change if:

(1)     an unsolicited Parent Competing Transaction that Parent Board reasonably determines (after consultation with Parent’s outside counsel and financial advisors) constitutes a Superior Parent Competing Transaction was made after the date of this Agreement and not withdrawn;

(2)     Parent Board determines in good faith (after taking into account advice of outside counsel) that, in light of such Superior Parent Competing Transaction, the making of a Parent Adverse Recommendation Change or termination of this Agreement is required in order for Parent Board to comply with its fiduciary obligations to Parent’s shareholders under applicable Law;

(3)     neither Parent, its Subsidiaries nor any of their respective Representatives shall have violated any of the restrictions set forth in this Section 7.7(b) in any material respect; and

(4)     Parent delivers written notice to Company (a “Notice of Superior Parent Competing Transaction”) advising Company that Parent Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Parent Competing Transaction that is the basis of the proposed action by Parent Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Parent Competing Transaction shall require a new Notice of Superior Parent Competing Transaction and a new three (3) Business Day period), and after the third (3rd) Business Day following delivery of the Notice of Superior Parent Competing Transaction to Company and after negotiating in good faith with Company to make such adjustments to the terms and conditions of this Agreement as would enable Parent to proceed with the Merger and taking into account any revised terms since receipt of the Notice of Superior Parent Competing Transaction, Parent Board continues to determine in good faith that the Parent Competing Transaction constitutes a Superior Parent Competing Transaction.

Section 7.8. Certain Notices. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming incorrect in any respect or any such representation or warranty that is not so qualified becoming incorrect in any material respect or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

ARTICLE VIII
CONDITIONS PRECEDENT

Section 8.1. Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each Party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)     Shareholder Approval. The Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained.

(b)     Regulatory Approvals. All Regulatory Approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated.

(c)     No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the other transactions contemplated hereby.

(d)     Exchange Listing. The shares of Parent Common Stock to be issued as part of the Merger Consideration upon consummation of the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(e)     Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been threatened.

(f)     HSR Act. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or early termination shall have been granted.

Section 8.2. Conditions to Obligations of Parent. The obligation of Parent to effect the Closing is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)     Representations and Warranties. (i) Each of the representations and warranties of Company set forth in Section 4.1, Section 4.2, Section 4.5, Section 4.6 and Section 4.29 of the Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)     Performance of Obligations of Company. Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)     Officers’ Certificate. Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer and Chief Financial Officer stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3.   Conditions to Obligations of Company. The obligation of Company to effect the Closing is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)     Representations and Warranties. (i) Each of the representations and warranties of Parent set forth in Section 5.1, Section 5.2, Section 5.5, Section 5.6 and Section 5.29 of the Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)     Performance of Obligations of Parent. Parent shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)     Officers’ Certificate. Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)     Opinion of Tax Counsel. Company shall have received an opinion from Mitchell Williams, Selig Gates & Woodyard, P.L.L.C., special counsel to Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Mitchell Williams, Selig Gates & Woodyard, P.L.L.C. may require and rely upon representations contained in letters from each of Parent, Company, and any Subsidiary of either.

ARTICLE IX
TERMINATION AND AMENDMENT

Section 9.1.   Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger and the other transactions contemplated hereby by the shareholders of Company or Parent:

(a)     by mutual written consent of Company and Parent;

(b)     by either Company or Parent, if the Closing shall not have occurred on or before March 31, 2014; provided that such date may be extended by 90 days by Parent or the Company by written notice to the other Party if a reason the Closing shall not have occurred is because of failure to obtain a Regulatory Approval that is to be obtained pursuant to Section 8.1(b)(the “End Date”); provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)     by either Company or Parent, if any Regulatory Approval required to be obtained pursuant to Section 8.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d)     by Company, if Parent has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Parent, constitute grounds for the conditions set forth in Section 8.3(a) or 8.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Parent or by its nature or timing cannot be cured within such time period;

(e)     by Parent, if Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Company, constitute grounds for the conditions set forth in Section 8.2(a) or 8.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Company or by its nature or timing cannot be cured within such time period;

(f)     by Parent, if Company has (i) failed to make the Company Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Parent, (ii) failed to comply in all material respects with its obligations under Section 7.7(a), or (iii) approved, recommended or endorsed, or proposed or resolved to recommend or endorse, a Company Competing Transaction; or

(g)     by Company, if Parent has (i) failed to make the Parent Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Company, (ii) failed to comply in all material respects with its obligations under Section 7.7(b), or (iii) approved, recommended or endorsed, or proposed or resolved to recommend or endorse, a Parent Competing Transaction.

Section 9.2.   Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, no Party to this Agreement shall have any liability or further obligation hereunder to the other Party hereto, except that (i) Section 7.2(b) (Access to Information), Section 7.4 (Public Disclosure), Section 9.1 (Termination), Section 9.2 (Effect of Termination), Section 9.3 (Termination Fee), Section 9.4 (Amendment), Section 9.5 (Extension; Waiver), and Article X (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching Party from liability for any willful and material breach of any provision of this Agreement.

Section 9.3.   Termination Fee.

(a)     In the event the Merger is not consummated by the End Date and Company closes a Superior Company Competing Transaction within 12 months of the End Date, then Company shall pay Parent a fee in the amount of $3,000,000 by wire transfer of immediately available funds; provided, however, Company shall not be obligated to pay such amount in the event the Merger is not consummated by the End Date by reason of (i) failure of the conditions set forth in Sections 8. 1(b), (c), (d), (f) (unless such failure of condition results from the actions or inactions of Company), or (ii) any failure of a condition precedent to this Agreement resulting from any action or inaction of Parent.

(b)     In the event the Merger is not consummated by the End Date and Parent closes a Superior Parent Competing Transaction within 12 months of the End Date, then Parent shall pay Company a fee in the amount of $3,000,000 by wire transfer of immediately available funds; provided, however, Parent shall not be obligated to pay such amount in the event the Merger is not consummated by the End Date by reason of (i) failure of the conditions set forth in Sections 8. 1(b), (c), (d), (f) (unless such failure of condition results from the actions or inactions of Parent), or (ii) any failure of a condition precedent to this Agreement resulting from any action or inaction of Company.

(c)     Both Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement; accordingly, if either Party fails promptly to pay the amount due pursuant to this Section 9.3, and, in order to obtain such payment, the other Party commences a suit which results in a judgment against such Party for the fee set forth in this Section 9.3, the non-paying Party shall pay to the other Party its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus 300 basis points.

Section 9.4.   Amendment. Subject to compliance with applicable Law, this Agreement may be amended by Parent and Company; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of Company or Parent, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law; and provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Company.

Section 9.5.   Extension; Waiver. At any time prior to the Effective Time, the Parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE X
GENERAL PROVISIONS

Section 10.1. No Survival of Representations and Warranties and Agreements. None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

Section 10.2. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

Section 10.3. Notices. All notices and other communications required or permitted to be given hereunder shall be sent to the Party to whom it is to be given and be either delivered (i) personally against receipt, (ii) by facsimile or other wire transmission (with receipt confirmed), (iii) by registered or certified mail (postage prepaid, return receipt requested), (iv) deposited with an express courier (with confirmation) or (v) sent by confirmed electronic mail with a duplicate copy sent in accordance with one of the methods set forth in the subsection (i), (ii), (iii) or (iv), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)     if to Parent, to:

Christopher M. Wewers

President and Chief Executive Officer

First Federal Bancshares of Arkansas, Inc.

1401 Highway 62/65 North

Harrison, Arkansas 72602

Fax: (501) 907-5351

Email: cwewers@ffbh.com

with a copy to:

Daniel L. Heard

Kutak Rock LLP

124 West Capitol Avenue

Suite 2000

Little Rock, Arkansas 72201

Fax: (501) 975-3001

Email: daniel.heard@kutakrock.com

(b)     if to Company, to:

Daniel C. Horton

President and CEO

135 Section Line Road

Hot Springs, AR 71913

Fax: 501-525-9333

Email: daniel.horton@fnbweb.biz

with a copy to:

C. Doug Buford

Mitchell, Williams, Selig, Gates & Woodyard, P. L. L. C.

425 West Capitol, Suite 1800

Little Rock, Arkansas 72201

Fax: (501) 918-7866

Email: dbuford@mwlaw.com

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile, other wire transmission or electronic mail, (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) Business Day after being deposited with a reputable overnight courier.

Section 10.4. Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate applicable law.

Section 10.5. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that both Parties need not sign the same counterpart.

Section 10.6. Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule, other Schedules and other documents and the instruments referred to herein) and the Voting Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 10.7. Governing Law; Venue; WAIVER OF JURY TRIAL.

(a)     This Agreement shall be governed and construed in accordance with the Laws of the State of Arkansas applicable to agreements made and to be performed entirely within such state.

(b)     Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Arkansas, and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such Arkansas courts, (ii) waives any objection to laying venue in any such action or proceeding in the Arkansas courts, (iii) waives any objection that the Arkansas courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 10.3.

(c)     Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that: (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each Party understands and has considered the implications of this waiver; (iii) each Party makes this waiver voluntarily; and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.7.

Section 10.8. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.10. Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.6, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

[Signature page follows]

Signature Page to Agreement and Plan of Merger

EXHIBIT A

Form of Voting Agreement

IRREVOCABLE PROXY AND VOTING AGREEMENT

This IRREVOCABLE PROXY AND VOTING AGREEMENT (this “Agreement”), dated as of July [●], 2013, is entered into by and among First Federal Bancshares of Arkansas, Inc., an Arkansas corporation (“Parent”), and [●] (the “Majority Shareholder”). Capitalized terms used but not separately defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, in order to induce Parent to enter into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) with [●], an Arkansas corporation (the “Company”), Parent has requested the Majority Shareholder, and the Majority Shareholder has agreed, to enter into this Agreement with respect to all shares of common stock of the Company that the Majority Shareholder beneficially owns or may hereafter acquire (collectively, the “Shares”);

NOW THEREFORE, in consideration of the terms and conditions set forth below, the parties agree as follows:

Section 1.          Voting Agreement.

(a)      The Majority Shareholder hereby irrevocably and unconditionally agrees to vote all Shares that the Majority Shareholder is entitled to vote, at the time of any vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the shareholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of the Company, in favor of the approval and adoption of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

(b)     The Majority Shareholder hereby agrees that it will not vote any Shares that the Majority Shareholder is entitled to vote in favor of the approval of any (i) Company Competing Transaction, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

(c)     Notwithstanding the foregoing paragraphs 1(a) and (b) above, in the event the Company is entitled to exercise its rights to terminate the Merger Agreement under Section 9.1 thereof, nothing contained herein shall prevent the Majority Shareholder from taking such action, in its capacity as an officer, director or shareholder of the Company, as may be necessary to properly assert such rights.

(d)     With respect to any Shares held of record on behalf or for the benefit of the Majority Shareholder or its immediate family by a custodian or trustee (including shares held in an IRA account or self-employed profit sharing account), the Majority Shareholder agrees to take such action as may be necessary to cause the custodian or trustee to vote such Shares in accordance with the provisions of paragraphs 1(a) and (b) above.

Section 2.          Irrevocable Proxy. The Majority Shareholder hereby revokes any and all previous proxies granted with respect to the Shares beneficially owned by the Majority Shareholder. By entering into this Agreement, the Majority Shareholder hereby grants a proxy appointing Parent as the Majority Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Majority Shareholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power solely for the purposes contemplated by Section 1 above as Parent or its proxy or substitute shall, in Parent’ sole discretion, deem proper with respect to the Shares beneficially owned by the Majority Shareholder. THE PROXY GRANTED BY THE MAJORITY SHAREHOLDER PURSUANT TO THIS SECTION 2 IS IRREVOCABLE AND THE APPOINTMENT IS COUPLED WITH AN INTEREST, HAVING BEEN GRANTED IN CONSIDERATION OF PARENT ENTERING INTO THIS AGREEMENT AND THE MERGER AGREEMENT, AND INCURRING CERTAIN RELATED FEES AND EXPENSES. The proxy granted by the Majority Shareholder shall be revoked upon termination of this Agreement or the Merger Agreement in accordance with its terms.

Section 3.          Representations and Warranties of the Majority Shareholder. The Majority Shareholder represents and warrants to Parent that:

(a)      Authorization, Enforceability. If the Majority Shareholder is not a natural person, the execution, delivery and performance by the Majority Shareholder of this Agreement and the consummation by the Majority Shareholder of the transactions contemplated hereby are within the powers of the Majority Shareholder. This Agreement constitutes a valid and binding Agreement of the Majority Shareholder. If the Majority Shareholder is executing this Agreement in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement. If the Majority Shareholder is a natural person, the Shares beneficially owned by the Majority Shareholder do not constitute marital property under the laws of the State of Arkansas or any other applicable laws, or if such Shares constitute marital property, the consent of the Majority Shareholder’s spouse is not required for the execution and delivery of this Agreement or the performance by the Majority Shareholder of the obligations of the Majority Shareholder hereunder.

(b)      Non-Contravention. The execution, delivery and performance by the Majority Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree to which the Majority Shareholder is a party or by which the Majority Shareholder is bound, (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Majority Shareholder is entitled under any provision of any agreement or other instrument binding on the Majority Shareholder or (iii) result in the imposition of any lien on any asset of the Majority Shareholder.

(c)     Ownership of Shares. The Majority Shareholder is the record and beneficial owner of the Shares set forth on the signature page hereto, free and clear of any liens and any other limitations or restrictions (including any restriction on the right to vote or otherwise dispose of such Shares). None of the Shares held by the Majority Shareholder are subject to any voting trust, irrevocable proxy or other agreement or arrangement with respect to the voting of such Shares (other than this Agreement).

(d)     Total Shares. Except for the Shares set forth on the signature page hereto [***and except for the Company Options***], the Majority Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(e)     Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Majority Shareholder.

Section 4.         Covenants of the Majority Shareholder. The Majority Shareholder hereby covenants and agrees that:

(a)     No Proxies for or Disposition of Shares. Except pursuant to the terms of this Agreement, the Majority Shareholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares beneficially owned by the Majority Shareholder, or (ii) sell, transfer, exchange or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) the Shares during the term of this Agreement.

(b)     Other Offers.

(i)      The Majority Shareholder, in its capacity as a holder of Shares, shall not, directly or indirectly, (1) solicit, initiate or take any action to facilitate or encourage the submission of any Company Competing Transaction, (2) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, a Company Competing Transaction.

(ii)     The Majority Shareholder will promptly notify Parent upon obtaining any knowledge of any Company Competing Transaction or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries, or any request for a waiver or release under any standstill or similar agreement by any person who indicates that it is considering making, or has made, a Company Competing Transaction and will keep Parent fully informed, on a current basis, of any material developments with respect to any such Company Competing Transaction, indication or request.

(c)     Dissenter’s Rights. Majority Shareholder waives and agrees not to exercise any rights (including, without limitation, Section 4-27-1302 of the ABCA) to demand appraisal of any of the Shares which may arise with respect to the Merger.

Section 6.        Miscellaneous.

(a)     Further Assurances. Parent and the Majority Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

(b)     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, to:

Christopher M. Wewers

President and Chief Executive Officer

First Federal Bancshares of Arkansas, Inc.

1401 Highway 62/65 North

Harrison, Arkansas 72602

Fax: (501) 907-5351

with a copy to:

Kutak Rock LLP

125 West Capitol Avenue, Suite 2000

Little Rock, Arkansas 72201

Attention: Daniel L. Heard

Facsimile: (501) 975-3001

if to the Majority Shareholder, to:

[●]

with a copy to:

[●]

(c)      Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon Closing or termination of the Merger Agreement.

(d)     Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(e)     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any affiliate of Parent.

(f)     Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Arkansas, without regard to the conflicts of law rules of such state.

(g)     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(h)     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(i)      Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Arkansas or any Arkansas state court, in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURES APPEAR ON IMMEDIATELY SUCCEEDING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC. By: Name:[●] Title:[●] MAJORITY SHAREHOLDER: Shares: [●] ___________________________ [●]

 Appendix B

FAIRNESS OPINION

Private Placement of Common Shares

of

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

Harrison, Arkansas

Report Dated

July 1, 2013

SOUTHARD

FINANCIAL

July 1, 2013

Board of Directors

First Federal Bancshares of Arkansas, Inc.

Harrison, Arkansas

RE:	Fairness Opinion Relative to the Proposed Private Placement of Newly Issued Common Shares of First Federal Bancshares of Arkansas, Inc.

Directors:

The Board of Directors of First Federal Bancshares of Arkansas, Inc. (“FFBH” or the “Company”) retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the plan to issue up to 2,531,645 common shares to five members (the “Investors”) of Bear State Financial Holdings, LLC (“Bear State”), the Company’s controlling shareholder. The common stock of First Federal Bancshares of Arkansas, Inc. is traded on the NASDAQ market under the symbol FFBH. The price for the offering is the closing price of FFBH’s common stock on June 28, 2013 of $7.90 per share. The total value of the capital raise is up to $20,000,000. As an inducement for the commitment, warrants for the purchase of 177,215 shares of FFBH common stock will be granted to the Investors. The private placement of common shares and the issuance of warrants are together hereafter referred to as the “Transaction”. The primary asset of FFBH is 100% of the common stock of First Federal Bank (the “Bank”). This opinion is issued based upon financial data as of May 31, 2013 for First Federal Bank and for First Federal Bancshares of Arkansas, Inc.

The Transaction was planned pursuant to a need to raise capital to fund a portion of the pending acquisition by FFBH of First National Security Company (“FNSC”) based in Hot Springs, Arkansas, pursuant to a letter agreement with FNSC dated June 24, 2013 (the “Merger”). The Merger has yet to be announced.

Southard Financial is a financial valuation consulting firm specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard Financial has provided over 3,000 valuation opinions for clients in 43 states. Further, Southard Financial provides valuation services and fairness opinions for approximately 130 financial institutions annually. Southard Financial is independent of the parties to the Transaction. Further, Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in First Federal Bancshares of Arkansas, Inc. or First Federal Bank. Finally, Southard Financial and its principals have no bias or conflict that could cause a question as to their independence or objectivity. Compensation paid to Southard Financial for the opinion is in no way contingent upon the conclusion of the opinion.

Approach to Assignment

The key consideration in this fairness opinion is the fairness of the Transaction to the current shareholders of the Company who are not participating in the Transaction. The approach to this assignment was to consider the following factors:

■	A review of the financial performance and position of First Federal Bancshares of Arkansas, Inc. and the value of its common stock;
■	A review of the current and historical market prices of banks and bank holding companies throughout the United States;
■	A review of the investment characteristics of the common stock of First Federal Bancshares of Arkansas, Inc.;
■	An evaluation of the Transaction and its impact on the current shareholders of First Federal Bancshares of Arkansas, Inc.; and,
■	An evaluation of other factors as was considered necessary to render this opinion.

White Station Tower ▪ Suite 1925

5050 Poplar Avenue ▪ Memphis, Tennessee 38157

(901) 761-7500 ▪ FAX (901) 761-6045

www.southardfinancial.com

Board of Directors

First Federal Bancshares of Arkansas, Inc.

THE PROPOSED TRANSACTION

Under the terms of the Transaction, the Company intends to obtain a commitment from the Investors to purchase 2,531,645 common shares of FFBH at $7.90 per share, the closing price on June 28, 2013. Accordingly, each of five separate Investors (the top 5 Investors) will commit to purchase up to 506,329 shares of FFBH common stock at $7.90 per share on the date of closing of the Merger. Commitments may be assigned to Bear State or its members. The commitment to purchase the shares is firm until the closing of the Merger and is contingent upon the successful consummation of the Merger. As an inducement to make this commitment, the Investors are receiving warrants to purchase a total of 177,215 shares of FFBH common stock. The terms of the warrants are as follows:

●	Exercise Price: $7.90 per share
●	Term: Warrants expire five years from the date of issuance
●	Registration Rights: Warrant holders are entitled to registration rights with respect to the underlying common stock
●	Anti-dilution Provision: Warrants are subject to standard anti-dilution provisions with respect to dividends, splits, mergers, combinations, or exchanges of shares

It is important to note that the issuance of the common shares that are the subject of this opinion is necessary to consummate the proposed acquisition of FNSC in the Merger.

DUE DILIGENCE REVIEW PROCESS

Review of First Federal Bancshares of Arkansas, Inc.

Southard Financial reviewed the following information pertaining to First Federal Bancshares of Arkansas, Inc., First National Security Corporation, the Transaction, and market pricing and conditions:

1.	Form 10-K of First Federal Bancshares of Arkansas, Inc. for the periods ended December 31, 2008-12
2.	Form 10-Q of First Federal Bancshares of Arkansas, Inc. for the period ended March 31, 2013.
3.	FR Y-9 LP of First Federal Bancshares of Arkansas, Inc. for the periods ended December 31, 2012 and March 31, 2013.
4.	Internal financial statements of First Federal Bank and First Federal Bancshares of Arkansas, Inc. for the period ended May 31, 2013.
5.	Background information on First Federal Bancshares of Arkansas, Inc. obtained from SNL Financial (“SNL”) and Yahoo! Financial.
6.	Additional pertinent information deemed necessary to render this opinion.

Review of First National Security Company

1.	Bank holding company performance report of First National Security Company for the periods ended December 31, 2008-12 and March 31, 2013.
2.	FR Y-9C and FR Y-9LP of First National Security Company for the periods ended December 31, 2008-12 and March 31, 2013.
3.	Additional pertinent information deemed necessary to render this opinion.

Transaction Related Documents

1.	Proposed Terms and Conditions, July 1, 2013, Private Placement of Common Shares.
2.	Ownership of Common Shares, Pre-Transaction and Post-Transaction.
3.	Project Diamond – Summary of Merger Agreement.
4.	Project Diamond – Fiduciary Duty Memo.
5.	Pro-Forma Financial Statements (and related schedules) for acquisition of First National Security Corporation by First Federal Bancshares of Arkansas, Inc. for the 2013-16 period.

Market Data

1.	Market information on publicly traded banking companies obtained from SNL Financial (“SNL”).
2.	Market information on trading activity in the common stock of First Federal Bancshares of Arkansas, Inc. obtained from Yahoo! Financial.

Board of Directors

First Federal Bancshares of Arkansas, Inc.

Limitations of Analysis

Although discussions with management and supporting documentation give Southard Financial comfort that its due diligence efforts were appropriate, Southard Financial has not conducted a physical examination of all the Company’s properties or facilities and has not obtained or been provided with any formal evaluation of such properties and facilities. Southard Financial has reviewed the financial information and other internal data provided, as well as other publicly available information, and while unable to verify the accuracy and completeness of such data and information, Southard Financial has judged the reasonableness thereof and made certain judgments thereto. The opinion is necessarily based upon market, economic and other considerations as they exist on, and can be evaluated as of the date of this letter.

Further, Southard Financial is not expressing any opinion as to the actual value of First Federal Bancshares of Arkansas, Inc. common stock, or the price at which shares of First Federal Bancshares of Arkansas, Inc. common stock will trade subsequent to the Transaction.

MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed Transaction. The review process included considerations regarding First Federal Bancshares of Arkansas, Inc. (pre and post Merger with First National Security Company) and the proposed Transaction. The major considerations are as follows:

■	The terms of the Transaction, including the warrants.
■	The pro forma balance sheets prepared by management, both pre-Merger and post-Merger.
■	Recent minority stock transactions in First Federal Bancshares of Arkansas, Inc. common stock.
■	Current market prices for minority blocks of common stock of banks and bank holding companies throughout the United States.
■	Other such factors as deemed appropriate.

OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgment and is not susceptible to partial analyses. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of the Company and the Bank. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned greater significance than any other.

VALUATION OF THE WARRANTS

Based upon the terms of the warrants, Southard Financial performed various valuation analyses using the Black-Scholes Option Pricing Model, which was also used by the Company, and audited by the Company’s auditors to value FFBH stock options in the 2012 Form 10-K. The inputs for the model were as follows:

1.	Expected Term of the Warrants = 5 years
2.	Annual Common Stock Dividend Yield of FFBH = 0%
3.	Risk Free Interest Rate = 0.8%-1.20% (the Company used 1.25% at year-end 2012)
4.	Volatility of FFBH Common Stock = 40% to 60% (the Company used 50.38% at year-end 2012)

Board of Directors

First Federal Bancshares of Arkansas, Inc.

The total valuation of the warrants, which should be viewed as a combination of the commitment fee and discounts/commissions, is in the range of $500,000 to $720,000 (rounded). Based on a total capital raise of $20,000,000, the range of commitment fee/discounts and commissions represents 2.5% to 3.6% of the total funding. In our opinion, the range of fees/discounts is within or below the normal range for the private placement of common shares. It should be noted that the warrants will be issued regardless of whether or not the Transaction occurs, which is in turn dependent upon the closing of the Merger with FNSC.

FFBH COMMON STOCK AND VALUATION RATIOS FOR THE TRANSACTION

As noted above, the common stock of the Company trades on the NASDAQ market under the ticker symbol FFBH. According to management, ownership of FFBH common stock (fully diluted) before the Transaction and the Merger consisted of public shareholders (20.98%) and Bear State and its members (79.02%, including the top 5 Investors at 52.03%). After the Transaction and the Merger, management expects the ownership of outstanding shares (fully diluted) to be public shareholders (14.77%), Bear State and its members (64.57%, including the top 5 Investors at 45.58%), and new shareholders from the Merger (20.66%).

The following chart shows the average daily trading volume of FFBH common shares over various periods of time leading up to the date of this opinion, as well as weighted average closing prices over the same periods of time.

Time Period up to and Including Jun 28, 2013	Average Daily Share Volume	Wtd Avg Closing Price
One Day	79,000	$7.90
5 Days	24,500	$7.85
10 Days	20,870	$8.23
4 Weeks	12,130	$8.43
2nd Quarter	6,906	$9.02
Year-to-Date	8,390	$9.42
2012 and Year-to-Date	9,599	$8.62

FFBH common stock has traded in the range of $4-$10 per share over the last 18 months and trading volume has generally increased over the period. The stock closed at $7.90 per share on June 28, 2013 on trading volume of 79,000 shares. With the exception of three extraordinary trading days, volume averaged 7,651 shares over the last 18 months, and share volume on June 28, 2013 was the highest over the period.

In evaluating the fairness of the private offering and warrants at $7.90 per share, we also compiled market pricing ratios for publicly traded banks and bank holding companies as of May 31, 2013 (the most recent data available). Data is shown for banks with ratios similar to those of the Company: assets of under $2 billion (median of $791 million); ROAE of 0%-5% (median of 3.55%); and non-performing assets (NPAs) to total assets of 2%-5% (median of 3.12%). As of May 31, 2013, that group of publicly traded banks was trading at a median price/book value ratio of 88% (range of 54%-193%) and a median price/tangible book value ratio of 102% (range of 58%-193%).

As of May 31, 2013, reported book value and tangible book value of FFBH common stock were both about $3.59 per share (about $3.36 diluted). Based upon management’s pro forma balance sheet as of December 31, 2013, excluding the Transaction and the Merger and assuming $20 million of newly issued common stock, the book value (and tangible book value) of FFBH common stock is expected to be about $3.49 per share (fully diluted). At that value, the exercise price of the warrants in the Transaction would represent about 225% of book value. Assuming the effectuation of the Transaction and the Merger, both book value and tangible book value increase in management’s pro forma projections and the current price would represent about 170% of diluted book value and about 200% of diluted tangible book value. As indicated above, these ratios are well above current market pricing levels for comparable publicly traded banks.

Board of Directors

First Federal Bancshares of Arkansas, Inc.

IMPACT OF TRANSACTION

The Transaction’s impact on the Company (exclusive of the Merger) is expected to be as follows:

Equity Capital: The Transaction is expected to improve the Bank’s and Company’s capital ratios and should enhance the likelihood of regulatory approval for the Merger.

Projected Performance: The Transaction should allow the Bank and the Company to consummate the FNSC transaction. Management’s projections indicate that the Merger will enhance the earnings of the Company going forward.

Expected Impact on Per Share Value: The impact of the Transaction on the value of the Company’s common shares cannot be separated from the proposed simultaneous Merger with FNSC. Southard Financial was not retained to opine in any way on the Merger.

OTHER CONSIDERATIONS

The Transaction (with the firm commitment to purchase common shares) should be viewed as a “put option” in that the Investors are obligated to purchase shares at a fixed price of $7.90 per share. This put option has substantial value to Company in that it sets a maximum dilution level for existing shareholders for the funding of the FNSC Merger if the share price declines from its current level. Based upon our analysis, the value of the put option to the Company should be viewed as an offset to the value of the warrants issued to the Investors in the Transaction.

The Company considered other funding alternatives, including the issuance of a high coupon non-cumulative preferred stock (with similar warrants) and the use of debt financing. Management believes that the proposed Transaction is a better alternative due to the high coupon rates associated with these alternatives. Based upon the valuation ratios for the common stock issuance, Southard Financial concurs with management’s opinion.

Finally, it should be noted that the ultimate terms of the Transaction came about as a result of negotiations between the Company and the Investors. This fact gives additional comfort to the fairness analysis.

SUMMARY OF ANALYSES

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of First Federal Bancshares of Arkansas, Inc. Throughout the due diligence process, Southard Financial relied upon all information provided by First Federal Bancshares of Arkansas, Inc. and third party sources without independent verification.

Board of Directors

First Federal Bancshares of Arkansas, Inc.

FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the terms of the Transaction are fair, from a financial viewpoint, to the shareholders of First Federal Bancshares of Arkansas, Inc. who are not participating in the Transaction.

This opinion is solely for the use and benefit of the Board of Directors and any summary of or reference to the opinion or any other reference to Southard Financial by First Federal Bancshares of Arkansas, Inc. in connection with the Transaction will be subject to Southard Financial’s prior review and written approval, which shall not be unreasonably withheld. The opinion will not be included in summarized form, or referred to in any manner in materials distributed to the public or potential investors of First Federal Bancshares of Arkansas, Inc. without Southard Financial’s prior written consent, which shall not be unreasonably withheld.

In accordance with recognized professional ethics, Southard Financial’s professional fees for this service are not contingent upon the opinion expressed herein. Thank you for this opportunity to be of service to First Federal Bancshares of Arkansas, Inc.

Sincerely, SOUTHARD FINANCIAL, LLC

Appendix C

4-27-1301.  Definitions.

  In this subchapter:

   (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

   (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under § 4-27-1302 and who exercises that right when and in the manner required by §§ 4-27-1320 -- 4-27-1328.

   (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

   (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

   (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

   (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

   (7) "Shareholder" means the record shareholder or the beneficial shareholder.

4-27-1302.  Right of dissent.

  (a) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

   (1) Consummation of a plan of conversion to which the corporation is a party;

   (2) Consummation of a plan of merger to which the corporation is a party if:

      (A) Shareholder approval is required for the merger by § 4-27-1107 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

      (B) The corporation is a subsidiary that is merged with its parent under § 4-27-1108;

   (3) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

   (4) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale under court order or a sale for cash under a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

   (5) An amendment to the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (i) Alters or abolishes a preferential right of the shares;

      (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

      (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

      (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

      (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under § 4-27-604; or

   (6) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this subchapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

4-27-1303.  Dissent by nominees and beneficial owners.

  (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

   (1) he submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

   (2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

4-27-1320.  Notice of dissenters' rights.

  (a) If proposed corporate action creating dissenters' rights under § 4-27-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters' rights under § 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in § 4-27-1322.

4-27-1321.  Notice of intent to demand payment.

  (a) If proposed corporate action creating dissenters' rights under § 4-27-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under this subchapter.

4-27-1322.  Dissenters' notice.

  (a) If proposed corporate action creating dissenters' rights under § 4-27-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of § 4-27-1321.

(b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

   (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

   (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

   (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

   (4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date subsection (a) the notice is delivered; and

   (5) be accompanied by a copy of this subchapter.

4-27-1323.  Duty to demand payment.

  (a) A shareholder sent a dissenters' notice described in § 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to § 4-27-1322(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subchapter.

4-27-1324.  Share restrictions.

  (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under § 4-27-1326.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

4-27-1325.  Payment.

  (a) Except as provided in § 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with § 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

   (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

   (2) a statement of the corporation's estimate of the fair value of the shares;

   (3) an explanation of how the interest was calculated;

   (4) a statement of the dissenter's right to demand payment under § 4-27-1328; and

   (5) a copy of this subchapter.

4-27-1326.  Failure to take action.

  (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under § 4-27-1322 and repeat the payment demand procedure.

4-27-1327.  After-acquired shares.

  (a) A corporation may elect to withhold payment required by § 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under § 4-27-1328.

4-27-1328.  Procedure if shareholder dissatisfied with payment or offer.

  (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under § 4-27-1325), or reject the corporation's offer under § 4-27-1327 and demand payment of the fair value of his shares and interest due, if:

   (1) the dissenter believes that the amount paid under § 4-27-1325 or offered under § 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

   (2) the corporation fails to make payment under § 4-27-1325 within sixty (60) days after the date set for demanding payment; or

   (3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty (30) days after the corporation made or offered payment for his shares.

4-27-1330.  Court action.

  (a) If a demand for payment under § 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office is located or the Pulaski County Circuit Court if the corporation does not have a principal office in this state. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under § 4-27-1327.

4-27-1331.  Court costs and counsel fees.

  (a) The court in an appraisal proceeding commenced under § 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 4-27-1328.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

   (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of §§ 4-27-1320 -- 4-27-1328; or

   (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.      Indemnification of Directors and Officers.

Section 4-27-850 of the ABCA permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that the directors, officers, employee or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 4-27-850 of the ABCA provides that, to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him.

Section 4-27-850 of the ABCA provides that expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 4-27-850 of the ABCA also affords a corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in these capacities.

Pursuant to Section 4-27-202 of the ABCA, First Federal’s articles of incorporation provide that First Federal’s directors will not be personally liable to First Federal or its shareholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to First Federal or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 4-27-833 of the ABCA, which makes directors liable for unlawful dividends or unlawful distributions, (d) for transactions from which directors derive improper personal benefit or (e) for any action, omission, transaction, or breach of a director’s duty creating any third-party liability to any person or entity other than the corporation or shareholder.

Article VII of First Federal’s bylaws provides as follows:

SECTION 1. (a)          The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b)          The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the district court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the district court or such other court shall deem proper.

(c)          To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) or (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d)          Any indemnification under subsections (a) or (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by a vote of the majority of the shares held by shareholders entitled to vote on such matter.

(e)          Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article.

(f)          The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)          The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article.

(h)          The powers and duties of the corporation to indemnify any person under this Article shall apply with equal force whether an action, suit or proceeding is threatened or commenced in the State of Arkansas or outside the State.

In addition, First Federal maintains a directors’ and officers’ liability insurance policy.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibit. The exhibits to this Registration Statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

(b) Financial Statement Schedules: Not Applicable.

(c) Reports, Opinions or Appraisals: The opinion of Southard Financial, LLC is included as Appendix B to the joint proxy statement/prospectus contained in this Registration Statement.

Item 22. Undertakings.

The undersigned Registrant hereby undertakes:

(A)(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)          To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(C)          To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(D)          That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(E)          That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Remainder of this Page Intentionally Left Blank]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Harrison, State of Arkansas, on October 11, 2013.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

By:	/s/ Christopher M. Wewers
Christopher M. Wewers
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Christopher M. Wewers	President, Chief Executive Officer and Director	October 11, 2013.
Christopher M. Wewers	(principal executive officer)

/s/ Sherri R. Billings	Executive Vice President and Chief Financial	October 11, 2013.
Sherri R. Billings	Officer and Accounting Officer (principal financial officer and principal accounting officer)

*	Chairman of the Board of Directors	October 11, 2013.
Richard N. Massey

*	Executive Vice Chairman	October 11, 2013.
W. Dabbs Cavin

*	Director	October 11, 2013.
K. Aaron Clark

*	Director	October 11, 2013.
Frank Conner

*	Director	October 11, 2013.
Scott T. Ford

*	Director	October 11, 2013.
G. Brock Gearhart

*	Director	October 11, 2013.
John P. Hammerschmidt

*	Director	October 11, 2013.
O. Fitzgerald Hill

* By:	/s/ Christopher M. Wewers
Christopher M. Wewers
Attorney-in-Fact for person indicated

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger by and between First Federal Bancshares of Arkansas, Inc. and First National Security Company, dated July 1, 2013 (incorporated herein by reference to Exhibit 2.1 to First Federal’s Current Report on Form 8-K filed with the SEC on July 3, 2013).

2.2	List of Schedules to the Agreement and Plan of Merger (incorporated herein by reference to Exhibit 2.2 to First Federal’s Current Report on Form 8-K filed with the SEC on July 3, 2013).

2.3	Voting Agreement by and between Bear State Financial Holdings, LLC and First National Security Company, dated July 1, 2013. *

2.4	Voting Agreement by and between John H. Hendrix and First Federal Bancshares of Arkansas, Inc., dated July 1, 2013. *

2.5	Plan of Conversion (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on July 21, 2011).

3.1

Articles of Incorporation of First Federal Bancshares of Arkansas, Inc. (incorporated herein by reference to Exhibit 3.1 to First Federal’s Current Report on Form 8-K filed with the SEC on July 21, 2011).

3.2	Bylaws of First Federal Bancshares of Arkansas, Inc. (incorporated herein by reference to Exhibit 3.2 to First Federal’s Current Report on Form 8-K filed with the SEC on July 21, 2011).

5.1	Opinion of Kutak Rock LLP. *

8.1	Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. on Certain Tax Matters. *

10.1

Investment Agreement dated as of January 27, 2011, by and among First Federal Bancshares of Arkansas, Inc., First Federal Bank and Bear State Financial Holdings, LLC (incorporated by reference to Exhibit 10.1 to First Federal’s Current Report on Form 8-K filed with the SEC on January 28, 2011).

10.2

First Amendment to Investment Agreement, dated April 20, 2011, among First Federal Bancshares of Arkansas, Inc., First Federal Bank, and Bear State Financial Holdings, LLC (incorporated by reference to Exhibit 10.1 to First Federal’s Current Report Form 8-K filed with the SEC on April 21, 2011).

10.3

First Federal Bancshares of Arkansas, Inc. 2011 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.1 to First Federal’s Current Report on Form 8-K filed with the SEC on April 29, 2011).

10.4

Form of Notice of Performance-Based Restricted Stock Grant, including Form of Performance-Based Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.2 to First Federal’s Current Report on Form 8-K filed with the SEC on April 29, 2011).

10.5

Form of Notice of Restricted Stock Grant, including Form of Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.3 to First Federal’s Current Report on Form 8-K filed with the SEC on April 29, 2011).

10.6

Form of Notice of Stock Option Grant, including Form of Stock Option Agreement (incorporated herein by reference to Exhibit 10.4 to First Federal’s Current Report on Form 8-K filed with the SEC on April 29, 2011).

10.7	Warrant dated May 3, 2011 (incorporated herein by reference to Exhibit 10.1 to First Federal’s Current Report on Form 8-K filed with the SEC on May 3, 2011).

10.8	Form of Commitment Letter (incorporated herein by reference to Exhibit 10.1 to First Federal’s Current Report on Form 8-K filed with the SEC on July 3, 2013).

10.9	Form of Warrant issued to each of the Investors. *

10.10	Form of Registration Rights Agreement by and between the First Federal Bancshares of Arkansas, Inc. and each of the Investors. *

10.11	Subscription Agreement by and between First Federal Bancshares of Arkansas, Inc., Bear State Financial Holdings, LLC, dated August 23, 2013. *

10.12	Form of Registration Rights Agreement by and among First Federal Bancshares of Arkansas, Inc., Bear State Financial Holdings, LLC and each of the Investors. *

21	Subsidiaries of First Federal Bancshares of Arkansas, Inc. *

23.1	Consent of Kutak Rock LLP (included in Exhibit 5.1). *

23.2	Consent of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (included in Exhibit 8.1). *

23.3	Consent of BKD LLP.

23.4	Consent of Kemp & Company, a Professional Association.

24.1	Power of Attorney (included on signature page of the Registration Statement). *

99.1	Form of Proxy of First Federal Bancshares of Arkansas, Inc. *

99.2	Form of Proxy of First National Security Company. *

99.3	Consent of Southard Financial, LLC *

99.4	Consent of John H. Hendrix *

99.5	Consent of Daniel C. Horton *

99.6	Consent of Ian R. Vaughan *

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Extension Calculation Linkbase

101.LAB	XBRL Taxonomy Extension Label Linkbase

101.PRE	XBRL Taxonomy Extension Presentation Linkbase

101.DEF	XBRL Taxonomy Extension Definition Linkbase

  * Previously filed